As filed with the Securities and Exchange Commission on November 27, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Discover Financial Services

(Exact name of registrant as specified in its charter)

Delaware	6141	36-2517428
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2500 Lake Cook Road

Riverwoods, Illinois 60015

Telephone: (224) 405-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kathryn McNamara Corley

Senior Vice President, General Counsel and Secretary

2500 Lake Cook Road

Riverwoods, Illinois 60015

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For service)

Copies to:

Joseph W. Armbrust

Michael T. Kohler

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6.450% Senior Notes due 2017	$400,000,000	100%	$400,000,000	$12,280.00
Floating Rate Senior Notes due 2010	$400,000,000	100%	$400,000,000	$12,280.00
Total	$800,000,000	100%	$800,000,000	$24,560.00

(1)	Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2007

PROSPECTUS

Offer to Exchange

$400,000,000 6.450% Senior Notes due 2017

and

$400,000,000 Floating Rate Senior Notes due 2010

For

$400,000,000 6.450% Senior Notes due 2017

and

$400,000,000 Floating Rate Senior Notes due 2010

Which Have Been Registered Under the Securities Act of 1933

Material Terms to the Exchange Offer and Exchange Notes

•	We are offering to exchange the notes we sold previously in private offerings (referred to as the old notes) for new registered exchange notes (referred to as the exchange notes).

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at , New York City time, on , , unless we extend the offer.

•

The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except for the transfer restrictions, and registration rights and the obligation to pay additional interest under specified circumstances.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•

The exchange notes, like the old notes, will be unsecured and will rank equally in right of payment with all of our other existing unsecured senior indebtedness. The exchange notes will effectively rank junior to all indebtedness and other liabilities of our subsidiaries.

•

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for old notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•

If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 8 of this prospectus before participating in this exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      ,         .

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

In this prospectus, the terms “Discover,” “we,” “us” and “our” refer to Discover Financial Services, a Delaware corporation, and its subsidiaries, taken as a whole and, for the period prior to June 30, 2007, to our predecessor, the Discover segment of Morgan Stanley. The term “Morgan Stanley” refers to Morgan Stanley, a Delaware corporation, and its subsidiaries, excluding Discover, unless the context indicates otherwise. References to years refer to fiscal years ending November 30 of each year, unless the context indicates otherwise.

We completed our spin-off from Morgan Stanley, our former parent company, on June 30, 2007.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information. You should be aware of certain risks relating to our business and ownership of the exchange notes, which are described under the heading “Risk Factors.”

i

Trademarks, Service Marks and Trade Names

We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, but not limited to: Discover, PULSE, Cashback Bonus, ShopDiscover, Discover Motiva Card, Miles by Discover Card, Discover Open Road Card, Discover Network and Goldfish. All other trademarks, trade names and service marks included in this prospectus are the property of their respective owners.

Industry Data

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein is believed to have been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions on which such data are based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXCEPTION OR EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ii

SUMMARY

The following summary contains certain information from this prospectus relating to us and the securities offered in the exchange offer. It does not contain all the details concerning us or the exchange notes, including information that may be important to you. To understand our business and financial position and this exchange offer, you should carefully review this entire prospectus.

Our Company

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since our inception in 1986, we have grown to become one of the largest card issuers in the United States, with more than 50 million cardmembers (41.6 million accounts and 18.4 million active accounts) and $47.4 billion in managed receivables as of August 31, 2007. We are also a leader in payments processing, as we are one of only two credit card issuers with its own U.S. payments network and the only issuer whose wholly-owned network operations include both credit and debit functionality. In 2006, we processed more than 3 billion transactions through our signature card network (the “Discover Network”) and PULSE EFT Association (the “PULSE Network” or “PULSE”), one of the nation’s leading ATM/debit networks.

We issue credit cards in the United States under the Discover Card brand to various segments within the consumer and small business sectors. Most of our cards offer a Cashback Bonus rewards program. In addition, we offer a range of banking products to our customers, including personal and home equity loans, certificates of deposit and money market accounts.

Discover Network cards are currently accepted at more than 4 million merchant and cash access locations primarily in the United States, Mexico, Canada and the Caribbean. In October 2004, the U.S. Department of Justice (“DOJ”) prevailed in its antitrust lawsuit (the “DOJ litigation”) against Visa U.S.A., Inc. (together with its predecessors, “Visa”) and MasterCard Worldwide (together with its predecessors, “MasterCard”) which challenged their exclusionary rules—rules that effectively precluded us from offering network services to financial institutions. Since then, we have accelerated our network growth by entering the debit market with the acquisition of the PULSE Network, and by signing card issuing agreements with a number of financial institutions. We also have significantly expanded our relationships with companies that provide merchants with credit card processing services, which we believe will further increase the number of merchants accepting Discover Network cards.

In addition, we issue credit cards on the MasterCard and Visa networks in the United Kingdom, the world’s second-largest credit card market. Our portfolio includes Goldfish, one of the United Kingdom’s leading rewards credit cards, as well as several Morgan Stanley-branded credit cards and a number of affinity credit cards. As of August 31, 2007, we had more than 2 million cardmembers in the United Kingdom and $4.4 billion of managed receivables in this market.

Our revenues (net interest income plus other income) have increased over the last three years, from $4.5 billion in 2004 to $5.1 billion in 2006, and net income has increased from $776 million to $1.1 billion over the same period. Our revenues and net income for the nine months ended August 31, 2007 were $3.7 billion and $645 million, respectively, and $3.9 billion and $890 million, respectively, for the nine months ended August 31, 2006.

We were incorporated in Delaware in 1960. Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. Our main telephone number is (224) 405-0900.

We completed our spin-off from Morgan Stanley, our former parent company, on June 30, 2007.

The Exchange Offer

In connection with the issuance of $400,000,000 aggregate principal amount of our 6.450% Senior Notes due 2017 and $400,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2010 (collectively, the “old notes”), we entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete this exchange offer within 360 days after the date of original issuance of the old notes. You are entitled to exchange in this exchange offer each applicable series of old notes for a like principal amount of our 6.450% Senior Notes due 2017 or Floating Rate Senior Notes due 2010, as applicable (collectively, the “exchange notes”), which are substantially identical to the old notes except that:

•	the exchange notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes as described under “The Exchange Offer—Purpose and Effect of This Exchange Offer” does not apply to the exchange notes.

The Exchange Offer

We are offering to exchange up to the entire aggregate principal amount of each series of the exchange notes in exchange for a like aggregate principal amount of the corresponding series of the old notes. We are commencing two separate exchange offers, one with respect to each series of old notes. We refer to these exchange offers, collectively, as the “exchange offer” in this prospectus. Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. For a description of the procedures for tendering the old notes, see “The Exchange Offer—Procedures for Tendering Old Notes.”

Resales

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of old notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the old notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its old notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Expiration Date; Withdrawal of Tenders

This exchange offer will expire at             , New York City time,                     ,         , or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to This Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of it, according to the instructions contained in this prospectus and the letter of transmittal. You must mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you may use DTC’s Automated Tender Offer Program to tender, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not an affiliate of ours or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	at the time of the exchange offer, you have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the old notes or the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or to comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of this exchange offer, and upon our acceptance for exchange of all old notes validly tendered pursuant to this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement applicable to the old notes. Accordingly, we will not be obligated to pay damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture related to the applicable series of old notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture related to that series of notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act. See “The Exchange Offer—Consequence of Failure to Exchange.”

Summary of Certain United States Federal Income Tax Considerations

The exchange of old notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging your old notes for exchange notes, (2) the holding period of the exchange notes will include the holding period of the old notes exchanged therefor, and (3) the adjusted issue price and the adjusted tax basis of the exchange notes will be the same as the adjusted issue price and adjusted tax basis of the old notes exchanged therefor immediately before the exchange. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for this exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The Exchange Notes

The following summary of the terms of the exchange notes is not intended to be complete. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Discover Financial Services

Notes Offered

$400,000,000 aggregate principal amount of Floating Rate Senior Notes due 2010 (the “Floating Rate Notes”). The Floating Rate Notes will mature on June 11, 2010 (the “Floating Rate Note Stated Maturity”).

$400,000,000 aggregate principal amount of 6.450% Senior Notes due 2017 (the “Fixed Rate Notes”). The Fixed Rate Notes will mature on June 12, 2017 (the “Fixed Rate Note Stated Maturity”).

Interest	The Floating Rate Notes will bear interest at LIBOR plus 0.53% per annum.

The Fixed Rate Notes will bear interest at 6.450% per annum.

Interest Payment Dates	Interest on the Floating Rate Notes will be payable in arrears on June 12, September 12, December 12 and March 12 of each year.

Interest on the Fixed Rate Notes will be payable in arrears on June 12 and December 12 of each year.

Ranking

The Floating Rate Notes and the Fixed Rate Notes (together, the “exchange notes”) will be unsecured and will rank equally with other unsecured senior indebtedness that we have or that we may incur. The exchange notes will be effectively junior to our secured indebtedness and all of our subsidiaries’ existing and future obligations. See “Description of the Exchange Notes—Ranking.”

As of August 31, 2007, at the parent holding company level, Discover Financial Services had $799 million of long-term indebtedness and no secured indebtedness. As of August 31, 2007, excluding intercompany amounts, our subsidiaries had $29.6 billion of total indebtedness and other liabilities, including deposits.

Optional Redemption

We may redeem the Fixed Rate Notes, in whole or in part, at our option at any time at a make-whole redemption price, plus accrued and unpaid interest. The make-whole redemption price is described in “Description of the Exchange Notes—Optional Redemption By Us.”

Tax Redemption

We may redeem the Floating Rate Notes and/or the Fixed Rate Notes as a whole, but not in part, at our option at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if any, upon the occurrence of specified events relating to applicable tax law. See “Description of the Exchange Notes—Tax Redemption.”

Additional Amounts

We will, subject to certain exceptions and limitations, pay to a holder of any exchange note, as additional interest, such additional amounts as may be necessary in order that every net payment by us or a paying agent of the principal of and interest on the exchange note and any other amounts payable on the exchange note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the United States or any political subdivision or taxing authority thereof or therein will not be less than the amount provided for in the exchange note to be then due and payable under the note. See “Description of the Exchange Notes—Payment of Additional Amounts.”

Covenants

Subject to a number of important limitations and exceptions, the indenture governing the exchange notes will contain covenants that will limit our ability to, among other things (i) create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance on certain voting securities of certain subsidiaries or (ii) merge or consolidate with any other person or sell, lease or convey all or substantially all of our assets to any other person. Other than as described below under “Change of Control Offer,” there are no covenants or other provisions in the indenture that would afford holders of exchange notes additional protection in the event of a recapitalization transaction, a change of control of our company or a highly leveraged transaction. See “Description of the Exchange Notes—Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions.”

Change of Control Offer

If a Change of Control Triggering Event (as defined in “Description of the Exchange Notes—Repurchase at the Option of Holders”) occurs, holders of the exchange notes may require us to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the repurchase date, as described under the heading “Description of the Exchange Notes—Repurchase at the Option of Holders.”

Events of Default	The exchange notes and the indenture will contain certain events of default, consisting of, among others, the following:

•	failure to pay the principal when due or failure to pay interest in respect of the exchange notes within 30 days of the due date for an interest payment;

•	failure to comply with our covenants, with such failure continuing for 60 days after written notice has been delivered to us;

•

default under any mortgage, indenture or other instrument securing or evidencing any of our indebtedness or that of our principal subsidiaries in an aggregate principal amount of $50 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after written notice to us of such default by (i) the trustee or (ii) the holders of at least 25% in principal amount of the outstanding exchange notes of such series; and

•	events of bankruptcy, insolvency or reorganization.

See “Description of the Exchange Notes—Events of Default”.

Further Issuances

We may from time to time without notice to or consent of the holders of the exchange notes issue an unlimited amount of additional notes of the same series as the exchange notes. Holders of the notes should be aware that additional notes that are treated as the same series as the exchange notes may be treated as separate issues for U.S. federal income tax purposes. See “Description of the Exchange Notes—The Notes.”

Listing	We do not intend to list the exchange notes on any exchange or to include the exchange notes in any automated quotation system.

Governing Law	The indenture and the exchange notes will be governed by the laws of the State of New York.

Trustee, Transfer Agent and Registrar	U.S. Bank National Association.

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” for a discussion of the factors that you should consider.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this prospectus before participating in the exchange offer. Some of these risks relate principally to our business and the industry in which we operate, while others relate principally to our spin-off from Morgan Stanley, and other risks relate principally to the exchange offer and the exchange notes.

Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks, and, as a result, our ability to comply with our obligations with respect to the exchange notes could be materially and adversely affected.

Risks Related to Our Business

We face competition from other credit card issuers, and we may not be able to compete effectively, which could result in fewer customers and lower account balances and could materially adversely affect our financial condition, cash flows and results of operations.

The credit card issuing business is highly competitive, and we compete with other credit card issuers on the basis of a number of factors, including: merchant acceptance, products and services, incentives and reward programs, brand, network, reputation and pricing. This competition, among other things, affects our ability to obtain applicants for our credit cards, encourage cardmembers to use our credit cards, maximize the revenue generated by card usage and generate cardmember loyalty and satisfaction so as to minimize the number of cardmembers switching to other credit card brands. Competition is also increasingly based on the value provided to the cardholder by rewards programs. Many credit card issuers have instituted rewards programs that are similar to ours, and issuers may in the future institute rewards programs that are more attractive to cardmembers than our programs. In addition, because most domestically issued credit cards, other than those issued by American Express, are issued on the Visa and MasterCard networks, most other card issuers benefit from the dominant position and marketing and pricing power of Visa and MasterCard. If we are unable to compete successfully, or if competing successfully requires us to take aggressive actions in response to competitors’ actions, our financial condition, cash flows and results of operations could be materially adversely affected.

We incur considerable expenses in competing with other credit card issuers, and many of our competitors have greater scale, which may place us at a competitive disadvantage.

We incur considerable expenses in competing with other credit card issuers to attract and retain cardmembers and increase card usage. A substantial portion of these expenses relates to marketing expenditures; however, traditional customer acquisition methods have become increasingly challenging. Telemarketing has been hampered by the Federal Trade Commission’s National Do Not Call Registry, which had increased to over 145 million phone numbers as of October 2007. Direct mail response rates have fallen, with market researcher Synovate reporting that, in the industry, only three out of every 1,000 offers generated responses in 2005 compared to approximately 28 out of every 1,000 in 1992.

Because of the highly competitive nature of the credit card issuing business and increasing marketing challenges, a primary method of competition among credit card issuers, including us, is to offer low introductory interest rates and balance transfer programs that offer a favorable annual percentage rate or other financial incentives for a specified length of time on account balances transferred from another credit card. This type of competition has adversely affected credit card yields, and many cardholders now frequently switch credit cards or transfer their balances to another card. There can be no assurance that any of the expenses we incur or incentives we offer to attempt to acquire and maintain accounts and increase card usage will be effective.

Furthermore, many of our competitors are larger than we are, have greater financial resources than we do and/or have lower capital costs and operating costs than we have and expect to have, and have assets such as branch locations and co-brand relationships that may help them compete more effectively. In addition, there is an increasing trend toward consolidation among credit card issuers, resulting in even greater pooled resources. We may be at a competitive disadvantage as a result of the greater scale of many of our competitors.

We face competition from other operators of payment networks, and we may not be able to compete effectively, which could result in reduced transaction volume, limited merchant acceptance of our cards, limited issuance of cards on our network by third parties and materially reduced earnings.

We face substantial and increasingly intense competition in the payments industry. We compete with other payment networks to attract third-party issuers to issue credit and debit cards and other card products on the Discover and PULSE Networks. Competition with other operators of payment networks is generally based on issuer interchange fees, other economic terms, merchant acceptance and network functionality. Competition is also based on service quality, brand image, reputation and market share.

Many of our competitors are well established, larger than we are and/or have greater financial resources than we do. These competitors have provided financial incentives to card issuers, such as large cash signing bonuses for new programs, funding for and sponsorship of marketing programs and other bonuses. Visa and MasterCard have each been in existence for more than 40 years and enjoy greater merchant acceptance and broader global brand recognition than we do. In addition, Visa and MasterCard have entered into long-term arrangements with many financial institutions that may have the effect of preventing them from issuing credit cards on the Discover Network or issuing debit cards on the PULSE Network. MasterCard recently completed an initial public offering, which provided it with significant capital and may enhance its strategic flexibility. Visa also intends to undertake an initial public offering. American Express is also a strong competitor, with international acceptance, high transaction fees and an upscale brand image.

Furthermore, as a result of their dominant market position and considerable marketing and pricing power, in recent years Visa and MasterCard have been able to aggressively increase transaction fees charged to merchants in an effort to retain and grow their issuer volume. If we are unable to remain competitive on issuer interchange and other incentives, we may be unable to offer adequate pricing to third-party issuers while maintaining sufficient net revenues. At the same time, increasing the transaction fees charged to merchants in order to increase the interchange fees payable to credit card issuers could adversely affect our effort to increase merchant acceptance of credit cards issued on the Discover Network and may cause merchant acceptance to decrease. See “—Our transaction volume is concentrated among large merchants, and a reduction in the number of, or rates paid by, merchants that participate in the Discover Network could materially adversely affect our business, financial condition, results of operations and cash flows.” This, in turn, could adversely affect our ability to attract third-party issuers and our ability to maintain or grow revenues from our proprietary network. Similarly, the PULSE Network operates in the highly competitive PIN debit business with well established and financially strong network competitors (particularly Visa) that have the ability to offer more attractive economics and bundled products to financial institutions.

In addition, if we are unable to maintain sufficient network functionality to be competitive with other networks, our ability to attract third-party issuers and maintain or increase the revenues generated by our proprietary card issuing business may be materially adversely affected. An inability to compete effectively with other payment networks for the reasons discussed above or any other reason could result in reduced transaction volume, limited merchant acceptance of our cards, limited issuance of cards on our network by third parties and materially reduced earnings.

Our business depends on our ability to manage our credit risks, and failing to manage these risks successfully may result in high charge-off rates or impede our growth.

We market our products to a wide range of consumers, and our success depends on our ability to continue to manage our credit risk while attracting new cardmembers with profitable usage patterns. We select our cardmembers, manage their accounts and establish terms and credit limits using proprietary scoring models and other analytical techniques designed to set terms and credit limits such that we are appropriately compensated for the credit risk we accept, while encouraging cardmembers to use their available credit. The models and approaches we use to select, manage and underwrite our cardmembers may not accurately predict future charge-offs due to, among other things, inaccurate assumptions or models. While we continually seek to improve our assumptions and models, we may make modifications that unintentionally cause them to be less predictive. We may also incorrectly interpret the data produced by these models in setting our credit policies. Our ability to manage credit risk may also be adversely affected by economic conditions, legal or regulatory changes (such as bankruptcy laws, minimum payment regulations and re-age guidance), competitors’ actions and consumer behavior, as well as inadequate collections staffing, techniques, models and vendor performance.

A cardmember’s ability to repay us can be negatively impacted by changes in their payment obligations under nontraditional or non-conforming mortgage loans, including subprime mortgage loans. Such changes can result from changes in economic conditions including increases in base lending rates upon which payment obligations are based, which in turn could adversely impact the ability of our cardmembers to meet their payment obligations to other lenders and to us and could result in higher credit losses in our portfolio.

Rising delinquencies and rising rates of bankruptcy are often precursors of future charge-offs. For instance, bankruptcy rates in the United Kingdom have increased significantly in recent years as a result of the relaxation of the bankruptcy laws, which has contributed to increases in charge-off rates in our U.K. operations. There can be no assurance that our lending standards will protect us against high charge-off levels. In addition, because an important source of our funding is the securitization market, an increase in delinquencies and/or charge-offs could increase our cost of funds or unintentionally cause an early amortization event. See “—We may be unable to securitize our receivables at acceptable rates or at all, which could materially adversely affect our liquidity, cost of funds, reserves and capital requirements.”

We plan to expand in several card and consumer lending sectors. Areas of particular focus include: a small business card, which we launched in 2006; relaunching the Miles by Discover Card product, which occurred in 2007; launching personal loan and student lending products, which occurred in 2007; and prepaid cards. We also continuously refine and test our credit criteria, which results in some instances in approving applications that did not previously meet our underwriting criteria. We have less experience in these areas as compared to our traditional products and segments, and there can be no assurance that we will be able to manage our credit risk or generate sufficient revenue to cover our expenses in these markets. Our failure to manage our credit risks may materially adversely affect our profitability and ability to grow.

Economic downturns, financial market events and other conditions beyond our control could materially adversely affect our business.

Economic downturns, financial market events and other conditions beyond our control may adversely affect consumer spending, asset values, investments, financial market liquidity, consumer indebtedness and unemployment rates, which in turn can negatively impact our business. If general economic conditions in the United States or United Kingdom deteriorate or interest rates increase, the number of transactions, average purchase amount of transactions, or average balances outstanding on our cards may be reduced, which would reduce transaction fees and interest income and thereby adversely affect profitability. In addition, high levels of unemployment, low levels of spending, recessions or other conditions, including terrorism, natural disasters or the outbreak of diseases such as avian flu, may adversely affect the ability of cardmembers to pay amounts owed to us, which would increase delinquencies and charge-offs and could materially adversely affect our business.

Changes in the level of interest rates could materially adversely affect our earnings.

Changes in interest rates cause our interest expense to increase or decrease, as certain of our debt instruments carry interest rates that fluctuate with market benchmarks. If we are unable to pass our higher cost of funds to our customers, the increase in interest expense could materially adversely affect earnings. Some of our managed receivables bear interest at a fixed rate or do not earn interest, and we may not be able to increase the rate on those loans to mitigate our higher cost of funds. At the same time, our variable rate managed receivables, which are based on a market benchmark, may not change at the same rate as our floating rate debt instruments or may be subject to a cap.

Interest rates may also adversely impact our delinquency and charge-off rates. Many consumer lending products bear interest rates that fluctuate with certain base lending rates published in the market, such as the prime rate and LIBOR (London Interbank Offered Rate). As a result, higher interest rates often lead to higher payment requirements by consumers under obligations to us or other lenders, which may reduce their ability to remain current on their obligations to us and thereby lead to loan delinquencies and additions to our loan loss provision, which could materially adversely affect our earnings.

In connection with our recent spin-off from Morgan Stanley, we have incurred additional indebtedness that could restrict our operations.

In recent years, Morgan Stanley provided a significant portion of our funding. Since our recent spin-off from Morgan Stanley, we finance our capital needs with third party funding. We have entered into a multi-year unsecured committed credit facility of $2.5 billion, which contains customary restrictions, covenants and events of default. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” The terms of this facility and any future indebtedness impose various restrictions and covenants on us (such as tangible net worth requirements) that could have adverse consequences, including,

•	limiting our ability to pay dividends to our stockholders;

•	increasing our vulnerability to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to borrow additional funds; and

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes.

Our total combined indebtedness as of August 31, 2007 was approximately $28.5 billion, as compared to $21.5 billion at August 31, 2006. The increase in indebtedness primarily represents incremental deposits obtained to establish a $8.1 billion liquidity reserve. We may also incur additional substantial indebtedness in the future.

We may be unable to securitize our receivables at acceptable rates or at all, which could materially adversely affect our liquidity, cost of funds, reserves and capital requirements.

The securitization of credit card receivables, which involves the transfer of receivables to a trust and the issuance by the trust of beneficial interests to third-party investors, is our largest single source of funding. Factors affecting our ability to securitize our credit card receivables at acceptable pricing levels, or at all, include the overall credit quality of our receivables, negative credit ratings action affecting our asset-backed securities (or Discover Bank), the stability of the market for securitization transactions, investor demand, and the legal, regulatory, accounting and tax requirements governing securitization transactions. In addition, future changes to Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended, may make it more difficult for us to maintain sale accounting treatment for our securitizations under GAAP or may require us to recognize securitizations on our combined statements of financial condition, which could substantially increase Discover Bank’s regulatory capital requirements.

Our results of operations and financial condition could also be materially adversely affected by the occurrence of events that could result in the early amortization of our securitization transactions. Credit card securitizations are normally structured as “revolving transactions” that do not distribute to securitization investors their share of monthly principal payment on the receivables during the revolving period, and instead use those payments to fund the purchase of replacement receivables. The occurrence of “early amortization events” may result in termination of the revolving period of our securitization transactions. Early amortization events include, for example, insufficient cash flows in the securitized pool of receivables to meet contractual requirements, certain breaches of representations, warranties or covenants in the agreements relating to the securitization, and bankruptcy or insolvency.

If we are unable to continue to securitize our credit card receivables at acceptable pricing levels, or at all, including by reason of the early amortization of any of our securitization transactions, we would seek to liquidate investment securities, increase bank deposits and use alternative funding sources to fund increases in loan receivables and meet our other liquidity needs. In the event of an economic early amortization, receivables that otherwise would have been subsequently purchased by the trust from us would instead continue to be recognized on our combined statements of financial condition since the cash flows generated in the trust would instead be used to repay investors in the asset-backed securities. Recognizing these receivables would require us to obtain alternative funding. Our available investment securities and other alternative sources may be insufficient to meet our funding needs, which could materially adversely affect our liquidity, cost of funds, reserves and capital requirements.

Declines in the value of, or income earned from, our retained interests in our securitization transactions could materially adversely affect our financial condition, results of operations and cash flows.

We retain interests in the assets transferred to or created in our securitization transactions and earn income from these assets. The value of our retained interests and the amount of income that we earn depend on many factors, including, among others, the revenues, performance and credit risk of the securitized loans, which are subject to the same risks and uncertainties as loans that we have not securitized. The value of our interests may also change because of changes in the assumptions used to estimate their fair value, such as market interest rates and other conditions, increases in bankruptcy or charge-off rates, payment rates and changes in the interpretation and application of accounting rules relating to such valuation. If the income that we earn from our retained interests in securitization transactions were to decrease or the value of our retained interests were to decrease, our financial condition, results of operations and cash flows could be materially adversely affected.

An inability to accept brokered deposits in the future could materially adversely affect our liquidity position and funding costs.

The Federal Deposit Insurance Act (“FDIA”) prohibits a bank, including our subsidiaries Discover Bank and Bank of New Castle, from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited), unless (1) it is well-capitalized or (2) it is adequately capitalized and receives a waiver from the Federal Deposit Insurance Corporation (“FDIC”). A bank that is adequately capitalized and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well-capitalized. While Discover Bank and Bank of New Castle each met the FDIC’s definition of “well-capitalized” as of August 31, 2007, there can be no assurance that they will continue to meet this definition. An inability to accept brokered deposits in the future could materially adversely affect our liquidity position and funding costs.

We rely in part on unsecured and secured debt for our funding and the inability to access the U.S. or U.K. debt markets could materially adversely affect our business, financial condition and results of operations.

While our primary sources of funding are securitizations and brokered deposits, we are also dependent on access to the U.S. and U.K. unsecured debt markets to fund our managed receivables as well as other assets. In general, the amount, type and cost of our funding directly affects the cost of operating our business and growing our assets and is dependent upon outside factors such as our credit rating from ratings agencies. Historically we have benefited from Morgan Stanley’s credit ratings (Morgan Stanley is rated Aa3 by Moody’s Investors Service (“Moody’s”), AA- by Fitch Ratings (“Fitch”) and AA- by Standard & Poor’s (“S&P”)). Discover Bank has maintained its BBB rating from S&P and has been assigned a Baa2 deposit and Baa2 senior unsecured rating from Moody’s and a BBB rating from Fitch. We have been assigned a BBB- long-term rating from S&P, a Baa3 senior unsecured rating from Moody’s and a BBB long-term rating from Fitch. The difference in ratings categories between Morgan Stanley and us reflects the relative risks associated with the different businesses. While business risks are complex and difficult to compare between businesses as different as Morgan Stanley’s and ours, generally Morgan Stanley is more diversified and has greater overall scale than us. A rating is not a recommendation to purchase, sell or hold any particular security. In addition, there can be no assurance that a rating will be maintained for any given period of time or that a rating will not be lowered or withdrawn in its entirety. If our ratings are for any reason further reduced or we are unable to access the U.S. or U.K. unsecured debt markets for any reason, our business, financial condition and results of operations could be materially adversely affected.

In response to the exploration of the spin-off in 2005, Moody’s placed the asset-backed securities issued domestically by the Discover Card Master Trust under review for a possible downgrade, which we believe contributed to a temporary disruption in our ability to access the securitization markets, increasing our reliance on intercompany funding and deposit markets. This disruption lasted approximately five months, at which time Moody’s reaffirmed the ratings on the asset-backed securities.

We may be unable to increase or sustain Discover Card usage, which could impair growth in, or lead to diminishing, average balances and total revenue.

A key element of our strategy is to increase the usage of the Discover Card by our cardmembers, including making it their primary card, and thereby increase our revenue from transaction and service fees and our managed receivables. However, our cardmembers’ use and payment patterns may change because of social, legal and economic factors, and cardmembers may decide not to increase card usage or may decide to pay the balances within the grace period to avoid finance charges. We face challenges from competing credit card products in our attempts to increase credit card usage by our existing cardmembers. Our ability to increase cardmember usage is also dependent on cardmember satisfaction, which may be adversely affected by factors outside of our control, including competitors’ actions. As part of our strategy to increase usage, we are seeking to increase the number of merchants who accept cards issued on the Discover Network. If we are unable to increase merchant acceptance of our cards, our ability to grow usage of Discover Cards may be hampered. As a result of these factors, we may be unable to increase or sustain credit card usage, which could impair growth in, or lead to diminishing, average balances and total revenue.

We may be unable to grow earnings if we do not attract new cardmembers, or if we attract cardmembers with unfavorable spending and payment habits.

We are seeking to increase managed receivables by attracting new cardmembers who will use their Discover Cards, meet their monthly payment obligations and maintain balances that generate interest and fee income for us. We are subject to substantial competition from other credit card issuers for these new cardmembers. We plan to continue marketing the Discover Card, but we may not have adequate financial resources to permit us to incur all of the marketing costs that may be necessary to maintain or grow our managed receivables or to attract new accounts. The spending and payment habits of these new cardmembers may not be sufficient to make their accounts as profitable as we expect. In addition, our risk models may not accurately predict the credit risk for these new cardmembers, which could result in unanticipated losses in future periods. To the extent that the spending and payment habits of new cardmembers do not meet our expectations, our earnings and growth may be negatively affected.

Our transaction volume is concentrated among large merchants, and a reduction in the number of, or rates paid by, merchants that participate in the Discover Network could materially adversely affect our business, financial condition, results of operations and cash flows.

Discover Card transaction volume was concentrated among our top 100 merchants in 2006. These merchants may pressure us to reduce our rates by continuing to participate in the Discover Network only on the condition that we change the terms of their economic participation. At the same time, we are subject to increasing pricing pressure from third-party issuers as a result of the continued consolidation in the banking industry, which results in fewer large issuers that, in turn, generally have a greater ability to negotiate pricing discounts. In addition, many of our merchants, primarily our small and mid-size merchants, are not contractually committed to us for any period of time and may cease to participate in the Discover Network at any time on short notice.

In addition, actual and perceived limitations on acceptance of credit cards issued on the Discover Network could adversely affect the use of the Discover Card by existing cardmembers and the attractiveness of the Discover Card to prospective new cardmembers. Furthermore, we may have difficulty attracting and retaining third-party issuers if we are unable to add and retain merchants who accept cards issued on the Discover or PULSE Networks. As a result of these factors, a reduction in the number of, or rates paid by, our merchants could materially adversely affect our business, financial condition, results of operations and cash flows.

We may be unable to grow earnings if we are unable to increase the number of small and mid-size merchants that participate in the Discover Network.

In seeking to expand our merchant acceptance among small and mid-size merchants, we have recently started to use third-party acquirers and processors to add merchants to the Discover Network and accept and process payments for these merchants on an integrated basis with Visa and MasterCard payments. This strategy could have results that we do not anticipate, such as decreased revenues, higher expenses, degraded service levels and retaliatory responses from competitors. There can be no assurance that the use of third-party acquirers and processors will increase merchant acceptance among small or mid-size merchants. If we are unable to increase small and mid-size merchant acceptance, our ability to grow earnings could be adversely affected.

Our business, financial condition and results of operations may be adversely affected by the increasing focus of merchants on the fees charged by credit card networks.

Merchant acceptance and fees are critical to the success of both our card issuing and payment processing businesses. Merchants have shown increasing concern with the levels of fees charged by credit card companies, and have in the past and may in the future seek to negotiate better pricing or other financial incentives as a condition to continued participation in the Discover Network. During the past few years, merchants and their trade groups have filed approximately 50 lawsuits against Visa, MasterCard, American Express and their card-issuing banks, claiming that their practices toward merchants, including interchange fees, violate federal antitrust laws. There can be no assurance that they will not in the future bring legal proceedings against other credit card issuers and networks, including us. Merchants also may promote forms of payment with lower fees, such as PIN debit, or seek to impose surcharges at the point of sale for use of credit cards. The heightened focus by merchants on the fees charged by credit card networks, including us, could lead to reduced merchant acceptance of Discover Network cards or reduced fees, either of which could adversely affect our business, financial condition and results of operations.

Our U.K. operations are currently not profitable, and there can be no assurance when or if they will become profitable.

Our U.K. operations are an important part of our business strategy, and strengthening these operations is one of our primary goals. However, the U.K. market is currently experiencing high delinquencies and bankruptcy levels, compounded by changing regulations, which have resulted in losses in our U.K. operations. Additionally, the United Kingdom has relatively low levels of interchange and fee income and lower net interest margin, which has resulted in and may continue to result in insufficient revenues to compensate for the current levels of loan losses. Our U.K. operations also have a relatively higher cost structure given their smaller scale.

In addition, we recorded significant goodwill on our combined statements of financial condition in connection with our acquisition of Goldfish in 2006. We may in the future be required to write down goodwill associated with this acquisition.

Our strategy to expand our operations in the United Kingdom may also be unsuccessful for several other reasons, including many of those that are applicable to our attempts to expand our business domestically. In addition to the challenging market conditions described above, U.K. and European regulators have recently increased their focus on the credit card industry. There can be no assurance when or if our U.K. operations will become profitable.

We expect to continue to incur significant expenses in the litigation we are pursuing against Visa and MasterCard, and there can be no assurance that we will ultimately be successful in this action.

In October 2004, the DOJ prevailed in its antitrust litigation against Visa and MasterCard which challenged their exclusionary practices. Following this ruling, we filed a complaint against Visa and MasterCard seeking substantial damages for the market foreclosure caused by their anticompetitive rules. The trial date is expected to be no later than Fall 2008. We expect to continue to incur substantial legal expenses in the litigation we are pursuing against Visa and MasterCard. Outside counsel and consultant legal expenses for this litigation were approximately $51 million and $8 million in 2006 and 2005, respectively, with the year-over-year increase primarily due to discovery-related expenses incurred in 2006. Fact discovery is scheduled to be completed in May 2007, and 2007 expenses associated with this litigation are expected to be slightly lower than 2006 expenses. Furthermore, there can be no assurance that we will be successful in recovering any damages in this action. Upon resolution of the litigation, after expenses, we will be required to pay Morgan Stanley the first $700 million of value of cash or non-cash proceeds (increased at the rate of 6% per annum until paid in full) (the “minimum proceeds”), plus 50% of any proceeds in excess of $1.5 billion, subject to certain limitations and a maximum potential payment to Morgan Stanley of $1.5 billion. All payments by Discover to Morgan Stanley will be net of taxes payable by Discover with respect to such proceeds. If, in connection with or following a change of control of Discover, the litigation is settled for an amount less than the minimum proceeds, Discover will be required to pay Morgan Stanley an amount equal to the minimum proceeds. As a result of our agreement to pay the value of non-cash proceeds, we may be required to pay amounts to Morgan Stanley in excess of cash received in connection with the litigation. The value of non-cash proceeds will be determined by an independent third party.

Visa and MasterCard may enact additional restrictions on issuing banks, merchants or merchant acquirers that materially adversely affect the Discover or PULSE Networks, or the Discover Card issuing business.

Visa and MasterCard aggressively seek to protect their networks from competition and have used their rules and policies to do so. For example, in the past they enacted and enforced rules that prohibited their member banks from issuing cards on competing payment networks such as Discover. These rules were ultimately found to violate the antitrust laws. They have adversely affected our business in the past, and they may have lingering effects going forward. Visa and MasterCard also may enact new rules or enforce other rules in the future, including limiting the ability of issuing banks to use the PULSE Network, which may materially adversely affect our ability to compete.

If fraudulent activity associated with our cards increases, our brands could suffer reputational damage, the use of our cards could decrease and our fraud losses could be materially adversely affected.

We are subject to the risk of fraudulent activity associated with merchants, cardmembers and other third parties handling cardmember information. Credit and debit card fraud, identity theft and related crimes are prevalent and perpetrators are growing ever more sophisticated. Our financial condition, the level of our fraud charge-offs and other results of operations could be materially adversely affected if fraudulent activity were to significantly increase. In addition, significant increases in fraudulent activity could lead to regulatory intervention (such as mandatory card reissuance) and reputational and financial damage to our brands, which could negatively impact the use of our cards and thereby have a material adverse effect on our business.

If our security systems, or those of merchants, merchant acquirers or other third parties containing information about cardholders, are compromised, we may be subject to liability and damage to our reputation.

Our security protection measures, including the security of transaction information processed on our systems or the systems or processing technology of third parties participating in the Discover or PULSE Networks, may not be sufficient to protect the confidentiality of information relating to cardholders or transactions processed on the Discover or PULSE Networks. Cardholder data also is stored on systems of third-party service providers and merchants that may not have adequate security systems. Third-party carriers regularly transport cardholder data, and they may lose sensitive cardholder information. Unauthorized access to the Discover or PULSE Networks or any other Discover information systems potentially could jeopardize the security of confidential information stored in our computer systems or transmitted by our cardmembers or others. If our security systems or those of merchants, processors or other third-party service providers are compromised such that this confidential information is disclosed to unauthorized parties, we may be subject to liability. The preventive measures we take to address these factors are costly, and may become more costly in the future. Moreover, these measures may not protect us from liability, which may not be adequately covered by insurance, or from damage to our reputation.

The financial services and payment services industries are rapidly evolving, and we may be unsuccessful in introducing new products or services in response to this evolution.

The financial services and payment services industries experience constant and significant technological changes, such as continuing development of technologies in the areas of smart cards, radio frequency and proximity payment devices, electronic commerce and mobile commerce, among others. The effect of technological changes on our business is unpredictable.

We depend in part on third parties for the development of and access to new technologies. We expect that new services and technologies relating to the payments business will continue to appear in the market, and these new services and technologies may be superior to, or render obsolete, the technologies that we currently use in our card products and services. As a result, our future success is in part dependent on our ability to identify and adapt to technological changes and evolving industry standards and to provide payment solutions for our cardmembers and merchant and financial institution customers.

Difficulties or delays in the development, production, testing and marketing of new products or services may be caused by a number of factors including, among other things, operational, capital and regulatory constraints. The occurrence of such difficulties may affect the success of our products or services, and developing unsuccessful products and services could result in financial losses, as well as decreased capital availability. In addition, the new products and services offered may not be attractive to our cardmembers and merchant and financial institution customers.

If key technology platforms such as our transaction authorization and settlement systems become obsolete, or if we encounter difficulties processing transactions efficiently or at all, our revenue or results of operations could be materially adversely affected.

We have a large technology staff utilizing current technology. There is no assurance that we may be able to sustain our investment in new technology to avoid obsolescence of critical systems and applications. Further, our transaction authorization and settlement systems may encounter service interruptions due to system or software failure, fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, terrorism or accident. Some of our transaction processing systems are operated at a single facility and could be subject to service interruptions in the event of failure. Our services could be disrupted by a natural disaster or other problem at any of our primary or back-up facilities or our other owned or leased facilities.

We also depend on third-party service providers for the timely transmission of information across our data transportation network and for other telecommunications and technology services, including ancillary transaction processing services for the PULSE Network. Regardless of whether as a result of natural disaster, operational disruption, terrorism, termination of its relationship with us, or any other reason, if a service provider fails to provide the communications capacity or deliver services that we require or expect, the failure could interrupt our services and operations and hamper our ability to process cardholders’ transactions in a timely and accurate manner or to maintain thorough and accurate records of those transactions. Such a failure could adversely affect the perception of the reliability of the Discover and PULSE Networks and the quality of our brands, and could materially adversely affect our revenues or results of operations.

Merchant defaults may adversely affect our business, financial condition, cash flows and results of operations.

As an issuer and merchant acquirer in the United States on the Discover Network, and an issuer in the United Kingdom on the MasterCard and Visa networks, we may be contingently liable for certain disputed credit card sales transactions that arise between cardholders and merchants. If a dispute is resolved in the cardholder’s favor, we will cause a credit or refund of the amount to be issued to the cardholder and charge back the transaction to the merchant. If we are unable to collect this amount from the merchant or a third-party acquirer, we will bear the loss for the amount credited or refunded to the cardholder. Where the purchased product or service is not provided until some later date following the purchase, such as an airline ticket, the likelihood of potential liability increases. See Note 20: Commitments, Contingencies and Guarantees to the audited combined financial statements and Note 7: Commitments, Contingencies and Guarantees to the unaudited financial statements.

Our success is dependent, in part, upon our executive officers and other key personnel, and the loss of key personnel could materially adversely affect our business.

Our success depends, in part, on our executive officers and other key personnel. Our senior management team has significant industry experience and would be difficult to replace. Moreover, our senior management team is relatively small and we believe we are in a critical period of competition in the financial services and payments industry. The market for qualified individuals is highly competitive, and we may not be able to attract and retain qualified personnel or candidates to replace or succeed members of our senior management team or other key personnel. The loss of key personnel could materially adversely affect our business.

We may be unsuccessful in protecting our intellectual property, including our brands.

The Discover, Goldfish and PULSE brands are very important assets, and our success is dependent on our ability to protect these and our other intellectual property. We may not be able to successfully protect our intellectual property. If others misappropriate, use or otherwise diminish the value of our intellectual property, our business could be adversely affected.

Increased usage by consumers of credit sources such as home equity loans and mortgage refinancings instead of credit card borrowings could adversely affect our business.

During the last few years, lower interest rates and other factors have led to increased availability to consumers of credit sources such as home equity loans and mortgage refinancings at comparatively attractive interest rates. These and other options for consumer credit compete with our card products as alternative sources for consumer borrowing, as consumers may finance expenditures or refinance account balances with these alternative sources of credit. Increased usage by consumers of such alternative sources of credit could adversely affect our businesses.

Acquisitions that we pursue could disrupt our business and harm our financial condition.

We may consider or undertake strategic acquisitions of businesses, products or technologies. If we do so, we may not be able to successfully finance or integrate any such businesses, products or technologies. In addition, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations. We may allocate resources, such as time and money, on projects that do not increase our earnings. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash balances; similarly, if the purchase price is paid with our stock, it could be dilutive to our stockholders.

We are subject to regulation by a number of different regulatory agencies, which have broad discretion to require us to alter our operations in ways that could adversely affect our business or subject us to penalties for noncompliance.

We must comply with an array of banking and consumer lending laws and regulations at the state, federal, U.K. and European levels, and these laws and regulations apply to almost every aspect of our business. We are subject to regulation and regular examinations by the FDIC, the Office of the Delaware State Bank Commissioner and the Financial Services Authority of the United Kingdom (“FSA”). In addition, we are subject to regulation by the Federal Reserve Board, the Federal Trade Commission, state banking regulators, U.S. Department of Justice and European regulators, as well as the Securities and Exchange Commission and New York Stock Exchange in our capacity as a public company. From time to time, these regulations and regulatory agencies have required us to alter certain of our operating practices, and may require us to do the same in the future. Our ability to introduce new products may be impaired or delayed as a result of regulatory review or failure to obtain required regulatory approvals. We conduct our business primarily through our banks, and various federal, state and European regulators have broad discretion to impose restrictions on our operations. U.S. federal and state consumer protection laws and rules, and laws and rules of foreign jurisdictions where we conduct business limit the manner and terms on which we may offer and extend credit. Failure to comply with these laws and regulations could lead to adverse consequences such as financial, structural, reputational and operational penalties, including receivership and litigation exposure and fines. In addition, efforts to abide by these laws and regulations may increase our costs of operations or limit our ability to engage in certain business activities, including affecting our ability to generate or collect receivables from cardmembers.

Changes in regulations, or the application thereof, may adversely affect our business, financial condition and results of operations.

Periodically, regulatory authorities may enact new laws or amend existing laws to further regulate the industries in which we operate. Such new laws or rules could impose limits on the amount of interest or fees we can charge, curtail our ability to collect on account balances, increase compliance costs or materially affect us or the credit card industry in some other manner. For instance, in the past we have been obligated by industry-wide regulatory guidance to change our re-age policy to alter the terms under which delinquent accounts are returned to a current status, which negatively affected our charge-off and delinquency rates. Also, in response to industry-wide regulatory guidance, we increased minimum payment requirements on certain credit card loans and modified our overlimit fee policies and procedures to stop charging such fees for accounts meeting specific criteria, which have impacted, and we believe will continue to negatively impact, balances of credit card loans and related interest and fee revenue and charge-offs. We cannot predict whether any additional or similar regulatory changes will occur in the future.

Congress is considering legislation to restrict certain practices in the credit card industry, including those relating to grace periods, two-cycle billing method (which we utilize on most of our products), risk-based penalty pricing, interest rates, use of arbitration agreements and fees. It is not clear at this time whether new limitations on credit card practices will be adopted by Congress or at the state level and, if adopted, what impact such new limitations would have on us. In addition, the laws governing bankruptcy and debtor relief in the United States, the United Kingdom or other countries where we have cardmembers, could also change, making it more expensive or more difficult for us to collect from our cardmembers. Also, Congress may move to regulate holding companies that own depository institutions, such as us, which could result in additional complexity and expense. Congress is also considering granting the FDIC rulemaking authority under unfair and deceptive practices laws. Furthermore, various federal and state agencies and standard-setting bodies may, from time to time, enact new or amend existing accounting rules or standards that could impact our business practices or funding transactions.

Regulation of the credit card industry, including regulation applicable to Discover Card and merchants that accept it, has expanded significantly in recent years. For instance, financial institutions, including us, were required to implement an enhanced anti-money laundering program in 2002 pursuant to the USA PATRIOT Act. Various U.S. federal and state regulatory agencies and state legislatures are considering new legislation or regulations relating to the use of credit cards to purchase online prescription drugs and to finance Internet gambling, patent reform, identity theft, account maintenance guidelines, privacy, disclosure rules, data security and marketing that could have a direct effect on us and our merchant and financial institution customers.

In the United Kingdom, during the last three years there have been increasing regulatory initiatives with respect to late and overlimit fees, interchange fees and the sale of retail insurance products, a relaxation of bankruptcy laws and an increase in industry-wide consumer protection measures. We expect that these initiatives and measures will continue to increase our compliance costs and the risk of consumer complaints, litigation and regulatory inquiries, as well as materially adversely affect the economics of our business.

Current and proposed regulation addressing consumer privacy and data use and security could inhibit the number of payment cards issued and increase our costs.

Regulatory pronouncements relating to consumer privacy, data use and security affect our business. In the United States, we are subject to the Federal Trade Commission’s and the banking regulators’ information safeguard rules under the Gramm-Leach-Bliley Act. The rules require that financial institutions (including us) develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of any customer information at issue. Both the United States and the United Kingdom have experienced a heightened legislative and regulatory focus on data security, including, in the United States, requiring consumer notification in the event of a data breach. In the United States, there are a number of bills pending in Congress and in individual states, and there have been numerous legislative hearings focusing on these issues. In addition, a number of states have enacted security breach legislation requiring varying levels of consumer notification in the event of certain types of security breaches, and several other states are considering similar legislation. In the United Kingdom, there are detailed regulations on data privacy under the European Commission Data Protection Directive (Directive 95/46/EC) and the U.K. Data Protection Act of 1998, which are enforced by the Information Commissioner, the United Kingdom’s privacy regulator.

Regulation of privacy, data use and security may cause an increase in the costs to issue payment cards and/or may decrease the number of our cards that we or third parties issue. New regulations in these areas may also increase our costs to comply with such regulations, which could materially adversely affect our earnings. In addition, failure to comply with the privacy and data use and security laws and regulations to which we are subject, including by reason of inadvertent disclosure of confidential information, could result in fines, sanctions, penalties or other adverse consequences and loss of consumer confidence, which could materially adversely affect our results of operations, overall business and reputation.

Legislation or regulation could be enacted requiring us to hold higher levels of capital, which we may not be able to obtain and which would reduce our return on capital.

Discover Bank and Bank of New Castle are subject to capital, funding and liquidity requirements prescribed by statutes, regulation and orders. If new legislation or regulations are enacted that increase the levels of regulatory capital that are required, we may be required to obtain additional capital. In addition, regulators have broad discretion to impose additional capital and other requirements on us, including imposing restrictions on the ability of our regulated subsidiaries to pay dividends. Our ability to obtain additional capital would be dependent upon, among other things, general economic conditions, our financial performance and prospects, and our ability and willingness to make capital contributions to Discover Bank and Bank of New Castle. If we were required to increase capital for Discover Bank or Bank of New Castle, it would have the effect of reducing our return on capital. In addition, if Discover Bank and Bank of New Castle were to fail to meet these regulatory capital requirements, it would become subject to restrictions that could materially adversely affect our ability to conduct normal operations.

Litigation and regulatory actions could subject us to significant fines, penalties and/or requirements resulting in increased expenses.

Businesses in the credit card industry have historically been subject to various significant legal actions, including class action lawsuits and patent claims. Many of these actions have included claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we have historically relied on our arbitration clause in agreements with cardmembers, which has limited our exposure to consumer class action litigation, there can be no assurance that we will continue to be successful in enforcing our arbitration clause in the future or that we will not be subject to significant legal actions such as those to which some of our competitors have been subject. In addition, we may be involved in various actions or proceedings brought by governmental regulatory agencies in the event of noncompliance with laws or regulations, which could subject us to significant fines, penalties and/or requirements resulting in increased expenses.

Risks Related to the Spin-Off

Our cost of funding increased after our separation from Morgan Stanley, and our liquidity may decrease.

While Morgan Stanley provided a significant portion of our funding in recent years, it no longer provides any funding following our spin-off. We have lower credit ratings and more constrained liquidity than our former parent company, Morgan Stanley. Although our debt is currently rated investment grade, a credit ratings downgrade to below investment grade would reduce our investor base and increase our cost of funding. Our liquidity may also decrease, and we may be less able to withstand a liquidity stress event. We may also face additional challenges in the future, including more limited capital resources to invest in or expand our businesses.

Our historical financial results are as a business segment of Morgan Stanley and therefore may not be representative of our results as a separate, stand-alone company.

The historical financial information we have included in this prospectus has been derived from Morgan Stanley’s consolidated financial statements and does not necessarily reflect what our financial condition, results of operations or cash flows would have been had we operated as a separate, stand-alone company during the periods presented. The historical costs and expenses reflected in our audited combined financial statements include an allocation for certain corporate functions historically provided by Morgan Stanley, including general corporate expenses, employee benefits and incentives. These allocations were based on what we and Morgan Stanley considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial condition, cash flows or costs and expenses will be in the future. Our pro forma adjustments reflect changes that may occur in our funding and operations as a result of the separation. However, we cannot assure you that these adjustments will reflect our costs as a publicly traded, stand-alone company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Combined and Condensed Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Statements of Income” and the notes to those statements included elsewhere in this prospectus.

The obligations associated with being a public company require significant resources and management attention.

In connection with our recent separation from Morgan Stanley, we have become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. All of the procedures and practices required of us as a subsidiary of Morgan Stanley were established prior to the spin-off, but we have additional procedures and practices required of us as a separate, stand-alone public company. As a result, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not previously incur. Furthermore, the corporate infrastructure and other resources required to operate as a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations. We cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC. In connection with the implementation of the necessary procedures and practices related to internal controls over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We will be unable to issue securities in the public markets through the use of a shelf registration statement if we are not in compliance with Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

As a result of our separation from Morgan Stanley we may experience increased costs resulting from a decrease in the purchasing power and other operational efficiencies we previously had due to our association with Morgan Stanley.

Prior to our separation from Morgan Stanley, we were able to take advantage of Morgan Stanley’s purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit services. As a smaller separate, stand-alone company, we may be unable to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the separation, which could have a material adverse effect on our business, financial condition, cash flows and results of operations. Our tax liability may also increase due to increased state income taxes in the jurisdictions where combined filings were previously made with Morgan Stanley.

In connection with our separation from Morgan Stanley, we have assumed past, present and future liabilities related to our business, and have entered into agreements relating to the ongoing provision of services and other matters which may be on terms less favorable to us than if they had been negotiated with another party.

Pursuant to certain agreements we entered into with Morgan Stanley in connection with the spin-off, we have agreed to indemnify Morgan Stanley for, among other matters, past, present and future liabilities related to our business. Such liabilities include unknown liabilities, which could be significant.

We entered into these agreements and other agreements relating to the ongoing provision of services and other matters with Morgan Stanley while still a wholly-owned subsidiary of Morgan Stanley. Accordingly, the terms of those agreements may not reflect those that would have been reached with another party. If these agreements were to have been entered into with another party, we may have obtained more favorable terms than under these agreements.

We must abide by certain restrictions to preserve the tax treatment of the distribution of our common stock by Morgan Stanley and we must indemnify Morgan Stanley for taxes resulting from certain actions we take that cause the distribution to fail to qualify as a tax-free transaction.

Morgan Stanley has received a ruling from the Internal Revenue Service that, based on customary representations and qualifications, the distribution of our common stock by Morgan Stanley was tax-free to Morgan Stanley stockholders for U.S. federal income tax purposes. These representations include representations as to the satisfaction of certain requirements that must be met in order for the distribution to qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”), and state law. If any of the representations and assumptions upon which the ruling is based is untrue or incomplete in any material respect, Morgan Stanley may not be able to rely upon the ruling.

If the distribution were not to qualify for tax-free treatment under sections 355, 368 and related provisions of the Code, Morgan Stanley would recognize taxable gain equal to the excess of the fair market value of our stock over Morgan Stanley’s tax basis in our stock. Under certain circumstances, we would be required under the U.S. tax sharing agreement entered into between Morgan Stanley and us to indemnify Morgan Stanley for all or a portion of this liability. In addition, each holder who received our common stock in the distribution would be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock received.

Even if the distribution otherwise qualifies as a tax-free distribution under the Code, current tax law generally creates a presumption that the distribution would be taxable to Morgan Stanley (but not to its stockholders) if we engage in, or enter into an agreement to engage in, a transaction that would result in a 50% or greater change, by vote or by value, in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the distribution. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a distribution are part of a plan is determined based on all of the facts and circumstances including, but not limited to, specific factors listed in the regulations. In addition, the regulations provide several “safe harbors” for acquisition transactions that are not considered to be part of a plan.

Under the U.S. tax sharing agreement entered into between Morgan Stanley and us, for a period of two years following the distribution, generally we may not take certain actions unless Morgan Stanley provides us with prior written consent for such action, or we provide Morgan Stanley with a tax ruling or rulings, or an unqualified opinion of counsel, in each case acceptable to Morgan Stanley, to the effect that the action will not affect the tax-free nature of the separation and distribution, but we will remain liable for any taxes and other liabilities imposed as a result of the separation and distribution failing to qualify as a tax-free transaction, as a result of such action. These restrictions may prevent us from entering into strategic or other transactions which might be advantageous to us or to our stockholders, such as issuing equity securities to satisfy our financing needs, acquiring businesses or assets by issuing equity securities, or mergers or other business combinations. For additional information, see “Arrangements Between Us and Morgan Stanley—Tax Sharing Agreements.”

Our ability to operate our business effectively may suffer if we do not, quickly and cost effectively, establish our own financial, administrative and other support functions to operate as a stand-alone company.

Historically, we have relied on certain financial, administrative and other resources of Morgan Stanley to operate our business. In conjunction with our separation from Morgan Stanley, we have enhanced and will need to continue to enhance our own financial, administrative and other support systems or contract with third parties to replace Morgan Stanley’s systems. We will also need to continue to establish our own accounting and auditing policies and systems on a stand-alone basis.

Prior to our spin-off, Morgan Stanley performed many important corporate functions for our operations, including portions of human resources, information technology, accounting, office space leasing, corporate services and treasury. We estimate the annual costs associated with replacing these functions and establishing our own infrastructure related thereto, to be approximately $60 million. See “Unaudited Pro Forma Condensed Combined Statements of Income.” Prior to the spin-off, we entered into agreements with Morgan Stanley under which Morgan Stanley will provide some of these services to us on a transitional basis, for which we will pay Morgan Stanley. See “Arrangements Between Us and Morgan Stanley” for a description of these arrangements. Upon the occurrence of certain events, including a change of control, Morgan Stanley may terminate these services. These services may not be sufficient to meet our needs and, after these agreements with Morgan Stanley expire or are terminated, we may not be able to replace these services at all or obtain these services at acceptable prices and terms. Any failure or significant downturn in our own financial or administrative policies and systems or in Morgan Stanley’s financial or administrative policies and systems during the transitional period could impact our results and could materially harm our business, financial condition and results of operations.

In the United Kingdom, prior to our separation from Morgan Stanley, we shared a brand and bank charter with Morgan Stanley, and our primary card brand was “Morgan Stanley.” From the date of the spin-off, we have a limited right to use the Morgan Stanley brand for three years, following which we will not be able to use this brand. We expect our primary brand in the United Kingdom will be Goldfish, and we will also utilize other brands. Transitioning to a new brand will result in increased marketing and transitional costs and may result in customer attrition.

Risks Related to the Exchange Offer

Failure to exchange your old notes will leave them subject to transfer restrictions.

Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further rights under the registration rights agreement that applies to their notes, with limited exceptions. In general, old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the old notes under the Securities Act. As old notes are tendered and accepted in the exchange offer, the aggregate principal amount of old notes will decrease, which will decrease their liquidity. Any market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Late deliveries of the old notes and other required documents could prevent a holder from exchanging its notes.

Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering Old Notes.” Therefore, holders of old notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

A broker-dealer that purchased old notes for its own account as part of market making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to the Exchange Notes

We are a holding company that conducts all of our business through subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the exchange notes.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the exchange notes, are dependent to a certain extent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the exchange notes or to make cash available for that purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct debt service requirements.

The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. To the extent that any of our subsidiaries have outstanding indebtedness, the exchange notes will effectively rank junior to such indebtedness and other liabilities, including deposits. See “Description of the Exchange Notes—Ranking.”

There are no covenants in the indentures governing the exchange notes relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the exchange notes.

The indenture governing the exchange notes does not contain any financial covenants. The indenture permits us and our subsidiaries to incur additional debt, including secured debt. Because the exchange notes will be unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the exchange notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the exchange notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indenture will not limit our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the exchange notes.

There may not be a public market for the exchange notes.

The exchange notes constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any securities exchange or to include the exchange notes in any automated quotation system. Accordingly, no market for the exchange notes may develop, and any market that develops may not last. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your exchange notes at their fair market value or at all.

FORWARD-LOOKING STATEMENTS

This prospectus and materials we have filed or will file with the Securities and Exchange Commission (the “SEC”) (as well as information included in our other written or oral statements) contain or will contain certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those described under “Risk Factors.” The statements are only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	the actions and initiatives of current and potential competitors;

•	our ability to manage credit risks and securitize our receivables at acceptable rates;

•	changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt;

•	the level and volatility of equity prices, commodity prices and interest rates, currency values, investments and other market indices;

•	the availability and cost of funding and capital;

•	access to U.S. or U.K. debt markets;

•	the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services;

•	our ability to attract new merchants and maintain relationships with current merchants;

•	material security breaches of key systems;

•	unforeseen and catastrophic events;

•	our reputation;

•	the potential effects of technological changes;

•	the effect of political, economic and market conditions and geopolitical events;

•	unanticipated developments relating to lawsuits, investigations or similar matters;

•	the impact of current, pending and future legislation, regulation and regulatory and legal actions;

•	our ability to attract and retain employees;

•	the ability to protect our intellectual property;

•	the impact of our separation from Morgan Stanley;

•	the impact of any potential future acquisitions;

•	investor sentiment; and

•	the restrictions on our operations resulting from indebtedness incurred during our separation from Morgan Stanley.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in this prospectus. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for any ongoing obligations to disclose material information as required under U.S. federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus, whether as a result of new information, future developments or otherwise.

THE EXCHANGE OFFER

We are commencing two separate exchange offers with respect to each series of old notes. We refer to these exchange offers, collectively, as the “exchange offer” in this prospectus. When we refer to exchanging old notes for exchange notes, we mean exchanging old notes of an applicable series for exchange notes of a corresponding series. The following is a summary of the exchange offer relating to the old notes. As a summary, this section does not contain all of the information you might find useful. For further information, you should read the registration rights agreement with the initial purchasers of the old notes and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose and Effect of This Exchange Offer

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause such offer to be consummated within 360 calendar days following the issuance of the applicable series of old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective within 330 calendar days after the issuance of the applicable series of old notes or this exchange offer consummated within 360 calendar days after the issuance of the applicable series of old notes.

Each holder of old notes that wishes to exchange old notes in this exchange offer will be required to make the representations discussed below under “—Procedures for Tendering Old Notes.”

If: (i) because of any change in law or in currently prevailing interpretations of the SEC staff, we are not permitted to effect the exchange offer with respect to a series of notes, (ii) the exchange offer with respect to a series of notes is not consummated within 360 calendar days of the date of issuance of the old notes, (iii) in the case of any holder of any series of notes that participates in the exchange offer, such holder does not receive exchange notes of such series on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act or as a broker-dealer), or (iv) we so elect, then in each case we will (1) promptly deliver to the holders written notice thereof and (2) at our sole expense, (a) file, as promptly as practicable (but in no event more than 45 days after so required pursuant to the registration rights agreement), a shelf registration statement covering resales of such notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the date of the issuance of the old notes or such time as all of the applicable notes have been sold thereunder. We will, if a shelf registration statement is filed with respect to one or more series of notes, provide to each holder of such notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder of such notes when the shelf registration statement for such notes has become effective and take certain other actions as are required to permit unrestricted resales of such notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver such information to us.

Resale of Exchange Notes

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holder’s business and such holder has no arrangement with any person to participate in a distribution of such exchange notes. However, any purchaser of old notes who is an affiliate of ours or who has an arrangement or understanding with any person to participate in a distribution of the exchange notes, or any broker-dealer who purchased the old notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its old notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, in connection with any resale of the exchange notes, any broker-dealer who acquired the exchange notes for its own account as a result of market-making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, to the extent required by the applicable rules of the SEC, we will make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any exchange notes for a period of not less than 90 calendar days after the consummation of the exchange offer. Please see “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not properly withdrawn prior to the expiration date, as defined below. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer. The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid, from the issue date of the applicable series of old notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the old notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Accordingly, holders whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer. Old notes may be exchanged only in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer, will not be subject to the registration rights relating to the old notes and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under the applicable indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes but will not retain any rights under the registration rights agreement except as specified therein.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer because of any change in law or in currently prevailing interpretations of the SEC staff, which prevents us from effecting the exchange offer with respect to a series of notes. See “—Certain Conditions to This Exchange Offer.”

Expiration Date; Extensions; Amendments

This exchange offer will expire at             , New York City time on                     ,         , which we refer to as the expiration date, unless, in our sole discretion, we extend it. As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding old notes properly tendered and not validly withdrawn prior to                     , New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

In order to extend this exchange offer, we will notify the exchange agent in writing of any extension of the expiration date. We will notify each registered holder of old notes by making a public announcement or by press release of any extension no later than             , New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer;

•

to terminate this exchange offer because of any change in law or in currently prevailing interpretations of the SEC staff which prevents us from effecting the exchange offer with respect to a series of notes; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

We will promptly notify the exchange agent and the registered holders of the old notes of any delay in acceptance, extension, termination or amendment by written notice or by public announcement. During any extension, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to This Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate or amend this exchange offer as provided in this prospectus before accepting any old notes for exchange if this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff. This condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to it. Our failure at any time to exercise the foregoing right shall not be deemed a waiver of such right, and such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or copy to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the tendering holder’s old notes along with the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message (as defined below); or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the appropriate address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such beneficial owner’s name; or

•	obtain a properly completed bond power from the registered holder of the old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each referred to as an eligible institution), unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal with respect to any old notes is signed by a person other than the registered holder of such old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be properly signed by the registered holder and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of old notes will represent, among other things:

•	that it is not an affiliate of ours or if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes will be acquired in the ordinary course of its business;

•	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the old notes or the exchange notes; and

•

if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Book-entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

on or prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, overnight courier or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the appropriate address set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must submit:

•	the serial numbers of the specific certificates to be withdrawn; and

•	a signed notice of withdrawal as set forth above with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent, addressed as follows:

By Overnight Delivery, Registered or Certified Mail:	By Facsimile Transmission: (651) 495 8158
U.S. Bank National Association
West Side Flats Operations Center Attn: Specialized Finance Offer 60 Livingston Avenue Mail Station EP-MN WS2N St. Paul, MN 55107-2292

By Hand: U.S. Bank National Association West Side Flats Operations Center Attn: Specialized Finance Offer 60 Livingston Avenue Bond Drop Window St. Paul, MN 55107-2292	For informational requests: (651) 495 3511

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above will not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or in person by our officers and employees and those of our affiliates.

Except for certain expenses incurred in connection with a shelf registration statement, expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, SEC registration fees, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other related fees and expenses. In the event that we are required to file a shelf registration statement, the holders who tender old notes pursuant to a shelf registration statement shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, with respect to such sale or disposition of old notes.

Transfer Taxes

Except for transfer taxes incurred in connection with sales pursuant to a shelf registration statement and as described below, we will pay any transfer taxes applicable to the exchange of old notes under this exchange offer. Holders of old notes who tender their old notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. In these cases, if satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequence of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Other

Participation in this exchange offer is voluntary, and holders of old notes should carefully consider whether to accept. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The net proceeds from the 6.450% Senior Notes due 2017 and the Floating Rate Senior Notes due 2010 were used to repay intercompany lending from Morgan Stanley and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of August 31, 2007. You should read this table together with “Selected Historical Consolidated and Combined Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Statements of Income,” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

As of August 31, 2007
(Unaudited) (dollars in millions)
Cash and cash equivalents	$8,601

Long-term borrowings:
6.450% Senior Notes due 2017	$399
Floating Rate Senior Notes due 2010	400
Other long-term borrowings	1,559

Total long-term borrowings	2,358
Stockholder’ equity:
Preferred stock	—
Common stock	5
Paid-in capital	2,826
Retained earnings	2,803
Accumulated other comprehensive income	33

Total stockholders’ equity	5,667

Total capitalization	$8,025

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

Our unaudited pro forma condensed combined statements of income presented below have been derived from our audited combined financial statements for the year ended November 30, 2006 and from our unaudited financial statements for the nine months ended August 31, 2007. The pro forma adjustments and notes to the unaudited pro forma condensed combined statements of income give effect to the distribution of our common stock by Morgan Stanley and the other transactions contemplated by the separation and distribution agreement. The unaudited pro forma condensed combined statements of income should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the notes to those statements included elsewhere in this prospectus.

Our unaudited pro forma condensed combined statement of income for the year ended November 30, 2006 and our unaudited pro forma condensed combined statement of income for the nine months ended August 31, 2007 have been prepared as though the distribution had occurred as of December 1, 2005. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events that are directly attributable to the distribution and related transaction agreements, and that are factually supportable and expected to have a continuing impact on us. Such adjustments are estimates and may not prove to be accurate.

Prior to our spin-off, Morgan Stanley provided portions of certain corporate functions on our behalf and allocated these costs to us. As a stand-alone public company, and as a direct result of our separation from Morgan Stanley, we incrementally incur expenses in respect of these functions. Such functions include but are not limited to corporate communications, community affairs, government relations, human resources and benefit management, company management functions, treasury, investor relations, internal audit, business technology and corporate legal and compliance. Morgan Stanley has agreed to provide certain of these services to us on a transitional basis, primarily during the first year following the distribution. The annual costs associated with replacing these functions and establishing our own infrastructure related thereto, which we estimate subject to finalization of our plans to be approximately $60 million, have not been reflected in the unaudited pro forma condensed combined statements of income presented below. Prior to the spin-off, we also incurred expenses in the form of corporate allocations from Morgan Stanley for the corporate functions they provided to us that will not recur after the distribution. The total amount of these allocations from Morgan Stanley was approximately $52 million in the nine months ended August 31, 2007 and approximately $90 million in 2006. The net reduction in expenses associated with replacing these functions and establishing our own infrastructure related thereto have not been reflected in the unaudited pro forma condensed combined statements of income presented below. This net reduction in expenses is not expected to be realized until the transition is complete. During the transition, expenses will be greater than historical levels, reflecting transition related expenses.

The pro forma adjustments include the following items:

•	Compensation expenses related to equity awards granted under Discover’s Omnibus Incentive and Directors’ Compensation plans.

•	The costs related to replacement of intercompany debt payable to Morgan Stanley with deposits and other funding sourced by us.

•

The costs related to additional liquidity sources in conjunction with our liquidity and funding policies to replace liquidity previously sourced by Morgan Stanley. These sources will provide us with liquidity to satisfy the necessary regulatory, rating agency and contingency funding requirements.

The unaudited pro forma condensed combined statements of income are provided for illustrative and informational purposes only and do not reflect what our combined results of operations would have been had the distribution occurred at the beginning of all periods presented and are not necessarily indicative of our future results of operations.

Discover Financial Services

Unaudited Pro Forma Condensed Combined Statements of Income

For the Nine Months Ended August 31, 2007	Actual	Pro Forma Adjustments		Pro Forma
	(dollars in millions, except per share amounts)
Interest income	$2,139	$61	(a)	$2,200
Interest expense:
Deposits	731	100	(b)	831
Short-term borrowings	181	(123	)(c)	124
		(19	)(d)
		85	(e)

Total short-term borrowings	181	(57)		124
Long-term borrowings	70	(31	)(f)	108
		28	(g)
		41	(h)

Total long-term borrowings	70	38		108

Total interest expense	982	81		1,063

Net interest income	1,157	(20)		1,137
Provision for loan losses	610	—		610

Net interest income after provision for loan losses	547	(20)		527
Other income	2,543	—		2,543
Other expense	2,057	12	(i)	2,073
		4	(j)

Income before income tax expense	1,033	(36)		997
Income tax expense	388	(13)		375

Net income	$645	$(23)		$622

Earnings per share
Basic	$1.35			$1.30
Diluted	$1.35			$1.30
Weighted average shares outstanding (000s)
Basic	477,248			477,248
Diluted	478,278			478,278

For the Year Ended November 30, 2006	Actual	Pro Forma Adjustments		Pro Forma
	(dollars in millions, except per share amounts)

Interest income	$2,459	$213	(a)	$2,672
Interest expense:
Deposits	670	311	(b)	981
Short-term borrowings	194	(183	)(c)	128
		(11	)(d)
		128	(e)

Total short-term borrowings	194	(66)		128
Long-term borrowings	76	(62	)(f)	104
		38	(g)
		52	(h)

Total long-term borrowings	76	28		104
Total interest expense	940	273		1,213

Net interest income	1,519	(60)		1,459
Provision for loan losses	756	—		756

Net interest income after provision for loan losses	763	(60)		703
Other income	3,539	—		3,539
Other expense	2,719	51	(i)	2,775
		5	(j)

Income before income tax expense	1,583	(116)		1,467
Income tax expense	506	(40	)(k)	466

Net income	$1,077	$(76)		$1,001

Earnings per share
Basic	$2.26			$2.10
Diluted	$2.26			$2.10
Weighted average shares outstanding (000s)
Basic	477,236			477,236
Diluted	477,236			477,236

Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)

Represents a targeted minimum balance in our liquidity reserve of $5.0 billion for the nine months ended August 31, 2007 and the year ended November 30, 2006, funded principally by interest bearing deposits. Incremental interest income on Federal Funds sold reflects the increase in this liquidity reserve at interest rates of approximately 5.2% and 4.8% for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively, estimated using the Federal Funds rate minus 10 basis points. The impact on interest income from a  1/8 of 1% change in interest rates is approximately $1.5 million for the nine months ended August 31, 2007 and $5.6 million for the year ended November 30, 2006.

(b)

Represents incremental interest expense on additional deposits sourced by us principally to provide funding to establish a minimum of a $5.0 billion liquidity reserve, replace externally sourced Federal Funds and amounts payable to Morgan Stanley. Interest expense on these deposits reflects interest rates of approximately 5.5% and 5.1% for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively. This was estimated using 2-year brokered deposit rates swapped to a 3-month LIBOR floating rate basis and using a sweep deposit rate equal to the Federal Funds rate plus 20 basis points. The impact on interest expense associated with these deposits from a  1/8 of 1% change in interest rates is approximately $4.1 million for the nine months ending August 31, 2007 and $8.6 million for the year ending November 30, 2006.

(c)	Represents the elimination of interest expense on short-term borrowings from Morgan Stanley composed of intercompany loans and Morgan Stanley Bank Federal Funds purchased for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively. These borrowings carried interest of approximately an average of 5.4% and 4.6% for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively.

(d)	Represents the elimination of interest expense on externally sourced Federal Funds for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively. The eliminated Federal Funds carried an average interest rate of approximately 5.4% for the nine months ended August 31, 2007 and approximately 5.3% for the year ended November 30, 2006.

(e)

Represents the execution of new secured borrowing arrangements established by us for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively. The new secured borrowing arrangements include funding obtained to finance receivables previously funded through both short-term borrowings and long-term debt sourced by Morgan Stanley. Incremental interest expense on this financing reflects a rate of approximately 6.2% and 5.4% for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively, estimated using secured financing pricing of 1-month LIBOR plus 88 basis points and 1-month LIBOR plus 60 basis points for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively. The impact on interest expense associated with these borrowing arrangements from a 1/8 of 1% change in interest rates is approximately $1.8 million for the nine months ending August 31, 2007 and $3.0 million for the year ending November 30, 2006.

(f)	Represents the elimination of long-term Morgan Stanley intercompany funding, which carried an average interest of approximately 5.3% for the nine months ended August 31, 2007 and 5.5% for the year ended November 30, 2006.

(g)

Represents the interest expense of incremental long-term funding, sourced by us through the 6.450% Senior Notes due 2017 and the Floating Rate Senior Notes due 2010 to replace a portion of long-term intercompany funding previously sourced by Morgan Stanley. Incremental interest expense on this debt reflects interest rates of approximately 6.1% and 6.8% for the nine months ended August 31, 2007 and for the year ended November 30, 2006, respectively, estimated using pricing from unsecured debt issuance executed June 2007 for the nine months ended August 31, 2007 and historic unsecured debt levels for finance companies, equally weighted between BBB-rated and BB-rated corporate bond issuers, for the year ended November 30, 2006. The impact on interest expense associated with this long-term debt from a 1/8 of 1% change in interest rates is approximately $0.7 million for the nine months ending August 31, 2007 and $0.7 million for the year ended November 30, 2006.

(h)

Represents new secured borrowing arrangements established by us to finance the loans from the cash collateral accounts, used as credit enhancement for the securitization program and previously funded through short-term borrowings sourced by Morgan Stanley. Incremental interest expense on this financing reflects a rate of approximately 5.9% and 5.6% for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively, estimated using pricing from a secured borrowing transaction in June 2007 priced at one-month Libor plus 54 basis points and one-month Libor plus 60 basis points for the nine months ending August 31, 2007 and year ended November 30, 2006, respectively. The impact on interest expense associated with these borrowing arrangements from a 1/8 of 1% change in interest rates is approximately $0.9 million for the nine months ending August 31, 2007 and $1.2 million for the year ending November 30, 2006.

(i)	Represents an estimated $12 million and an estimated $51 million for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively, of incremental compensation expense related to earned benefit from equity awards granted under Discover’s Omnibus Incentive and Directors’ Compensation plans. The earned benefit estimates were derived based on plan vesting schedules and includes accelerated expense recognition reflecting timing of award vesting and upfront recognition for employees qualifying as fully vested under plan guidelines.

(j)	Represents an estimated $4 million and an estimated $5 million for the nine months ended August 31, 2007 and the year ended November 30, 2006, respectively, of incremental fees and expenses associated with establishing a new unsecured bank facility and asset-backed commercial paper conduit facilities.

(k)	Pro forma effective state tax rate has been increased from 1.8% to 2.3% to reflect additional state tax liability as a consequence of not being combined with Morgan Stanley. Income tax has been adjusted for a revaluation of the net deferred state income tax asset to reflect the higher rate.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED DATA

The following table presents our selected historical financial data and operating statistics. The statement of income data for each of the years in the three-year period ended November 30, 2006 and the statement of financial condition data as of November 30, 2006 and 2005 have been derived from our audited combined financial statements included elsewhere in this prospectus. The statement of income data for the years ended November 30, 2003 and 2002 and the statement of financial condition data as of November 30, 2004, 2003 and 2002 are derived from the unaudited combined financial statements not included elsewhere in this prospectus. The statement of income data for the nine months ended August 31, 2007 and 2006 and statement of financial condition data as of August 31, 2007 are derived from our unaudited consolidated and combined financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of our management include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair presentation of the information set forth in this prospectus.

The selected historical financial data and operating statistics presented below should be read in conjunction with our audited combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The combined financial information may not be indicative of our future performance and does not necessarily reflect what the financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that occurred in our operations and capitalization as a result of our spin-off from Morgan Stanley. See “Unaudited Pro Forma Condensed Combined Statements of Income” for additional discussion of the anticipated changes. The unaudited financial statements are not necessarily indicative of the results to be expected for any other interim period or for the year ending November 30, 2007. However, in the opinion of management, the audited combined financial statements include all normal recurring adjustments that are necessary for the fair presentation of the results for interim periods.

Included in the selected historical financial data are certain amounts and statistics reported on a managed basis. Our senior management evaluates business performance and allocates resources using financial data that is presented on a managed basis. Managed loans consist of our on-balance sheet loan portfolio, loans held for sale and transferred loans against which beneficial interests have been issued through securitization transactions. Owned loans, a subset of managed loans, refers to our on-balance sheet loan portfolio and loans held for sale includes the undivided seller’s interest we retain in our securitizations. A managed basis presentation, which is not a presentation in accordance with accounting principles generally accepted in the United States (“GAAP”), involves reporting securitized loans with our owned loans in the managed basis statements of financial condition and reporting the earnings on securitized loans in the same manner as the owned loans instead of as securitization income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GAAP to Managed Reconciliations.”

Discover Financial Services

Selected Historical Data

	For the Nine Months Ended August 31,		For the Years Ended November 30,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Statement of Income Data:
Interest income	$2,139,280	$1,836,360	$2,458,526	$2,174,811	$1,859,504	$2,048,695	$2,374,782
Interest expense	981,681	696,522	940,040	776,479	647,622	789,667	1,048,402

Net interest income	1,157,599	1,139,838	1,518,486	1,398,332	1,211,882	1,259,028	1,326,380
Provision for loan losses	610,249	515,944	755,637	878,486	925,549	1,266,113	1,336,753

Net interest income after provision for loan losses	547,350	623,894	762,849	519,846	286,333	(7,085)	(10,373)
Other income	2,542,868	2,710,676	3,538,939	2,937,037	3,248,386	3,313,478	3,469,421
Other expense	2,057,017	1,937,806	2,719,483	2,532,627	2,315,812	2,279,485	2,314,030

Income before income tax expense	1,033,201	1,396,764	1,582,305	924,256	1,218,907	1,026,908	1,145,018
Income tax expense	388,087	506,670	505,689	346,341	442,654	378,277	403,483

Net income	$645,114	$890,094	$1,076,616	$577,915	$776,253	$648,631	$741,535

Statement of Financial Condition Data (as of):
Total assets	$36,141,011		$29,067,242	$26,943,923	$24,122,009	$24,032,743	$28,745,843
Allowance for loan losses	$792,883		$832,483	$838,848	$942,721	$1,001,656	$927,351
Long-term borrowings	$2,358,044		$1,507,578	$863,745	$1,198,406	$931,554	$3,533,471
Total stockholder’s equity	$5,667,282		$5,774,772	$4,600,449	$4,021,349	$3,809,285	$4,391,849
Total average interest earning assets	$30,373,238		$25,546,145	$23,783,731	$20,627,761	$22,862,081	$24,341,797
Total average interest bearing liabilities	$24,719,836		$19,830,983	$18,656,289	$15,717,897	$17,802,398	$19,902,841
Ratios:
Ratio of earnings to fixed charges(1)	2.1	3.0	2.7	2.2	2.9	2.3	2.1
Net interest margin	5.08%	5.94%	5.94%	5.88%	5.88%	5.51%	5.45%
Return on equity	15%	22%	19%	13%	18%	14%	17%
Return on average assets	1.98%	3.27%	3.93%	2.29%	3.54%	2.68%	2.87%
Average stockholder’s equity to average total assets	18%	20%	21%	18%	20%	19%	17%
Selected Statistics:
Total Credit Card Loans
Credit card loans—owned	$22,301,589	$22,935,647	$23,646,901	$22,496,211	$19,723,758	$18,929,973	$22,152,916
Average credit card loans—owned	$22,928,841	$21,351,673	$21,656,295	$19,931,636	$17,608,445	$19,530,515	$20,659,058
Owned interest yield	10.63%	10.42%	10.38%	10.12%	10.05%	10.02%	11.03%
Owned interest spread	5.35%	5.77%	5.64%	5.96%	5.93%
Owned net principal charge-off rate	3.80%	3.74%	3.79%	4.84%	5.53%	6.05%	6.06%
Owned delinquency rate (over 30 days)	3.07%	3.19%	3.22%	3.69%	4.08%	5.36%	5.32%
Owned delinquency rate (over 90 days)	1.44%	1.49%	1.53%	1.62%	1.97%	2.53%	2.41%
Return on owned receivables	3.75%	5.56%	4.97%	2.90%	4.41%	3.32%	3.59%
Credit card loans—managed	$51,800,446	$49,598,459	$50,350,328	$46,936,274	$48,261,402	$48,357,810	$51,143,026
Average credit card loans—managed	$51,221,787	$47,884,957	$48,216,546	$47,330,143	$47,386,940	$50,863,666	$49,835,338
Managed interest yield	12.37%	12.40%	12.36%	11.72%	11.84%	11.93%	12.64%
Managed interest spread	6.93%	7.45%	7.32%	7.82%	8.89%	8.75%	8.74%
Managed net principal charge-off rate	4.07%	4.06%	4.08%	5.23%	6.00%	6.60%	6.19%
Managed delinquency rate (over 30 days)	3.30%	3.42%	3.50%	3.98%	4.55%	5.97%	5.96%
Managed delinquency rate (over 90 days)	1.55%	1.59%	1.65%	1.75%	2.18%	2.82%	2.66%
Return on managed receivables	1.68%	2.48%	2.23%	1.22%	1.64%	1.28%	1.49%
Total Credit Card Volume
Domestic	$80,461,042	$77,219,348	$102,901,893	$98,224,437	$94,509,183	$93,746,658	$93,682,768
International(2)	10,826,078	8,333,763	11,881,465	5,907,089	5,077,478	4,128,177	3,598,647

Total	$91,287,120	$85,553,111	$114,783,358	$104,131,526	$99,586,661	$97,874,835	$97,281,415

Credit Card Sales Volume
Domestic	$67,673,917	$64,981,252	$86,385,577	$81,664,000	$76,035,714	$73,974,819	$71,463,658
International(2)	9,743,083	7,212,101	10,335,331	4,291,675	3,466,893	2,845,322	2,219,322

Total	$77,417,000	$72,193,353	$96,720,908	$85,955,675	$79,502,607	$76,820,141	$73,682,980

	For the Nine Months Ended August 31,		For the Years Ended November 30,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Other Consumer Loans
Domestic loan receivables	$92,009	$105,221	$95,849	$176,329	$287,909	$404,514	$412,349
International loan receivables	—	—	—	130,626	117,749	44,600	1,146

Total	$92,009	$105,221	$95,849	$306,955	$405,658	$449,114	$413,495

Transactions Processed on Networks (000’s)
Discover Network	1,102,860	1,041,781	1,399,933	1,301,024	1,226,414	1,208,505	1,191,242
PULSE Network(3)	1,673,543	1,368,390	1,856,477	1,555,782	—	—	—

Total	2,776,403	2,410,171	3,256,410	2,856,806	1,226,414	1,208,505	1,191,242

Domestic Credit Card Loans
Credit card loans—owned	$19,078,441	$20,054,028	$20,694,395	$20,434,977	$18,606,211	$17,586,884	$20,041,640
Average credit card loans—owned	$20,035,079	$18,900,320	$19,120,946	$18,644,660	$16,228,520	$17,938,722	$18,929,119
Owned interest yield	10.82%	10.54%	10.50%	10.16%	10.13%	10.15%	11.09%
Owned interest spread	5.60%	5.84%	5.71%	6.03%	6.09%	5.71%	5.62%
Owned net principal charge-off rate	3.40%	3.63%	3.64%	4.95%	5.75%	6.34%	6.32%
Owned delinquency rate (over 30 days)	2.80%	3.03%	3.05%	3.69%	4.19%	5.54%	5.59%
Owned delinquency rate (over 90 days)	1.31%	1.41%	1.44%	1.61%	2.03%	2.62%	2.53%
Credit card loans-managed	$47,352,098	$45,076,536	$45,706,222	$44,261,121	$45,690,728	$46,141,977	$49,031,750
Average credit card loans—managed	$46,665,329	$44,105,054	$44,277,249	$44,736,702	$45,018,288	$48,590,494	$48,105,399
Managed interest yield	12.60%	12.57%	12.53%	11.78%	11.91%	12.05%	12.73%
Managed interest spread	7.16%	7.59%	7.45%	7.95%	9.06%	8.94%	8.86%
Managed net principal charge-off rate	3.84%	3.95%	3.96%	5.30%	6.12%	6.75%	6.30%
Managed delinquency rate (over 30 days)	3.16%	3.31%	3.39%	3.98%	4.65%	6.09%	6.10%
Managed delinquency rate (over 90 days)	1.48%	1.54%	1.59%	1.75%	2.24%	2.88%	2.72%
International Credit Card Loans
Credit card loans—owned(2)	$3,223,148	$2,881,619	$2,952,506	$2,061,234	$1,117,547	$1,343,089	$2,111,276
Average credit card loans—owned(2)	$2,893,762	$2,451,353	$2,535,349	$1,286,976	$1,379,925	$1,591,793	$1,729,939
Owned interest yield	9.30%	9.51%	9.51%	9.63%	9.13%	8.51%	10.40%
Owned interest spread	3.61%	5.23%	5.15%	5.07%	3.87%	3.34%	5.32%
Owned net principal charge-off rate	6.51%	4.58%	4.94%	3.28%	2.94%	2.80%	3.26%
Owned delinquency rate (over 30 days)	4.63%	4.29%	4.36%	3.78%	2.23%	2.93%	2.76%
Owned delinquency rate (over 90 days)	2.21%	2.03%	2.16%	1.73%	0.96%	1.41%	1.26%
Credit card loans-managed(2)	$4,448,348	$4,521,923	$4,644,106	$2,675,153	$2,570,674	$2,215,833	$2,111,276
Average credit card loans—managed(2)	$4,556,458	$3,779,903	$3,939,297	$2,593,441	$2,368,652	$2,273,172	$1,729,939
Managed interest yield	10.05%	10.44%	10.38%	10.72%	10.62%	9.44%	10.40%
Managed interest spread	4.67%	5.79%	5.71%	5.72%	5.57%	4.65%	5.32%
Managed net principal charge-off rate	6.50%	5.30%	5.45%	4.10%	3.87%	3.44%	3.26%
Managed delinquency rate (over 30 days)	4.89%	4.47%	4.58%	3.95%	2.78%	3.29%	2.76%
Managed delinquency rate (over 90 days)	2.30%	2.09%	2.22%	1.81%	1.22%	1.60%	1.26%

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges. Fixed charges consist of interest expense and an estimated interest portion of rental expense.

(2)	The Goldfish and Liverpool Victoria portfolios were acquired in 2006.

(3)	PULSE was acquired in 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated and combined financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus particularly under “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Unless otherwise specified, references to notes to the audited combined financial statements are to the notes to our audited combined financial statements as of November 30, 2006 and 2005 and for the three-year period ended November 30, 2006, and references to notes to the unaudited financial statements are to the notes to our unaudited condensed consolidated and combined financial statements as of August 31, 2007 and for the nine months ended August 31, 2007 and 2006.

Introduction and Overview

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. We offer credit and prepaid cards and other financial products and services to qualified customers in the United States and United Kingdom, and provide payment processing and related services to merchants and financial institutions in the United States. Our fiscal year ends on November 30 of each year.

We strive to increase net income and achieve other business objectives by growing loan receivables and increasing volume on our payments networks to generate interest and fee revenue, while controlling loan losses and expenses. Our primary revenues come from interest income earned on loan receivables, securitization income derived from the transfer of credit card loan receivables and subsequent issuance of beneficial interests through securitization transactions, and fees earned from cardmembers, merchants and issuers. Our primary expenses include funding costs (interest expense), loan losses, cardmember rewards, and expenses incurred to grow and service our loan receivables (e.g., compensation expense and marketing).

We are actively pursuing a strategy to increase acceptance of Discover Network cards among small and mid-size merchants. We have entered into arrangements with major merchant acquirers to sign new and service existing small and mid-size merchants for acceptance of Discover Network cards.

We have undertaken a number of initiatives in an effort to restore profitability to our U.K. operations over the long term and offset the impact of higher loan losses and lower interchange and fee revenues. These initiatives include insourcing of our processing platform, consolidation of our operational centers, reductions in staffing, and achieving procurement efficiencies. In addition, we have revised certain risk policies, modified pricing for portions of the portfolio, implemented annual fees for certain customers, introduced new fee products and modified certain transaction based fees. We will monitor the impact of these initiatives to evaluate their effectiveness. However, we do not anticipate our U.K. operations becoming profitable in the near future.

Our business activities have been funded primarily through the process of asset securitization, the raising of consumer deposits, and, prior to our spin-off from Morgan Stanley, intercompany lending from Morgan Stanley which has been replaced with asset-backed financing and both secured and unsecured debt. In a credit card securitization, loan receivables are first transferred to securitization trusts, from which beneficial interests are issued to investors. We continue to own and service the accounts that generate the securitized loans. The trusts utilized by us to facilitate asset securitization transactions are not our subsidiaries and are independent from us.

These trusts are excluded from our consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Because our securitization activities qualify as sales under GAAP and accordingly are not treated as secured financing transactions, we remove credit card loan receivables equal to the amount of the investor interests in securitized loans from the consolidated and combined statements of financial condition. As a result, asset securitizations have a significant effect on our consolidated and combined financial statements in that the portions of interest income, provision for loan losses and certain components of other income related to the transferred loans against which beneficial interests have been issued through securitization transactions are no longer recorded in our consolidated and combined statements of income; however, they remain significant factors in determining the securitization income we receive on our retained beneficial interests in those transactions. Securitization income is our second most significant revenue category.

Our senior management evaluates business performance and allocates resources using financial data that is presented on a managed basis. Managed loans consist of our on-balance sheet loan portfolio, loans held for sale and loan receivables that have been transferred and against which beneficial interests have been issued through securitization transactions. Owned loans, a subset of managed loans, refers to our on-balance sheet loan portfolio and loans held for sale and includes the undivided seller’s interest we retain in our securitizations. A managed basis presentation, which is a non-GAAP presentation, involves reporting securitized loans with our owned loans in the managed basis statements of financial condition and reporting the earnings on securitized loans in the same manner as the owned loans instead of as securitization income. The managed basis presentation generally reverses the effects of securitization transactions; however, there are certain assets that arise from securitization transactions that are not reversed. Specifically, these assets are the cash collateral accounts that provide credit enhancement to the investors in the transactions and cardmember payments allocated to the securitized loans, both of which are held at the trusts, and the interest-only strip receivable, reflecting the estimated fair value of the excess cash flows allocated to securitized loans. Income derived from these assets representing interest earned on accounts at the trusts and changes in the fair value of the interest-only strip receivable also are not reversed in a managed presentation.

Management believes it is useful for investors to consider the credit performance of the entire managed loan portfolio to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in our securitizations. Managed loan data is also relevant because we service the securitized and owned loans, and the related accounts, in the same manner without regard to ownership of the loans.

Financial measures using managed data are non-GAAP financial measures. Whenever managed data is presented herein, a reconciliation of the managed data to the most directly comparable GAAP-basis financial measure is provided. See “—GAAP to Managed Reconciliations.”

Key Developments Impacting Reported Results

•

On June 30, 2007, our spin-off from Morgan Stanley became effective (the “Distribution”). Our results of operations for the nine months ended August 31, 2007 include costs incurred as a result of the Distribution of approximately $29 million.

•

Throughout the third quarter, the sub-prime mortgage market deteriorated, resulting in severe disruptions in the debt and asset-backed capital markets, which caused LIBOR and asset-backed commercial paper rates to rise, credit spreads to widen materially and closure of some funding markets to new issuance. As a result, we experienced an increase in cost of funds on our floating rate debt in August 2007. In the U.K., the disruptions in the financial markets as well as the weakened consumer credit environment have impacted asset-backed securitization issuance, leading us to retain on our balance sheet approximately $500 million of receivables from a maturing asset-backed transaction as of August 31, 2007. In response to the current market environment, we have taken steps to increase our sources of on-balance sheet and contingent liquidity.

•

New U.S. bankruptcy legislation became effective in October 2005, making it more difficult for consumers to declare bankruptcy. We experienced a surge in bankruptcy receipts leading up to the effective date of this legislation. We charge off bankrupt accounts at the end of the month that is 60 days following the receipt of notification of the bankruptcy, so in the second half of calendar 2005 we experienced higher charge-offs as a result of this legislation. October 2005 was the peak month for bankruptcy receipts during this transition to new legislation. October receipts, in accordance with our policy, were charged off in December 2005.

The results of 2005 were adversely impacted by a higher level of bankruptcy charge-offs, a negative revaluation of the interest-only strip receivable reflecting the impact on projected excess spread of elevated charge-offs in December 2005 and additional provisions to the allowance for loan losses for bankrupt accounts in the portfolio at November 30, 2005. We experienced a dramatic decline in bankruptcy receipts following the effective date of the new U.S. bankruptcy legislation. The results of 2006 benefited from a significantly lower level of bankruptcy charge-offs, a favorable revaluation of the interest-only strip receivable reflecting higher excess spread projections and a decrease in the level of allowance for loan losses. We believe the passing of this legislation negatively impacted 2005 and benefited the overall results of 2006.

Although bankruptcy filings remain significantly lower than pre-legislation levels, they have begun to trend back toward more normalized levels. For the nine months ended August 31, 2007, the interest-only strip receivable decreased as compared to the nine months ended August 31, 2006. Securitization income for the nine months ended August 31, 2006 reflected the substantial increase in the valuation of the interest-only strip receivable, following the low level at which the interest-only strip receivable ended fiscal year 2005. This low level reflected the projected impact on excess spread of heightened charge-offs in early 2006.

•

In addition to the previously described impact of the surge in bankruptcy receipts, the underlying credit quality of loan receivables continued to improve in 2006 and 2005 as compared to prior periods.

•

The Federal Reserve raised short-term interest rates by 125 basis points and 200 basis points in 2006 and 2005, respectively. The Federal Reserve raised short-term interest rates by 125 basis points during the nine months ended August 31, 2006. Certain of our interest-earning assets and interest-bearing liabilities have floating rates which are tied to short-term market indices such as the prime rate or LIBOR. Accordingly, the yields on floating rate interest-earning assets, and the costs on floating rate interest-bearing liabilities have increased over these periods. These impacts were not equal and offsetting, as our proportion of floating rate interest-bearing liabilities is generally greater than our proportion of floating rate interest-earning assets. As a result, the nine months ended August 31, 2007 was adversely impacted by the rise in the short-term interest rates as compared to the nine months ended August 31, 2006. In addition, net interest income in the nine months ended August 31, 2007 reflects the full impact of the higher short-term interest rate environment, whereas the net interest income in the nine months ended August 31, 2006 reflects the impact of an incremental increase in short-term interest rates.

•

During 2006 and 2005, certain matters caused our use of certain funding sources, including the U.S. credit card securitization market, to vary from our historical use of this market for funding our business. Following Morgan Stanley’s announcement in April 2005 to explore a spin-off of Discover, the counter party credit ratings on Discover Bank were lowered to their current levels. As a result of our lower credit ratings, we lost access to Federal Funds as a significant source of short-term financing, but were able to mitigate the impact by increasing short-term borrowings from Morgan Stanley.

In response to the exploration of the spin-off, Moody’s placed the asset-backed securities issued domestically by the trust under review for a possible downgrade, which we believe contributed to a temporary disruption in our ability to access the securitization markets,. This disruption lasted approximately five months, at which time Moody’s re-affirmed the ratings on the asset backed securities. This deferral of new securitization transactions, as well as a high level of maturities of existing securitization transactions and the discontinued issuance of new short-term certificates from the Discover securitization trust in response to higher projected charge-offs following the October 2005 effective date of the new U.S. bankruptcy legislation, caused the level of securitized loans in 2005 to decrease below prior year levels. These effects lingered into 2006, causing outstanding securitization transactions to remain somewhat lower than historical levels on average. In August 2005, Morgan Stanley announced that it would not pursue a spin-off of Discover.

•

In October 2004, the DOJ prevailed in its antitrust lawsuit against Visa and MasterCard which challenged their exclusionary rules-rules that effectively precluded us from offering network services to financial institutions. Since then, we have accelerated our network growth by entering the debit market with the acquisition of PULSE, one of the nation’s leading ATM/debit networks, and by signing card issuing agreements with a number of financial institutions.

•

During 2004, in response to industry-wide regulatory guidance in the United States, we modified our overlimit fee policies and procedures to stop charging overlimit fees for accounts meeting specific criteria. These modifications resulted in lower levels of overlimit fee revenue in 2006 and 2005, which is included in loan fee income.

•

During the last three years, there have been increasing regulatory initiatives in the United Kingdom with respect to late and overlimit fees, interchange fees and the sale of retail insurance products and a relaxation of bankruptcy laws that have made it more difficult to collect on delinquent accounts and easier for cardmembers to declare bankruptcy. These changes, as well as a weakened consumer credit environment, contributed to increased U.K. bankruptcy charge-offs and lower late fee, overlimit fee and interchange revenues.

•

In the nine months ended August 31, 2007, we increased the level of allowance for loan losses in our International Card segment by approximately $17 million related to the implementation of higher minimum payment requirements on certain accounts.

•

In February 2006, we acquired the Goldfish credit card business in the United Kingdom, adding approximately $1.4 billion in receivables. Under the terms of the acquisition, we did not purchase any late stage delinquencies. As such, the nine months ended August 31, 2006 reflect a lower level of charge-offs than the nine months ended August 31, 2007, which includes the full impact of the Goldfish acquisition.

Segments

We manage our business activities in three segments: U.S. Card, Third-Party Payments and International Card. In compiling the segment results that follow, the U.S. Card segment bears all overhead costs that are not specifically associated with a particular segment and all costs associated with Discover Network marketing, servicing and infrastructure, with the exception of an allocation of direct and incremental costs driven by the Third-Party Payments segment.

U.S. Card. The U.S. Card segment offers Discover Card-branded credit cards issued to individuals and small businesses over the Discover Network. Also included within the U.S. Card segment are our other consumer products and services businesses, including prepaid and other consumer lending and deposit products offered through our subsidiary, Discover Bank.

Third-Party Payments. The Third-Party Payments segment includes PULSE and our third-party payments business.

International Card. The International Card segment offers consumer finance products and services in the United Kingdom, including Morgan Stanley-branded, Goldfish-branded and various affinity-branded credit cards issued on the MasterCard and Visa networks.

The following table presents segment data for the nine months ended August 31, 2007 and 2006, and the years ended November 30, 2006, 2005 and 2004, on a managed basis (dollars in thousands), and a reconciliation to a GAAP presentation.

	Managed basis					GAAP basis
	U.S. Card	Third-Party Payments	International Card	Total	Securitization Adjustment(1)	Total
For the Nine Months Ended August 31, 2007
Interest income	$4,709,530	$1,726	$356,191	$5,067,447	$(2,928,167)	$2,139,280
Interest expense	1,985,090	19	175,471	2,160,580	(1,178,899)	981,681

Net interest income	2,724,440	1,707	180,720	2,906,867	(1,749,268)	1,157,599
Provision for loan losses	1,268,674	—	253,450	1,522,124	(911,875)	610,249
Other income	1,497,367	89,395	118,713	1,705,475	837,393	2,542,868
Other expense	1,776,209	61,733	219,075	2,057,017	—	2,057,017

Income (loss) before income tax expense	$1,176,924	$29,369	$(173,092)	$1,033,201	$—	$1,033,201

2006
Interest income	$4,319,190	$1,285	$303,204	$4,623,679	$(2,787,319)	$1,836,360
Interest expense	1,598,384	17	130,086	1,728,487	(1,031,965)	696,522

Net interest income	2,720,806	1,268	173,118	2,895,192	(1,755,354)	1,139,838
Provision for loan losses	1,210,507	—	163,598	1,374,105	(858,161)	515,944
Other income	1,603,963	82,623	126,897	1,813,483	897,193	2,710,676
Other expense	1,702,795	61,888	173,123	1,937,806	—	1,937,806

Income (loss) before income tax expense	$1,411,467	$22,003	$(36,706)	$1,396,764	$—	$1,396,764

For the Years Ended November 30, 2006
Interest income	$5,748,698	$1,801	$416,986	$6,167,485	$(3,708,959)	$2,458,526
Interest expense	2,160,569	23	176,997	2,337,589	(1,397,549)	940,040

Net interest income	3,588,129	1,778	239,989	3,829,896	(2,311,410)	1,518,486
Provision for loan losses	1,663,472	—	238,172	1,901,644	(1,146,007)	755,637
Other income	2,097,676	110,700	165,160	2,373,536	1,165,403	3,538,939
Other expense	2,381,880	83,529	254,074	2,719,483	—	2,719,483

Income (loss) before income tax expense	$1,640,453	$28,949	$(87,097)	$1,582,305	$—	$1,582,305

2005
Interest income	$5,409,381	$673	$294,343	$5,704,397	$(3,529,586)	$2,174,811
Interest expense	1,671,331	95	129,671	1,801,097	(1,024,618)	776,479

Net interest income	3,738,050	578	164,672	3,903,300	(2,504,968)	1,398,332
Provision for loan losses	2,263,617	—	126,462	2,390,079	(1,511,593)	878,486
Other income	1,753,828	92,143	97,691	1,943,662	993,375	2,937,037
Other expense	2,272,126	92,866	167,635	2,532,627	—	2,532,627

Income (loss) before income tax expense	$956,135	$(145)	$(31,734)	$924,256	$—	$924,256

2004(2)
Interest income	$5,441,349	$—	$259,746	$5,701,095	$(3,841,591)	$1,859,504
Interest expense	1,234,400	—	104,766	1,339,166	(691,544)	647,622

Net interest income	4,206,949	—	154,980	4,361,929	(3,150,047)	1,211,882
Provision for loan losses	2,713,115	—	83,107	2,796,222	(1,870,673)	925,549
Other income	1,878,558	—	90,454	1,969,012	1,279,374	3,248,386
Other expense	2,163,246	—	152,566	2,315,812	—	2,315,812

Income before income tax expense	$1,209,146	$—	$9,761	$1,218,907	$—	$1,218,907

(1)

The Securitization Adjustment column presents the effect of loan securitization by recharacterizing as securitization income the portions of the following items that relate to the securitized loans: interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues. Securitization income is reported in other income.

(2)	For the fiscal year ended November 30, 2004, the Third-Party Payments segment was insignificant and did not include PULSE, which was acquired on January 12, 2005.

The segment discussions that follow for the nine months ended August 31, 2007 and 2006, and the years ended November 30, 2006, 2005 and 2004 are on a managed basis.

U.S. Card

The U.S. Card segment reported pretax income of $1,176.9 million for the nine months ended August 31, 2007, down 17% as compared to the nine months ended August 31, 2006. The decrease in pretax income was driven by a decrease in other income, an increase in other expenses and an increased provision for loan loss. Other income decreased $106.6 million, or 7%, due to lower valuation of the interest-only strip receivable partially offset by an increase in discount and interchange revenue. The revaluation of the interest-only strip receivable was favorably impacted in 2006 by the effect of lower charge-offs following the October 2005 effective date of the new U.S. bankruptcy legislation on the interest-only strip receivable. The increase in discount and interchange reflects record sales volume. Other expenses increased $73.4 million, or 4%, due to increased marketing costs associated with account acquisition, costs related to the spin-off and higher legal fees related to VISA/MasterCard litigation. Provision for loan loss increased $58.2 million, or 5%, reflecting a trend toward more normalized levels of bankruptcy charge-offs as compared to record low levels in 2006.

For the nine months ended August 31, 2007, managed credit card loans grew to $47.4 billion, up 5% from last year. U.S. credit quality remained strong with a 30+ day delinquency rate of 3.16%, 15 basis points lower than last year’s third quarter but up 19 basis points from the second quarter 2007 record low level. The net charge-off rate for the nine months ended August 31, 2007 of 3.84% was down 11 basis points from last year. Charge-offs are expected to rise in 2008 with an anticipated full year managed net charge-off rate between 4.25% and 4.75%.

The U.S. Card segment produced strong results for the year ended November 30, 2006, with pretax income of $1.6 billion, up 72%, as compared to November 30, 2005. These results reflected the strong credit quality of the domestic managed credit card portfolio and the continued favorable impact of the new U.S. bankruptcy legislation on charge-offs, the revaluation of the interest-only strip receivable and the allowance for loan losses. The increase in pretax income was due to higher other income and a lower provision for loan losses partially offset by lower net interest income and higher other expenses. Other income increased $343.8 million, or 20%, due primarily to an increase in the fair value of our interest-only strip receivable as a result of lower bankruptcy receipts and our estimate of its related favorable impact on future charge-offs as well as a higher level of new securitization transactions. Provision for loan losses decreased $600.1 million, or 27%, reflecting strong credit quality and lower bankruptcy charge-offs. Net interest income decreased $149.9 million, or 4%, as higher interest expense was partially offset by higher interest income. The increase in interest expense was primarily due to an increase in the cost of funds driven by the rising interest rate environment. The increase in interest income reflects lower interest charge-offs due to improved credit quality and the effect of a rising interest rate environment on floating rate credit card loan receivables partially offset by higher promotional rate balances. Other expense increased $109.8 million, or 5%, driven by higher compensation and benefits expense and increased legal fees, primarily related to the litigation against Visa and MasterCard, and consulting costs, partially offset by lower cardmember fraud expense.

For the year ended November 30, 2006, managed credit card loans grew 3%, to $45.7 billion, driven by record transaction volume partially offset by higher cardmember payment rates. Sales volume increased 6%, primarily reflecting increased cardmember usage and higher prices of gasoline (which represents approximately 8% of sales volume). Managed interest spread compressed 50 basis points as increased cost of funds outpaced higher interest yield. The managed net charge-off rate of 3.96% decreased 134 basis points, reflecting strong credit quality and lower bankruptcy charge-offs. Over 30 and over 90 day delinquency rates decreased 59 basis points and 16 basis points to 3.39% and 1.59%, respectively, due to a shift to loans with lower risk profiles and improved collection experience.

A small portion of our newly-originated credit cards are issued to borrowers with FICO scores below 660 at the time of account origination, but who have met our other specific underwriting criteria indicating to us that they have the ability and willingness to pay. We have restricted this initiative to potential cardmembers with

FICO scores above 600, and the majority of these new accounts had FICO scores at origination in the 640 to 660 range. At November 30, 2006, less than 2.5% of receivables related to new accounts originated within the year were at FICO scores below 660 at time of origination, and for 2007 originations we project that this amount at year end will be less than 3.5%.

While we seek to carefully control the level of new account originations at FICO scores below 660, over time some accounts that were originated at higher FICO scores will migrate to levels below 660 due to circumstances that affect their credit performance. Consistent with industry standards for reporting securitization U.S. master trust data, we disclosed that as of August 31, 2007, approximately 26% of receivable balances in the domestic trust related to accounts with FICO scores below 660 at that date. This level is down from approximately 29% at January 31, 2006. While these percentages relate solely to receivables held in the trust, we believe they are representative of our managed card receivables portfolio.

Pretax income decreased $253.0 million, or 21%, to $956.1 million for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily due to lower net interest income and other income, and higher other expense partially offset by lower provision for loan losses. Net interest income decreased $468.9 million, or 11%, primarily due to increased interest expense related to the effect of the rising interest rate environment on funding costs and the increase in bankruptcy receipts in the fourth quarter as a result of the October 2005 effective date of the new U.S. bankruptcy legislation. This legislation resulted in an acceleration of charge-offs in 2005 and early 2006, a negative revaluation of the interest-only strip receivable in 2005 and additional provisions to the allowance for loan losses in 2005. Interest income was relatively unchanged as the impact of the increase in the prime rate on floating rate receivables was largely offset by a decline in higher rate loans due to improved credit quality. Other income decreased $124.7 million, or 7%, due to lower late and overlimit fees as well as a decrease in the fair value of our interest-only strip receivable as a result of the projected impact of higher bankruptcy receipts on charge-offs and a lower level of outstanding securitizations at year-end. The decline in late fees reflected lower levels of delinquent accounts. The decrease in overlimit fees was due to a modification of our overlimit fee policies and procedures, in response to industry-wide regulatory guidance, to stop charging such fees for accounts meeting specific criteria, as well as lower overlimit fee incidences. The provision for loan losses declined by $449.5 million, or 17%, due to improvement in credit quality partially offset by the impact of higher bankruptcy receipts in advance of the October 2005 effective date of the new U.S. bankruptcy legislation. Other expense increased $108.9 million, or 5%, primarily due to increased employee compensation and benefits costs and higher overhead allocations from Morgan Stanley. The increase in overhead allocations was due primarily to our assessed share ($29 million) of costs associated with Morgan Stanley senior management changes.

For the year ended November 30, 2005, managed credit card loans decreased $1.4 billion, or 3%, to $44.3 billion driven by increased cardmember payments, consistent with industry trends, partially offset by higher sales volumes. Managed interest spread compressed 112 basis points due to increased cost of funds and lower interest yield reflecting improved credit quality. The net charge-off rate declined 82 basis points to 5.30% reflecting improved credit quality partially offset by an increase in bankruptcy charge-offs. The over 30 and over 90 day delinquency rates dropped 67 basis points and 49 basis points to 3.98% and 1.75%, respectively, due to a shift to loans with lower risk profiles and improved collection experience.

Third-Party Payments

The Third-Party Payments segment reported pretax income of $29.4 million for the nine months ended August 31, 2007, up 33% as compared to the nine months ended August 31, 2006, driven by increased other income. Other income increased $6.8 million, or 8%, driven by higher transaction processing revenue related to increased volume on the PULSE Network and higher third-party card issuer fees. Volume on the PULSE Network increased 22% from last year to 1.7 billion.

The Third-Party Payments segment reported pretax income of $28.9 million for the year ended November 30, 2006 versus a pretax loss of $0.1 million for the year ended November 30, 2005 driven by increased other income and lower other expense. Other income increased $18.5 million, or 20%, due to higher volume from third-party card issuers signed in mid-2005 and higher transaction processing revenue related to increased volume on the PULSE Network. Other expense decreased $9.3 million, or 10%, as a result of one-time costs incurred in 2005 in connection with third-party issuer signings partially offset by higher transaction processing expense related to increased volumes on the PULSE Network.

Transactions processed on the PULSE Network increased 300 million, or 19%, to 1.9 billion for the year ended November 30, 2006.

International Card

The International Card segment reported a pretax loss of $173.1 million for the nine months ended August 31, 2007 as compared to a pretax loss of $36.7 million for the nine months ended August 31, 2006, driven primarily by an increase in the provision for loan losses and higher other expenses. The provision for loan losses increased $89.9 million, or 55%, related to a full period of charge-offs related to the Goldfish portfolio, weakening in the consumer credit environment in the U.K., certain maturing securitization receivables being retained in the portfolio, and an increase in reserves related to implementation of higher minimum payment requirements on certain accounts. Other expenses increased $46.0 million, or 27%, due to spin-off related costs, higher technology related investments and a full nine months of Goldfish expenses.

For the nine months ended August 31, 2007, managed credit card loans decreased 2% from last year to $4.4 billion, reflecting increased payments and reduced marketing, partially offset by a favorable foreign exchange rate. The 30+ day delinquency rate of 4.89% was up 42 basis points from last year and up 20 basis points from second quarter 2007. The increase in the third quarter includes the impact of declining receivables and of the implementation of higher minimum payment requirements on certain accounts. The net charge-off rate for the nine months ended August 31, 2007 of 6.50% was up 120 basis points from last year.

The International Card segment reported a pretax loss of $87.1 million for the year ended November 30, 2006, an increase of $55.4 million over the loss incurred for the year ended November 30, 2005, primarily as a result of the acquisition of the Goldfish business and the deteriorating consumer credit environment in the United Kingdom. The increase in pretax loss was driven by increases in the provision for loan losses and other expense partially offset by higher net interest income and other income. The provision for loan losses increased $111.7 million, or 88%, as a result of the weakened credit environment in the United Kingdom, the Goldfish acquisition and increased bankruptcy charge-offs. Other expense increased $86.4 million, or 52%, primarily due to incremental costs as a result of the acquisition of the Goldfish business. Net interest income increased $75.3 million, or 46%, and other income increased $67.5 million, or 69%, primarily related to a higher level of managed loan receivables as a result of the acquisition of the Goldfish business. The increase in other income was partially offset by lower levels of late and overlimit fee revenues resulting from regulatory changes which limited the per-incident amount of fees that can be charged.

For the year ended November 30, 2006, managed credit card loans grew $2.0 billion, or 74%, to $4.6 billion primarily due to the addition of the Goldfish business. Managed interest spread was flat compared to the prior year as lower yield was offset by lower cost of funds. Credit quality continued to deteriorate as the net charge-off rate rose 135 basis points to 5.45%, and the over 30 and over 90 day delinquency rates increased to 4.58% and 2.22%, respectively.

The International Card segment reported a pretax loss of $31.7 million for the year ended November 30, 2005 versus pretax income of $9.8 million for the year ended November 30, 2004, driven by increased provision for loan losses and higher other expense. The provision for loan losses increased by $43.4 million, or 52%, reflecting deteriorating credit quality. Other expense increased $15.1 million, or 10%, due to higher overhead allocations from Morgan Stanley. The increase in foreign exchange rates also had an impact on reported results.

For the year ended November 30, 2005, managed credit card loans grew $104.5 million, or 4%, to $2.7 billion driven by increased sales volume partially offset by higher payments. Credit quality declined as the net charge-off rate increased 23 basis points to 4.10% and over 30 and over 90 day delinquency rates rose to 3.95% and 1.81%, respectively.

GAAP to Managed Reconciliations

Transferred loans against which beneficial interests have been issued through securitization transactions are removed from our statements of financial condition, and the portions of interest income, provision for loan losses and certain components of other income related to the transferred loans against which beneficial interests have been issued through securitization transactions are no longer recorded in our statements of income; however, they remain significant factors in determining the securitization income we receive on our retained beneficial interests in those transactions. Management believes it is useful for investors to consider the credit performance of the entire managed loan portfolio to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in securitization. Loan receivables on a GAAP (or owned) basis and related performance measures, including yield, charge-offs and delinquencies can vary from those presented on a managed basis. Generally, loan receivables included in the securitization trusts are derived from accounts that are more seasoned, while owned loan receivables represent a greater concentration of newer accounts, occurring as a result of the degree to which receivables from newer accounts are added to the trusts. The seasoning of an account is measured by the age of the account relationship. In comparison to more seasoned accounts, loan receivables of newer accounts typically carry lower interest yields resulting from introductory offers to new cardmembers and lower charge-offs and delinquencies.

Beginning with “—Earnings Summary,” the discussion of GAAP results is presented on a consolidated basis with any material differences between segment performance specifically identified. The table that follows provides a GAAP to managed reconciliation of loan receivables and related statistics that are impacted by asset securitization:

Reconciliation of GAAP to Managed Data

	Nine Months Ended August 31,		Years Ended November 30,
	2007	2006	2006	2005	2004
Total Credit Card Loans
Ending Balance
GAAP loan receivables	$22,301,589	$22,935,647	$23,646,901	$22,496,211	$19,723,758
Securitized loans	29,498,857	26,662,812	26,703,427	24,440,063	28,537,644

Total managed loans	$51,800,446	$49,598,459	$50,350,328	$46,936,274	$48,261,402

Average Balance
GAAP loan receivables	$22,928,841	$21,351,673	$21,656,295	$19,931,636	$17,608,445
Securitized loans	28,292,946	26,533,284	26,560,251	27,398,507	29,778,495

Total managed loans	$51,221,787	$47,884,957	$48,216,546	$47,330,143	$47,386,940

Interest Yield
GAAP loan receivables	10.63%	10.42%	10.38%	10.12%	10.05%
Securitized loans	13.79%	13.99%	13.96%	12.88%	12.90%
Total managed loans	12.37%	12.40%	12.36%	11.72%	11.84%
Interest Spread
GAAP loan receivables	5.35%	5.77%	5.64%	5.96%	5.93%
Securitized loans	8.20%	8.82%	8.69%	9.16%	10.56%
Total managed loans	6.93%	7.45%	7.32%	7.82%	8.89%
Return on Receivables
GAAP loan receivables	3.75%	5.56%	4.97%	2.90%	4.41%
Securitized loans	3.04%	4.47%	4.05%	2.11%	2.61%
Total managed loans	1.68%	2.48%	2.23%	1.22%	1.64%
Net Principal Charge-off Rate
GAAP loan receivables	3.80%	3.74%	3.79%	4.84%	5.53%
Securitized loans	4.30%	4.31%	4.31%	5.52%	6.28%
Total managed loans	4.07%	4.06%	4.08%	5.23%	6.00%
Delinquency Rate (over 30 days)
GAAP loan receivables	3.07%	3.19%	3.22%	3.69%	4.08%
Securitized loans	3.48%	3.62%	3.76%	4.24%	4.87%
Total managed loans	3.30%	3.42%	3.50%	3.98%	4.55%
Delinquency Rate (over 90 days)
GAAP loan receivables	1.44%	1.49%	1.53%	1.62%	1.97%
Securitized loans	1.63%	1.68%	1.75%	1.87%	2.34%
Total managed loans	1.55%	1.59%	1.65%	1.75%	2.18%

Domestic Credit Card Loans
Ending Balance
GAAP loan receivables	$19,078,441	$20,054,028	$20,694,395	$20,434,977	$18,606,211
Securitized loans	28,273,657	25,022,508	25,011,827	23,826,144	27,084,517

Total managed loans	$47,352,098	$45,076,536	$45,706,222	$44,261,121	$45,690,728

Average Balance
GAAP loan receivables	$20,035,079	$18,900,320	$19,120,946	$18,644,660	$16,228,520
Securitized loans	26,630,250	25,204,734	25,156,303	26,092,042	28,789,768

Total managed loans	$46,665,329	$44,105,054	$44,277,249	$44,736,702	$45,018,288

	Nine Months Ended August 31,		Years Ended November 30,
	2007	2006	2006	2005	2004
Interest Yield
GAAP loan receivables	10.82%	10.54%	10.50%	10.16%	10.13%
Securitized loans	13.94%	14.09%	14.08%	12.93%	12.91%
Total managed loans	12.60%	12.57%	12.53%	11.78%	11.91%
Interest Spread
GAAP loan receivables	5.60%	5.84%	5.71%	6.03%	6.09%
Securitized loans	8.31%	8.92%	8.80%	9.30%	10.66%
Total managed loans	7.16%	7.59%	7.45%	7.95%	9.06%
Net Principal Charge-off Rate
GAAP loan receivables	3.40%	3.63%	3.64%	4.95%	5.75%
Securitized loans	4.16%	4.19%	4.20%	5.55%	6.32%
Total managed loans	3.84%	3.95%	3.96%	5.30%	6.12%
Delinquency Rate (over 30 days)
GAAP loan receivables	2.80%	3.03%	3.05%	3.69%	4.19%
Securitized loans	3.40%	3.54%	3.67%	4.23%	4.96%
Total managed loans	3.16%	3.31%	3.39%	3.98%	4.65%
Delinquency Rate (over 90 days)
GAAP loan receivables	1.31%	1.41%	1.44%	1.61%	2.03%
Securitized loans	1.60%	1.64%	1.72%	1.86%	2.38%
Total managed loans	1.48%	1.54%	1.59%	1.75%	2.24%

International Credit Card Loans
Ending Balance
GAAP loan receivables	$3,223,148	$2,881,619	$2,952,506	$2,061,234	$1,117,547
Securitized loans	1,225,200	1,640,304	1,691,600	613,919	1,453,127

Total managed loans	$4,448,348	$4,521,923	$4,644,106	$2,675,153	$2,570,674

Average Balance
GAAP loan receivables	$2,893,762	$2,451,353	$2,535,349	$1,286,976	$1,379,925
Securitized loans	1,662,696	1,328,550	1,403,948	1,306,465	988,727

Total managed loans	$4,556,458	$3,779,903	$3,939,297	$2,593,441	$2,368,652

Interest Yield
GAAP loan receivables	9.30%	9.51%	9.51%	9.63%	9.13%
Securitized loans	11.35%	12.16%	11.94%	11.80%	12.69%
Total managed loans	10.05%	10.44%	10.38%	10.72%	10.62%
Interest Spread
GAAP loan receivables	3.61%	5.23%	5.15%	5.07%	3.87%
Securitized loans	6.47%	6.84%	6.74%	6.36%	7.89%
Total managed loans	4.67%	5.79%	5.71%	5.72%	5.57%
Net Principal Charge-off Rate
GAAP loan receivables	6.51%	4.58%	4.94%	3.28%	2.94%
Securitized loans	6.49%	6.64%	6.36%	4.91%	5.17%
Total managed loans	6.50%	5.30%	5.45%	4.10%	3.87%
Delinquency Rate (over 30 days)
GAAP loan receivables	4.63%	4.29%	4.36%	3.78%	2.23%
Securitized loans	5.55%	4.78%	4.96%	4.53%	3.20%
Total managed loans	4.89%	4.47%	4.58%	3.95%	2.78%
Delinquency Rate (over 90 days)
GAAP loan receivables	2.21%	2.03%	2.16%	1.73%	0.96%
Securitized loans	2.51%	2.19%	2.32%	2.09%	1.43%
Total managed loans	2.30%	2.09%	2.22%	1.81%	1.22%

Our loan receivables had the following maturity distribution at August 31, 2007 (dollars in thousands):

	Due One Year or Less(1)	Due After One Year Through Five Years	Due After Five Years	Total
Domestic:
Credit card	$4,622,230	$9,605,324	$4,669,119	$18,896,673
Commercial loans	57,306	97,102	27,360	181,768
Other consumer loans	1,632	14,552	75,825	92,009
International:	693,890	1,570,200	959,058	3,223,148

Loan receivables	$5,375,058	$11,287,178	$5,731,362	$22,393,598

(1)

Because of the uncertainty regarding loan repayment patterns, which historically have been higher than contractually required minimum payments, this amount may not necessarily be indicative of our actual loan repayments.

At August 31, 2007, of our loan receivables due after one year, approximately $6.9 billion had interest rates tied to an index and approximately $10.1 billion were fixed rate loans.

Critical Accounting Policies

In preparing our consolidated and combined financial statements in conformity with GAAP, management must make judgments and use estimates and assumptions about the effects of matters that are uncertain. For estimates that involve a high degree of judgment and subjectivity, it is possible that different estimates could reasonably be derived for the same period. For estimates that are particularly sensitive to changes in economic or market conditions, significant changes to the estimated amount from period to period are also possible. Management believes the current assumptions and other considerations used to estimate amounts reflected in our consolidated and combined financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts in our consolidated and combined financial statements, the resulting changes could have a material adverse effect on our consolidated and combined results of operations and, in certain cases, could have a material adverse effect on our consolidated and combined financial condition. Management has identified the policies related to the accounting for asset securitization transactions, the estimation of the allowance for loan losses, interest income recognition, the accrual of cardmember rewards cost, the evaluation of goodwill for potential impairment and accrual of income taxes as critical accounting policies.

Accounting for Asset Securitization Transactions

We account for our securitization transactions in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended (“Statement No. 140”). The gain on the securitization transaction depends in part on the previous carrying amount of the assets involved in the transfer, allocated between the assets transferred and the retained interests based upon their respective fair values at the date of the transfer. The interest-only strip receivable represents the contractual right to receive interest and certain loan fee revenues less certain costs, including loan losses on securitized loans and the contractual rate of interest paid to third-party investors in the securitization as well as a servicing fee from the trust over the life of the asset sold. In the absence of observable market prices, the fair value of the interest-only strip receivable is estimated based on the present value of expected future cash flows using management’s best estimate of the key assumptions, including forecasted interest yield, loan losses and payment rates, the interest paid to investors and a discount rate commensurate with the risks involved. Changes in the estimated fair value of the interest-only strip receivable, as well as certain other retained interests, are recorded in securitization income. The use of different estimates or assumptions could produce materially different financial results. In addition, estimates are likely to change in the future as components of the interest-only strip receivable valuation are sensitive to market and economic conditions.

If management used different assumptions in estimating the value of the interest-only strip receivable, the impact could have a material effect on our combined financial condition and results of operations. For example, a 20% change in the excess spread assumption for all securitized loans could have resulted in a change of approximately $67 million in the value of the interest-only strip receivable as of November 30, 2006. See Note 8: Credit Card Securitization Activities to the audited combined financial statements for further information about the accounting for securitizations.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable net loan losses inherent in the loan portfolio. Management evaluates the allowance quarterly for adequacy. The allowance is established through a charge to the provision for loan losses. In estimating losses inherent in the credit card loan portfolio, we use an approach that utilizes a migration analysis of delinquent and current credit card receivables. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various stages of delinquency and to charge-off. The migration analysis considers uncollectible principal, interest and fees reflected in loan receivables. In determining the proper level of the allowance for loan losses, management also considers factors that may impact loan loss experience, including current economic conditions, recent trends in delinquencies and bankruptcy receipts, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties.

If management used different assumptions in estimating probable losses, the impact to the allowance for loan losses could have a material effect on our combined financial condition and results of operations. For example, a 10% change in management’s estimate of probable net loan losses could have resulted in a change of approximately $83 million in the allowance for loan losses at November 30, 2006, with a corresponding change in the provision for loan losses. See Note 7: Loan Receivables to the audited combined financial statements for further details about the allowance for loan losses.

Interest Income Recognition

Interest income earned through finance charges on credit card loans is calculated based on the amount of loans outstanding and the contractual interest rates on such loans. Accrued interest is included in credit card loan receivables when billed to the cardmember. We accrue unbilled interest revenue on a monthly basis from a cardmember’s billing cycle date to the end of the month. The unbilled interest accrual is recorded on the combined statements of financial condition in accrued interest receivable for owned loans and in amounts due from asset securitization for securitized loans. We make certain assumptions and estimates in the determination of unbilled accrued interest, including a projection of the percentage of loan balances that will revolve. We apply the same methodology in the determination of unbilled accrued interest for both owned loans and securitized loans.

If management used different assumptions in the determination of the unbilled portion of accrued interest income and the valuation of accrued interest on securitized loans, our financial condition and results of operations could have been materially different. For example, a 10% change in management’s projection of the percentage of loans that will revolve in the next cycle could have resulted in a combined change in accrued interest receivable and amounts due from asset securitization of approximately $29 million at November 30, 2006, with a corresponding change in interest income. See “—Net Interest Income” for additional details concerning interest earned through finance charges on credit card loans.

Cardmember Rewards Cost

We offer our cardmembers various reward programs, including the Cashback Bonus reward program, pursuant to which we offer certain cardmembers a reward equal to a percentage of their purchase amounts based on the type and volume of the cardmember’s purchases. The liability for cardmember rewards is included in accrued expenses and other liabilities on our combined statements of financial condition. We compute rewards liability on an individual cardmember basis and it is accumulated as qualified cardmembers make progress toward earning a reward through their ongoing purchase activity. The liability is adjusted for expected forfeitures of accumulated rewards. We estimate forfeitures based on historical account closure and charge-off experience and actual cardmember purchase activity. We recognize Cashback Bonus reward cost for both owned loans and securitized loans as a reduction of discount and interchange revenue in the combined statements of income.

If management used a different estimate of forfeitures, our combined financial condition and results of operations could have differed significantly. For example, a 100 basis point decrease in the estimated forfeiture rate as of November 30, 2006, could have resulted in an increase in accrued expenses and other liabilities of approximately $8 million. The corresponding increase in rewards cost would have been reflected as a decrease in discount and interchange revenue. See “—Other Income” and Note 3: Summary of Significant Accounting Policies to the audited combined financial statements for further details about cardmember rewards cost.

Goodwill

We recognize goodwill when the purchase price of an acquired business exceeds the fair values of the acquired net assets. As required by GAAP, we test goodwill for impairment annually, or more often if indicators of impairment exist. In evaluating goodwill for impairment, management must estimate the fair value of the business unit(s) to which the goodwill relates. Because market data concerning acquisitions of comparable businesses typically are not readily obtainable, other valuation techniques such as earnings multiples and cash flow models are used in estimating the fair values of these businesses. In applying these techniques, management considers historical results, business forecasts, market and industry conditions and other factors. We may also consult independent valuation experts where needed in applying these valuation techniques. The valuation methodologies we use involve assumptions about business performance, revenue and expense growth, discount rates and other assumptions that are judgmental in nature.

If the assumptions used by management in valuing its acquired businesses are inappropriate, we may be exposed to an impairment loss that, when realized, could have a material impact on our combined financial condition and results of operations.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No.142”), we completed our annual goodwill impairment testing as of December 1, 2006 and 2005. During the quarter ended August 31, 2007, we changed the date of our annual goodwill impairment testing to June 1 in order to move the impairment testing outside of the normal year-end reporting process to a date when resources are less constrained. In accordance with Statement No. 142, we will also perform interim impairment testing should circumstances requiring it arise. We believe that the resulting change in accounting principle related to the annual testing date will not delay, accelerate, or avoid an impairment charge. Goodwill impairment tests performed as of June 1, 2007 and December 1, 2006 and 2005 concluded that no impairment charges were required as of those dates. We determined that the change in accounting principle related to the annual testing date is preferable under the circumstances and does not result in adjustments to our financial statements when applied retrospectively.

Income Taxes

We are subject to the income tax laws of the jurisdictions where we have business operations, primarily the United States, its states and municipalities, and the United Kingdom. We must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes and must also make estimates about when in the future certain items will affect taxable income in the various taxing jurisdictions. Disputes over interpretations of the tax laws may be settled with the taxing authority upon examination or audit. We regularly evaluate the likelihood of assessments in each of the taxing jurisdictions resulting from current and subsequent years’ examinations, and tax reserves are established as appropriate.

Changes in the estimate of income taxes can occur due to tax rate changes, interpretations of tax laws, the status and resolution of examinations by the taxing authorities, and newly enacted laws and regulations that impact the relative merits of tax positions taken. When such changes occur, the effect on our combined financial condition and results of operations can be significant. See Note 18: Income Taxes to the audited combined financial statements for additional information about income taxes.

Earnings Summary

The following table outlines changes in our consolidated and combined statement of income for the periods presented (dollars in thousands):

	For the Nine Months Ended August 31,		2007 vs. 2006 increase (decrease)		For the Years Ended November 30,			2006 vs. 2005 increase (decrease)		2005 vs. 2004 increase (decrease)
	2007	2006	$	%	2006	2005	2004	$	%	$	%
Interest income	$2,139,280	$1,836,360	$302,920	16%	$2,458,526	$2,174,811	$1,859,504	$283,715	13%	$315,307	17%
Interest expense	981,681	696,522	285,159	41%	940,040	776,479	647,622	163,561	21%	128,857	20%

Net interest income	1,157,599	1,139,838	17,761	2%	1,518,486	1,398,332	1,211,882	120,154	9%	186,450	15%
Provision for loan losses	610,249	515,944	94,305	18%	755,637	878,486	925,549	(122,849)	(14)%	(47,063)	(5)%

Net interest income after provision for loan losses	547,350	623,894	(76,544)	(12)%	762,849	519,846	286,333	243,003	47%	233,513	82%
Other income	2,542,868	2,710,676	(167,808)	(6)%	3,538,939	2,937,037	3,248,386	601,902	20%	(311,349)	(10)%
Other expense	2,057,017	1,937,806	119,211	6%	2,719,483	2,532,627	2,315,812	186,856	7%	216,815	9%

Pretax income	1,033,201	1,396,764	(363,563)	(26)%	1,582,305	924,256	1,218,907	658,049	71%	(294,651)	(24)%
Income tax expense	388,087	506,670	(118,583)	(23)%	505,689	346,341	442,654	159,348	46%	(96,313)	(22)%

Net income	$645,114	$890,094	$(244,980)	(28)%	$1,076,616	$577,915	$776,253	$498,701	86%	$(198,338)	(26)%

Net income for 2006 and 2005 was influenced by consumer behavior in anticipation of the October 2005 effective date of the new U.S. bankruptcy legislation. We believe 2005 results were adversely affected as consumers filed for bankruptcy before the new U.S. bankruptcy legislation. This legislation resulted in an acceleration of charge-offs in 2005 and first quarter 2006, a negative revaluation of the interest-only strip receivable in 2005 and additional provisions to the allowance for loan losses in 2005. In contrast, full year 2006 results were positively affected by a sharp decline in consumer bankruptcy receipts, resulting in lower charge-offs. Full year 2006 also benefited from a favorable revaluation of the interest-only strip receivable and a decrease in the level of allowance for loan losses.

Net income for the nine months ended August 31, 2007 was $645.1 million, down 28% compared to the nine months ended August 31, 2006, driven by lower other income, higher other expenses and higher provision for loan losses. Other income decreased primarily due to an unfavorable revaluation of the interest-only strip receivable as the nine months ended August 31, 2006 reflected the favorable revaluation of the interest-only strip receivable following the October effective date of the new bankruptcy legislation. The increase in other expenses was driven by higher marketing and business development costs, legal fees and cost related to the spin-off from Morgan Stanley. The provision for loan losses increased due to higher net charge-offs, a higher level of owned receivables and the implementation of higher minimum payment requirements on certain accounts related to international loans and a lower level of releases related to domestic loans, partially offset by lower net charge-offs on domestic loans. The increase in international owned receivables related to a maturing securitization retained in the portfolio due to disruptions in the financial markets as well as the weakened consumer credit environment in the United Kingdom.

Net income for the year ended November 30, 2006 was a record $1.1 billion, up 86% compared to the year ended November 30, 2005, driven by higher other income and net interest income and lower provision for loan losses, as well as a lower effective tax rate, partially offset by higher other expenses. Other income increased due to higher securitization income resulting from lower credit losses on securitized loans attributable to strong credit quality and the continued lower level of charge-offs following the October 2005 effective date of the new U.S. bankruptcy legislation, resulting in a higher excess spread and a favorable revaluation of the interest-only strip receivable. Increases in other expenses were driven by costs related to the Goldfish acquisition, higher compensation and benefit costs and increased legal and consulting costs. Also, the year ended November 30, 2006 included a lower effective tax rate due to tax benefits related to the favorable resolution of various tax matters.

Net income for the year ended November 30, 2005 was $577.9 million, down 26% compared to the year ended November 30, 2004, driven by lower other income and higher other expense partially offset by increased net interest income. Other income decreased due to lower securitization income reflecting lower excess spread on securitized loans and a downward revaluation of the interest-only strip receivable, both of which reflect the higher bankruptcy receipts and the related anticipated charge-offs in conjunction with the October 2005 effective date of the new U.S. bankruptcy legislation. This decrease was offset in part by increased transaction processing revenues related to the acquisition of PULSE. Other expense increased due to increased employee compensation and benefits and other expenses. Employee compensation and benefits increased due to increased salary levels and benefits costs and additional employees associated with the PULSE business.

Net Interest Income

Net interest income represents the difference between interest income earned on interest-earning assets which we own and the interest expense incurred to finance those assets, whereas net interest margin represents the net interest income stated as a percentage of total interest-earning assets. Our interest-earning assets consist of loan receivables, certain retained interests in securitization transactions included in amounts due from asset securitization and Federal Funds sold, in addition to other cash and cash equivalents. Because the investor interests in securitization transactions are not assets owned by us, they are not included in interest-earning assets nor is the interest yield on the related loans included in interest income.

For the nine months ended August 31, 2007, net interest income increased $17.8 million, or 2%, and net interest margin decreased 86 basis points to 5.08% as compared to the nine months ended August 31, 2006. The increase in net interest income was a result of higher average interest-earning assets offset in part by higher average interest-bearing liabilities and an increase in cost of funds. Both the higher level of average interest-earning assets and a higher cost of funds adversely impacted the net interest margin. The net interest margin was further adversely impacted as a result of a higher mix of average interest-earning assets having lower interest yields, specifically Federal Funds sold. Net interest income for the years ended November 30, 2006 and 2005 increased $120.2 million, or 9%, and $186.5 million, or 15%, as compared to the respective prior years. For the year ended November 30, 2006, net interest margin increased 6 basis points to 5.94% from November 30, 2005. The net interest margin for the year ended November 30, 2005 was unchanged from the year ended November 30, 2004 at 5.88%.

Interest income is influenced by the level of interest-earning assets which is most significantly impacted by changes in the level of securitized loans. Both the maturities of existing securitization transactions and the level of new transactions that equal or exceed those maturities, as well as the timing of each, can cause variability in the amount of securitized loans outstanding. Other factors that can influence average interest-earning assets are growth strategies, including portfolio acquisitions, as well as cardmember spending and payment patterns. For the nine months ended August 31, 2007 and 2006, average securitized loans as a percentage of managed credit card loan receivables remained unchanged at 55%. Accordingly, growth in the average managed credit card loan receivables in the nine months ended August 31, 2007, related to domestic credit cards and the acquisition of Goldfish, resulted in a higher level of both average securitized loans as well as higher average owned loan receivables in comparison to the prior year. The higher average owned loan receivables contributed favorably to interest income in 2007. Additionally, the increase in interest income in the nine months ended August 31, 2007 was favorable impacted by a higher yield as compared to the nine months ended August 31, 2006. During the years ended November 30, 2006, 2005 and 2004, average securitized loans as a percentage of managed credit card loan receivables were 55%, 58% and 63%, respectively. The decrease in average securitized loans in 2006 from 2005 was attributable to a lower beginning of year level associated with the high volume of maturities in the latter part of 2005. This higher level of maturities as well as the deferral of new transactions as a result of the previous evaluation of our spin-off from Morgan Stanley caused 2005 average securitized loans to decrease from 2004. The lower level of securitized loans in 2006 in comparison to 2005 contributed favorably to interest income in 2006; similarly, the lower level of securitized loans in 2005 in comparison to 2004 contributed favorably to interest income in 2005.

Other interest-earning assets include amounts due from asset securitization, Federal Funds sold and other cash and cash equivalents. Amounts due from asset securitization relate to assets retained by us in securitization transactions and include cash collateral accounts that provide credit enhancement on the investor interests and cardmember payments on securitized loans that have been transferred to the trusts for the benefit of the investors. The amount of retained interests is impacted by the timing of securitization maturities and varies in relation to changes in the amount of securitized loans. Interest income earned on these assets will fluctuate accordingly. Federal Funds sold and other cash and cash equivalents represent amounts maintained for liquidity purposes. We began to establish our liquidity pool in the latter part of the first quarter of 2007. See “—Liquidity and Capital Resources” for a discussion of our efforts to enhance our liquidity. Accordingly, the average level of Federal Funds sold during the nine months ended August 31, 2007 is higher than the nine months ended August 31, 2006.

Interest income is also influenced by the interest rate on interest-earning assets. Credit card loan receivables earn interest at fixed rates as well as floating rates that are tied to short-term rates aligned with the prime rate. Amounts due from asset securitization and Federal Funds sold earn interest at floating rates tied to short-term rates aligned with market indices. Interest income earned on floating rate interest-earning assets is influenced by changes in the interest rate environment. Loan receivables are our largest asset. During the nine months ended August 31, 2007 and 2006, average credit card loan receivables earning interest at floating rates represented 47% and 52%, respectively. The prime rate during the nine months ended August 31, 2006 increased 125 basis points to 8.25% in conjunction with similar changes to the Federal Funds rate. Accordingly, as a result of the increase in short-term rates, interest income on floating rate assets was more favorably impacted in the nine months ended August 31, 2007 than in the nine months ended August 31, 2006. During the years ended November 30, 2006, 2005 and 2004, average credit card loan receivables earning interest at floating rates represented 52%, 50% and 34%, respectively, of total average loan receivables; the prime rate increased 1.25%, 2.00% and 1.00%, respectively, during those same years. The incremental increases in the interest rate environment contributed favorably to interest income earned on the owned loan receivables, amounts due from asset securitizations and Federal Funds sold. Additionally, interest income in the years ended November 30, 2006 and 2005 was further impacted by a higher percentage of loan receivables earning interest at floating rates.

Credit quality is another factor which influences interest income. As a result of the improved credit environment following the October 2005 effective date of the new U.S. bankruptcy legislation and our risk management practices, the number of cardmembers having lower risk profiles has increased. Generally, cardmembers with a lower risk profile have higher payment rates, resulting in a lower percentage of loan receivables on which interest is accrued. Although interest income is lower as a result, interest-related charge-offs, which are recorded as a reduction to interest income, are also lower. This was particularly evident following the October 2005 effective date of the new U.S. bankruptcy legislation. The differences in year-over-year comparisons have narrowed as charge-offs have returned to more normalized levels than that of the initial time period following the legislation’s effectiveness. For the nine months ended August 31, 2007 and 2006, interest billed and subsequently charged-off, net of recoveries, was 0.88% and 0.83%, respectively. For the years ended November 30, 2006, 2005 and 2004, interest billed and subsequently charged-off, net of recoveries, was 0.90%, 1.14% and 1.33%, respectively.

Interest-bearing liabilities reflect our funding requirements, currently consisting of deposits and borrowings from third parties. Prior to the Distribution, interest-bearing liabilities also included borrowings from Morgan Stanley, consisting of notes payable and Federal Funds purchased from Morgan Stanley Bank, an FDIC-regulated banking subsidiary of Morgan Stanley, as well as money market accounts sourced from the Morgan Stanley Global Wealth Management Bank Deposit Program. See “—Liquidity and Capital Resources.” We incur interest expense on our interest-bearing liabilities at fixed and floating rates. Accordingly, changes in the interest rate environment, changes in the percentage of floating rate interest-bearing liabilities and the replacement of maturing debt can impact interest expense. During the nine months ended August 31, 2007 and 2006, floating rate average interest-bearing liabilities as a percentage of total average interest-bearing liabilities were approximately 50% and 45%, respectively. In comparison to prior period, the increases in floating rate average interest-bearing liabilities in the nine months ended August 31, 2007 reflected higher levels of money market deposits, sourced from the Morgan Stanley Global Wealth Management Bank Deposit Program prior to the Distribution and external third parties beginning in May, as well as higher levels of short-term borrowings. Both the higher levels of floating rate interest-bearing liabilities and the impact of a higher interest rate environment on these liabilities adversely impacted interest expense in the nine months ended August 31, 2007 as compared to the prior period. The higher interest rate environment in 2007 also had a negative effect on the cost of issuing new fixed rate certificates of deposit to replace maturing certificates of deposit issued at lower, historical rates. During the years ended November 30, 2006, 2005 and 2004, floating rate average interest bearing liabilities as a percentage of total average interest bearing liabilities were approximately 48%, 41% and 38%, respectively. Accordingly, interest expense in the years ended November 30, 2006 and 2005 were adversely impacted by a rising interest rate environment. Interest expense also includes the effects of any interest rate swaps we enter into as part of our interest rate risk management program. The program is designed to reduce the volatility of earnings resulting from changes in interest rates by having a financing portfolio that reflects the existing repricing schedules of loan receivables as well as our right, with notice to cardmembers, to reprice certain fixed or floating rate loan receivables to a new interest rate in the future.

In response to industry-wide regulatory guidance, in 2006 we increased minimum payment requirements on certain credit card loans. Bank regulators have discretion to interpret the guidance or its application, and changes in such guidance or its application by the regulators could impact minimum payment requirements. Increases in minimum payment requirements could negatively impact future levels of credit card loans and related interest and fee revenue and charge-offs.

The following tables provide further analysis of net interest income, net interest margin and the impact of rate and volume changes for the nine months ended August 31, 2007 and 2006 (dollars in thousands):

Average Balance Sheet Analysis

	August 31, 2007			August 31, 2006
	Average Balance	Rate	Interest	Average Balance	Rate	Interest
Assets
Interest-earning assets:
Interest earning deposits in other banks	$185,294	5.95%	$8,281	$1,467	3.81%	$42
Federal Funds sold	3,896,393	5.30%	155,134	443,268	4.72%	15,719
Commercial paper	15,564	5.37%	627	13,394	4.87%	490
Investment securities	93,157	5.50%	3,843	48,508	5.40%	1,967
Loans:(1)
Domestic
Credit cards	20,035,079	10.82%	1,627,904	18,900,320	10.54%	1,495,972
Other consumer loans	92,715	5.91%	4,113	141,410	7.28%	7,730

Total domestic	20,127,794	10.80%	1,632,017	19,041,730	10.52%	1,503,702
International
Credit cards	2,893,762	9.30%	201,958	2,451,353	9.51%	174,935
Other consumer loans	—	—	—	70,628	7.63%	4,046

Total international	2,893,762	9.30%	201,958	2,521,981	9.45%	178,981

Total loans	23,021,556	10.61%	1,833,975	21,563,711	10.39%	1,682,683
Other interest-earning assets	3,161,274	5.79%	137,420	3,476,143	5.19%	135,459

Total interest-earning assets	30,373,238	9.38%	2,139,280	25,546,491	9.58%	1,836,360
Allowance for loan losses	(802,484)			(799,557)
Other assets	3,075,747			2,504,098

Total assets	$32,646,501			$27,251,032

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits(2)	$15,232,558	5.14%	$588,042	$12,949,473	4.60%	$446,844
Money market deposits	3,557,530	5.31%	141,923	1,435,735	4.68%	50,459
Other interest-bearing deposits	37,310	3.53%	990	20,774	2.97%	463

Total interest-bearing deposits	18,827,398	5.17%	730,955	14,405,982	4.60%	497,766
Borrowings:
Short-term borrowings
Domestic	2,127,182	5.48%	87,505	2,342,081	4.90%	86,146
International	2,119,872	5.85%	93,060	1,838,848	4.12%	56,814

Total short-term borrowings	4,247,054	5.66%	180,565	4,180,929	4.55%	142,960
Long-term borrowings
Domestic	1,187,208	6.05%	53,894	820,174	5.87%	36,116
International	458,176	4.73%	16,267	546,260	4.80%	19,680

Total long-term borrowings	1,645,384	5.68%	70,161	1,366,434	5.44%	55,796

Total borrowings	5,892,438	5.67%	250,726	5,547,363	4.77%	198,756

Total interest-bearing liabilities	24,719,836	5.29%	981,681	19,953,345	4.65%	696,522

Other liabilities and stockholders’ equity	7,926,665			7,297,687

Total liabilities and stockholders’ equity	$32,646,501			$27,251,032

Net interest income			$1,157,599			$1,139,838

Net interest margin(3)		5.08%			5.94%
Interest rate spread(4)		4.09%			4.93%

(1)

Average balances of loan receivables include non-accruing loans and these loans are therefore included in the yield calculations. If these balances were excluded, there would not be a material impact on the amounts reported above.

(2)	Includes the impact of interest rate swap agreements used to change a portion of fixed-rate funding to floating-rate funding.

(3)	Net interest margin represents net interest income as a percentage of total interest earning assets.

(4)	Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.

Rate/Volume Variance Analysis(1)

	August 31, 2007 vs. 2006
Increase/(Decrease) due to changes in:	Volume	Rate	Total
	(in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$8,203	$36	$8,239
Federal Funds sold	137,253	2,162	139,415
Commercial paper	84	53	137
Investment securities	1,842	34	1,876
Loans:
Domestic
Credit cards	91,471	40,461	131,932
Other consumer loans	(2,338)	(1,279)	(3,617)

Total domestic loans	89,133	39,182	128,315
International
Credit cards	33,233	(6,210)	27,023
Other consumer loans	(2,023)	(2,023)	(4,046)

Total international loans	31,210	(8,233)	22,977

Total loans	120,343	30,949	151,292
Other interest-earning assets	(17,461)	19,422	1,961

Total interest income	250,264	52,656	302,920
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	84,372	56,826	141,198
Money market deposits	83,802	7,662	91,464
Other interest-bearing deposits	425	102	527

Total interest-bearing deposits	168,599	64,590	233,189
Borrowings:
Short-term borrowings
Domestic	(11,271)	12,630	1,359
International	9,656	26,590	36,246

Total short-term borrowings	(1,615)	39,220	37,605
Long-term debt and bank notes
Domestic	16,630	1,148	17,778
International	(3,131)	(282)	(3,413)

Total long-term borrowings	13,499	866	14,365

Total borrowings	11,884	40,086	51,970

Total interest expense	180,483	104,676	285,159

Net interest income	$69,781	$(52,020)	$17,761

(1)

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

For the nine months ended August 31, 2007, interest income increased $302.9 million, or 16%, as compared to the nine months ended August 31, 2006, due to $4.8 billion higher average interest-earning assets, offset in part by a 20 basis point decrease in the interest yield. The higher level of interest-earning assets reflects higher Federal Funds sold associated with the establishment of a liquidity pool, growth in domestic credit card loan receivables and the inclusion of Goldfish loan receivables for a full nine months. The interest yield for the nine months ended August 31, 2007 was adversely impacted by a higher mix of lower yielding Federal Funds sold and the effect of higher finance charge charge-offs on the international credit card loan receivables, offset in part by the favorable impact of a higher comparative interest rate environment on floating rate assets, including amounts due from asset securitization, domestic credit card loan receivables and Federal Funds sold.

For the nine months ended August 31, 2007, interest expense increased $285.2 million, or 41%, as compared to the nine months ended August 31, 2006, due to a $4.8 billion higher level of funding to support the increase in average assets and a 64 basis point increase in the average cost of funds. The higher cost of funds reflects the impact of the higher comparative interest rate environment on floating rate money market deposits and short-term borrowings, the replacement of maturing certificates of deposit with issuances having higher interest rates and the higher cost of funding following the Distribution.

The following tables provide further analysis of net interest income, net interest margin and the impact of rate and volume changes for the years ended November 30, 2006, 2005 and 2004 (dollars in thousands):

Average Balance Sheet Analysis

	2006			2005			2004
	Average Balance	Rate	Interest	Average Balance	Rate	Interest	Average Balance	Rate	Interest
Assets
Interest earning assets:
Interest earning deposits in other banks	$1,101	3.78%	$42	$861	3.48%	$30	$100	2.00%	$2
Federal Funds sold	339,016	4.74%	16,055	562,278	3.16%	17,771	328,014	1.19%	3,902
Commercial paper	13,850	5.01%	693	13,955	3.07%	428	14,449	1.30%	188
Investment securities	55,476	5.46%	3,028	14,350	4.74%	680	14,208	5.23%	743
Loans:(1)
Domestic
Credit cards	19,120,946	10.50%	2,007,737	18,644,660	10.16%	1,893,681	16,228,520	10.13%	1,643,921
Other consumer loans	131,982	7.20%	9,501	231,093	7.51%	17,357	351,230	8.10%	28,467

Total domestic	19,252,928	10.48%	2,017,238	18,875,753	10.12%	1,911,038	16,579,750	10.09%	1,672,388
International
Credit cards	2,535,349	9.51%	241,205	1,286,976	9.63%	123,940	1,379,925	9.13%	125,962
Other consumer loans	53,019	7.62%	4,040	135,494	7.72%	10,459	76,745	8.16%	6,260

Total international	2,588,368	9.47%	245,245	1,422,470	9.45%	134,399	1,456,670	9.08%	132,222

Total loans	21,841,296	10.36%	2,262,483	20,298,223	10.08%	2,045,437	18,036,420	10.01%	1,804,610
Other interest earning assets	3,295,406	5.35%	176,225	2,894,064	3.82%	110,465	2,234,570	2.24%	50,059

Total interest earning assets	25,546,145	9.62%	2,458,526	23,783,731	9.14%	2,174,811	20,627,761	9.01%	1,859,504
Allowance for loan losses	(791,088)			(864,224)			(971,967)
Other assets	2,629,713			2,319,973			2,288,409

Total assets	$27,384,770			$25,239,480			$21,944,203

Liabilities and Stockholder’s Equity
Interest bearing liabilities:
Interest bearing deposits:
Time deposits(2)	$12,585,124	4.67%	587,243	$13,829,102	4.28%	591,338	$10,755,628	4.72%	507,722
Money market deposits	1,683,975	4.88%	82,239	685,201	2.90%	19,885	681,606	1.05%	7,160
Other interest bearing deposits	25,613	3.29%	844	6,038	1.01%	60	5,960	1.01%	61

Total interest bearing deposits	14,294,712	4.69%	670,326	14,520,341	4.21%	611,283	11,443,194	4.50%	514,943
Borrowings:
Short-term borrowings
Domestic	2,334,648	5.03%	117,462	2,040,719	3.07%	62,686	2,383,738	1.47%	35,136
International	1,805,302	4.22%	76,258	998,431	4.49%	44,799	755,834	5.49%	41,495

Total short-term borrowings	4,139,950	4.68%	193,720	3,039,150	3.54%	107,485	3,139,572	2.44%	76,631
Long-term borrowings
Domestic	820,045	5.91%	48,492	817,224	5.41%	44,243	796,487	5.02%	39,980
International	576,276	4.77%	27,502	279,574	4.82%	13,468	338,644	4.74%	16,068

Total long-term borrowings	1,396,321	5.44%	75,994	1,096,798	5.26%	57,711	1,135,131	4.94%	56,048

Total borrowings	5,536,271	4.87%	269,714	4,135,948	3.99%	165,196	4,274,703	3.10%	132,679

Total interest bearing liabilities	19,830,983	4.74%	940,040	18,656,289	4.16%	776,479	15,717,897	4.12%	647,622
Other liabilities and stockholder’s equity	7,553,787			6,583,191			6,226,306

Total liabilities and stockholder’s equity	$27,384,770			$25,239,480			$21,944,203

Net interest income			$1,518,486			$1,398,332			$1,211,882

Net interest margin(3)		5.94%			5.88%			5.88%
Interest rate spread(4)		4.88%			4.98%			4.89%

(1)

Average balances of loan receivables include non-accruing loans and these loans are therefore included in the yield calculations. If these balances were excluded, there would not be a material impact on the amounts reported above.

(2)	Includes the impact of interest rate swap agreements used to change a portion of fixed-rate funding to floating-rate funding.

(3)	Net interest margin represents net interest income as a percentage of total interest earning assets.

(4)	Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.

Rate/Volume Variance Analysis(1)

	2006 vs. 2005			2005 vs. 2004
	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Increase/(Decrease) due to changes in:
Interest earning assets:
Interest earning deposits in other banks	$10	$2	$12	$25	$3	$28
Federal Funds sold	(8,616)	6,900	(1,716)	4,178	9,691	13,869
Commercial paper	(3)	268	265	(7)	247	240
Investment securities	2,230	118	2,348	7	(70)	(63)
Loans:
Domestic
Credit cards	49,079	64,977	114,056	245,389	4,371	249,760
Other consumer loans	(7,162)	(694)	(7,856)	(9,149)	(1,961)	(11,110)

Total domestic loans	41,917	64,283	106,200	236,240	2,410	238,650
International
Credit cards	118,784	(1,519)	117,265	(8,741)	6,719	(2,022)
Other consumer loans	(6,286)	(133)	(6,419)	4,552	(353)	4,199

Total international loans	112,498	(1,652)	110,846	(4,189)	6,366	2,177

Total loans	154,415	62,631	217,046	232,051	8,776	240,827
Other interest earning assets	16,898	48,862	65,760	17,845	42,561	60,406

Total interest income	164,934	118,781	283,715	254,099	61,208	315,307
Interest bearing liabilities:
Interest bearing deposits:
Time deposits	(55,602)	51,507	(4,095)	134,809	(51,193)	83,616
Money market deposits	42,463	19,891	62,354	38	12,687	12,725
Other interest bearing deposits	461	323	784	—	(1)	(1)

Total interest bearing deposits	(12,678)	71,721	59,043	134,847	(38,507)	96,340
Borrowings:
Short-term borrowings
Domestic	10,090	44,686	54,776	(5,698)	33,248	27,550
International	34,226	(2,767)	31,459	11,768	(8,464)	3,304

Total short-term borrowings	44,316	41,919	86,235	6,070	24,784	30,854
Long-term borrowings
Domestic	153	4,095	4,248	1,061	3,203	4,264
International	14,161	(126)	14,035	(2,843)	242	(2,601)

Total long-term borrowings	14,314	3,969	18,283	(1,782)	3,445	1,663

Total borrowings	58,630	45,888	104,518	4,288	28,229	32,517

Total interest expense	45,952	117,609	163,561	139,135	(10,278)	128,857

Net interest income	$118,982	$1,172	$120,154	$114,964	$71,486	$186,450

(1)

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.

For the year ended November 30, 2006, interest income increased $283.7 million, or 13%, as compared to the year ended November 30, 2005, due to higher average interest earning assets of $1.8 billion and a 48 basis point increase in interest yield. The level of interest earning assets reflects higher credit card loan receivables resulting from the acquisition of Goldfish and record domestic sales volume, in addition to higher amounts due from asset securitization. The increase in the interest yield is largely attributable to improved credit quality on the domestic credit card loan receivables following the October 2005 effective date of the new U.S. bankruptcy legislation and the related lower level of interest charge-offs. The higher interest yield also reflects higher interest income on floating rate interest earning assets resulting from the rising interest rate environment.

For the year ended November 30, 2006, interest expense increased $163.6 million, or 21%, as compared to the year ended November 30, 2005, due to a 58 basis point increase in the average cost of funds and a $1.2 billion increase in the level of average interest bearing liabilities to support the increase in interest earning assets. The increase in the average cost of funds reflects the effect of the rising interest rate environment on interest bearing liabilities that are tied to floating rates. This effect was partially offset by the replacement of maturing brokered certificates of deposit with shorter-term instruments having lower costs. The increase in average interest bearing liabilities consists of higher short-term notes payable to Morgan Stanley due to a lower level of U.K. securitized loans, higher money market accounts obtained from the Bank Deposit Program and higher Federal Funds purchased, specifically from Morgan Stanley Bank.

For the year ended November 30, 2005, interest income increased $315.3 million, or 17%, compared to the year ended November 30, 2004, due to higher average interest earning assets of $3.2 billion and a 13 basis point increase in yield. The increase in average interest earning assets is due to a higher level of domestic credit card loan receivables and an increase in amounts due from asset securitization. The previous evaluation of our spin-off from Morgan Stanley in 2005 resulted in the deferral of new securitization transactions. This deferral and a high level of maturities on existing securitized loans resulted in a lower level of average securitized loans and an increase in average owned credit card loan receivables. The increase in amounts due from asset securitization reflects the daily transfer to the domestic trust of related cardmember payments which began, in accordance with the governing securitization documents, as a result of the downgrade of Discover Bank’s short-term debt rating in April 2005. The higher interest yield in 2005 is attributable to the impact of the rising interest rate environment on domestic floating rates as well as an increase in the yield on U.K. receivables.

For the year ended November 30, 2005, interest expense increased $128.9 million, or 20%, as compared to the year ended November 30, 2004, primarily due to a higher level of average interest bearing liabilities to support the increase in average interest earning assets. Average interest bearing liabilities increased $2.9 billion and consisted of higher brokered certificates of deposit.

Provision for Loan Losses

Provision for loan losses is the expense related to maintaining the allowance for loan losses at a level adequate to absorb the estimated probable losses in the loan portfolio at each period end date. Factors that influence the provision for loan losses include the level and direction of loan delinquencies and charge-offs, changes in consumer spending and payment behaviors, bankruptcy trends, regulatory changes or new regulatory guidance, the seasoning of our loan portfolio, interest rate movements and their impact on consumer behavior, and changes in our loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio. We consider the credit quality of the loan portfolio in determining the allowance for loan losses. See “—Critical Accounting Policies” and Note 3: Summary of Significant Accounting Policies to the audited combined financial statements for further discussion. Credit quality at any time reflects, among other factors, our credit granting practices and effectiveness of collection efforts, the impact of general economic conditions on the consumer, and the seasoning of the loans.

For the nine months ended August 31, 2007, the provision for loan losses increased $94.3 million, or 18%, compared with the nine months ended August 31, 2006. This increase primarily reflected higher losses on international loans and a lower level of releases of the domestic allowance for losses, offset in part by lower net charge-offs on domestic loans. In the nine months ended August 31, 2007 and 2006, the domestic allowance for loan losses was reduced by $74.5 million and $98.0 million, respectively, with the nine months ended August 31, 2006, more favorably impacted by the dramatic decline in charge-offs following the effectiveness of the new U.S. bankruptcy legislation. International losses in the nine months ended August 31, 2007, reflected a full nine months of charge-offs related to the acquisition of Goldfish, whereas international charge-offs in the nine months ended August 31, 2006, reflected the fact that no late stage delinquencies were purchased under the terms of the acquisition, resulting in a much lower level of charge-offs in comparison.

For the year ended November 30, 2006, the provision for loan losses decreased $122.8 million, or 14%, as compared to the year ended November 30, 2005. The decrease reflected improvements in domestic loan losses which were partially offset by higher losses on international loans. The decrease in net domestic charge-offs reflected an acceleration of charge-offs in 2005, resulting in lower amounts in 2006, as a result of a decline in bankruptcy receipts following the October 2005 effective date of the new U.S. bankruptcy legislation, and improved domestic credit and collection experience. In 2006, international loan net charge-offs include the impact of the Goldfish acquisition in February 2006. For the year ended November 30, 2005, the provision for loan losses decreased $47.1 million, or 5%, as compared to the year ended November 30, 2004. The decrease reflected lower domestic net charge-offs due to improvement in credit quality in our domestic loan portfolio, partially offset by the impact of a surge in bankruptcy receipts in advance of the October 2005 effective date of the new U.S. bankruptcy legislation, an increase in the international allowance for loan losses and higher international net charge-offs.

Allowance for Loan Losses

The following table provides a summary of the allowance for loan losses (dollars in thousands):

	For the Nine Months Ended August 31,		For the Years Ended November 30,
	2007	2006	2006	2005	2004	2003	2002
Balance beginning of period	$832,483	$838,848	$838,848	$942,721	$1,001,656	$927,351	$845,421
Charge-offs:
Domestic	(635,156)	(630,521)	(852,636)	(1,076,179)	(1,061,084)	(1,246,954)	(1,290,956)
International	(161,551)	(101,268)	(148,794)	(68,177)	(58,655)	(56,181)	(62,217)

	(796,707)	(731,789)	(1,001,430)	(1,144,356)	(1,119,739)	(1,303,135)	(1,353,173)

Recoveries:
Domestic	122,999	114,052	154,066	145,642	114,721	96,219	89,672
International	20,336	13,861	20,418	20,805	16,835	11,452	5,850

	143,335	127,913	174,484	166,447	131,556	107,671	95,522

Net charge-offs	(653,372)	(603,876)	(826,946)	(977,909)	(988,183)	(1,195,464)	(1,257,651)

Provision for loan losses:
Domestic	437,699	418,519	606,765	816,197	893,531	1,220,094	1,280,350
International	172,550	97,425	148,872	62,289	32,018	46,018	56,403

	610,249	515,944	755,637	878,486	925,549	1,266,112	1,336,753

Other activity:
Domestic	—	—	—	(199)	—	—	—
International:
Reserves acquired	—	55,499	55,499	—	—	—	—
Translation adjustment and other	3,523	5,450	9,445	(4,251)	3,699	3,656	2,828

Total other activity	3,523	60,949	64,944	(4,450)	3,699	3,656	2,828

Balance at end of period	$792,883	$811,865	$832,483	$838,848	$942,721	$1,001,656	$927,351

The allowance for loan losses was $19.0 million lower, or 2%, at August 31, 2007, as compared to August 31, 2006. The lower level was attributable to lower domestic allowance for loan losses related to lower on balance sheet loans driven by higher securitized loans and improved domestic credit quality, offset in part by the decline in international credit quality and higher owned loans due to certain maturing securitization receivables being retained in the portfolio.

The allowance for loan losses declined $6.4 million, or 1%, at November 30, 2006 as compared to at November 30, 2005. The decline was due to improved domestic credit quality. This improvement was partially offset by a decline in international credit quality, recognition of reserves acquired with Goldfish and an increase in the loan portfolio. At November 30, 2005, the allowance for loan losses declined $103.9 million, or 11%, as compared to November 30, 2004. This decline was due to improvement in credit quality in the domestic loan portfolio, partially offset by the impact of higher bankruptcy receipts in advance of the October 2005 effective date of the new U.S. bankruptcy legislation and a decline in international loan credit quality. The factors impacting the changes in credit quality across these periods are discussed further in the net charge-offs and delinquency sections below.

The following table provides a summary of the composition of the allowance for loan losses (dollars in thousands):

	At August 31, 2007		At November 30,
			2006		2005		2004		2003		2002
	$	% to Total	$	% to Total	$	% to Total	$	% to Total	$	% to Total	$	% to Total
Domestic	$629,458	79.4%	$703,917	84.6%	$795,722	94.9%	$910,261	96.6%	$963,092	96.1%	$893,734	96.4%
International	163,425	20.6	128,566	15.4	43,126	5.1	32,460	3.4	38,564	3.9	33,617	3.6

Allowance for loan losses, end of period	$792,883	100.0%	$832,483	100.0%	$838,848	100.0%	$942,721	100.0%	$1,001,656	100.0%	$927,351	100.0%

The allowance for loan losses is a general allowance that is determined separately for the domestic and international loan portfolios. Accordingly, the percentage of the allowance for loan losses applicable to the domestic and international loans will be a function of both the loan balances and credit quality of each portfolio. The percentage of the total allowance for loan losses applicable to the domestic loan portfolio declined to 79.4% at August 31, 2007 from 84.6% at November 30, 2006. This decline was due to lower on balance sheet loans, a result of higher securitized loans, and improved credit quality in the domestic loan portfolio. The percentage of the total allowance for loan losses related to the international portfolio increased from 15.4% to 20.6% from November 30, 2006 to August 31, 2007 due to a deterioration in international credit quality and higher owned loans due to certain maturing securitization receivables being retained in the portfolio.

Net Charge-offs

Our net charge-offs include the principal amount of losses charged-off less current period principal recoveries and exclude charged-off interest and fees, current period recoveries of interest and fees and fraud losses. Charged-off and recovered interest and fees are recorded in interest and loan fee income for loan receivables and in securitization income for securitized loans while fraud losses are recorded in other expense. Credit card loans are charged-off at the end of the month during which an account becomes 180 days contractually past due, except in the case of cardmember bankruptcies and probate accounts. Cardmember bankruptcies and probate accounts are charged-off at the end of the month 60 days following the receipt of notification of the bankruptcy or death but not later than the 180-day contractual time frame. The net charge-off rate is calculated by dividing net charge-offs for the period by the average loans for the period.

The following table presents amounts and rates of net charge-offs of loan receivables (dollars in thousands):

	For the Nine Months Ended August 31,				For the Years Ended November 30,
	2007		2006		2006		2005		2004		2003		2002
	$	%	$	%	$	%	$	%	$	%	$	%	$	%
Net Charge-Offs
Domestic	$512,158	3.39%	$516,469	3.62%	$698,570	3.63%	$930,537	4.93%	$946,363	5.71%	$1,150,735	6.26%	$1,201,284	6.24%
International	141,214	6.51%	87,407	4.62%	128,376	4.96%	47,372	3.33%	41,820	2.87%	44,729	2.78%	56,367	3.26%

Total	$653,372	3.78%	$603,876	3.73%	$826,946	3.79%	$977,909	4.82%	$988,183	5.48%	$1,195,464	5.98%	$1,257,651	6.00%

The net charge-off rate on the loan receivables for the nine months ended August 31, 2007 was 5 basis points higher than the nine months ended August 31, 2006 as improvement in the domestic net charge-off rate was offset by less favorable trends in the international net charge-off rate. The net charge-off rate on our total loan receivables declined by 103 basis points for the year ended November 30, 2006 and 66 basis points for the year ended November 30, 2005 compared with the respective prior years, reflecting an acceleration of charge-offs in 2005, resulting in lower amounts in 2006, and strong domestic portfolio credit quality partially offset by deterioration in credit quality in the international portfolio and a higher percentage of international loans in the portfolio.

The net charge-off rate on domestic loan receivables in the nine months ended August 31, 2007 was 23 basis points lower than the nine months ended August 31, 2006. This was due to an elevated level of charge-offs for the nine months ended August 31, 2006, as a result of the initial acceleration of bankruptcy charge-offs immediately following the new U.S. bankruptcy legislation being included in the first quarter of 2006, offset only in part by the record low levels of bankruptcy charge-offs observed in the subsequent months. The net charge-off rate on domestic loan receivables declined 130 basis points for the year ended November 30, 2006 and 78 basis points for the year ended November 30, 2005 compared with the respective prior years, due to an acceleration in charge-offs in 2005, resulting in lower amounts in 2006, and improved credit and collection experience. The 2006 and 2005 net charge-off rates were also impacted by the October 2005 effective date of the new U.S. bankruptcy legislation. This legislation, which made it more difficult for individuals to declare bankruptcy, resulted in a surge in bankruptcy receipts and related charge-offs in 2005 and early 2006. Also in 2006, domestic net charge-offs benefited from lower bankruptcy related charge-offs that occurred subsequent to the effective date of this legislation.

The net charge-off rate on international loan receivables increased 189 basis points for the nine months ended August 31, 2007 as compared to the prior period. The increase was due to the legislative changes in the United Kingdom that have led to increased bankruptcy and individual voluntary arrangement filings and a general deterioration in consumer credit quality in the United Kingdom and the implementation of higher minimum payment requirements on certain accounts. In addition, charge-offs related to the Goldfish portfolio were significantly lower for the nine months ended August 31, 2006 as no late stage delinquencies were purchased under the terms of the acquisition in February 2006. The net charge-off rate on international loan receivables increased 163 basis points for the years ended November 30, 2006 and 46 basis points for the year ended November 30, 2005 compared with the respective prior years. These increases were due to legislative changes in the United Kingdom that have led to increased bankruptcy and individual voluntary arrangement filings and a general deterioration in consumer credit quality in the United Kingdom.

Delinquencies

Delinquencies are an indicator of credit quality at any point in time. Loan balances are considered delinquent when contractual payments on the loan become 30 days past due.

The following table presents the amounts and delinquency rates of loan receivables over 30 days past due (dollars in thousands):

	At August 31,				At November 30,
Loans over 30 days delinquent	2007		2006		2006		2005		2004		2003		2002
	$	%	$	%	$	%	$	%	$	%	$	%	$	%
Domestic	$537,916	2.81%	$609,011	3.02%	$633,150	3.05%	$756,198	3.67%	$790,048	4.18%	$990,767	5.51%	$1,137,080	5.56%
International	149,314	4.63%	123,585	4.29%	128,806	4.36%	77,919	3.55%	24,895	2.02%	39,351	2.84%	58,316	2.76%

Total	$687,230	3.07%	$732,596	3.18%	$761,956	3.21%	$834,117	3.66%	$814,943	4.05%	$1,030,118	5.32%	$1,195,396	5.30%

The over 30 day delinquency rate of our total loan portfolio decreased 11 basis points at August 31, 2007 as compared to August 31, 2006 due to lower domestic delinquencies partially offset by higher delinquencies in the United Kingdom. The over 30 day delinquency rate of our domestic loan receivables decreased 21 basis points at August 31, 2007 as compared to August 31, 2006, reflecting continued strong domestic credit quality. The over 30 day delinquency rate of our international loan receivables increased 34 basis points at August 31, 2007 as compared to August 31, 2006 due to the deterioration in consumer credit quality in the United Kingdom and increases in minimum payment requirements on certain accounts.

The over 30 day delinquency rate of our total loan portfolio declined 45 basis points at November 30, 2006 and 39 basis points at November 30, 2005 compared with the respective prior year ends, due to improved domestic credit quality partially offset by deterioration of the credit quality in our international card portfolio and a higher percentage of international loans in loan receivables. The over 30 day delinquency rate of our domestic loan receivables declined 62 basis points at November 30, 2006 and 51 basis points at November 30, 2005 compared with the respective prior year ends, due to improved credit and collection experience. The over 30 day delinquency rate of our international loan receivables increased 81 basis points at November 30, 2006 and 153 basis points at November 30, 2005 compared with the respective prior years. The international portfolio over 30 day delinquency rates have increased primarily with a general deterioration in consumer credit quality in the United Kingdom. For 2006, the over 30 day delinquency rates include the impact of the acquisition of the Goldfish business in February 2006.

The following table presents the amounts and delinquency rates of loan receivables that are accruing interest and are over 90 days delinquent (dollars in thousands):

Loans over 90 days delinquent and accruing interest	At August 31, 2007		At November 30,
			2006		2005		2004		2003		2002
	$	%	$	%	$	%	$	%	$	%	$	%
Domestic	$206,988	1.08%	$244,669	1.18%	$263,439	1.28%	$342,324	1.81%	$409,644	2.28%	$392,802	1.92%
International	44,982	1.40%	38,997	1.32%	26,640	1.29%	9,822	0.88%	12,767	0.95%	15,847	0.75%

Total	$251,970	1.13%	$283,666	1.19%	$290,079	1.27%	$352,146	1.75%	$422,411	2.18%	$408,649	1.81%

These loans are included in loan receivables over 30 days delinquent and the related discussion thereof.

The following table presents the amounts and delinquency rates of loan receivables that are not accruing interest, regardless of delinquency (dollars in thousands):

Loans not accruing interest	At August 31, 2007		At November 30,
			2006		2005		2004		2003		2002
	$	%	$	%	$	%	$	%	$	%	$	%
Domestic	$94,402	0.49%	$110,486	0.53%	$215,671	1.05%	$116,596	0.62%	$138,918	0.77%	$162,655	0.80%
International(1)	143,192	4.44%	143,435	4.86%	57,428	2.79%	16,467	1.47%	11,601	0.86%	19,675	0.93%

Total	$237,594	1.06%	$253,921	1.07%	$273,099	1.20%	$133,063	0.66%	$150,519	0.78%	$182,340	0.81%

(1)	The increase in international loans not accruing interest beginning in 2006 is attributable to the acquisition of Goldfish.

Loan receivables are placed on non-accrual status upon receipt of notification of the bankruptcy or death of a cardmember and as part of certain collection management processes. Our loan receivables not accruing interest at August 31, 2007 have remained relatively constant as compared to November 30, 2006, expressed as a percentage of receivables. At November 30, 2005, domestic non-accrual loans were higher due to the surge in bankruptcy receipts before the October 2005 effective date of the new U.S. bankruptcy legislation.

Other Income

The principal component of other income is securitization income. The following table presents the components of other income for the periods presented (dollars in thousands):

	For the Nine Months Ended August 31,		2007 vs. 2006 increase (decrease)		For the Years Ended November 30,			2006 vs. 2005 increase (decrease)		2005 vs. 2004 increase (decrease)
	2007	2006	$	%	2006	2005	2004	$	%	$	%
Securitization income	$1,704,186	$1,812,016	$(107,830)	(6)%	$2,338,405	$1,608,928	$1,921,151	$729,477	45%	$(312,223)	(16)%
Loan fee income	283,030	277,785	5,245	2%	369,449	338,169	318,153	31,280	9%	20,016	6%
Discount and interchange revenue(1)	193,266	274,956	(81,690)	(30)%	365,986	618,158	764,926	(252,172)	(41)%	(146,768)	(19)%
Insurance	148,962	144,795	4,167	3%	188,160	168,791	145,728	19,369	11%	23,063	16%
Merchant fees	71,977	80,418	(8,441)	(10)%	109,230	72,871	45,884	36,359	50%	26,987	59%
Transaction processing revenue	74,968	71,037	3,931	6%	94,472	86,903	—	7,569	9%	86,903	* *
Other income	66,479	49,669	16,810	34%	73,237	43,217	52,544	30,020	69%	(9,327)	(18)%

Total other income	$2,542,868	$2,710,676	$(167,808)	(6)%	$3,538,939	$2,937,037	$3,248,386	$601,902	20%	$(311,349)	(10)%

**	Reflects acquisition of PULSE in 2005.

(1)

Net of rewards, including Cashback Bonus rewards, of $617 million and $574 million for the nine months ended August 31, 2007 and 2006, respectively, and $767 million, $659 million and $550 million for the years ended November 30, 2006, 2005 and 2004, respectively.

Other income decreased $167.8 million, or 6% for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006 primarily related to lower securitization income, discount and interchange revenue and merchant fees, partially offset by higher other income.

Other income increased $601.9 million, or 20%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to higher securitization income. Other income decreased $311.3 million, or 10%, for the year ended November 30, 2005 as compared to the year ended November 30,

2004, primarily due to lower securitization income and lower discount and interchange revenue, partially offset by transaction processing revenues related to the acquisition of PULSE.

Securitization income in 2006 benefited from a favorable revaluation of the interest-only strip receivable reflecting higher excess spread projections as a result of the new U.S. bankruptcy legislation which became effective in October 2005. Securitization income in 2005 was negatively impacted by the effect of the anticipated level of charge-offs on the projected excess spread which in turn adversely affected the valuation of the interest-only strip receivable.

For securitization transactions completed on or after November 3, 2004, in accordance with governing securitization documents, we allocate portions of our discount and interchange revenue to new securitization transactions. Within other income, this change to allocating discount and interchange revenue has the effect of decreasing discount and interchange revenue and increasing securitization income. The amount of discount and interchange revenue allocated to securitizations has increased since this change was made in 2004 and is expected to continue increasing as new transactions which include allocations are completed and securitization transactions that did not receive allocations mature. For the nine months ended August 31, 2007, there were 65% of average securitized loans which discount and interchange revenue was allocated as compared to 52% in the nine months ended August 31, 2006. For the years ended November 30, 2006, 2005 and 2004, there were 54%, 22% and 4%, respectively, of average securitized loans to which discount and interchange revenue was allocated.

To broaden merchant acceptance of Discover Network cards, we began outsourcing our acquisition and servicing of small and mid-sized merchants to merchant acquiring organizations in late 2006. In addition, we are selling small and mid-size merchant portfolios to third-party acquirers to facilitate integrated servicing and reduce costs. As the outsourcing continues, merchant discount will be replaced by acquirer interchange and assessments, which will reduce the percentage of income per transaction and, over time, operating expenses as we no longer incur costs to acquire and service small and mid-sized merchants. The lower cost per transaction is expected to be offset by increased volume due to broader acceptance. Any gains on the sale of merchant acquiring portfolios will be reflected in other income as earned.

Securitization Income

Securitization income is a significant source of our income and is derived through asset securitizations and continued servicing of a portion of the credit card receivables we originated. The issuance of asset-backed securities to investors has the effect of removing the owned loan receivables from the consolidated and combined statements of financial condition. Also, portions of interest income, provision for loan losses and certain components of other income related to the transferred loans against which beneficial interest have been issued through securitization transactions are no longer reported in our statements of income; however, they remain significant factors in determining securitization income we receive on our retained beneficial interest in those transactions. Investors in securitizations are allocated the cash flows derived from interest and loan fee revenue earned on securitized loans. In addition, for domestic securitization transactions completed on or after November 3, 2004, in accordance with governing securitization documents, we allocate portions of our discount and interchange revenue to new securitization transactions. These cash flows are used to pay investors in the transactions a contractual fixed or floating rate of return on their investment, to reimburse investors for losses of principal resulting from charged-off loans, net of recoveries, and to pay us a contractual fee for servicing the securitized loans. Any excess cash flows remaining are paid to us. Both servicing fees and excess spread are recorded in securitization income. Securitization income also includes the net revaluation of the interest-only strip receivable and other retained interests, reflecting adjustments to the fair values of the retained interests that result from changes in the level of securitized loans and assumptions used to value the retained interests.

The table below presents the components of securitization income (dollars in thousands):

	For the Nine Months Ended August 31,		2007 vs. 2006 increase (decrease)		For the Years Ended November 30,			2006 vs. 2005 increase (decrease)		2005 vs. 2004 increase (decrease)
	2007	2006	$	%	2006	2005	2004	$	%	$	%
Excess spread	$1,288,821	$1,267,889	$20,932	2%	$1,662,355	$1,158,331	$1,357,306	$504,024	44%	$(198,975)	(15)%
Servicing fees on securitized loans	424,168	404,478	19,690	5%	535,985	548,694	592,444	(12,709)	(2)%	(43,750)	(7)%
Net revaluation of retained interests	7,580	153,950	(146,370)	(95)%	159,442	(78,474)	(8,042)	237,916	303%	(70,432)	(876)%
Other (principally transaction costs)	(16,383)	(14,301)	(2,082)	(15)%	(19,377)	(19,623)	(20,557)	246	1%	934	5%

Securitization income	$1,704,186	$1,812,016	$(107,830)	(6)%	$2,338,405	$1,608,928	$1,921,151	$729,477	45%	$(312,223)	(16)%

For the nine months ended August 31, 2007, securitization income decreased $107.8 million, or 6%, as compared to the nine months ended August 31, 2006. The decrease was due to a lower net revaluation of retained interests, offset in part by a higher excess spread and higher servicing fees on securitized loans. For the year ended November 30, 2006, securitization income increased $729.5 million, or 45%, as compared to the year ended November 30, 2005. The increase reflects a higher excess spread on securitized loans and a higher net revaluation of the interest-only strip receivable, both of which were offset in part by a lower level of average securitized loans. For the year ended November 30, 2005, securitization income decreased $312.2 million, or 16%, as compared to the year ended November 30, 2004. The decrease reflects a lower excess spread on securitized loans and a lower net revaluation of the interest-only strip receivable.

Excess spread. The following table provides the components of excess spread (dollars in thousands):

	For the Nine Months Ended August 31,		2007 vs. 2006 increase (decrease)		For the Years Ended November 30,			2006 vs. 2005 increase (decrease)		2005 vs. 2004 increase (decrease)
	2007	2006	$	%	2006	2005	2004	$	%	$	%
Interest income on securitized loans	$2,928,167	$2,787,319	$140,848	5%	$3,708,959	$3,529,586	$3,841,591	$179,373	5%	$(312,005)	(8)%
Interest paid to investors in asset-backed securities	(1,178,899)	(1,031,965)	(146,934)	(14)%	(1,397,549)	(1,024,618)	(691,544)	(372,931)	(36)%	(333,074)	(48)%

Net interest income	1,749,268	1,755,354	(6,086)	0%	2,311,410	2,504,968	3,150,047	(193,558)	(8)%	(645,079)	(20)%
Other fee revenue on securitized loans(1)	875,596	755,174	100,422	13%	1,032,937	713,650	670,376	319,287	45%	43,274	7%
Net charge-offs on securitized loans	(911,875)	(858,161)	(53,714)	(6)%	(1,146,007)	(1,511,593)	(1,870,673)	365,586	24%	359,080	19%

Net revenues on securitized loans	1,712,989	1,672,367	40,622	2%	2,198,340	1,707,025	1,949,750	491,315	29%	(242,725)	(12)%
Servicing fees on securitized loans	(424,168)	(404,478)	(19,690)	(5)%	(535,985)	(548,694)	(592,444)	12,709	2%	43,750	7%

Excess spread	$1,288,821	$1,267,889	$20,932	2%	$1,662,355	$1,158,331	$1,357,306	$504,024	44%	$(198,975)	(15)%

(1)	Other fee income includes discount and interchange revenue, loan fee income and insurance (credit fee products) revenues.

Securitization income is significantly influenced by the level of average securitized loans. For the nine months ended August 31, 2007, average securitized loans increased $1.8 billion, or 7%, to $28.3 billion as compared to the nine months ended August 31, 2006. Accordingly, securitization income was favorably impacted in the nine months ended August 31, 2007 as a result of the higher levels of average securitized loans as compared to the prior year. For the years ended November 30, 2006, 2005 and 2004, the average securitized loans were $26.6 billion, $27.4 billion and $29.8 billion, respectively.

For the nine months ended August 31, 2007, excess spread was favorably impacted by higher levels of average securitized loans and higher other fee revenue on securitized loans resulting from the higher levels of outstanding securitized loans receiving discount and interchange revenue, as compared to the prior year.

For the year ended November 30, 2006, excess spread on securitized loans increased $504.0 million, or 44%, as compared to the year ended November 30, 2005. The higher excess spread reflects lower net charge-offs and higher other fee revenue, partially offset by lower net interest income. The decrease in net charge-offs reflects the improved credit quality following the October 2005 effective date of the new U.S. bankruptcy legislation. The increase in other fee income reflects a higher level of outstanding securitized loans receiving merchant discount and interchange revenue. The decrease in net interest income is primarily attributable to a higher rate of return paid to investors reflecting the impact of the rising interest rate environment on floating rate investor interests.

For the year ended November 30, 2005, excess spread on securitized loans decreased $199.0 million, or 15%, as compared to the year ended November 30, 2004, due to a lower level of average securitized loans, lower net interest income and lower loan fee income, offset in part by lower net charge-offs. The lower level of average securitized loans reflects a higher level of maturing securitizations than new securitization transactions being completed, including the deferral of new securitization transactions for approximately five months in 2005 during the previous evaluation of our spin-off from Morgan Stanley. Lower net interest income reflects a higher weighted average rate of return paid to investors resulting from the impact of the rising interest rate environment on floating rate investor interests. Lower other fee revenue reflects lower late and overlimit fee revenues, offset in part by a higher allocation of discount and interchange revenue associated with a higher level of securitized loans receiving an allocation. The decrease in net charge-offs was attributable to improved credit quality and a lower level of average securitized loans, partially offset by an increase in bankruptcy charge-offs leading up to the October 2005 effective date of the new U.S. bankruptcy legislation.

Servicing fees on securitized loans. We are paid a servicing fee for the cash flows generated by the securitized loans. These cash flows include interest income and loan fee income as well as discount and interchange revenue for certain securitized loans. For the nine months ended August 31, 2007, servicing fees increased $19.7 million, or 5%, as compared to the nine months ended August 31, 2006. The increase was due to higher levels of average securitized loans as compared to the prior period. For the years ended November 30, 2006 and 2005, servicing fees decreased $12.7 million, or 2%, and $43.7 million, or 7%, from the respective prior years. The decrease in both years was due to a lower level of securitized loans in comparison to the respective prior years.

Net revaluation of retained interests. Amounts included in the net revaluation of retained interests reflect principally changes in the fair value of the interest-only strip receivable. The components of net revaluation of retained interests are summarized in the table below (dollars in thousands):

	For the Nine Months Ended August 31,		For the Years Ended November 30,
	2007	2006	2006	2005	2004
Initial gain on new securitization transactions	$93,782	$96,766	$103,805	$81,947	$43,886
Revaluation of retained interests	(86,202)	57,184	55,637	(160,421)	(51,928)

Net revaluation of retained interests	$7,580	$153,950	$159,442	$(78,474)	$(8,042)

The net revaluation of retained interests includes the initial gain on transferred loan receivables against which beneficial interests have been issued through securitization transactions and changes in the fair value of retained interests, principally the interest-only strip receivable. The net revaluation of the interest-only strip receivable represents changes in the estimated present value of certain components of excess spread on the securitized loans to be earned in the future. Changes in the estimate of performance measures of the securitized loans, such as interest yield and charge-offs, as well as changes in the interest rate environment, can affect future excess spread projections and, accordingly, the net revaluation of the interest-only strip receivable.

The net revaluation of retained interests for the nine months ended August 31, 2007 decreased $146.4 million as compared to the nine months ended August 31, 2006. The negative revaluation of retained interests of $86.2 million for the nine months ended August 31, 2007 was primarily attributable to net gain amortization related to the maturity of securitization transactions. The favorable revaluation of retained interests for the nine months ended August 31, 2006 was favorably impacted by the effect of projected lower charge-offs used to value the interest-only strip receivable at August 31, 2006 as compared to the projected charge-offs assumed at the end of 2005, which was impacted by an elevated level of bankruptcy charge-offs in early 2006.

The net revaluation of retained interests for the year ended November 30, 2006 increased $237.9 million as compared to the year ended November 30, 2005. Additionally, during the year ended November 30, 2006, there was a higher level of new credit card securitization transactions as compared to the year ended November 30, 2005, as well as a decrease in net gain amortization related to prior securitization transactions.

For the year ended November 30, 2005, the net revaluation of retained interests decreased $70.4 million as compared to November 30, 2004. The decrease is due to a lower level of securitized loans at year-end and the effect on projected charge-offs of higher bankruptcy receipts leading up to the October 2005 effective date of the new U.S. bankruptcy legislation. The lower level of securitized loans is attributable to the discontinued issuance from the Discover securitization trust of new short-term certificates in the fourth quarter of 2005.

Loan Fee Income

Loan fee income consists primarily of fees on credit card loans and includes late, overlimit, balance transfer, cash advance and other miscellaneous fees. Loan fee income increased $5.2 million, or 2%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006, reflecting higher balance transfer fees partially offset by lower late and overlimit fees. Loan fee income increased $31.3 million, or 9%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily due to portfolio growth in the United Kingdom related to the Goldfish acquisition as well as lower fee net charge-offs and waivers and higher balance transfer fees in the United States. Loan fee income increased $20.0 million, or 6%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily related to an increase in loan receivables partially offset by lower overlimit fees due to the modification of our overlimit fee policies and procedures, in response to industry-wide regulatory guidance, to stop charging such fees for accounts meeting specific criteria.

Discount and Interchange Revenue

Discount and interchange revenue includes discount revenue net of interchange paid to third-party issuers in the United States, and interchange revenue in the United Kingdom. In the United States, we earn discount revenue from fees charged to merchants with whom we have entered into card acceptance agreements for processing cardmember purchase transactions. We incur an interchange cost to card issuing entities that have entered into contractual arrangements to issue cards on the Discover Network. This cost is contractually established and is based on the card issuing organizations’ transaction volume and is reported as a reduction to discount and interchange revenue. In the United Kingdom, where we issue MasterCard and Visa branded cards, we earn interchange revenue from transactions processed by those networks. We offer our cardmembers various reward programs, including the Cashback Bonus reward program, pursuant to which we pay certain cardmembers a percentage of their purchase amounts based on the type and volume of the cardmember’s purchases. Reward costs are recorded as a reduction to discount and interchange revenue. For securitization transactions completed on or after November 3, 2004, in accordance with governing securitization documents, we allocate portions of discount and interchange revenue to new securitization transactions, which results in a decrease in discount and interchange revenue and an increase in securitization income. However, cardmember rewards costs associated with the securitized loans are not allocated to investor interests, and as such, do not impact securitization income.

Discount and interchange revenue decreased $81.7 million, or 30%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006, due to higher allocations to securitized loans which have the effect of reclassifying discount and interchange revenue to securitization income and higher cardmember rewards, partially offset by an increase in discount and interchange revenue earned related to increased sales volume. The increase in allocations to securitized loans was due to a higher level of outstanding securitized loans receiving allocations than in 2006. The increase in cardmember rewards reflected higher sales volume.

Discount and interchange revenue decreased $252.2 million, or 41%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, due to higher allocations to securitized loans which have the effect of reclassifying discount and interchange revenue to securitization income, and due to higher cardmember rewards partially offset by an increase in discount and interchange revenue earned. The increase in allocations to securitized loans was due to a higher level of outstanding securitized loans receiving allocations than in 2005. This adverse effect on discount and interchange revenue was partially offset by record sales volume in 2006 reflecting increased cardmember usage and the acquisition of Goldfish in February 2006. The increase in cardmember rewards reflected record sales volume and the impact of promotional programs which offer certain cardmembers additional rewards for various types of purchases.

Discount and interchange revenue decreased $146.8 million, or 19%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily due to higher allocations to securitized loans which have the effect of reclassifying discount and interchange revenue to securitization income and higher cardmember rewards partially offset by an increase in discount and interchange revenue earned. The increase in allocations to securitized loans is due to a higher level of outstanding securitized loans receiving allocations than in 2004. The increase in discount and interchange revenue earned was driven by higher sales volumes reflecting increased cardmember usage. The increase in cardmember rewards reflected higher sales volume and the impact of promotional programs which offer certain cardmembers additional rewards for various types of purchases.

Insurance (Credit Fee Products)

We earn revenue primarily related to fees received for marketing credit-related ancillary products including insurance, debt deferment/debt cancellation contracts and credit protection services to cardmembers. The amount of revenue recorded is based on the terms of the insurance policies and contracts with third-party providers. We do not retain any significant underwriting loss exposure. We recognize this income over the policy or contract period as earned. Insurance income in the nine months ended August 31, 2007, as compared to the nine months ended August 31, 2006, increased $4.2 million, or 3%, primarily related to higher credit protection revenue partially offset by lower debt deferment revenue. Insurance income increased $19.4 million, or 11%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to increased cardmember participation resulting from the Goldfish acquisition. Revenue from these products increased $23.1 million, or 16%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, related to a change in revenue sharing on certain products.

Merchant Fees

Merchant fees consist primarily of fees charged to merchants for various services including manual authorization of transactions and delivery of hardcopy statements. Merchant fees decreased $8.4 million, or 10%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006. Merchant fees increased $36.4 million, or 50%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, due to an increase in pricing on certain fees. Merchant fees increased $27.0 million, or 59%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004 due to implementation of new fees to cover production and mailing costs of merchant statements. As merchant acquiring portfolios are sold to third-party merchant acquirers, this revenue will decrease along with associated costs.

Transaction Processing Revenue

Transaction processing revenues include switch fees charged to financial institutions for accessing the PULSE Network to process transactions and various participation and membership fees. Switch fees are charged on a per transaction basis. Transaction processing revenue increased $3.9 million, or 6%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006, related to increased volumes partially offset by pricing incentives. Transaction processing revenue increased $7.6 million, or 9%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, related to an increased volume of transactions processed on the network. Transaction processing revenue was a new revenue source in 2005 introduced by our acquisition of PULSE in January 2005.

Other Income

Other income includes revenues on various fee-based products, revenues from the referral of declined applications to certain third-party issuers on the Discover Network, unrealized gains and losses related to derivative contracts, gains on sales of mortgage loans, investment gains and losses, and other miscellaneous revenue items. Other income increased $16.8 million, or 34%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006, related to revenue from the referral of declined applications, gains from sales of merchant contracts, and increased cardmember participation in our Wallet Protection program. This is partially offset by a loss from hedging activities. Other income increased $30.0 million, or 69%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to increased revenue from the referral of declined applications and an increase in unrealized gains on derivative transactions. Other income decreased $9.3 million, or 18%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily related to a decline in fee based product revenue and lower volumes of mortgage loan sales.

Other Expense

The following table represents the components of other expense for the periods presented (dollars in thousands):

	For the Nine Months Ended August 31,		2007 vs. 2006 increase (decrease)		For the Years Ended November 30,			2006 vs. 2005 increase (decrease)		2005 vs. 2004 increase (decrease)
	2007	2006	$	%	2006	2005	2004	$	%	$	%
Employee compensation and benefits	$695,595	$698,571	$(2,976)	0%	$933,196	$869,635	$758,912	$63,561	7%	$110,723	15%
Marketing and business development	446,289	405,955	40,334	10%	603,556	586,801	575,032	16,755	3%	11,769	2%
Information processing and communications	289,139	284,659	4,480	2%	387,595	353,054	342,154	34,541	10%	10,900	3%
Professional fees	288,282	248,720	39,562	16%	367,769	292,966	261,818	74,803	26%	31,148	12%
Premises and equipment	69,770	68,392	1,378	2%	92,278	91,032	83,513	1,246	1%	7,519	9%
Other	267,942	231,509	36,433	16%	335,089	339,139	294,383	(4,050)	(1)%	44,756	15%

Total other expense	$2,057,017	$1,937,806	$119,211	6%	$2,719,483	$2,532,627	$2,315,812	$186,856	7%	$216,815	9%

Other expense increased $119.2 million, or 6%, for the nine months ended August 31, 2007 as compared to the nine months ended August 31, 2006, primarily related to higher marketing and business development, professional fees, and other expenses. Other expense increased $186.9 million, or 7%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to higher employee compensation and benefits and professional fees. Other expense increased $216.8 million, or 9%, for the year ended November 30, 2005, as compared to the year ended November 30, 2004, primarily related to higher employee compensation and benefits and other expense.

Employee Compensation and Benefits

Employee compensation and benefits increased $63.6 million, or 7%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to additional employees acquired with the Goldfish business, increased employee salary levels and benefit costs and incremental compensation related to equity awards granted to our retirement-eligible employees. Employee compensation and benefits increased $110.7 million, or 15%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily related to higher salaries for employees and benefit costs and additional employees as a result of the

PULSE acquisition and an increase in overhead allocations from Morgan Stanley. The increase in overhead allocations from Morgan Stanley reflects our share of costs associated with Morgan Stanley senior management changes.

Marketing and Business Development

Marketing and business development increased $40.3 million, or 10% for the nine months ended August 31, 2007, as compared to the nine months ended August 31, 2006, due to higher account acquisition and promotional expenses. Marketing and business development increased $16.8 million, or 3%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, due to increased acquisition expenses related to the launch of the Discover Business Card and other new products and management’s continued focus on receivables growth. Marketing and business development increased $11.8 million, or 2%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, related to costs associated with building our third-party issuer business and network acceptance partially offset by lower acquisition expenses.

Information Processing and Communications

Information processing and communications increased $34.5 million, or 10%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to additional processing costs as a result of the Goldfish acquisition and increased transaction volume on the PULSE Network. Information processing and communications increased $10.9 million, or 3%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily related to additional processing costs as a result of the PULSE acquisition partially offset by lower data equipment costs.

Professional Fees

Professional fees increased $39.6 million, or 16%, for the nine months ended August 31, 2007, as compared to the nine months ended August 31, 2006, primarily related to increased legal fees, consulting costs, and spin-off related expenses. Legal fees increased due to Visa and MasterCard litigation and higher other routine advisory and litigation expenses. The increase in consulting costs was primarily driven by increased business initiatives and spin-off related expenses. Professional fees increased $74.8 million, or 26%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to increased legal fees and consulting costs. The increase in legal fees was primarily driven by costs associated with our lawsuit against Visa and MasterCard. Consulting costs increased due to investments in the Discover Business Card and various other business initiatives. Professional fees increased $31.1 million, or 12%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, related to incremental costs as a result of the PULSE acquisition, as well as increased legal fees and higher consulting costs due to investments in various business initiatives and higher overhead allocations from Morgan Stanley.

Premises and Equipment

Premises and equipment increased $1.2 million, or 1%, at November 30, 2006 as compared to November 30, 2005, and $7.5 million, or 9%, at November 30, 2005 as compared to November 30, 2004. See Note 9: Premises and Equipment to the audited combined financial statements for further information related to premises and equipment.

Other

Other expenses increased $36.4 million, or 16%, for the nine months ended August 31, 2007, as compared to the nine months ended August 31, 2006, primarily due to higher fraud expense and higher International Card expenses related to spin-off costs and intangible amortization expense. Other expense decreased $4.0 million, or 1%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, primarily related to lower fraud expense and legal accruals partially offset by higher franchise taxes, amortization of intangibles and cost associated with new account acquisitions. Other expense increased $44.8 million, or 15%, for the year ended November 30, 2005 as compared to the year ended November 30, 2004, primarily related to higher fraud expenses, taxes, legal accruals and cost associated with new account acquisitions.

Income Tax Expense

Income tax expense decreased $118.6 million, or 23%, for the nine months ended August 31, 2007, as compared to the nine months ended August 31, 2006, reflecting a decrease in pretax income and an increase in effective tax rate related to one-time non-deductible spin-off costs. Income tax expense increased $159.3 million, or 46%, for the year ended November 30, 2006 as compared to the year ended November 30, 2005, reflecting an increase in pretax income partially offset by a lower effective tax rate. The effective tax rate decreased to 32.0% for the year ended November 30, 2006 from 37.5% for the year ended November 30, 2005, primarily related to the favorable resolution of tax examination issues addressed during the course of a federal tax audit for the years 1997 through 1998 as well as the favorable settlement of state tax matters. Income tax expense decreased $96.3 million, or 22%, for the year ended November 30, 3005 as compared to the year ended November 30, 2004, reflecting a decline in pretax income partially offset by a higher effective tax rate. The effective tax rate increased to 37.5% for the year ended November 30, 2005 from 36.3% for the year ended November 30, 2004, primarily attributable to the establishment of additional state tax provisions, offset by the favorable settlement of various state tax matters. See also Note 18: Income Taxes to the audited combined financial statements.

Quarterly Results

The following table presents results on a quarterly basis (dollars in thousands):

For the Three Months Ended	August 31, 2007	May 31, 2007	February 28, 2007	November 30, 2006
Interest income	$755,610	$703,365	$680,305	$622,166
Interest expense	361,469	336,253	283,959	243,518

Net interest income	394,141	367,112	396,346	378,648
Provision for loan losses	211,576	203,287	195,386	239,693
Other income	845,498	871,693	825,677	828,263
Other expense	698,849	702,992	655,176	781,677	(1)(2)

Income before income tax expense	329,214	332,526	371,461	185,541
Income tax expense	126,974	123,284	137,829	(981	)(3)

Net income	$202,240	$209,242	$233,632	$186,522

(1)	Includes costs associated with the launch of a new advertising campaign and higher Morgan Stanley allocations.

(2)	Includes increased legal fees as a result of our lawsuit against Visa and MasterCard.

(3)	Includes one-time tax credits related to settlement of various tax matters and reclassification of income tax expense to franchise taxes.

Liquidity and Capital Resources

We seek to maintain liquidity, capital and funding policies that ensure our credit ratings and bank capitalization level are sufficient to provide cost effective access to debt and deposit markets thus providing sufficient liquidity to fund our business. Our liquidity and funding risk management policies are designed to mitigate the risk that we may be unable to access adequate financing to service our financial obligations when they come due. Liquidity risk is addressed through various funding criteria and targets that guide our access to the long-term and short-term debt capital markets, the maturity profile of our liabilities, the diversity of our funding sources and investor base, as well as the level of our liquidity reserve as part of a contingency funding plan. We attempt to ensure that the maturity of our liabilities equals or exceeds the expected holding period of the assets being financed.

Liquidity risk is assessed by several measures including the liquidity position, which measures funding in various maturity tranches. The maturities of the various funding instruments are reviewed during the funding planning and execution process to ensure the maturities are staggered. The mix of funding sources and the composition of our investor base are also reviewed during the funding process to ensure appropriate diversification. Funding sources include externally derived short-term borrowings, asset-backed commercial paper conduit financing, long-term asset-backed securitizations, bank deposits and bank notes.

Corporate Treasury monitors and reviews liquidity and capital management policies and executes strategies to maintain prudent levels of liquidity and capital. Our senior management reviews financial performance relative to these policies, monitors the availability of alternative financing sources, evaluates liquidity risk and capital adequacy, and assesses the interest rate sensitivity of our assets and liabilities.

Morgan Stanley historically provided various sources of funding to us on both a short-term and long-term basis to meet various financing needs. This funding was used to finance receivables in both our U.S. and International Card segments, the cash collateral account in connection with our domestic asset-backed securitization program and fixed assets, which include office facilities and equipment. The following table summarizes funding sourced through Morgan Stanley (dollars in thousands):

	At August 31, 2007	At November 30,
		2006	2005	2004
Morgan Stanley Global Wealth Management Bank
Deposit Program	$—	$1,928,443	$—	$—
Federal Funds purchased from Morgan Stanley Bank	—	3,000,000	—	—
Short-term borrowings	—	3,639,678	3,773,060	2,728,358
Long-term borrowings	—	1,251,662	606,796	945,779

Total	$—	$9,819,783	$4,379,856	$3,674,137

As of June 30, 2007 (the effective date of the Distribution), total intercompany balances from Morgan Stanley were entirely replaced with certificates of deposit, external deposits from broker-dealers, external secured borrowings, unsecured long-term debt and asset-backed financing. In June 2007, funding sourced through the Morgan Stanley Global Wealth Management Bank Deposit Program was replaced through the issuance of deposits and the use of alternative external broker-dealer client funds deposited into Discover Bank. Also in June, we facilitated the repayment of short- and long-term borrowings from Morgan Stanley through the issuance of new debt. Specifically, we replaced short-term borrowings related to our cash collateral accounts with external secured financing arrangements, and short-term borrowings related to our fixed assets with our own long-term debt. In June 2007, we also structured external secured financing agreements to replace short- and long-term borrowings related to our International Card segment.

In light of the Distribution, we have developed our own infrastructure to manage and execute our liquidity and capital management functions as an independent company. Our efforts have included a review of our liquidity and funding risk management policies to ensure that they continue to support the successful execution of our business strategies while maintaining sufficient liquidity through the business cycle and during periods of financial stress. We have executed certain agreements providing for ongoing Morgan Stanley support in certain functions. See “Arrangements Between Us and Morgan Stanley” for further discussion.

Management has implemented liquidity and capital management policies in anticipation of the Distribution which provide us with adequate access to and supply of funding through the business cycle. Accordingly, management has maintained an investment grade rating at Discover Bank and received an investment grade rating for Discover Financial Services following the Distribution. Discover Bank has maintained its BBB rating from S&P and has been assigned a Baa2 deposit and Baa2 senior unsecured rating from Moody’s and a BBB rating from Fitch. Discover Financial Services has been assigned a BBB long-term rating from S&P, a Baa3 senior unsecured rating from Moody’s and a BBB long-term rating from Fitch.

As a business segment of Morgan Stanley, our Contingency Funding Plan (“CFP”) model incorporated a wide range of potential cash outflows during a liquidity stress event, including, but not limited to: (i) repayment of all debt maturing within one year; (ii) expected funding requirements from receivable growth and/or volatility; and (iii) client cash withdrawals from interest-bearing deposits. In addition, during a stress event, our CFP enabled us to reduce our funding requirements through adjustments in the level of new loan originations. Given our historical access to Morgan Stanley intercompany funding, our CFP was driven by Morgan Stanley stress events and assumed that we would be able to access deposits and the asset-backed market for a significant portion of our funding requirements. We managed our liquidity reserve in conjunction with access to Morgan Stanley intercompany funding to a size prudent for anticipated credit card loan receivables fluctuations and conditions in the markets for asset-backed securitization, unsecured debt and deposits.

In light of the Distribution, we reassessed the CFP and lengthened the maturity profile of borrowings and increased our cash equivalent liquidity. We modified our CFP to eliminate reliance on Morgan Stanley sourced funding while limiting our access to the asset-backed and certificate of deposit markets. By June 30, 2007, in anticipation of the Distribution, we enhanced our liquidity by increasing the amount of our liquidity reserve to target $5 billion (with a $5.1 billion balance as of June 30, 2007), increasing committed undrawn securitization conduit facilities to approximately $2.4 billion and negotiated a $2.5 billion unsecured committed credit facility that became effective on July 2, 2007. Through the establishment of these liquidity sources, we expect to manage a CFP that is designed to withstand a Discover stress event characterized by a one-year period with limited access to the brokered deposit and asset-backed securitization markets.

Throughout the third quarter of 2007, the sub-prime market deteriorated resulting in severe disruptions in the debt and asset-backed capital markets which caused the LIBOR and asset-backed commercial paper rates to rise, credit spreads to widen materially and closure of some funding markets to new issuance. In response to the lack of liquidity in various markets, our senior management increased liquidity targets. As of August 31, 2007, our contingent sources included $8.2 billion in our liquidity reserve (primarily invested in Fed Funds sold and bank deposits), $1.9 billion of unutilized commitments from third-party commercial paper asset-backed conduits for securitization funding, and $2.5 billion of unsecured committed credit. In addition, we initiated issuance of subordinate bonds through the new Discover Card Execution Note Trust structure providing AAA note issuance capacity of $5 billion.

Our consolidated statement of financial condition at August 31, 2007 consisted primarily of credit card loan receivables, of which 86% were originated in the U.S. and 14% in the U.K. The balance of credit card receivables fluctuates from time to time due to trends in credit card spending and payments, as well as the issuance of new securitization transactions and maturities of existing securitization transactions. Our credit card loan receivables provide us with flexibility in financing and managing our business, as the market for financing credit card loan receivables is generally large and active.

Equity Capital Management. Our senior management views equity capital as an important source of financial strength. We determine the level of capital necessary to support our business based on our managed credit card loan receivables, goodwill and other intangible assets, taking into account, among other things, regulatory requirements, rating agency guidelines and internally managed requirements to sustain growth. Using this approach, management determined that $5.6 billion of capital was appropriate to support our business at

August 31, 2007. In light of the Distribution, we targeted approximately $5.5 billion of capital as appropriate to support the Distribution, made a dividend of $350 million in June 2007 to Morgan Stanley, and received an equity infusion from Morgan Stanley in the amount of $135 million to further adjust our capital to its appropriate level.

Under regulatory capital requirements adopted by the FDIC and other bank regulatory agencies, FDIC-insured financial institutions must maintain minimum levels of capital that are dependent upon the risk of the financial institutions assets, specifically (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% to 6% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% to 10% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At August 31, 2007, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of Discover Bank as well as our other FDIC-insured financial institution, Bank of New Castle, exceeded these regulatory minimums.

Dividend Policy. Although we intend to reinvest a substantial portion of our earnings in our business, we intend to continue to pay a regular quarterly cash dividend on our common stock, subject to the approval of our Board of Directors. The declaration and payment of dividends, as well as the amount thereof, are subject to the discretion of our Board of Directors and will depend upon our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. Accordingly, there can be no assurance that we will declare and pay any dividends. In addition, as a result of applicable banking regulations and provisions that may be contained in our borrowing agreements or the borrowing agreements of our subsidiaries, our ability to pay dividends to our stockholders may further be limited.

Special Dividend. On June 19, 2007, we declared a special dividend to Morgan Stanley. Pursuant to the special dividend, upon resolution of our outstanding litigation with Visa U.S.A., Inc. and MasterCard Worldwide, after expenses incurred by us in connection with such litigation, we are required to pay Morgan Stanley (1) the first $700 million of value of cash or non-cash proceeds (increased at the rate of 6% per annum until paid in full) (the “minimum proceeds”) and (2) 50% of any proceeds in excess of $1.5 billion, subject to certain limitations and a maximum potential payment to Morgan Stanley of $1.5 billion. All payments by us to Morgan Stanley will be net of taxes payable by us with respect to such proceeds. If, in connection with or following a change in control of our company, the litigation is settled for an amount less than minimum proceeds, we are required to pay Morgan Stanley an amount equal to the minimum proceeds. A copy of the special dividend is attached as Schedule 2 to the Separation and Distribution Agreement between Morgan Stanley and us that was filed by us on a Current Report on Form 8-K on July 5, 2007.

Short-Term Borrowings. Short-term borrowings consist of term, overnight Federal Funds purchased and other short-term borrowings with original maturities less than one year.

The following table identifies the balances and weighted average interest rates on short-term borrowings outstanding at period end (dollars in thousands):

	At August 31,		At November 30,
	2007		2006		2005		2004
	Ending Balance	Weighted Average Interest Rate	Ending Balance	Weighted Average Interest Rate	Ending Balance	Weighted Average Interest Rate	Ending Balance	Weighted Average Interest Rate
Domestic:
Overnight Federal Funds purchased	$—	—	$3,000,000	5.31%	$—	—	$—	—
Term Federal Funds purchased	160,000	5.36%	100,000	5.35%	—	—	1,592,000	2.06%
Other short-term borrowings	—	—	1,811,124	5.46%	1,845,910	4.20%	2,064,337	2.19%

International:
Other short-term borrowings	3,052,739	6.38%	1,828,554	5.25%	1,927,150	4.81%	664,021	4.41%

Total short-term borrowings	$3,212,739	6.33%	$6,739,678	5.34%	$3,773,060	4.51%	$4,320,358	2.48%

On June 20, 2007, we received proceeds of $2.7 billion related to the issuance of debt by unrelated conduit providers. The transaction was structured as a borrowing secured by the performance of the owned credit card receivables of the International Card segment. The financing arrangement, which has a flexible term of up to 364 days, facilitated the pay down of short-term and long-term borrowings with Morgan Stanley. As of August 31, 2007, the balance of this structured secured borrowing was $3.1 billion.

Deposits. We utilize deposits to diversify funding sources and to reduce our reliance on short-term credit-sensitive funding sources, thus enhancing our liquidity position. We obtain our deposits through various channels: direct retail certificates of deposit and money market accounts, retail and institutional brokerage arrangements and money market accounts, under which we receive funds swept through external third-parties. Direct consumer retail deposits are marketed to and received from individual customers, without the use of a third-party intermediary, and are an important, stable funding source that typically reacts more slowly to interest rate changes than other deposits. Brokered deposits are deposits placed to consumers through registered brokers. These deposits typically provide funding with maturities ranging from one month to ten years. Total interest-bearing deposits of $22.9 billion increased $9.7 billion from November 30, 2006. The increase from prior year-end reflected the replacement of funding sourced from Morgan Stanley to funding sourced by us in anticipation of the Distribution. At August 31, 2007, the weighted average maturity of all certificates of deposit was approximately 26 months.

Prior to the Distribution, Discover Bank received funds from Morgan Stanley sourced money market accounts obtained through the Morgan Stanley Global Wealth Management Bank Deposit Program, under which we received funds swept directly from certain Morgan Stanley Global Wealth Management clients. We began participating in this program in the second quarter of 2006, accumulating a balance of $3.0 billion by May 31, 2007. MSDW subsequently withdrew all these deposits on June 11, 2007, in anticipation of the Distribution. Beginning in the second quarter of 2007, Discover Bank entered into similar agreements with third parties, accumulating balances of $2.4 billion in aggregate at August 31, 2007.

The following table summarizes the remaining maturities of our interest bearing deposits at August 31, 2007 (dollars in thousands):

	Total	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through Twelve Months	Over Twelve Months
Certificates of deposit in amounts less than or equal to $100,000	$18,433,890	$1,098,230	$1,782,451	$4,098,077	$11,455,132
Certificates of deposit in amounts greater than $100,000	646,683	296,515	143,409	80,984	125,775
Savings deposits, including money market deposit accounts	3,825,058	3,825,058	—	—	—

Total interest bearing deposits	$22,905,631	$5,219,803	$1,925,860	$4,179,061	$11,580,907

Long-Term Debt and Bank Notes. An additional source of funding is provided by our Global Bank Note Program. The program was launched in 2004 by Discover Bank. Bank notes may be issued under this program with maturities of thirty days or more from the date of issuance. At August 31, 2007 and 2006, we had $250 million par value in bank notes outstanding which mature in February 2009.

On June 12, 2007, we received proceeds on the issuance of $800 million par value of unsecured debt (the old notes) to external third parties. The financing is comprised of $400 million having a three-year maturity with a floating coupon and $400 million with a ten-year maturity with a fixed coupon. The transaction provided additional liquidity to us to support funding requirements of our subsidiaries.

Securitization Financing. We also generate a significant portion of our funding through the securitization of credit card loan receivables utilizing non-consolidated securitization trusts. Transferred loans against which beneficial interests have been issued to third-party investors are accounted for as sold and, accordingly, are removed from the statements of financial condition. We have historically securitized between 55% and 65% of our managed credit card loan receivables.

We utilize both the term securitization market as well as the privately placed asset-backed commercial paper conduit financing market. Outstanding term financing and asset-backed commercial paper conduit financing at August 31, 2007 were $25.9 billion and $3.2 billion, respectively. At August 31, 2007, we had $24.6 billion unused capacity under Discover Card Execution Note Trust’s and Discover Card Master Trust I’s registered asset-backed securities shelf registration statement and $1.9 billion in unused asset-backed commercial paper conduit capacity.

The following table summarizes expected maturities of the investors’ interests in securitizations at August 31, 2007 (dollars in thousands):

	Total	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	After Five Years
Expected maturities of the investors’ interests in securitizations	$29,096,500	$7,759,982	$13,308,840	$5,455,944	$2,571,734

We access the term asset securitization market through the Discover Card Master Trust I and, beginning July 26, 2007, the Discover Card Execution Note Trust using receivables generated by our U.S. Card business. Through the Discover Card Master Trust I, we have been using a structure utilizing Class A, triple-A rated certificates and Class B, single-A rated certificates held by third parties, with credit enhancement provided by the subordinated Class B certificates and a cash collateral account. The Discover Card Execution Note Trust includes up to three classes of securities sold to investors, the most senior class generally receiving a triple-A rating. In this structure, in order to issue senior, higher rated, classes of notes, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of junior, lower rated classes of notes.

As of August 31, 2007, cash collateral accounts underlying the securitization transactions of Discover Card Master Trust I had a balance of $2.0 billion. Discover Financial Services financed $1.9 billion of cash collateral accounts (reflected in amounts due from asset securitizations in the consolidated and combined statements of financial condition). The rights to repayment of a portion of the cash collateral account loans have been sold to a special purpose subsidiary, DRFC Funding LLC, as part of a $1.3 billion secured financing and are not expected to be available to creditors of Discover Financial Services.

The following table summarizes estimated maturities of the cash collateral accounts at August 31, 2007 (dollars in thousands):

	Total	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	After Five Years
Estimated maturities of cash collateral accounts	$1,894,219	$581,999	$790,003	$368,872	$153,345

In our International Card segment, we access the term asset-backed securitization market through the Cumbernauld Funding plc master trust. Through this trust, we have traditionally utilized a structure having Class A, triple-A rated notes, with credit enhancement provided by subordination through the over collateralization of receivables and a cash collateral account.

The securitization structures include certain features designed to protect investors that could result in earlier-than-expected amortization of the transactions, accelerating the need for alternative funding. The primary feature relates to the availability and adequacy of cash flows in the securitized pool of receivables to meet contractual requirements (“economic early amortization”). In the event of an economic early amortization (which would occur if the excess spread falls below 0% for a contractually specified period, generally a three-month average), the receivables that otherwise would have been subsequently purchased by the trust from us would instead continue to be recognized on our statement of financial condition since the cash flows generated in the trust would instead be used to repay investors in the asset-backed securities. As of August 31, 2007, no economic early amortization events have occurred. The table below provides information concerning investor interest and related excess spreads at August 31, 2007 (dollars in thousands):

	Investor Interest	# of Series Outstanding	3-Month Rolling Average Excess Spread
Interchange series(1)	$19,674,745	21	7.97%
Non-interchange series	7,496,824	8	4.44%

Discover Card Master Trust I	27,171,569	29	4.44%
Discover Card Execution Note Trust(2)	715,000	4	9.58%
Cumbernauld Funding plc	1,209,931	1	3.93%

Total	$29,096,500	34

(1)	Discover Card Master Trust I certificates issued subsequent to and including series 2004-1 include cash flows derived from discount and interchange revenue earned by Discover Bank.

(2)

Excess spread reflects a two-month average as the first issuances from Discover Card Execution Note Trust occurred in July 2007. In addition, the average excess spread of 9.58% is elevated as a result of the shorter interest periods related to transactions closing on July 26, 2007 and August 31, 2007.

Secured Committed Credit Facilities. The maintenance of revolving committed credit agreements serves to further diversify our funding sources. In connection with our asset securitization program, we have access to committed undrawn funding capacity through third-party bank-sponsored securitization conduits to support credit card loan receivables funding requirements. At August 31, 2007, these conduits totaled $5.1 billion, of which $1.9 billion was unused. These facilities are 364-day agreements and are reviewed for renewal annually.

Unsecured Committed Credit Facilities. In light of the Distribution, we negotiated a 59-month unsecured committed credit facility of $2.5 billion that will serve to diversify our funding sources and enhance our liquidity. This facility became effective at the time of the Distribution, is provided by a group of major global banks, and is available to both Discover Financial Services and Discover Bank. We anticipate that the facility will support general liquidity needs and may be drawn to meet short-term funding needs from time to time.

Off-Balance Sheet Arrangements

See “—Liquidity and Capital Resources—Securitization Financing.”

Guarantees

Guarantees are contracts or indemnification agreements that contingently require us to make payments to a guaranteed party based on changes in an underlying asset, liability, equity security of a guaranteed party, rate or index. Our guarantees relate to certain representations and warranties made with regard to securitized loans, transactions processed through the Discover Network and cardmember-related services provided to U.K. cardmembers. Also included in guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement. At August 31, 2007, we had not recorded any contingent liabilities in our consolidated statement of financial condition related to these transactions.

Contractual Obligations and Contingent Liabilities and Commitments

In the normal course of business, we enter into various contractual obligations that may require future cash payments. Contractual obligations at November 30, 2006, include long-term borrowings, operating and capital lease obligations. Our future cash payments associated with our contractual obligations as of November 30, 2006 are summarized below (dollars in thousands):

November 30, 2006	Total	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	More Than Five Years
Deposits(1)	$13,343,859	$9,500,887	$2,066,427	$838,578	$937,967
Long-term borrowings from Morgan Stanley(2)	1,251,662	—	688,083	—	563,579
Bank notes(3)	249,737	—	249,737	—	—
Capital lease obligations(4)	6,179	1,227	2,697	2,255	—

Total contractual obligations	$14,851,437	$9,502,114	$3,006,944	$840,833	$1,501,546

(1)	Reflects total deposits including money market deposits, certificates of deposit and transaction accounts.
(2)

Long-term borrowings from Morgan Stanley provide funding for our interest earning assets. As such, interest charges on contractual obligations were excluded from amounts reported in the table as the potential cash outflows would have corresponding cash inflows from interest earning assets. See Note 14: Long-Term Borrowings to the audited combined financial statements for further discussion.

(3)

Interest charges on bank notes are based on a fifteen basis point spread over the three-month LIBOR and reset quarterly. See Note 14: Long-Term Borrowings to the audited combined financial statements for further discussion.

(4)	See Note 20: Commitments, Contingencies and Guarantees to the audited combined financial statements for further information concerning our capital lease obligations.

Contractual obligations at August 31, 2007, which include long-term borrowings inclusive of fixed rate interest payments and operating and capital lease obligations, were $25.6 billion.

At August 31, 2007, we extended credit for consumer and commercial loans of approximately $266 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which we can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness. In addition, in the ordinary course of business, we guarantee payment on behalf of subsidiaries relating to contractual obligations with external parties. The activities of the subsidiaries covered by these guarantees are included in our consolidated and combined financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, correlations or other market factors will result in losses for a position or portfolio. We are exposed to market risk primarily from changes in interest rates and currency exchange rates.

Interest Rate Risk. We are exposed to market risk primarily from changes in interest rates. Such changes in interest rates impact interest-earning assets, principally credit card loan receivables, Federal Funds sold and other assets as well as net excess servicing fees received in connection with the transferred loan receivables against which beneficial interests have been issued through asset securitizations. Changes in interest rates also impact interest sensitive liabilities that finance these assets, including asset-backed securitizations, long-term borrowings, and deposits.

Our interest rate risk management policies are designed to reduce the potential volatility of earnings that may arise from changes in interest rates by having a financing portfolio that reflects the existing repricing schedules of credit card loan receivables as well as our right, with notice to cardmembers, to reprice certain fixed or floating rate credit card loan receivables to a new interest rate in the future. To the extent that asset and related financing repricing characteristics of a particular portfolio are not matched effectively, we may utilize interest rate derivative contracts, such as swap agreements, to achieve our objectives. Interest rate swap agreements effectively convert the underlying asset or financing from fixed to floating rate or from floating to fixed rate.

Sensitivity Analysis Methodology, Assumptions and Limitations. We use an interest rate sensitivity simulation to assess our interest rate risk exposure. For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from our reporting date, we assume that all interest rate sensitive assets and liabilities will be impacted by a hypothetical, immediate 100-basis-point increase in interest rates as of the beginning of the period.

Interest rate sensitive assets are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Portions of our credit card loan receivables have fixed interest rates, although we have the right, with notice to cardmembers, to subsequently reprice these receivables to a new interest rate unless the account has been closed or the cardmember opts out. Therefore, we consider a portion of the credit card loan receivables with a fixed interest rate to be interest rate sensitive. We measured the earnings sensitivity for these assets from the expected repricing date, which takes into consideration the required notice period. In addition, assets with rates that are fixed at period-end but which will mature, or otherwise contractually reset to a market-based indexed or other fixed rate prior to the end of the 12-month period, are rate sensitive. The latter category includes certain credit card loans that may be offered at below-market rates for an introductory period, such as balance transfers and special promotional programs, after which the loans will contractually reprice in accordance with our normal market-based pricing structure. For purposes of measuring rate sensitivity for such loans, only the effect of the hypothetical 100-basis-point change in the underlying market-based indexed or other fixed rate has been considered rather than the full change in the rate to which the loan would contractually reprice. For assets that have a fixed interest rate at the fiscal period-end but which contractually will, or are assumed to, reset to a market-based indexed or other fixed rate during the next 12 months, earnings sensitivity is measured from the expected repricing date. In addition, for all interest rate sensitive assets, earnings sensitivity is calculated net of expected loan losses.

Interest rate sensitive liabilities are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, liabilities that vary with changes in a market-based index, such as Federal Funds or LIBOR, which will reset before the end of the 12-month period, or liabilities whose rates are fixed at the fiscal period end but which will mature and are assumed to be replaced with a market-based indexed rate prior to the end of the 12-month period, are rate sensitive. For these fixed rate liabilities, earnings sensitivity is measured from the expected repricing date.

Assuming an immediate 100-basis-point increase in the interest rates affecting all interest rate sensitive assets and liabilities as of August 31, 2007, we estimate that the pre-tax income of lending and related activities over the following 12-month period would be reduced by approximately $129 million. We estimate the comparable reduction of pre-tax income for the 12-month period following August 31, 2006 to be approximately $127 million. The hypothetical decline in pretax income was modestly higher than the prior year due to a higher level of variable rate funding offset by a higher level of other interest- earning assets related to the liquidity pool at August 31, 2007.

The model assumes that the balances of interest rate sensitive assets and liabilities at the fiscal period end will remain constant over the next 12-month period. It does not assume any growth, strategic change in business focus, change in asset pricing philosophy or change in asset/liability funding mix. Thus, this model represents a static analysis that cannot adequately portray how we would respond to significant changes in market conditions such as those recently experienced. Furthermore, the analysis does not necessarily reflect our expectations regarding the movement of interest rates in the near term, including the likelihood of an immediate 100-basis-point change in market interest rates, nor necessarily the actual effect on earnings if such rate changes were to occur. In addition, this analysis does not reflect any expected changes in funding attributed to the Distribution.

Foreign Currency Exchange Risk. Changes in foreign exchange rates relative to the U.S. dollar may impact earnings and capital translated from international operations. Our U.K. business generates credit card loan receivables denominated in pounds sterling. We monitor and manage our exposure to reflect the risk tolerance established by our senior management. We have hedged foreign exchange exposure related to intercompany lending with our International Card segment through the use of forward contracts. We expect to continue to monitor foreign exchange exposure created as a result of our net investment in international operations and to manage these risks within our risk management guidelines.

OUR BUSINESS

Introduction

We are a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since our inception in 1986, we have grown to become one of the largest card issuers in the United States, with more than 50 million cardmembers (41.6 million accounts and 18.4 million active accounts) and $47.4 billion in managed receivables as of August 31, 2007. We are also a leader in payments processing, as we are one of only two credit card issuers with its own U.S. payments network and the only issuer whose wholly-owned network operations include both credit and debit functionality. In 2006, we processed more than 3 billion transactions through our signature card network (the “Discover Network”) and PULSE EFT Association (the “PULSE Network” or “PULSE”), one of the nation’s leading ATM/debit networks.

We issue credit cards in the United States under the Discover Card brand to various segments within the consumer and small business sectors. Most of our cards offer a Cashback Bonus rewards program. In addition, we offer a range of banking products to our customers, including personal and home equity loans, certificates of deposit and money market accounts.

Discover Network cards currently are accepted at more than 4 million merchant and cash access locations primarily in the United States, Mexico, Canada and the Caribbean. In October 2004, the U.S. Department of Justice (“DOJ”) prevailed in its antitrust lawsuit (the “DOJ litigation”) against Visa U.S.A., Inc. (together with its predecessors, “Visa”) and MasterCard Worldwide (together with its predecessors, “MasterCard”) which challenged their exclusionary rules—rules that effectively precluded us from offering network services to financial institutions. Since then, we have accelerated our network growth by entering the debit market with the acquisition of the PULSE Network, and by signing card issuing agreements with a number of financial institutions. We also have significantly expanded our relationships with companies that provide merchants with credit card processing services, which we believe will further increase the number of merchants accepting Discover Network cards.

In addition, we issue credit cards on the MasterCard and Visa networks in the United Kingdom, the world’s second-largest credit card market. Our portfolio includes Goldfish, one of the United Kingdom’s leading rewards credit cards, as well as several Morgan Stanley-branded credit cards and a number of affinity credit cards. As of August 31, 2007, we had more than 2 million cardmembers in the United Kingdom and $4.4 billion of managed receivables in this market.

Our revenues (net interest income plus other income) have increased over the last three years, from $4.5 billion in 2004 to $5.1 billion in 2006, and net income has increased from $776 million to $1.1 billion over the same period. Our revenues and net income for the nine months ended August 31, 2007 were $3.7 billion and $645 million, respectively, and $3.9 billion and $890 million, respectively, for the nine months ended August 31, 2006.

On June 30, 2007, we were spun-off from our former parent company, Morgan Stanley, through the distribution of our shares to its shareholders. We became a subsidiary of Morgan Stanley in May 1997 as a result of the combination of Dean Witter, Discover & Co. and Morgan Stanley Group, Inc. The entity currently named Discover Financial Services was a subsidiary of Sears, Roebuck and Co. (“Sears”) from 1960 until 1993, when it was part of the spin-off of Dean Witter Financial Services Group Inc. from Sears. The Discover Card business was launched in 1986.

We were incorporated in Delaware in 1960. Our principal executive offices are located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. Our main telephone number is (224) 405-0900.

Operating Model

We operate in three reportable segments: U.S. Card, Third-Party Payments and International Card.

U.S. Card

From our inception in 1986 until October 2004, we operated as a “closed loop” credit card business in which we performed all functions related to our credit card business by acting as the card issuer, network and merchant acquirer. As a result of the resolution of the DOJ litigation, we recently began entering into agreements with a number of third-party merchant acquirers.

We issue Discover Cards through our wholly-owned subsidiary Discover Bank. Cardmembers are permitted to “revolve” their balances and repay their obligations over a period of time and at an interest rate set forth in their cardmember agreements, which may be either fixed or variable. The interest that we earn on revolving balances is our primary source of revenue from cardmembers. We finance these balances using a variety of debt instruments, including securitizations, from which we derive a significant portion of our income. We also charge cardmembers other fees, including fees for late payment and for exceeding credit limits. In addition, we receive fees from merchants or merchant acquirers based on sales volume charged to Discover Network cards. We recognize rewards cost as a reduction of discount and interchange revenue.

Where we have a direct relationship with the merchant, which is the case with respect to our large merchants that represent a majority of Discover Card sales volume, we receive discount and fee revenue from merchants. Discount and fee revenue, which is our primary source of merchant revenue, is based on pricing that varies due to a number of factors including competitive pricing levels, size of merchant, industry and special marketing arrangements.

Where we do not have a direct relationship with the merchant, we receive interchange and assessment fees from the merchant acquirer that settles transactions with the merchant. The amount of this fee is based on a published schedule and can vary based on the type of merchant or type of card (e.g., consumer vs. business).

The following chart shows the U.S. Card transaction cycle:

U.S. Card

Transaction Cycle*

We also offer various products and services, such as payment protection, identity theft protection, fraud protection and other cross-sell and fee-based products to our existing customer base.

Third-Party Payments

Our payments business includes the PULSE Network, as well as financial institutions that issue credit, debit and prepaid cards on the Discover Network. When a financial institution joins the PULSE Network, debit cards issued by that institution can be used at all of the ATMs and PIN point-of-sale debit terminals that participate in the network, and the PULSE mark can be used on that institution’s debit cards and ATMs. In addition, financial institution participants may sponsor merchants and independent sales organizations to participate in the network’s PIN POS and ATM debit service. A participating financial institution assumes liability for transactions initiated through the use of debit cards issued by that institution, as well as for ensuring compliance with PULSE’s operating rules and policies applicable to that institution’s debit cards, ATMs and, if applicable, sponsored merchants and independent sales organizations. PULSE derives its PIN POS revenue from switch fees charged to numerous financial institution acquirers for whom transactions are processed on the PULSE Network. PULSE derives its switch fee revenue from ATM transactions from card-issuing financial institutions. We earn merchant discount and acquirer interchange revenue, net of issuer interchange paid, plus assessments and fees for processing transactions for third-party issuers of credit cards on the Discover Network.

The following chart shows the third-party payments transaction cycle:

Third-Party Payments

Transaction Cycle*

International Card

Our international card issuing business differs from our U.S. card business in that we rely on third-party networks, historically the MasterCard Network, and more recently, as a member of Visa Europe, the Visa Network. As a result, third parties maintain the relationships with merchants and pass customer charges on to our U.K. card issuing bank, Goldfish Bank Limited. As in the U.S. card business, we charge interest fees, late payment and overlimit fees and fees for various other products and services.

The following table shows our International Card transaction cycle:

International Card

Transaction Cycle*

Marketing

The key functions performed in marketing include customer acquisition, product development, pricing, customer management, advertising and brand management, rewards/Cashback Bonus, fee products and Discover cardmember website management.

Customer Acquisition

We seek creditworthy individuals by leveraging an integrated acquisition and risk management process. To acquire new customers, we use proprietary targeting and analytical models to identify attractive prospects and match them with our product offerings. We employ multiple acquisition channels, including direct mail, Internet, print advertising, direct response television and telemarketing.

Direct mail has historically accounted for the greatest proportion of new accounts, representing approximately 50% of new accounts acquired in 2006. We focus on our account acquisition costs through product innovation, expanded creative testing, enhanced targeting/modeling and production efficiencies. Historically, telemarketing was also a significant channel but we have largely shifted to other channels such as Internet-acquired accounts.

Product Development

We continue to develop card features and benefits to attract and retain cardmembers and merchants, such as our popular 5% More program where cardmembers who sign up for this program earn 5% cash rewards in select retail categories. The category mix changes each quarter, allowing us to target different areas of cardmember spending each season, alert cardmembers to new places they can use their cards, and manage our rewards costs.

We have also relaunched several card products, including our 5% Gas Card (now known as the Discover Open Road Card) and a redesigned Miles by Discover Card. In June 2006, we announced the launch of a small business credit card that offers cash rewards, distinctive control features and dedicated service. The Discover Motiva Card, launched in March 2007, provides cardmembers with a full month’s interest as a reward each time they make six consecutive on-time payments. In 2007, we launched personal loan and student loan products.

Pricing and Analytics

We use an analytical pricing strategy that provides competitive pricing for cardmembers and seeks to maximize revenue on a risk-adjusted basis. We assign specific annual percentage rates (APRs), fees and terms for different products and cardmembers, including purchases, balance transfers, and cash advances. We periodically assess individual-level behavior practices and use risk models to determine appropriate pricing terms for our cardmembers, providing lower promotional rates for some customers while assessing higher rates for others who have demonstrated high-risk behaviors such as defaulting on their payments.

Customer Management

We actively work to increase sales and build loan balances of new and existing cardmembers by marketing to them through a variety of channels, including mail, phone and online. Targeted offers may include balance transfers, fee products and reinforcement of our Cashback Bonus rewards program.

We also continue to improve our modeling and customer engagement capabilities, which we believe will help us offer the right products and pricing at the right time and through the right channels. Recent enhancements include the development of a large prospect database, trade-line level data and a customer contact strategy and management system.

Advertising and Brand Management

We maintain a full-service, in-house marketing and communications department charged with delivering communications to foster customer engagement with our products and services. This helps us promote our brands, launch new products, supervise external agencies and provide integrated marketing communications.

Rewards / Cashback Bonus

Under our Cashback Bonus rewards program, we provide cardmembers with up to a 1% Cashback Bonus, based upon their level and type of purchases. The amount of the Cashback Bonus generally increases as the cardmember’s purchases increase during the year. Cardmembers earn a full 1.0% once their total annual purchases exceed $3,000. Annual purchases up to $1,500 earn a 0.25% Cashback Bonus and purchases between $1,500 and $3,000 earn 0.50%. Purchases made at certain warehouse clubs or discount stores earn a fixed Cashback Bonus reward of 0.25%.

Cardmembers can choose from several card products that allow them to accelerate their cash rewards earnings based on how they want to use credit. For example, the Discover Open Road Card provides 5% Cashback Bonus on the first $100 in gas and auto maintenance purchases each billing period.

Cardmembers who are not delinquent or otherwise disqualified may redeem Cashback Bonus rewards at any time in increments of $20, and cardmembers have the option to choose a statement credit, direct deposit, partner gift card or charitable donation. When cardmembers choose to redeem their Cashback Bonus with one of our more than 100 merchant partners, they have the opportunity to increase their reward, up to double the reward amount.

Fee Products

We market several fee-based products to our cardmembers, including the following:

•

Identity Theft Protection: The most comprehensive identity theft monitoring service we offer includes an initial credit report, credit bureau file monitoring, prompt alerts that help cardmembers spot possible identity theft quickly, and access to knowledgeable professionals who can provide information about identity theft issues or credit reports.

•

Payment Protection: This service allows cardmembers to suspend their payments in the event of unemployment, disability or other life events for up to two years. Any outstanding balance up to $25,000 is cancelled in the event of death.

•

Wallet Protection: This service offers one-call convenience if the cardmember’s wallet is lost or stolen, including cancellation of all the cardmember’s credit and debit cards, providing replacement Discover Cards, requesting replacement of the cardmember’s other credit and debit cards, monitoring the cardmember’s credit files for 90 days, providing up to $100 to replace the cardmember’s wallet, and if needed, lending the cardmember up to $1,000 in emergency cash.

Cardmember Website

Cardmembers can register their accounts online at Discovercard.com, which offers a range of benefits and control features that allow cardmembers to customize their accounts to meet their own preferences and needs. Key offerings include:

•	Online account services that allow cardmembers to customize their accounts, choose how and when they pay their bills, and create annual account summaries that assist with budgeting and taxes;

•	Email reminders to help cardmembers avoid fees and track big purchases or returns;

•	Secure online account numbers that let cardmembers shop online without ever revealing their actual account numbers; and

•	ShopDiscover, an online portal where cardmembers automatically earn 5–20% Cashback Bonus when they shop at well-known online merchants.

Credit Risk

Risk management is a critical and fully integrated component of our management and growth strategy. We have developed a risk management structure to manage credit and other risks facing our business.

Credit risk refers to the risk of loss arising from borrower default when a borrower is unable or unwilling to meet their financial obligations to Discover. Our credit risk is generally highly diversified across millions of accounts without significant individual exposures; accordingly, we manage risk on a portfolio basis. We have a risk committee that is composed of our senior management and is responsible for the establishment of criteria relating to risk management.

New Cardmembers

We subject all credit applications to an underwriting process that assesses the creditworthiness of each applicant. In terms of identifying potential cardmembers, we give consideration to the prospective cardmember’s financial stability, as well as ability and willingness to pay.

Prospective cardmembers’ applications are evaluated using credit information provided by the credit bureaus and other sources. Credit scoring systems, both externally developed and proprietary, are used to evaluate cardmember and credit bureau data. We assign credit lines to our cardmembers on the basis of risk level, income and expected card usage.

We use experienced credit underwriters to supplement our automated decision-making processes. Approximately 25% of all applications are subject to manual review that covers the areas of key cardmember data verification, fraud prevention and approval of higher credit lines. We periodically review policies, procedures and processes to ensure accurate implementation.

Portfolio Management

Proactive management of a cardmember’s account is a critical part of credit management, and all accounts are subject to ongoing credit assessment. This assessment reflects information relating to the performance of the individual’s Discover account as well as information from a credit bureau relating to the cardmember’s broader credit performance. This information is used as an integral part of credit decision-making as well as for management reporting purposes.

The measurement and management of credit risk is supported by scoring models (statistical evaluation models). At the individual cardmember level, we use custom risk models together with generic industry models as an integral part of the credit decision-making process.

Depending on the duration of the cardmember’s account, risk profile and other performance metrics, the account may be subject to a range of account management treatments, for example, eligibility for marketing initiatives, authorization, increases or decreases in retail and cash credit limits, pricing adjustments and delinquency strategies.

Cardmember Assistance

Authorizations. Each transaction is subject to screening and approval through a proprietary point-of-sale decision system. This system utilizes rules-based decision-making logic, statistical models and data integrity checks to manage fraud and credit risks. Strategies are subject to regular review and enhancement to enable us to respond quickly to changing credit conditions as well as to protect our cardmembers and the business from emerging fraud activity.

Proactive Account Management. We use a variety of collection and recovery strategies, with overdue delinquent accounts scored and segmented to tailor the collection approach. We employ predictive call campaigns, as well as offering payment programs for certain cardmembers to find customized solutions that fit their financial situation. We offer tools such as payment email reminders, flexible payment plans and a collections website designed to educate and assist cardmembers with their payment needs. Our payment plans are designed to help bring accounts out of delinquency or overlimit exposure.

Collections. All monthly billing statements of accounts with past due amounts include a request for payment of such amounts. These accounts also receive a written notice of late fee charges, as well as an additional request for payment, after the first monthly statement that reflects a past due amount. Collection personnel generally initiate telephone contact with cardmembers within 30 days after any portion of their balance becomes past due. The nature and the timing of the initial contact, typically a personal call or letter, are determined by a review of the cardmember’s prior account activity and payment habits. For higher risk accounts, as determined by statistically derived predictive models, telephone contacts may begin as soon as the account becomes past due. Lower risk cardmembers are typically contacted by letter and further collection efforts are determined by behavioral scoring, financial exposure and the lateness of the payment.

We reevaluate our collection efforts and consider the implementation of other techniques as a cardmember becomes more days delinquent. We limit our exposure to delinquencies through controls within the authorizations system and criteria based account suspension and revocation. In situations involving a cardmember with financial difficulties, we may enter into arrangements to extend or otherwise change payment schedules.

Recovery. Our current policy is to recognize losses and to write off an account if the minimum payment relating to a past due amount has not been received by the end of the sixth full calendar month after such past due amount was first due. The only exceptions are bankrupt accounts, deceased customers, accounts on payment hardship or settlement programs and fraudulent transactions, which are charged off earlier.

We use various recovery techniques and channels that include internal collection activities, use of collections agencies, legal action, and sales of charged-off accounts and the related receivables. The timing and choice of channel utilized are subject to a recovery optimization strategy that encompasses factors such as cost and duration against expected recovery effectiveness.

Fraud Prevention

We actively monitor cardmember accounts to prevent, detect, investigate and resolve fraud. Our fraud prevention processes are designed to protect the security of cards, applications and accounts in a manner consistent with our cardmembers’ needs to easily acquire and use our products. Prevention systems handle the authorization of application information, verification of cardmember identity, sales, processing of convenience and balance transfer checks and electronic transactions.

Our fraud detection program utilizes a variety of proven systems techniques to identify and halt fraudulent transactions, including neural and pattern recognition technology, rules-based decision-making logic, report analysis and manual account reviews. Accounts identified by the fraud detection system are managed by proprietary software that integrates effective fraud prevention with customer centric service.

Customer Service and Processing Services

Customer Service

We currently manage over 70 million annual inbound service calls placed to 1-800-Discover. We are committed to answering calls within 60 seconds or less and to providing “one-call resolution.”

We perform the functions required to service and operate cardmember credit accounts, including new account solicitation, application processing, new account fulfillment, transaction authorization and processing, cardmember billing, payment processing, cardmember service and collection of delinquent accounts. We believe that direct management of this function reduces our customer attrition and is cost-effective.

Designed around customer and account manager needs, our technology and systems enable our account managers to quickly access information in a manner that supports accurate and timely resolution of inquiries. We develop and maintain our infrastructure solutions with the flexibility to change and adapt quickly to meet customer expectations and needs. In addition to our systems, we invest in our people, providing them with the training and work environment that facilitates their ability to build strong customer relationships.

Processing Services

Processing Services is composed of four functional areas: card personalization/embossing, print/mail, remittance processing and check/document processing. Card personalization/embossing is responsible for the embossing and mailing of plastic credit cards for new accounts, replacements and reissues, as well as gift cards. Print/mail specializes in statement and letter printing and mailing for merchants and cardmembers. Remittance processing handles account payments, check processing and product enrollments.

Technology

We provide technology systems processing through a combination of owned and hosted data centers located in the United States. These data centers support our Discover and PULSE Networks, provide cardmembers with access to their accounts at all times, and manage transaction authorizations, among other functions.

Our approach to technology development and management involves both third-party and in-house resources. We use third-party vendors for basic technology services (e.g., telecommunications, hardware and operating systems). Each vendor participates in a formal selection process to ensure that we have partners who can provide us with a cost-effective and reliable technology platform. This approach enables us to focus our in-house resources on building proprietary systems (e.g., for cardmember and merchant settlement, authorizations and customer relationship management) that we believe enhance our operations, improve cost efficiencies and help distinguish us in the marketplace.

Discover Card Terms and Conditions

The terms and conditions governing our products vary by product and change over time. Each cardmember enters into an agreement governing the terms and conditions of the cardmember’s account. Discover Card’s terms and conditions are generally uniform from state to state. The cardmember agreement permits us to change the credit terms, including the annual percentage rates and the fees imposed on accounts, with notice to the cardmember. The cardmember has the right to opt out of the change of terms and pay their balance off under the old terms. Each cardmember agreement provides that the account can be used for purchases, cash advances and balance transfers. Each Discover Card account is assigned a credit limit when the account is initially opened. Thereafter, individual credit limits may be increased or decreased from time to time, at our discretion, based primarily on our evaluation of the cardmember’s creditworthiness.

Discover Bank offers various features and services with the Discover Card accounts, including the Cashback Bonus reward described under “—Marketing—Rewards/Cashback Bonus.” A cardmember’s earned Cashback Bonus rewards are recorded in a “Cashback Bonus Account”; eligible cardmembers may redeem their rewards in increments of $20.

Discover Card accounts generally have the same billing and payment structure, though there are some differences between the consumer and business credit cards, as described below. Unless we waive the right to do so, we send a monthly billing statement to each cardmember who has an outstanding debit or credit balance. Cardmembers also can waive their right to receive a physical copy of their bill, in which case they will receive email notifications of the availability of their billing statement online at the Discover Card Account Center. Discover Card accounts are grouped into multiple billing cycles for operational purposes. Each billing cycle has a separate billing date, on which we process and bill to cardmembers all activity that occurred in the related accounts during the period of approximately 28 to 34 days that ends on that date.

We offer fixed and variable rates of periodic finance charges on accounts. Neither cash advances nor balance transfers are subject to a grace period. Periodic finance charges on purchases are calculated on a daily basis, subject to a grace period that essentially provides that periodic finance changes are not imposed if the cardmember pays his or her entire balance each month. Certain account balances, such as balance transfers, may accrue periodic finance charges at lower fixed rates for a specified period of time. Variable rates are indexed to the highest prime rate published in The Wall Street Journal on the last business day of the month.

Additional Consumer Card Terms. Each cardmember with an outstanding debit balance in his or her consumer Discover Card account must generally make a minimum payment each month. If a cardmember exceeds his or her credit limit as of the last day of the billing period, we may include all or a portion of this excess amount in the cardmember’s minimum monthly payment. From time to time, we have offered and may continue to offer eligible cardmembers the opportunity to not make the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due. A cardmember may pay the total amount due at any time. We also may enter into arrangements with delinquent cardmembers to extend or otherwise change payment schedules, and to waive finance charges, fees and/or principal due, including re-aging accounts in accordance with regulatory guidance. Income may be reduced during any period in which we offer cardmembers the opportunity to not make the minimum monthly payment or to extend or change payment schedules.

In addition to periodic finance charges, we may impose other charges and fees on Discover Card accounts, including cash advance transaction fees, late fees where a cardmember has not made a minimum payment by the required due date, overlimit fees for balances that exceed a cardmember’s credit limit as of the close of the cardmember’s monthly billing cycle, balance transfer fees, returned check fees, pay-by-phone fees, and fees for balance transfers or other promotional checks that are returned by us due to insufficient credit availability.

For most consumer cards we use the two-cycle billing method for determining periodic finance charges. This means if a cardmember begins a billing cycle with no outstanding balance, makes purchases or other transactions and then does not pay the outstanding balance in full by the payment due date, we impose finance charges beginning on the date transactions were posted to the account.

Terms and conditions may vary for other products, such as the Discover Business Card, Discover Motiva Card and our U.K. cards.

Payments and Merchant Relationships

Merchant Relationships

We support our growing base of merchants through a merchant acquiring model that includes direct relationships with the largest merchants in the United States and outsourced arrangements with our merchant acquiring partners for small and mid-size merchants.

We have chosen to retain direct relationships with most of our largest merchant accounts because many prefer dealing with us directly, we are able to retain the entire discount revenue from the merchant and we are able to capitalize on joint marketing programs and opportunities. Competitor networks and credit card companies typically do not enjoy direct relationships with merchants.

Since mid-2006, Discover Network has worked with merchant acquirers to allow them to begin offering a comprehensive payments processing package for small and mid-size merchants that includes consolidated servicing for Discover, Visa and MasterCard transactions. Integrated payments solutions provide these merchants with streamlined statementing and customer service. In some cases, Discover has sold and will continue to sell small and mid-size merchant acquiring portfolios to third-party acquirers to facilitate integrated servicing and reduced costs. As we outsource merchant acquiring, we expect to reduce our fee income and expenses.

In addition to our U.S.-based merchant acceptance locations, Discover Network cards also are accepted (through relationships with in-country banks and processors) at many locations in Canada, Mexico and the Caribbean. Also, over the past two years we have signed reciprocal network agreements with China UnionPay and JCB that enable our cardmembers to use their Discover Network cards in China and, eventually, in Japan.

Networks and Merchant Operations

Account Governance, Regulations and Specifications

The terms of our merchant relationships are governed by a Merchant Services Agreement (“MSA”). These MSAs also are accompanied by additional program documents that further define our network functionality and requirements, including operating regulations, technical specifications and dispute rules. To enable ongoing improvements in our network’s functionality and in accordance with industry convention, we publish updates to our program documents on a semi-annual basis. In a growing number of cases, particularly with small and mid-size merchants, the agreement will be between the merchant and a merchant acquirer, and not with Discover directly.

New Accounts

To facilitate growth in merchant acceptance, Discover Network offers prospective merchants several options in applying for an account. Merchants may be acquired through one of our many partnerships or may apply directly by either calling our toll-free number or submitting an application through our website. Direct merchant applications are processed electronically by our systems, which perform a credit evaluation and screen applications against files of unacceptable businesses. The Office of Foreign Asset Control Specifically Designated Nationals list is included in this screening process. Any applications that cannot be systematically approved are referred for analyst review.

Transaction Processing

Discover Network partners with a number of vendors to maintain our secure and highly redundant connectivity that enables continuous support of POS authorizations. This connectivity also enables merchants to receive timely payment for their Discover Network card transactions.

Risk Management, Fraud Prevention and Compliance

Discover Network operates systems and processes that seek to prevent fraud and ensure compliance with our operating regulations. Our systems evaluate incoming merchant sales activity to identify abnormalities that require investigation prior to the initiation of settlement. Risk Management personnel are responsible for validating compliance with our operating regulations and law, including enforcing our data security standards and our prohibitions against Internet gambling and other illegal or otherwise unacceptable activities. Discover Network is a founding and current member of the PCI Security Standards Council, LLC, and requires merchants and service providers to comply with the Payment Card Industry Data Security Standard.

Third-Party Payments/PULSE EFT Association

Third-Party Payments Business

In October 2004, the U.S. Supreme Court declined to consider the appeal by Visa and MasterCard of a court ruling that would end years of anticompetitive practices that had effectively prevented us from offering our electronic payment products and services to other financial institutions. As a result of this ruling, third-party financial institutions are now able to issue debit and credit cards and other card products on the Discover or PULSE Networks.

Following this ruling, we have signed third-party issuing/distribution agreements for credit, debit and prepaid cards, including agreements with GE Money (to issue Wal-Mart and SAM’S CLUB Discover Network cards), HSBC, and a number of other financial institutions for issuance of card products on the Discover Network.

PULSE EFT Association

In January 2005, we strengthened our payment processing capabilities through the acquisition of PULSE EFT Association, one of the nation’s leading ATM/debit networks. PULSE links cardholders of more than 4,400 financial institutions with nearly 260,000 ATMs as well as POS terminals located throughout the United States.

PULSE’s primary source of revenue is transaction fees charged for switching and settling ATM, PIN POS, and signature debit transactions initiated through the use of debit cards issued by participating financial institutions. In addition, PULSE offers a variety of optional products and services that produce income for the network, including signature debit processing, prepaid card processing, and connections to other regional and national electronic funds transfer networks.

International Card Business

In 1999, we launched our international card issuing business in the United Kingdom, the world’s second largest credit card market. Our U.K. business is focused primarily on rewards-based offerings. Our model has been to establish local resources and capabilities in all functions, but leverage our capabilities and scale in the United States by actively transferring skills, applications and best practices to the U.K. market. For example, our business has an operations center in Scotland that performs all key customer service and collections functions with its own technology platform tailored for international markets, but processing is conducted in the United States. The recent migration of technology and risk systems in-house to the United States and away from an outsourced local provider has substantially reduced the cost per account. We expect to become more efficient from the migration of the Goldfish and Liverpool Victoria businesses (discussed below) to this platform as well. We do expect, however, to continue to have a moderately higher cost structure than some of our competitors due to their larger scale. Given the widespread acceptance of MasterCard and Visa in Europe, we currently issue our U.K. cards on the MasterCard and VISA networks.

In 2006, Discover made two acquisitions: the Goldfish credit card business from Lloyds TSB Bank Plc and several card portfolios from Liverpool Victoria Banking Services Limited (“Liverpool Victoria”). The Goldfish business now forms part of our international business, providing us with a strong brand, and the Liverpool Victoria portfolios supplement our existing affinity programs. Goldfish customers earn points based on spend that can be redeemed for vouchers at many of the leading retailers in the United Kingdom.

Our Morgan Stanley Platinum Card has a Cashback Bonus program similar to the program offered in the United States. We also offer the buy and fly! MasterCard that has a travel rewards program. A newer product is i24, our fee-based card targeted to a more affluent customer base and providing services such as concierge and travel insurance in addition to cash rewards.

We plan to migrate customers away from the Morgan Stanley brand over a transition period of up to three years and we expect our primary brand going forward to be Goldfish as well as other affinity brands.

Our financial performance in the United Kingdom has been adversely affected by market conditions such as high delinquencies and rising bankruptcy levels, compounded by changing regulations. In order to improve profitability, we are changing our credit and collections strategies and pricing; operations; and pricing and rewards optimization.

Competition

We compete with other card issuers and networks on the basis of a number of factors, including: merchant acceptance, products and services, incentives and reward programs, brand, network, reputation and pricing. Many of our competitors are well established and financially strong, have greater financial resources than we do, are larger than us and/or have lower capital costs and operating costs than we have and expect to have.

As a credit card issuer, we compete for accounts and utilization with cards issued by other financial institutions (including American Express, Bank of America/MBNA, Chase and Citigroup, as well as third-party issuers on the Discover Network) and, to a lesser extent, businesses that issue their own private label cards or otherwise extend credit to their customers. There has been a trend toward consolidation among credit card issuers, leading to greater concentration of resources. Credit card industry participants have increasingly used advertising, targeted marketing, account acquisitions and pricing competition in interest rates, annual fees, reward programs and low-priced balance transfer programs to attract and retain cardholders and increase card usage. In addition, because most domestically issued credit cards, other than those issued on the American Express network, are issued on the Visa and MasterCard networks, most other card issuers benefit from the dominant position and marketing and pricing power of Visa and MasterCard. See “Risk Factors—We face competition from other credit card issuers, and we may not be able to compete effectively, which could result in fewer customers and lower account balances and could materially adversely affect our financial condition, cash flows and results of operations” and “Risk Factors—We incur considerable expenses in competing with other credit card issuers, and many of our competitors have greater scale, which may place us at a competitive disadvantage.”

In the United Kingdom, we issue credit cards on the MasterCard and VISA networks. We compete for accounts and utilization with cards issued by other financial institutions (including American Express, Bank of America/MBNA, Barclays, Capital One, Halifax Bank of Scotland and Royal Bank of Scotland). As in the United States, credit card issuers in the United Kingdom have used advertising, targeted marketing, pricing competition in interest rates, reward programs and low-priced balance transfer programs to attract and retain cardholders and increase card usage.

In our third-party payments business, we compete with other networks to attract third-party issuers to issue credit, debit and prepaid cards on the Discover and PULSE Networks. Discover Network’s primary competitors are Visa, MasterCard and American Express, and PULSE Network’s competitors include Visa’s Interlink, Star, NYCE, Co-op and Maestro. The former exclusionary rules of Visa and MasterCard limited our ability to attract merchants and credit and debit card issuers, and the impact of those rules continues to harm us. In addition, Visa and MasterCard have entered into long-term arrangements with many financial institutions that may have the effect of preventing them from issuing credit or debit cards on the Discover or PULSE Networks. See “Risk Factors—We face competition from other operators of payment networks, and we may not be able to compete effectively, which could result in reduced transaction volume, limited merchant acceptance of our cards, limited issuance of cards on our network by third parties and materially reduced earnings.”

Employees

As of August 31, 2007, we employed approximately 13,000 individuals. We believe our employee relations are good.

Properties

As of August 31, 2007, we owned seven principal properties in the United States. Our headquarters in Riverwoods, Illinois, consists of approximately 1.2 million square feet and the remaining six properties encompass in the aggregate approximately 1 million square feet. We also lease five principal properties, including our London headquarters where we share space held by Morgan Stanley on a lease. See “Arrangements Between Us and Morgan Stanley.” We believe that our facilities are sufficient to meet our current and projected needs.

Legal Proceedings

In the normal course of business, we have been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions, patent claims and other litigation, arising in connection with our activities. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We have historically relied on the arbitration clause in our cardmember agreements which has limited the costs of, and our exposure to, litigation. We are also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business, including, among other matters, accounting and operational matters, some of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Litigation and regulatory actions could also adversely affect our reputation.

We contest liability and/or the amount of damages as appropriate in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, we cannot predict with certainty the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief, if any, might be. Subject to the foregoing, we believe, based on current knowledge and after consultation with counsel, that the outcome of the pending matters will not have a material adverse effect on our financial condition, although the outcome of such matters could be material to our operating results and cash flows for a particular future period, depending on, among other things, our level of income for such period.

Regulatory Matters

Discover’s operations are subject to regulation by U.S. federal, state and foreign laws and regulations.

Bank Regulation

Banking Subsidiaries. Discover operates two banking subsidiaries in the United States and a banking subsidiary in the United Kingdom. In the United States, Discover Bank offers a wide variety of products, but does not offer commercial loans other than business credit cards. Discover Bank offers credit card loans, home loans, and personal loans, as well as checking accounts, certificates of deposit and money market accounts. Discover Bank is chartered and regulated by the Office of the Delaware State Bank Commissioner (the “Delaware Commissioner”) and the FDIC, which insures its deposits and serves as the bank’s federal banking regulator. Discover Bank is considered to be a “bank” for purposes of the Bank Holding Company Act of 1956, as amended (“BHCA”), a federal statute that requires companies controlling banks to register with the Board of Governors of the Federal Reserve System (the “Federal Reserve”). However, Discover is not regulated by the Federal Reserve as a bank holding company pursuant to a grandfather provision that limits Federal Reserve oversight of certain companies that meet specific statutory criteria. Discover’s grandfathered status would be forfeited and Discover would be required to register as a bank holding company if, among other things, Discover Bank engages in commercial lending at the same time that it accepts demand deposits, or is subject to a change in control under federal banking law or if Discover acquires more than five percent of the shares or assets of another bank or savings association, other than in certain limited circumstances. We have no current intention of engaging in activities that would require us to register as a bank holding company.

Bank of New Castle is a limited purpose credit card bank, chartered and regulated by the Delaware Commissioner and the FDIC, which also insures its deposits. Ownership of Bank of New Castle does not subject Discover to ongoing holding company regulation by the Delaware Commissioner or the FDIC, and Discover is not regulated by the Federal Reserve as a bank holding company, as long as the activities of Bank of New Castle are limited to credit card operations.

After our recent spin-off, we believe that we will continue to be able to rely upon this exemption. However, business initiatives or strategic decisions we take could result in our becoming a bank holding company subject to regulation by the Federal Reserve. Additionally, risk of Congressional activity to regulate holding companies such as Discover that own depository institutions but are not regulated at the holding company level could have a negative impact on our business, resulting in additional complexity and expense.

Acquisition of Control. Because Discover Bank and Bank of New Castle are each insured depository institutions, certain acquisitions of the voting stock of Discover may be subject to regulatory approval or notice under U.S. federal or Delaware law. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of stock of Discover in excess of the amount which can be acquired without regulatory approval under the Change in Bank Control Act, the BHCA, and the Delaware Change in Bank Control provisions, which prohibit any person or company from acquiring control of Discover without, in most cases, the prior written approval of each of the FDIC, the Federal Reserve and the Delaware Commissioner.

FDIC Requirements Applicable to Discover’s U.S. Banking Subsidiaries. The FDIA imposes various requirements on insured depository institutions. For example, the FDIA requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors that are established by regulation. At August 31, 2007, Discover Bank and Bank of New Castle met all applicable requirements to be deemed “well-capitalized.” Recent regulations proposed by the U.S. bank regulators referred to as the Basel II and Basel IA proposals could alter the capital adequacy framework for participating banking organizations. Discover will continue to closely monitor developments on these matters and assess their impact on Discover and its banking subsidiaries.

The FDIA also prohibits any depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be “undercapitalized.” “Undercapitalized” institutions are subject to growth limitations and are required to submit a capital restoration plan. For a capital restoration plan to be acceptable, among other things, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan.

If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

Each of Discover’s U.S. banking subsidiaries may also be held liable by the FDIC for any loss incurred, or reasonably expected to be incurred, due to the default of the other U.S. banking subsidiary and for any assistance provided by the FDIC to the other U.S. banking subsidiary that is in danger of default.

The FDIA prohibits a bank from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited), unless (1) it is well-capitalized or (2) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well-capitalized. As of August 31, 2007, Discover Bank and Bank of New Castle each met the FDIC’s definition of a well-capitalized institution for purposes of accepting brokered deposits. An inability to accept brokered deposits in the future could materially adversely impact funding costs. Under the regulatory definition of brokered deposits, as of August 31, 2007, Discover Bank had brokered deposits of $17.4 billion and Bank of New Castle had no brokered deposits.

The FDIA also affords FDIC-insured depository institutions, such as Discover Bank and Bank of New Castle, the ability to “export” favorable interest rates permitted under the laws of the state where the bank is located. Discover Bank and Bank of New Castle are both located in Delaware and, therefore, charge interest on loans to out of state borrowers at rates permitted under Delaware law, regardless of the usury limitations imposed by the state laws of the borrower’s residence. Delaware law does not limit the amount of interest that may be charged on loans of the type offered by Discover Bank or Bank of New Castle. This flexibility facilitates the current nationwide lending activities of Discover Bank and Bank of New Castle.

U.S. Credit Card Regulation

The relationship between Discover and its U.S. customers is regulated extensively under federal and state consumer protection laws. Federal laws include the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act. Moreover, our U.S. banking subsidiaries are subject to the Servicemembers Civil Relief Act, which protects persons called to active military service and their dependents from undue hardship resulting from their military service. The Servicemembers Civil Relief Act applies to all debts incurred prior to the commencement of active duty (including credit card and other open-end debt) and limits the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that is related to the obligation or liability. These and other federal laws, among other things, require disclosures of the cost of credit, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, require safe and sound banking operations, and prohibit unfair and deceptive trade practices. State, and in some cases local, laws also may regulate in these areas as well as provide additional consumer protections.

Violations of applicable consumer protection laws can result in significant potential liability in litigation by customers, including civil money penalties, actual damages, restitution and attorneys’ fees. Federal banking regulators, as well as state attorneys general and other state and local consumer protection agencies, also may seek to enforce consumer protection requirements and obtain these and other remedies.

Members of Congress are currently holding hearings on certain practices in the credit card industry, including those relating to grace periods, two-cycle billing method (which we utilize on most of our products), interest rates and fees. It is not clear at this time whether new limitations on credit card practices or new required disclosures will be adopted by Congress or at the state level and, if adopted, what impact any new limitations would have on Discover. See “Risk Factors—Changes in regulations, or the application thereof, may adversely affect our business, financial condition and results of operations.”

Anti-Money Laundering

Our Anti-Money Laundering (AML) Program is coordinated and implemented on an enterprise-wide basis. In the United States, for example, the USA PATRIOT Act of 2001 imposes significant obligations to deter money laundering and terrorist financing activity, identify customers, report suspicious activity to appropriate authorities, adopt an AML program that includes policies, procedures and internal controls, provide employees with AML training, designate an AML compliance officer and undergo an annual, independent audit to assess the effectiveness of its AML program. Outside the United States, designated types of financial institutions are subject to similar AML requirements. Discover has established appropriate policies, procedures and internal controls that are designed to comply with these AML requirements.

Activities in the United Kingdom

We conduct our U.K. credit card business through Goldfish Bank Limited, which is subject to the Financial Services Authority (“FSA”) in relation to, among other matters, capital adequacy, non-investment insurance mediation activities, anti-money laundering and deposit taking. The bank’s deposit taking and insurance mediation activities are supervised by the FSA and its consumer credit activities are regulated by the Office of Fair Trading.

The relationship between Goldfish Bank Limited and its U.K. customers is regulated extensively under consumer protection laws. These include the Consumer Credit Act, the Data Protection Act and the Unfair Terms in Consumer Contracts Regulations. The bank is also governed by two key self-regulatory codes of practice—the Banking Code and the British Code of Advertising, Sales Promotion and Direct Marketing. These and other laws and regulations, among other things, regulate the content of credit advertisements and credit agreements, provide substantive consumer rights, regulate the use of customer data, and provide enforcement powers to regulatory authorities in relation to unfair and deceptive trade practices.

Violations of applicable consumer protection laws may result in the bank not being able to enforce credit agreements against cardmembers, potential civil liability in litigation by customers, and enforcement action by the regulatory authorities.

During the last three years there have been increasing regulatory initiatives with respect to late and overlimit fees, interchange fees and the sale of retail insurance products, a relaxation of bankruptcy laws and an increase in industry-wide consumer protection measures. For instance, in May 2006, Office of Fair Trading actions resulted in an industry-wide reduction of late, overlimit and insufficient funds fees. As a result, we reduced the fees in our U.K. business from £20 to £12. We expect future regulatory measures will continue to increase our compliance costs and the risk of consumer complaints, litigation and regulatory inquiries, as well as materially impact the economics of our business.

Electronic Funds Networks

Discover operates the Discover and PULSE Networks, which deliver switching and settlement services to financial institutions and other program participants for a variety of ATM, POS and other electronic banking transactions. These operations are regulated by certain state and federal banking, privacy and data security laws. Moreover, the Discover and PULSE Networks are subject to examination under the oversight of the Federal Financial Institutions Examination Council, an interagency body composed of the federal bank and thrift regulators and the National Credit Union Association. Changes in existing federal or state regulation could increase the cost or risk of providing network services, change the competitive environment, or otherwise materially adversely affect our operations. The legal environment regarding privacy and data security is particularly dynamic, and any disclosure of confidential customer information could have a material adverse impact on our business, including loss of consumer confidence.

ARRANGEMENTS BETWEEN US AND MORGAN STANLEY

We have provided below a summary description of the Separation and Distribution Agreement and the key related agreements. This description, which summarizes the material terms of these agreements, is qualified by reference to the full text of the Separation and Distribution Agreement, Transition Services Agreement, U.S. Employee Matters Agreement, U.S. Tax Sharing Agreement and Transitional Trade Mark Licence Agreement, which are exhibits to our registration statement on Form S-4 of which this Prospectus forms a part.

General

We entered into agreements with Morgan Stanley prior to the spin-off to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, obligations with respect to our employees, certain transition services and taxes. We entered into these agreements with Morgan Stanley while we were still a wholly-owned subsidiary of Morgan Stanley and certain terms of these agreements are not necessarily the same as could have been obtained from an independent third party.

Separation and Distribution Agreement

In connection with the spin-off, we entered into a separation and distribution agreement with Morgan Stanley that provided, among other things, for the principal corporate transactions required to effect the distribution of our common stock to the holders of record of Morgan Stanley common stock and certain other agreements governing our relationship with Morgan Stanley after the spin-off. Certain provisions included in the separation and distribution agreement are described below.

No Representations and Warranties. Except as otherwise agreed, we took all of the business, assets and liabilities transferred to or assumed by us pursuant to the separation and distribution agreement or other ancillary agreements on an “as is, where is” basis without any representations or warranties by Morgan Stanley.

Access to Information; Retention of Records. For a period of six years after the date of the spin-off, we and Morgan Stanley have agreed to afford the other party and its agents reasonable access during normal business hours to such party’s books and records, employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation of the other party, provided that such access does not unreasonably interfere with the conduct of the business of the party providing such access, and that in the event any party reasonably determines that affording such access to the other party would violate any applicable law or agreement to which such party is a party, or waive attorney-client privilege applicable to such party, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. In addition, to the extent reasonably required in connection with any litigation relating to the other party’s business or operations prior to the spin-off, we and Morgan Stanley will cooperate and make available to the other party our directors, officers, employees and representatives as witnesses. In each case of the foregoing, we or Morgan Stanley, as applicable, will be reimbursed by the other party for all out-of-pocket costs and expenses incurred in providing such access, information, witnesses or cooperation.

Except as otherwise required by law or agreed to in writing, we and Morgan Stanley retain any and all information in our respective possession at the time of the spin-off relating to the other party’s business and operations in accordance with such party’s own retention practice. We and Morgan Stanley have agreed to not destroy or dispose of any such information without providing prior notice to the other party, and, subject to certain exceptions, to return such information to the other party if requested.

Confidentiality; Privileged Information. The separation and distribution agreement includes customary confidentiality provisions pursuant to which we and Morgan Stanley will keep confidential all confidential information of the other party, subject to certain exceptions. In addition, the parties have agreed to maintain and protect any privileged claim to the information in each party’s possession that relates to the other party.

Indemnification. The separation and distribution agreement contains the following indemnification provisions. We will indemnify Morgan Stanley and its directors, officers, employees and affiliates from and against any and all losses arising out of or in connection with (i) any liabilities relating to the Discover business or operations or assets, whether arising before, on or after the spin-off or relating to facts occurring before, on or after the spin-off, or our failure to pay, perform or otherwise discharge any such liabilities, (ii) any of our financial instruments, and (iii) any breach by us of the separation and distribution agreement. Morgan Stanley will indemnify us and our directors, officers, employees and affiliates from and against any and all losses arising out of or in connection with (i) any liabilities relating to the Morgan Stanley business or operations or assets (except those relating to our company), whether arising before, on or after the spin-off or relating to facts occurring before, on or after the spin-off, or its failure to pay, perform or otherwise discharge any such liabilities, (ii) any of Morgan Stanley’s financial instruments, and (iii) any breach by Morgan Stanley of the separation and distribution agreement.

In addition, except as provided in the immediately succeeding sentence, we will indemnify Morgan Stanley from and against any and all losses caused by any untrue statement or alleged untrue statement of a material fact contained in our registration statement on Form 10 (including any amendments or supplements thereto) filed in connection with the spin-off or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Morgan Stanley will indemnify us from and against any and all losses caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information furnished to us in writing by Morgan Stanley expressly for use in our registration statement on Form 10.

For further details, see the separation and distribution agreement that has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

In addition to the separation and distribution agreement, the we also entered into certain ancillary agreements with Morgan Stanley, including those described below.

Transition Services Agreement

We entered into a transition services agreement with Morgan Stanley pursuant to which Morgan Stanley and Discover provide each other with a variety of services for a period of time, generally not to exceed 18 months, following the distribution. Services to be provided by Morgan Stanley and Discover, directly or indirectly through their respective subsidiaries or subcontractors, will include services in the areas of human resources, information technology, accounting, office space leasing, corporate services and treasury. Compensation for transition services that are not marketed to third parties will be determined using an internal cost allocation methodology based on fully loaded cost (e.g., including an allocation of corporate overhead) or, in certain cases, on arm’s-length terms. Upon a sale or other disposition of any party’s business, assets or properties (or portion thereof), the other party’s obligation to provide any service in respect of such disposed business, assets or properties will terminate. Similarly, if any party acquires business, assets or properties or rights in respect of the foregoing, the other party will have no obligation to provide any services in respect of such acquired business, assets or properties.

The transition services agreement provides that any service may be terminated (i) by the service recipient upon advance notice to the service provider or (ii) by either party if the other party has breached its obligations under the agreement relating to the service and has not cured the breach within a specified period of time. In addition, at any time following the announcement of a transaction involving a change of control of one party, the other party may elect to terminate any and all services it provides, provided that no service will be terminated prior to the closing of the change of control transaction unless agreed to by the service recipient. Either party may terminate the transition services agreement if the other party becomes insolvent.

In general, neither we nor Morgan Stanley will be liable to the other party in connection with any service provided under the transition services agreement except in the case of gross negligence or willful misconduct.

Employee Matters Agreements

We entered into employee matters agreements with Morgan Stanley providing for our respective obligations to employees and former employees who are or were associated with Discover (including employees who transfer employment from Morgan Stanley to Discover prior to the distribution), and for other employment and employee benefits matters.

U.S. Employee Matters Agreement

Under the terms of the U.S. employee matters agreement, Discover generally assumed all liabilities and assets relating to employee benefits for current and former Discover employees, and Morgan Stanley generally retained all liabilities and assets relating to employee benefits for current and former Morgan Stanley employees.

On or about the date of the consummation of the spin-off, sponsorship of Morgan Stanley U.S. benefit plans that cover solely current and former Discover employees were transferred to Discover, and Morgan Stanley U.S. benefit plans that cover current and former Discover employees and that also cover current and former Morgan Stanley employees were split into two separate plans, one covering Morgan Stanley employees and one covering Discover employees, and sponsorship of the plans covering Discover employees were transferred to Discover, in each case except as otherwise provided in the agreement. For transferred plans that are funded, assets allocable to the liabilities of such plans also were transferred to related trusts established by Discover. Current and former Morgan Stanley and Discover employees will receive credit for service for all periods of employment with Morgan Stanley and Discover, as applicable, prior to the date of the spin-off, for purposes of vesting, eligibility and benefit levels under any pension or welfare plan in which they participate after the consummation of the transaction (other than under the supplemental executive retirement plan and the excess benefit plan to which participation has been closed). Also, outstanding Morgan Stanley equity awards held by Discover employees were adjusted to become equity awards relating to Discover common stock.

U.K. Employee Matters Agreement

Under the terms of the U.K. employee matters agreement, Discover generally retains liability relating to current and former Discover employees and Morgan Stanley retains liabilities relating to current and former Morgan Stanley employees.

No U.K. benefit plans were split or transferred between Morgan Stanley and Discover.

On or about the date of the spin-off, current Discover employees ceased to be entitled to participate in Morgan Stanley benefit plans in the United Kingdom and became entitled to participate in newly established Discover benefit plans, being granted credit for all periods of service with Discover and Morgan Stanley in relation to any benefit plans in which they participate at Discover after the consummation of the transaction.

Morgan Stanley will administer certain of Discover’s benefit programs for a transitional period under the terms of the transition services agreement.

The employee matters agreements also provide for sharing of certain employee and former employee information to enable Discover and Morgan Stanley to comply with their respective obligations.

In addition, pursuant to the employee matters agreements, following the spin-off, holders of Morgan Stanley restricted stock units (RSUs) and options who were active employees of Discover at the time had their Morgan Stanley RSUs and options converted into newly-issued Discover RSUs and options pursuant to a formula that was intended to preserve the “intrinsic” value of their pre-distribution RSUs and options.

Tax Sharing Agreements

We entered into a U.S. tax sharing agreement with Morgan Stanley setting forth the rights and obligations of Morgan Stanley and us with respect to taxes (other than certain U.K. taxes which, as described below, are governed by a separate U.K. tax sharing agreement). Under the terms of the U.S. tax sharing agreement, we and Morgan Stanley generally are liable for taxes imposed on our respective businesses for taxable periods ending on or before the close of business on the date of the spin-off, which we refer to as “Pre-Distribution Taxes.” The portion of any Pre-Distribution Taxes determined on a consolidated, combined or unitary basis that is attributable to us or any member of our taxable group (as such taxable group existed immediately after the spin-off) is determined as if our taxable group were a taxable group separate from Morgan Stanley’s taxable group prior to the spin-off.

Furthermore, under the U.S. tax sharing agreement, Morgan Stanley prepares and files the consolidated federal and applicable consolidated, combined or unitary state, local and foreign income tax returns (other than returns with respect to certain U.K. taxes which, as described below, are governed by the U.K. tax sharing agreement) for taxable periods ending on or before the close of business on the date of the spin-off in which we or a member of our taxable group, on the one hand, and Morgan Stanley or a member of its taxable group, on the other hand, are included. Tax controversies relating to Morgan Stanley or a member of its taxable group, regardless of whether such tax controversy relates to us or a member of our taxable group, generally are controlled by Morgan Stanley. However, we may participate at our own expense in any such tax controversy that also relates to us or a member of our taxable group, and in certain circumstances may be entitled to control certain controversies relating to taxes that solely relate to us or a member of our taxable group.

Under the U.S. tax sharing agreement, we are generally liable for any taxes and other liabilities that are imposed as a result of the separation and distribution failing to qualify as tax-free transactions for federal and state income tax purposes, if such failure is the result of a breach by us or any member of our taxable group of any representation or covenant made by us in the U.S. tax sharing agreement. Such covenants generally include that (i) during the twelve-month period following the spin-off, we will continue the active conduct of the historic businesses relied upon for purposes of the tax ruling request, and we will not liquidate, merge or consolidate any of our companies conducting such active business, (ii) during the two-year period following the spin-off, we will not enter into any transaction or make any change in our equity structure which may cause the distribution to be treated as part of a “plan (or series of related transactions)” pursuant to which one or more persons acquire directly or indirectly our stock representing a 50-percent or greater interest by vote or value, and (iii) we will not take any action inconsistent with the information and representations furnished to the IRS, the California Franchise Tax Board or counsel. Notwithstanding the foregoing, we will be permitted to take any of the actions specified in such covenants if Morgan Stanley provides us with prior written consent for such action, or we provide Morgan Stanley with a tax ruling or rulings, or an unqualified opinion of counsel, in each case acceptable to Morgan Stanley, to the effect that such action will not affect the tax-free nature of the separation and distribution, but we will remain liable for any taxes and other liabilities imposed as a result of the separation and distribution failing to qualify as tax-free transactions as a result of such action.

We have also entered into a U.K. tax sharing agreement with Morgan Stanley in relation to certain U.K. taxes. This U.K. tax sharing agreement provides for (i) payments to be made of, and in respect of, certain U.K. taxes attributable to our business and (ii) the conduct of certain U.K. tax controversies. The U.K. tax sharing agreement also acknowledges that we will be liable for certain U.K. taxes as a result of the separation and distribution.

Transitional Trade Mark License Agreement

Our U.K. business currently uses certain Morgan Stanley trademarks, including on credit cards issued to cardmembers. In connection with the distribution, we have entered into a transitional trade mark license agreement with Morgan Stanley pursuant to which Morgan Stanley has granted to us a royalty-free license of limited scope and use to continue to use certain Morgan Stanley trademarks for up to three years in connection with our U.K. business.

Ongoing Leasehold Arrangements

Morgan Stanley’s Global Wealth Management Group currently has a brokerage branch office in one of the buildings that comprise our headquarters in Riverwoods, Illinois. The office currently serves our employees and other customers of Morgan Stanley and is physically separated from the portion of the building that serves as part of our headquarters. This branch office is currently subject to a lease agreement between us, as landlord, and Morgan Stanley’s Global Wealth Management Group, as tenant, and this arrangement continues.

In addition, a subsidiary of Morgan Stanley currently leases three floors of office space in a building in London, two floors of which are occupied by personnel engaged in our U.K. business. In connection with the spin-off, the Morgan Stanley subsidiary has arranged for an assignment or sublease to be granted to us with respect to the two floors and associated car parking.

The rent and other terms of all such leases and/or subleases, as the case may be, are (or will be) consistent with arm’s-length commercially reasonable terms for leasehold agreements of these types.

Investment Banking Agreement

We have entered into an agreement with Morgan Stanley & Co. Incorporated (“MS&Co.”) pursuant to which MS&Co. has the right to provide certain investment banking services to us for a period of up to three years after the spin-off. The terms for these services are consistent with arm’s-length commercially reasonable terms for services of this type.

Mortgage Loan Underwriting and Processing

Prior to the spin-off, Morgan Stanley provided marketing and application processing services for a home-mortgage product known as “Discover Home Loans” offered to our customers. Morgan Stanley will continue to provide these services, on an arm’s-length pricing basis, for a transition period of up to 15 months following the spin-off.

Prior to the spin-off, we provided certain marketing, information technology and print and imaging services in connection with Morgan Stanley’s mortgage lending business, including generating billing statements, printing IRS Form 1098s, mail printing, document scanning and storage and loan file management and retrieval. We will continue to provide these services to Morgan Stanley for a transition period of up to 18 months under an agreement that has arm’s-length commercially reasonable terms, including a fee-per-item pricing arrangement consistent with comparable agreements between unrelated parties.

Derivative Contracts

Prior to the spin-off certain of our subsidiaries had outstanding certain hedging contracts with a subsidiary of Morgan Stanley. The contracts historically utilized are interest rate swaps for interest rate hedging, and were entered into in the ordinary course of business. Each interest rate swap hedges interest rate risks relating to our business and has arm’s-length terms. The terms of the swaps vary in relation to the underlying liability being hedged and have maturity dates ranging from 2007 to 2023. The aggregate notional amount of swaps outstanding as at the date of the spin-off was approximately $1.15 billion. Because we consider the swaps necessary to our business and because breakage fees would be required to be paid if the swaps were terminated, the swaps remain outstanding pursuant to their terms. We currently hedge our interest-rate exposure with unrelated third parties, as well as Morgan Stanley, on an arm’s-length basis.

Additionally, immediately prior to the spin-off, we entered into a foreign currency exchange contract with Morgan Stanley, which matured in September 2007. This contract was to manage risk associated with short-term funding related to our International Card segment with a non-dollar denomination. The borrowing transaction is eliminated in consolidation. As of August 31, 2007, the notional amount of this contract was $449.7 million and its fair value was a loss of $4.1 million.

MANAGEMENT

Directors and Executive Officers

Our board of directors is composed of eleven directors, a majority of whom are considered independent under the independence requirements of the New York Stock Exchange (“NYSE”). All members of our board of directors will stand for election at each annual meeting of stockholders and will hold office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

Set forth below is information concerning our executive officers, each of whom is a member of our executive committee, and our directors.

Name	Age	Position
Dennis D. Dammerman	62	Chairman
David W. Nelms	46	Chief Executive Officer and Director
Roger C. Hochschild	43	President and Chief Operating Officer
Roy A. Guthrie	54	Executive Vice President, Chief Financial Officer
Kathryn McNamara Corley	47	Senior Vice President, General Counsel and Secretary
Mary Margaret Hastings Georgiadis	43	Executive Vice President, Chief Marketing Officer
Charlotte M. Hogg	37	Senior Vice President, International
Carlos Minetti	45	Executive Vice President, Cardmember Services and Consumer Banking
Diane E. Offereins	50	Executive Vice President, Chief Technology Officer and PULSE Network
James V. Panzarino	55	Senior Vice President, Chief Credit Risk Officer
Harit Talwar	46	Executive Vice President, Discover Network
Jeffrey S. Aronin	39	Director
Mary K. Bush	59	Director
Gregory C. Case	44	Director
Robert M. Devlin	66	Director
Philip A. Laskawy	66	Director
Michael H. Moskow	69	Director
Michael L. Rankowitz	49	Director
E. Follin Smith	48	Director
Lawrence A. Weinbach	67	Director

Dennis D. Dammerman has served as our Chairman since our spin-off from Morgan Stanley. He retired in 2005 as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services, positions he had held since 1998. Mr. Dammerman is chairman of the board of Capmark Financial Group Inc. and a director of BlackRock, Inc.

David W. Nelms has served as our Chief Executive Officer since 2004, and was President and Chief Operating Officer from 1998 to 2004. Mr. Nelms was also our Chairman from 2004 until our spin-off. Prior to joining Discover, Mr. Nelms worked at MBNA America Bank from 1990 to 1998, most recently as a Vice Chairman. Mr. Nelms holds a Bachelor’s of Science degree in Mechanical Engineering from the University of Florida and an M.B.A. from Harvard Business School.

Roger C. Hochschild has served as President and Chief Operating Officer since 2004, and was Executive Vice President, Chief Marketing Officer from 1998 to 2001. From 2001 to 2004, Mr. Hochschild was Executive Vice President, Chief Administrative and Chief Strategic Officer of our former parent Morgan Stanley. Mr. Hochschild holds a Bachelor’s degree in Economics from Georgetown University and an M.B.A. from the Amos Tuck School at Dartmouth College.

Roy A. Guthrie has served as Executive Vice President, Chief Financial Officer since 2005. Prior to joining Discover, Mr. Guthrie was President, Chief Executive Officer of CitiFinancial International, LTD, a Consumer Finance Business of Citigroup, from 2000 to 2004. In addition Mr. Guthrie served on Citigroup’s Management Committee during this period of time. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company and served as a member of its board from 1998 to 2000. Mr. Guthrie holds a Bachelor’s degree in Economics from Hanover College and an M.B.A. from Drake University.

Kathryn McNamara Corley has served as Senior Vice President and General Counsel since 1999, and as Secretary since 2007. Prior to becoming General Counsel, Ms. Corley was Managing Director for our former parent Morgan Stanley’s global government and regulatory relations. Ms. Corley holds a Bachelor’s degree in Political Science from the University of Southern California and a J.D. from George Mason University School of Law.

Mary Margaret Hastings Georgiadis has served as Executive Vice President, Chief Marketing Officer since 2004. Ms. Georgiadis was at McKinsey & Company from 1986 to 1988 and 1990 to 2004, most recently as Partner. At McKinsey & Company, Ms. Georgiadis headed the marketing and retail practices and also cofounded and led the customer acquisition and management and retail practices. Ms. Georgiadis holds a Bachelor’s degree in Economics from Harvard-Radcliffe Colleges and an M.B.A. from Harvard Business School.

Charlotte M. Hogg has served as Senior Vice President and Managing Director of our international business since 2004. Ms. Hogg was a Managing Director and Head of our former parent Morgan Stanley’s Strategic Planning Group from 2001 to 2004. Ms. Hogg holds a Bachelor’s degree in Economics and History from Oxford University and was a Kennedy Memorial Trust Scholar at the John F. Kennedy School of Government at Harvard University.

Carlos Minetti has served as Executive Vice President, Cardmember Services since January 2001. In addition, he was appointed to oversee consumer banking products in 2006. Prior to joining Discover, Mr. Minetti worked in card operations and risk management for American Express from 1987 to 2000, most recently as Senior Vice President. Mr. Minetti holds a Bachelor’s of Science degree in Industrial Engineering from Texas A & M University and an M.B.A. from the University of Chicago.

Diane E. Offereins has served as Executive Vice President, Chief Technology Officer since 1998. In addition, she was appointed to oversee the PULSE Network in 2006. From 1993 to 1998, Ms. Offereins was at MBNA America Bank, most recently as Senior Executive Vice President. Ms. Offereins holds a Bachelor of Business Administration degree in Accounting from Loyola University.

James V. Panzarino has served as Senior Vice President, Chief Credit Risk Officer since 2006, and was Senior Vice President, Cardmember Assistance from 2003 to 2006. Prior to joining Discover, Mr. Panzarino was Vice President of External Collections and Recovery at American Express from 1998 to 2002. Mr. Panzarino holds a Bachelor’s degree in Business Management and Communication from Adelphi University.

Harit Talwar has served as Executive Vice President, Discover Network since December 2003. From 2000 to 2003, Mr. Talwar was Managing Director for Discover’s international business. Mr. Talwar held a number of positions at Citigroup from 1985 to 2000, most recently Country Head, Consumer Banking Division, Poland. Mr. Talwar holds a B.A. Hons degree in Economics from Delhi University in India and received his M.B.A. from the Indian Institute of Management, Ahmedabad.

Jeffrey A. Aronin is the founder, president and chief executive officer of Ovation Pharmaceuticals, Inc., a biopharmaceutical company founded in 2000. Mr. Aronin has served as its president since 2000, as its chief executive officer from 2000 to 2003 and since 2004, and as its chief operating officer from 2003 to 2004.

Mary K. Bush has served as the president of Bush International, which advises U.S. companies and foreign governments on international financial markets, banking and economic matters, since 1991. She is a member of the board and independent trustees, nominating, valuation and policy administration committees of The Pioneer Family of Mutual Funds; a member of the board and compensation and finance committees of Brady Corporation; a member of the board and audit and compensation committees of Briggs & Stratton; a member of the board and audit and public responsibility committees of UAL corporation; and a member of the board of MANTECH International Corporation.

Gregory C. Case is president and chief executive officer of Aon Corporation, a position he has held since 2005. He also is a member of Aon’s Board of Directors. Prior to joining Aon, Mr. Case headed the Global Insurance and Financial Services practice at McKinsey & Company, where he had worked for 17 years. He also worked for the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case serves as a Director for Children’s Memorial Hospital, the Economic Club of Chicago, and the Financial Services Roundtable, among others.

Robert M. Devlin is chairman of Curragh Capital Partners, a private equity and investment firm he founded in 2002. He was chairman, president and chief executive officer of American General Corporation from 1996 until 2001. He is also a director of Cooper Industries and LKQ Corporation, and a director and owner of Forethought Financial Group Inc.

Philip A. Laskawy retired in 2001 as chairman and chief executive officer of Ernst & Young LLP. He has served on the board of General Motors Corporation since 2003 and is a member of its audit and investment funds committees. Mr. Laskawy is also a director and member of the audit and governance committees of Henry Schein, Inc., a director and member of the audit committee of Loews Corporation, and a director and member of the audit committee of The Progressive Corporation.

Michael H. Moskow retired as chief executive officer of the Federal Reserve Bank of Chicago in 2007, where he had served since 1994. Prior to that appointment, he was a deputy U.S. trade representative with the rank of Ambassador, following his appointment by President George H. Bush in 1991. He worked for Esmark, Inc.; Northwest Industries; Dart and Kraft, Inc.; and Premark International after holding a number of senior positions with the U.S. government, including undersecretary of labor at the U.S. Department of Labor; director of the Council on Wage and Price Stability; assistant secretary for policy development and research at the U.S. Department of Housing and Urban Development; and senior staff economist with the Council of Economic Advisers.

Michael L. Rankowitz has served as a senior advisor to Morgan Stanley, and as a member of its pension committee, since 2006. In 2001, Mr. Rankowitz retired from Morgan Stanley, where he worked for over 20 years, most recently as co-head of global high yield, responsible for risk management, research and sales for high yield, emerging markets, bank debt and distressed securities. He currently is a director and chairman of the finance committee of the New York Racing Association.

E. Follin Smith retired from Constellation Energy Group in May 2007, where she was Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. She also served as Senior Vice President and CFO of Armstrong Holdings, Inc., where she had worked since 1998. Prior to joining Armstrong, Ms. Smith held senior financial positions with General Motors, including Chief Financial Officer for the company’s Delphi Chassis System division. Ms. Smith is on the Board of Directors for Ryder Systems, Inc., and the Board of Trustees of the Darden Foundation of the University of Virginia.

Lawrence A. Weinbach has been a partner of Yankee Hill Capital Management LLC since 2006. Prior to that, he was the executive chairman of Unisys Corporation from 2005 to 2006, and its chairman and chief executive officer from 1997 to 2004. He is a member of the board and audit committee of Avon Products Inc., a member of the board and audit committee of UBS AG and a member of the board and audit committee of Quadra Realty Trust.

Committees of Our Board of Directors

Our board of directors has established the following committees: Audit, Compensation and Nominating and Governance. The membership and function of each committee is described below.

Audit Committee

Our Audit Committee is composed of three individuals, currently Mr. Laskawy (Chair), Mr. Moskow and Ms. Smith, each of whom has been determined by our board of directors to be independent under applicable independence standards of the NYSE and the Exchange Act. The Audit Committee is responsible for the oversight of the integrity of our consolidated financial statements, our system of internal control over financial reporting, our risk management, the qualifications and independence of our independent registered accounting firm, the performance of our internal auditor and independent auditor and our compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent auditor. Each of our Audit Committee members qualifies as an “audit committee financial expert,” as such term is defined in the regulations under the Exchange Act.

Compensation Committee

Our Compensation Committee is composed of three individuals, currently Messrs. Dammerman (Chair), Aronin and Devlin, each of whom has been determined by our board of directors to be independent under applicable independence standards of the NYSE. The Compensation Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his performance in light of these goals; determining the compensation of our executive officers and other appropriate officers; administering our incentive and equity-based compensation plans; and overseeing plans for management development and succession.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of three individuals, currently Mr. Weinbach (Chair), Ms. Bush and Mr. Case, each of whom has been determined by our board of directors to be independent under applicable independence standards of the NYSE. The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our board of directors and each board committee, establishing procedures for its oversight of the evaluation of our board of directors and management, recommending director compensation and benefits and reviewing annually our corporate governance policies.

Code of Ethics and Business Conduct

Our board of directors has established a code of ethics and business conduct that applies to our employees, officers and directors. Any waiver of the code of ethics and business conduct may be made only by our board of directors and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

We have adopted a 2007 Directors’ Compensation Plan to set forth our directors’ annual compensation and to further advance the interest of Discover and its stockholders by encouraging increased stock ownership by our non-employee directors, in order to promote long-term stockholder value.

Cash Compensation. Each non-employee director receives the following cash compensation under the 2007 Directors’ Compensation Plan for service on our board of directors and committees of our board of directors:

•	an annual retainer fee of $75,000;

•	an additional annual retainer fee of $75,000 for our lead director (who is our Chairman);

•	an annual retainer fee of $25,000 for the chairperson of each committee of our board of directors other than the audit committee; and

•	an annual retainer fee of $50,000 for the chairperson of the audit committee of our board of directors.

Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation. Pursuant to the 2007 Directors’ Compensation Plan, we may issue awards of up to 500,000 shares of common stock to our non-employee directors. Each non-employee director receives the following equity compensation under the 2007 Directors’ Compensation Plan for service on our board of directors and committees of our board of directors:

•

for those appointed to our board before December 31, 2007, an initial grant of $350,000 in restricted stock units (reduced by one-24th for each month after the distribution in which the director becomes a member of our board) and an annual grant of $125,000 in restricted stock units beginning with our 2008 annual meeting; and

•

for those elected to our board after December 31, 2007, an annual grant of $125,000 in restricted stock units beginning with the first annual meeting at which the director is elected to our board, and for those joining our board on a date other than an annual meeting, a grant of $125,000 in restricted stock units on the date on which the director becomes a member of our board, adjusted by one-12th for each month before the next annual meeting of stockholders.

The number of restricted stock units granted is determined by dividing the dollar amount by our share price on the date of grant. The initial grant vests in two equal annual installments on each of the first two anniversaries of their dates of grant. Each grant made thereafter vests in its entirety on the first anniversary of its date of grant. Unless provided otherwise in the restricted stock unit agreement, restricted stock units granted to each nonemployee director will become fully vested upon the first to occur of (i) such director’s termination due to disability or death and (ii) a change in control. Upon vesting, the restricted stock units are converted into shares of Discover common stock.

Directors who also are our employees do not receive any of the compensation described above.

Reimbursements. Directors are reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member of our board of directors by writing to: Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary. Stockholder and interested party communications received in this manner will be handled in accordance with procedures to be approved by our independent directors.

Executive Compensation

The following table contains compensation information for our chief executive officer and the four other executive officers who were our most highly compensated executive officers for the year ended November 30, 2006. We will refer to these executive officers as the “named executive officers.” The information included in this table reflects compensation earned by our named executive officers for services rendered to us. Unless the context suggests otherwise, references to “restricted stock,” “restricted stock units” and “stock options” mean shares of Morgan Stanley common stock and options to purchase Morgan Stanley common stock, respectively.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Salary($)	Bonus($)(1)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(2)	Securities Underlying Options/ SARs (#)(3)	All Other Compensation ($)(4)
David W. Nelms	900,000	2,835,000	—		3,120,790	15,424	6,100
Chief Executive Officer						10,522

Roger C. Hochschild President and Chief Operating Officer	380,000	2,619,000	—		2,883,003	14,248	950

Roy A. Guthrie Executive Vice President, Chief Financial Officer	500,000	1,125,000	222,808	(5)	1,105,753	7,567	6,100

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	500,000	1,080,000	—		1,155,851	7,344	6,100

Carlos Minetti Executive Vice President, Cardmember Services and Banking	450,000	1,005,000	—		1,275,881	7,567	6,100

(1)	Includes amounts contributed to various Morgan Stanley deferred compensation plans. See “—Nonqualified Deferred Compensation” below.

(2)

The market value of the Morgan Stanley common stock underlying the restricted stock units (RSUs) was calculated using the closing price per share of Morgan Stanley common stock on the applicable grant date, as reported on the New York Stock Exchange Composite Transaction Tape. The 2006 RSUs were granted on December 12, 2006 (the closing price was $78.40) and 50% vest on January 2, 2009 and 50% vest on January 2, 2010. For Messrs. Nelms and Hochschild, unvested RSUs vest upon a voluntary or involuntary termination of employment not involving any cancellation provision or upon a change of control of Morgan Stanley. For Messrs. Guthrie and Minetti and Ms. Offereins, unvested RSUs vest upon an involuntary termination of employment not involving any cancellation provision or upon a change of control of Morgan Stanley. Dividend equivalents are paid on RSUs at the same rate that dividends are paid on shares of common stock. These RSUs are not transferable, are generally distributed in the form of shares of common stock approximately three years after the grant date and are subject to cancellation in certain circumstances. The following table lists the number of RSUs awarded for performance in 2006 and the total number and value (calculated using the closing price on November 30, 2006) of RSUs held as of November 30, 2006. This table includes the 2006 grant referred to above, but excludes any RSUs granted by Discover in connection with or subsequent to the spin-off. See “—Equity Grant in Connection with the Spin-off” below for information relating to a grant of RSUs made in connection with the spin-off.

	Number of RSUs awarded for performance in 2006	Total RSUs held as of November 30, 2006
Named Executive Officer		Number Held	Market Value
David W. Nelms	39,806	205,228	$15,630,164
Roger C. Hochschild	36,773	169,044	$12,874,391
Roy A. Guthrie	14,104	25,618	$1,951,067
Diane E. Offereins	14,743	95,026	$7,237,180
Carlos Minetti	16,274	127,403	$9,703,012

Following the distribution, Morgan Stanley RSUs granted to our named executive officers were converted into newly-issued Discover RSUs pursuant to a formula intended to preserve the “intrinsic” value of their pre-distribution RSUs. See “Arrangements Between Us and Morgan Stanley—Employee Matters Agreements.”

(3)

Represents awards of Morgan Stanley stock options for services in 2006, and 10,522 restoration options granted to Mr. Nelms upon exercise of options with restoration option rights (RORs). The terms and present value of these stock options are described under “—Option Grants of Morgan Stanley Common Stock in Last Fiscal Year.” The named executive officers have no stock appreciation rights.

(4)	Represents Morgan Stanley contributions awarded under defined contribution plans.

(5)

Mr. Guthrie received approximately $200,000 in benefits under our relocation policy for U.S. professional employees in connection with his appointment as Executive Vice President, Chief Financial Officer and his relocation to our executive offices.

Option Grants of Morgan Stanley Common Stock in Last Fiscal Year

The following table sets forth information regarding stock options granted in the year ended November 30, 2006 to our named executive officers with respect to shares of Morgan Stanley common stock, including options granted upon the exercise of options with RORs that were granted before 2006. Following our recent spin-off, Morgan Stanley options granted to our named executive officers were converted into newly-issued options to purchase shares of Discover common stock pursuant to a formula intended to preserve the “intrinsic” value of their pre-spin-off options. See “Arrangements Between Us and Morgan Stanley—Employee Matters Agreements.”

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)
David W. Nelms	15,424	(1)	17%	78.40	12/12/2016	346,495.54
	10,522	(4)	12%	73.56	1/2/2009	83,087.47
Roger C. Hochschild	14,248	(1)	16%	78.40	12/12/2016	320,077.05
Roy A. Guthrie	7,567	(1)	8%	78.40	12/12/2016	169,990.39
Diane E. Offereins	7,344	(1)	8%	78.40	12/12/2016	164,980.76
Carlos Minetti	7,567	(1)	8%	78.40	12/12/2016	169,990.39

(1)

Represents awards under Morgan Stanley’s Employees’ Equity Accumulation Plan for services in 2006. These options vest and become exercisable 50% on January 2, 2009 and 50% on January 2, 2010, are not transferable and are subject to cancellation under certain circumstances. Shares of common stock acquired upon the exercise of such options generally may not be transferred or sold until January 2, 2010. For Messrs. Nelms and Hochschild, upon a change in control of Morgan Stanley or the recipient’s voluntary or involuntary termination of employment under circumstances not involving violation of any cancellation provision, these options will vest and become exercisable. For Messrs. Guthrie and Minetti and Ms. Offereins, upon a change in control of Morgan Stanley or the recipient’s involuntary termination of employment under circumstances not involving cause or violation of any cancellation provision, these options will vest and become exercisable.

(2)	In 2006, 17 Discover employees received a portion of their annual equity awards in the form of Morgan Stanley stock options instead of RSUs.

(3)

The present value of stock options granted was determined using the Black-Scholes model as of the grant date, consistent with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“Statement No. 123R”). Except for the 10,522 restoration options granted to Mr. Nelms, the Black-Scholes value assumes (i) the stock option was exercised at the end of the expected option term (6.32 years); (ii) an expected stock price volatility of 23.771%; (iii) the risk free yield on the U.S. Treasury STRIPS with a remaining term closest to the expected option life on the grant date; and (iv) Morgan Stanley’s annualized dividend yield on the grant date was constant over the expected option life. The different inputs for the Black-Scholes model used in determining the present value for Mr. Nelms’ 10,522 restoration options, which were granted upon the exercise of RORs and have the same expiration date as the underlying options, are: (i) the expected option term (1.36 years); and (ii) an expected stock price volatility of 19.08%.

(4)

Restoration options were granted to Mr. Nelms on October 3, 2006 upon the exercise of RORs granted in 1998. Restoration options vest upon grant and have the same expiration date and transfer restrictions as the underlying options. RORs entitle the grantee, upon tendering shares of common stock to Morgan Stanley to pay the option exercise price of the underlying options, to restoration options. Restoration options entitle the grantee to acquire the number of shares of common stock equal to the number of shares of common stock tendered to pay the exercise price and withheld to pay taxes upon the exercise of the underlying options, at a per share price equal to the closing price of Morgan Stanley’s common stock on the option’s exercise date. Restoration options do not increase the option holder’s net equity position. Instead, they maintain the holder’s net equity position—the sum of shares owned and shares subject to option.

Aggregate Exercises of Morgan Stanley Stock Options in Last Fiscal Year and Year-End Option Values

The following table sets forth information regarding the exercise of options to purchase Morgan Stanley common stock by our named executive officers in the year ended November 30, 2006, as well as the number and value of their unexercised options to purchase Morgan Stanley common stock as of November 30, 2006 (including those awarded on December 12, 2006 for service in 2006). Following our recent spin-off, Morgan Stanley options granted to our named executive officers were converted into newly-issued options to purchase shares of Discover common stock pursuant to a formula intended to preserve the “intrinsic” value of their pre-distribution options. See “Arrangements Between Us and Morgan Stanley—Employee Matters Agreements.”

	Shares Acquired on Exercise		Value Realized	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#)(2)		Value of Unexercised In-The-Money Options/SARs At Fiscal Year-End ($)(3)
Name	(#)(1)		($)	Exercisable(4)	Unexercisable	Exercisable(4)	Unexercisable
David W. Nelms	42,368	(5)	2,379,290	558,192	15,424	18,263,732	—
Roger C. Hochschild	25,246	(5)	980,680	196,086	66,306	4,392,419	1,217,652
Roy A. Guthrie	—		—	16,862	24,428	388,276	388,253
Diane E. Offereins	25,246	(6)	941,085	107,850	7,344	2,398,087	—
Carlos Minetti	—		—	127,338	7,567	1,778,516	—

(1)	Represents the number of shares underlying options exercised in 2006.

(2)	The named executive officers have no stock appreciation rights. The shares of common stock that would be acquired upon exercising certain of these options are subject to transfer restrictions.

(3)

The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of (a) the number of unexercised options multiplied by (b) the difference between $76.4067, the volume weighted average price of Morgan Stanley’s common stock on November 30, 2006, and the exercise prices of all such options. The actual value, if any, realized, on the options will depend on the future price of our common stock.

(4)

Includes options that vested and became exercisable on January 2, 2007. In the event of certain instances of termination of employment following a change of control of Discover or its subsidiaries, the vesting of certain awards will accelerate.

(5)

The number of shares Messrs. Nelms and Hochschild received from options exercised in 2006 (net of shares tendered to cover the exercise price and withheld to pay income tax) was 19,934 and 19,954, respectively.

(6)	Options exercised in a cashless sell, in which all of the shares acquired pursuant to the option exercise were immediately sold and Ms. Offereins received cash for the net proceeds.

Nonqualified Deferred Compensation

The following table contains information with respect to the participation of the named executive officers in Morgan Stanley’s unfunded nonqualified deferred compensation plans prior to the spin-off. Each named executive officer participated in one or more of three non-qualified deferred compensation plans as of November 30, 2006: the Leveraged Co-Investment Plan (LCIP), the Key Employee Private Equity Recognition Plan (KEPER), and the Select Employee’s Capital Accumulation Program (SECAP). The named executive officers participated in the plans on the same terms and conditions as other similarly situated employees, except not all named executive officers are eligible to participate in LCIP.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(2)
David W. Nelms	250,000	—	0	0	250,000
Roger C. Hochschild	—	—	2,811	173,542	53,968
Roy A. Guthrie	425,000	—	0	0	425,000
Diane E. Offereins	330,000	—	10,593	16,351	404,313
Carlos Minetti	255,000	—	4,885	7,316	280,410

(1)	Represents contributions from compensation earned in 2006, however deferred after November 30, 2006.

(2)	Earnings and balances are valued as of November 30, 2006, except that KEPER is valued as of August 31, 2006. Ending balances include contribution referenced in footnote (1) above.

(3)	Distributions from SECAP and KEPER.

Earnings on contributions to LCIP were based on the performance of notional investments in Morgan Stanley and third-party funds that are selected by Morgan Stanley. Earnings on contributions to SECAP were based on the performance of notional investments available under the plan that was selected by the participant. Earnings on contributions to KEPER were based on notional interests in investment earnings and interest on risk capital investments that were selected by Morgan Stanley. Participants in KEPER cannot select the underlying investments on which their return is based. Employees cannot make further contributions under KEPER.

Under LCIP, participants generally are entitled to receive distributions in respect of their notional plan investments (minus any applicable deductions), based on the valuation of the notional investments and any realizations of those investments prior to the distribution date. Under SECAP, participants generally are entitled to elect, in accordance with rules and procedures determined by Morgan Stanley, the payment method and timing of commencement of distributions in respect of their plan balance. Under KEPER, participants generally are entitled to receive distributions of their pro rata share (minus any applicable deductions) of dividends, distributions of capital, liquidation proceeds or other distributions related to the underlying investments selected by Morgan Stanley after such amounts are paid from the underlying investments.

In connection with the spin-off from Morgan Stanley, current and former employees of Discover vested in any unvested account balances they held under Morgan Stanley’s non-qualified cash-based deferred compensation plans effective as of June 30, 2007. Also, beginning June 30, 2007 and continuing through January 14, 2008, account balances held by such participants under these plans no longer track the returns of the notional investments in the plans, and instead, earn a LIBOR rate of return through the date of payment.

Discover Defined Benefit Pension Plan

The paragraphs below discuss the amounts we estimate we will pay to each of the named executive officers in annual benefits upon retirement.

Prior to the spin-off, Messrs. Nelms, Hochschild, Guthrie, Minetti and Ms. Offereins each participated in a Morgan Stanley sponsored defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code (the “qualified plan”) under which benefits are determined with reference to career-average pay limited to $170,000 per year. Discover has assumed and adopted the portion of the qualified plan applicable to Discover employees. Benefits under the qualified plan for each calendar year of service generally equal: (i) 1% of the participant’s eligible annual pay; plus (ii) 0.5% of the participant’s eligible annual pay which exceeds the Social Security covered compensation limit.

If they remain in service with us until retirement at the annual salary reported under Salary in the summary compensation table, the estimated annual benefits payable under the qualified plan at the earliest age at which a participant may retire with an unreduced benefit (age 65) to Messrs. Nelms, Hochschild, Guthrie, Minetti and Ms. Offereins are set forth below.

Named Executive Officer	Estimated Annual Single Life Annuity Pension Benefit ($)
David W. Nelms	58,822
Roger C. Hochschild	63,913
Roy A. Guthrie(1)	28,087
Diane E. Offereins	50,368
Carlos Minetti	55,255

(1)	Not currently vested in the pension plan.

Discover Omnibus Incentive Plan

In connection with the spin-off, we adopted the Discover Omnibus Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan are (i) to advance the interests of Discover by attracting and retaining high caliber employees and other key individuals, (ii) to more closely align the interests of recipients of Incentive Plan awards with the interest of Discover’s stockholders by increasing the proprietary interest of such recipients in our growth and success as measured by the value of our stock and (iii) to motivate award recipients to act in the long-term best interests of our stockholders.

45,000,000 shares of our common stock may be subject to awards under the Incentive Plan (the “Plan Share Limit”), subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, split-up, extraordinary dividend or distribution, spin-off, warrants or rights offering to purchase common stock at a price substantially below fair market value, or other similar event. This number includes awards to be issued by reason of the adjustment of prior awards for Morgan Stanley stock held by our directors and employees into awards for our stock. If, with respect to any award such award is cancelled, forfeited, or terminates or expires unexercised, or if shares are tendered or withheld from an award to pay the option price or satisfy a tax withholding obligation, such shares may again be issued under the Incentive Plan.

Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards, (iv) restricted stock unit awards, (v) performance grants and (vi) cash awards. Such awards may be for partial-year, annual or multi-year periods.

Discover 401(k) Plan

We have adopted a defined contribution retirement plan (the “Discover 401(k) Plan”) for our United States employees, including our executive officers, which is structured with the intention of qualifying under section 401(a) of the Internal Revenue Code. Under the Discover 401(k) Plan, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we will make matching contributions equal to 100% of the first $2,000 of eligible pre-tax employee contributions plus 50% of eligible pre-tax employee contributions in excess of $2,000, up to a limit of $6,100 per participant per year. Participants will be fully vested in their company match after three years of service, inclusive of service prior to the spin off.

Change in Control Severance Policy

On September 21, 2007, the Compensation Committee of our Board of Directors approved the Discover Financial Services Change in Control Severance Policy (the “Policy”), which will apply to members of Discover’s management, including members of its executive committee (each member of Discover’s executive committee, an “Executive”).

Effective September 21, 2007, if any Executive is terminated, other than for cause (as defined in the Policy), disability, death or voluntary retirement, including a voluntary termination following a mandatory change in work location, as specified in the Policy, or diminution in salary, benefits or responsibilities, within six months prior to or two years following the occurrence of a change in control (as defined in the Policy), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such Executive would be entitled to receive:

•

a cash payment equal to 1.5 times the sum of his or her annual base salary and average cash bonus paid in the prior three years, or if the Executive has been an employee for less than three years, the number of years the Executive has been employed by Discover;

•	a prorated target cash bonus under Discover’s incentive compensation plans for the year of termination;

•	full vesting of all equity-based awards granted to the Executive under Discover’s incentive compensation plans;

•	outplacement services for a period of two years;

•	certain legal fees if the Executive commences litigation and, as a result, becomes entitled to receive benefits in an amount greater than those offered by Discover prior to such litigation;

•	continued medical, dental and life insurance benefits for a period of two years; and

•	additional cash payments to make the Executive whole for any excise tax on excess parachute payments that may be incurred, with certain limitations specified in the Policy.

In addition, upon termination within six months prior to or two years following the occurrence of a change in control, as discussed above, and upon Discover’s receipt of a fully-executed non-competition agreement in a form acceptable to Discover, the Executive will receive monthly payments for a period of eighteen months following termination, the total amount of such payments equal to 1.5 times the sum of his or her annual base salary and average cash bonus paid in the prior three years, or if the Executive has been an employee for less than 3 years, the number of years the Executive has been employed by Discover.

Equity Grant in Connection with the Spin-off

In connection with the spin-off, we granted 4,700,698 of Discover RSUs to our named executive officers as well as to a subset of the broader employee population on the first trading day following the spin-off. The following table contains the Founder’s Grants for our named executive officers. The RSUs granted to the named executive officers will vest in equal annual installments over four years from the date of grant. We do not anticipate making further equity awards to our senior management, including the named executive officers, in respect of 2007.

Named Executive Officer	Founder’s Grant (Number of RSUs)
David W. Nelms	502,557
Roger C. Hochschild	470,763
Roy A. Guthrie	179,484
Diane E. Offereins	179,484
Carlos Minetti	179,484

OWNERSHIP OF OUR STOCK

The following table sets forth the beneficial ownership of our common stock by (i) beneficial owners of more than five percent of the outstanding shares of Discover common stock, (ii) each of our directors and named executive officers, and (iii) all directors, director nominees and executive officers as a group as of October 31, 2007. The mailing address of each of our directors and executive officers is c/o Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015. As used in this prospectus, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

Name and Address	Shares of Discover Common Stock Beneficially Owned(1)	Percent of Discover Common Stock Outstanding
Barclays Global Investors, N.A., and other reporting entities (Barclays)(2) 45 Fremont Street, San Francisco, CA 94105	32,221,320	6.7%
Dennis D. Dammerman	—	*
David W. Nelms(3)	1,173,872	*
Roger C. Hochschild(4)	684,872	*
Roy A. Guthrie(5)	52,632	*
Carlos Minetti(6)	485,285	*
Diane E. Offereins(7)	436,222	*
Jeffrey S. Aronin	—	*
Mary K. Bush	—	*
Gregory C. Case	—	*
Robert M. Devlin(8)	352	*
Philip A. Laskawy	—	*
Michael H. Moskow	—	*
Michael L. Rankowitz	4,025	*
E. Follin Smith	—	*
Lawrence A. Weinbach	—	*
All directors and executive officers as a group (20 persons)(9)	3,611,864	*

*	Represents beneficial ownership of less than 1%.

(1)	Does not include shares underlying unvested restricted stock units.

(2)

Based on a Schedule 13G Information Statement filed January 23, 2007 (dated January 31, 2007) by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclay’s Global Investors Japan Limited regarding its holdings of Morgan Stanley common stock. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 56,284,434 shares and sole dispositive power as to 64,442,639 shares and did not have shared power as to any shares, in each case of Morgan Stanley common stock. This Information Statement states that Barclays beneficially owned 6.15% of Morgan Stanley common stock on December 31, 2006.

(3)	Includes 127,280 shares underlying vested restricted stock units and 874,216 shares subject to stock options exercisable within 60 days.

(4)	Includes 107,122 shares underlying vested restricted stock units and 576,099 shares subject to stock options exercisable within 60 days.

(5)	Includes 2,726 shares underlying vested restricted stock units and 49,541 shares subject to stock options exercisable within 60 days.

(6)	Includes 105,781 shares underlying vested restricted stock units and 374,118 shares subject to stock options exercisable within 60 days.

(7)	Includes 118,926 shares underlying vested restricted stock units and 316,861 shares subject to stock options exercisable within 60 days.

(8)	Includes 352 shares held by the Devlin Foundation, of which Mr. Devlin’s wife is president.

(9)	Includes 636,816 shares underlying vested restricted stock units and 2,770,310 shares subject to stock options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the spin-off, Morgan Stanley historically performed many corporate functions for us. In connection with the spin-off, we entered into certain other agreements with Morgan Stanley to define our ongoing relationship with Morgan Stanley afterwards. These other agreements define responsibility for obligations arising before and after the distribution date, including obligations relating to our employees, certain transition services and taxes. See “Arrangements Between Us and Morgan Stanley.”

Certain of our directors, officers and employees have received extensions of credit from Morgan Stanley or us in connection with mortgage loans, credit card transactions and lines of credit. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than normal risk of collectibility or present other unfavorable terms.

Morgan Stanley offers mortgage products to the public and provides its employees and certain individuals a discount on select mortgage loan origination fees. Since December 1, 2003 and prior to the spin-off, three of our executive officers received extensions of credit from Morgan Stanley. The extensions of credit to our executive officers all were sold by Morgan Stanley in the ordinary course of business to unaffiliated third parties. The information below covers the period before the applicable date of sale. Diane E. Offereins had a home equity line of credit bearing interest at the prime rate minus 0.50%, which was sold in November 2005. From December 1, 2003 until its sale, the largest amount of principal outstanding on this line was $149,000. Carlos Minetti had a mortgage loan bearing interest at 3.875%, which was sold in June 2004. From December 1, 2003 until its sale, the largest amount of principal outstanding on this loan was $324,000. Kathryn McNamara Corley had two mortgage loans bearing interest at 4.75% and 6.625%, which were sold in February 2004 and December 2006, respectively. From December 1, 2003 until their sale, the largest amounts of principal outstanding on the mortgage loans were $350,000 and $417,000, respectively. These extensions of credit were made in the ordinary course of business on substantially the same terms (other than employee discounts on origination fees referred to above), including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than normal risk of collectibility or other unfavorable terms.

In his capacity as senior advisor of Morgan Stanley, Mr. Rankowitz received payments from Morgan Stanley of approximately $200,000 in the aggregate prior to the spin-off.

DESCRIPTION OF THE EXCHANGE NOTES

The following summary sets forth certain terms and provisions of the exchange notes and the Indenture (as defined herein) and is qualified in its entirety by reference to the terms and provisions of the Notes and the Indenture, copies of which are available for inspection at the office of the Trustee (as defined herein) at 100 Wall Street, 16th Floor, New York, New York 10005. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Notes and in the Indenture.

General

We issued Floating Rate Senior Notes due 2010 (the “Old Floating Rate Notes”) with an initial aggregate principal amount of $400,000,000 and 6.450% Senior Notes due 2017 (the “Old Fixed Rate Notes”) with an initial aggregate principal amount of $400,000,000 (the Old Fixed Rate Notes, together with the Old Floating Rate Notes, the “Old Notes”) pursuant to a Senior Indenture dated June 12, 2007 (the “Indenture”) between us and U.S. Bank National Association, as Trustee (the “Trustee”). Exchange notes with respect to the Old Floating Rate Notes (the “Floating Rate Notes”) and the Old Fixed Rate Notes (the “Fixed Rate Notes”) are also to be issued under the Indenture. For purposes of this section, we refer to the Old Notes and the exchange notes together as the “Notes.”

The terms of the exchange notes described below are substantially identical to those of the Old Notes, except the exchange notes will not contain transfer restrictions and holders of the exchange notes will no longer have any registration rights or be entitled to any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Trustee will authenticate and deliver the exchange notes for original issue only in exchange for a like principal amount of Old Notes. Each series of Old Notes and the respective exchange notes will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, holders of the Old Notes who do not exchange their Old Notes for exchange notes will vote together with the holders of exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Old Notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the exchange offer will be aggregated with the exchange notes and the holders of each series of such Old Notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of the Exchange Notes” to specified percentages in aggregate principal amount of the Old Notes then outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount then outstanding of the Notes.

The definitions of certain capitalized terms used in this “Description of the Exchange Notes” are set forth below under the subheading “Certain Definitions.” Certain defined terms used in this “Description of the Exchange Notes” but not defined below under “—Certain Definitions” have the meanings assigned to them in the Notes and in the Indenture. In this section, “we,” “us,” “our” and similar words refer to Discover Financial Services and not any of its subsidiaries.

Copies of the Indenture and the forms of certificates evidencing the Old Notes and the exchange notes have been filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated herein by reference. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms.

The Notes

The Indenture provides that the debt securities issuable thereunder shall be issuable in series. The aggregate principal amount of debt securities issuable under the Indenture is unlimited. We may from time to time, without notice to or consent of the holders of the Notes, issue additional notes with the same terms as the Floating Rate Notes or the Fixed Rate Notes, and such additional notes and the Floating Rate Notes or the Fixed Rate Notes, as applicable, shall be consolidated and form a single series. References herein to the Notes shall include the Notes and any further notes issued as described in this paragraph. We may purchase Notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation. The Floating Rate Notes and the Fixed Rate Notes are two separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture.

The Notes will be issued only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be issued in the form of one or more global Notes deposited with a custodian for and registered in the name of a nominee of DTC, but in certain circumstances, may be represented by Notes in certificated form. The Notes are not issuable in bearer form.

Interest

Floating Rate Notes. Interest on the Floating Rate Notes will accrue at a rate per annum, reset quarterly (the “Interest Reset Period”), equal to LIBOR (as defined below) plus 0.53%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. We will pay interest on the Floating Rate Notes in arrears on June 12, September 12, December 12 and March 12 (each, a “Floating Rate Note Interest Payment Date”). We will make each interest payment to the holders of record of the Floating Rate Notes on the immediately preceding June 1, September 1, December 1 and March 1. Interest on the Floating Rate Notes will accrue from and including the most recent date to which interest has been paid or provided for or, if no interest has been paid, from the issue date of the Old Notes to but excluding the Floating Rate Note Interest Payment Date or Floating Rate Note Stated Maturity or any earlier redemption or repayment date of a Floating Rate Note.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes then outstanding. The amount of interest to be paid on the Floating Rate Notes for each Interest Period (as defined below) will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes.

If any scheduled Floating Rate Note Interest Payment Date, other than the Floating Rate Note Stated Maturity or any earlier redemption or repayment date of a Floating Rate Note, falls on a day that is not a business day, it will be postponed to the following business day, except that if that business day would fall in the next calendar month, the Floating Rate Note Interest Payment Date will be the immediately preceding business day. If the Floating Rate Note Stated Maturity or any earlier redemption or repayment date of a Floating Rate Note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the Floating Rate Note Stated Maturity, redemption date or repayment date, as the case may be.

As used herein:

“Interest Period” with respect to the Floating Rate Notes means the period commencing on and including a Floating Rate Note Interest Payment Date and ending on and including the day immediately preceding the next succeeding Floating Rate Note Interest Payment Date and the last Interest Period will begin on and include the Interest Payment Date immediately preceding the Floating Rate Note Stated Maturity or earlier redemption date or repayment date, as applicable, and end on and include the day immediately preceding the Floating Rate Note Stated Maturity or earlier redemption date or repayment date, as applicable.

“LIBOR” means, as of any day, the London interbank offered rate for deposits in U.S. Dollars for a three-month period, commencing on the second London Banking Day immediately following that day that appears on Reuters Page LIBOR01 at approximately 11:00 a.m., London time, on that day. If no rate appears or is available, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with us, to provide the Calculation Agent with its offered quotation for a representative amount of deposits in U.S. Dollars for a three-month period commencing on the second London Banking Day immediately following that day to prime banks in the London interbank market at approximately 11:00 a.m., London time. If at least two quotations are provided, LIBOR determined on that day will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for that day as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time on that day by three major banks in New York City, as selected by the Calculation Agent after consultation with us for loans in a representative amount of U.S. Dollars to leading European banks for a three-month period. If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that day will remain LIBOR for the immediately preceding Interest Reset Period or, if there was no immediately preceding Interest Reset Period, the rate of interest payable will be the initial interest rate.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes. The Fixed Rate Notes will bear interest at 6.450% per annum computed on the basis of a year of 360 days consisting of twelve 30 day months. The Fixed Rate Notes will bear interest from and including the most recent date to which interest has been paid or provided for or, if no interest has been paid, from the issue date of the Old Notes. Interest will be payable on each June 12 and December 12 that occurs on or before the Fixed Rate Note Stated Maturity (each, a “Fixed Rate Note Interest Payment Date”) and continuing until the principal amount is paid or duly provided therefor. We will pay interest to the persons in whose names the Fixed Rate Notes are registered at the close of business on the June 1 and December 1 immediately preceding each interest payment date (whether or not a business day).

If any scheduled Fixed Rate Note Interest Payment Date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Note Interest Payment Date. If the Fixed Rate Note Stated Maturity or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the Fixed Rate Note Stated Maturity or date of redemption or repayment.

Ranking

The Notes:

•	will be our general unsecured obligations;

•

will be effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to claims of creditors of our subsidiaries, to the extent of the assets securing such indebtedness;

•	will be pari passu in right of payment with or senior to all of our other indebtedness; and

•	will be senior in right of payment to any of our existing and future subordinated indebtedness.

As noted above, the Notes will be structurally subordinated to all of our subsidiaries’ existing and future obligations. See “Risks Related to the Notes—We are a holding company that conducts all of our business through our subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the exchange notes.” As of August 31, at the parent holding company level, Discover Financial Services had $799 million of long-term indebtedness and no secured indebtedness. As of August 31, 2007, excluding intercompany amounts, our subsidiaries had $29.6 billion of total indebtedness and other liabilities, including deposits.

Maturity

Unless earlier redeemed or repurchased, the Floating Rate Notes will mature and be payable at par on June 11, 2010, and the Fixed Rate Notes will mature and be payable at par on June 12, 2017.

Optional Redemption by Us

The Floating Rate Notes will not be subject to redemption, except as provided in “—Tax Redemption.”

We may redeem the Fixed Rate Notes, in whole or in part, at our option at any time at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the Fixed Rate Notes to be redeemed, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming, a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, as calculated by the Premium Calculation Agent (as defined below);

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

We will mail a notice of redemption to DTC, as holder of the Notes by first-class mail at least 10 and not more than 30 days prior to the date fixed for redemption in such notice. Unless we default on payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the Notes of a particular series of Notes are to be redeemed, the Trustee will select, not more than 30 days (or such other indicated period) prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes of such series not previously called for redemption by such method as the Trustee deems fair and appropriate.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the remaining term (“Remaining Life”) of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes to be redeemed.

“Comparable Treasury Price” means, with respect to a redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Premium Calculation Agent” means Morgan Stanley & Co. Incorporated, or if that firm is unwilling or unable to select the Comparable Treasury Issue, an investment banking institution of national standing appointed by the Trustee after consultation with us.

“Reference Treasury Dealer” means (1) Morgan Stanley & Co. Incorporated and its successors; provided, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) we will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Premium Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will notify the Trustee of the redemption price promptly after the calculation thereof and such Trustee will have no responsibility for calculating the redemption price.

The Fixed Rate Notes will also be subject to redemption as provided in “—Tax Redemption.”

Repurchase at the Option of Holders

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent, which shall initially be the Trustee, an amount equal to the Change of Control Payment in respect of all Notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase our Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and our subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (3) commencing after June 30, 2007, the date of our recent spin-off distribution, the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by vote of the Board of Directors or by approval of our stockholders after receipt of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any additional rating agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Payment and Transfer

Principal of, premium (if any) and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee). Payment of principal of, premium (if any) and interest on Notes in global form will be made in immediately available funds to DTC’s nominee as the registered holder of such global Notes. If the Notes are no longer represented by global Notes, payment of interest on the Notes in certificated form may, at our option, be made by check mailed directly to holders at their registered addresses.

So long as the Notes are represented by one or more global Notes, transfers of beneficial interests in such global Notes will be effected under DTC’s procedures and will be settled in same-day funds. If the Notes are no longer represented by global Notes, a holder may transfer or exchange Notes in certificated form at the same location given in the preceding paragraph. We are not required to transfer or exchange any Note selected for redemption or for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

We will not be required to:

•

register the transfer of or exchange any Note if the holder has exercised the holder’s right, if any, to require us to repurchase the Note, in whole or in part, except the portion of the Note not required to be repurchased;

•	register the transfer of or exchange Notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered Note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered Note being redeemed in part.

No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of Notes.

DTC or DTC’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of the Note must instruct the broker or other direct or indirect participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions

Negative Pledge. The Indenture provides that we will not, and will not permit any of our subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance (except for liens specifically permitted by the Indenture) on:

•

the voting securities of Discover Bank and Goldfish Credit Servicing Inc. or any subsidiary succeeding to any substantial part of the business now conducted by any of those corporations, which are referred to collectively as the “principal subsidiaries,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries, other than directors’ qualifying shares,

in either case without making effective provisions so that the Notes issued under the Indenture will be secured equally and ratably with indebtedness so secured.

For these purposes, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly more than 50% of the shares of the voting stock or equivalent interest, and “voting securities” means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened.

Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the Indenture and the Notes issued under the Indenture; and

•

immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the Indenture applicable to us.

Absence of Protections against All of Our Potential Actions. Other than as described above under “Repurchase at the Option of Holders,” there are no covenants or other provisions in the Indenture that would afford holders of Notes additional protection in the event of a recapitalization transaction, a change of control of our company or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include our merger or consolidation or a sale, lease or conveyance of all or substantially all of our assets.

Events of Default

The Indenture provides holders of notes with remedies if we fail to perform specific obligations or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not.

An event of default with respect to any series of notes will be defined under the Indenture as being:

•	default in payment of any principal of the notes of such series, either at maturity or upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on any notes of such series;

•

default for 60 days in the observance or performance of any covenant or agreement in the notes of such series or the Indenture applicable to such series (other than a covenant or warranty with respect to the notes of such series the breach or nonperformance of which is otherwise included in the definition of “event of default”) after written notice to us by (1) the Trustee or (2) the holders of at least 25% in principal amount of the outstanding notes of such series;

•

default under any mortgage, indenture or other instrument securing or evidencing any of our indebtedness or that of our principal subsidiaries in an aggregate principal amount of $50 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after written notice to us of such default by (1) the trustee or (2) the holders of at least 25% in principal amount of the outstanding Notes of such series;

•	events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to the notes of such series pursuant to the Indenture.

Acceleration of Notes upon an Event of Default. The Indenture provides that:

•

if an event of default due to the default in payment of principal of, or any premium or interest on, the notes of any series, or due to the default in the performance or breach of any other of our covenants or warranties applicable to the notes of any series occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series by notice in writing to us and to the Trustee, if given by security holders, may declare the principal of all the notes of such series and interest accrued thereon to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding notes of a series issued under the Indenture or due to specified events of our bankruptcy, insolvency or reorganization, occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding notes of such series issued under the Indenture by notice in writing to us and to the Trustee, if given by security holders, may declare the principal of all those notes and interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults. The Indenture provides that prior to the acceleration of any notes of any series, the holders of a majority in aggregate principal amount of outstanding notes of any series with respect to which an event of default has occurred and is continuing may waive any past default or event of default, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee) or a default in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of the holder of each note affected.

If a default in the payment of principal of, or any interest on, notes of any series issued under the Indenture occurs and is continuing and we fail to pay the full amount then due and payable with respect to all notes of such series immediately upon the demand of the Trustee, the Trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. If any default occurs and is continuing, the Trustee may pursue legal action to enforce the performance of any provision in the Indenture to protect the rights of the Trustee and the holders of the notes of such series issued under the Indenture.

Indemnification of Trustee for Actions Taken on Your Behalf. The Indenture will contain a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of notes issued under the Indenture before proceeding to exercise any trust or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of outstanding notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series.

Limitation on Actions by You as an Individual Holder. The Indenture provides that no individual holder of notes of any series may institute any action against us, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the Trustee of the continuing default;

•

the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series must have (1) requested the Trustee to institute that action and (2) offered the Trustee reasonable indemnity;

•	the Trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding notes of such series must not have given directions to the Trustee inconsistent with those of the holders referred to above.

Annual Certification. The Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on Notes of any series prior to maturity if we comply with the following provisions.

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding Notes of any series in accordance with their terms;

•	delivered to the Trustee for cancellation all of the outstanding Notes of such series; or

•

irrevocably deposited with the Trustee cash or U.S. government obligations in trust for the benefit of the holders of Notes of such series issued under the Indenture that have either become due and payable, or are by their terms due and payable within one year or are scheduled for redemption within one year (or, in the case of the Floating Rate Notes, within the remaining term of the then current Interest Period), in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on the Notes of such series;

and if, in any such case, we also pay or cause to be paid all other sums payable by it under the Indenture with respect to the Notes of such series, then the Indenture shall cease to be of further effect with respect to the Notes of such series, except as to certain rights and with respect to the transfer and exchange of the Notes of such series, rights of the holders to receive payment and certain other rights.

Defeasance of Notes at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges of Notes, at any time, which is referred to as “defeasance.”

We may be released with respect to any outstanding Fixed Rate Notes from the obligations imposed by the covenants described above limiting liens and consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default or a default. Discharge under those procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•

We irrevocably deposit with the Trustee cash sufficient or trust funds in an amount certified to be sufficient, or a combination of the above, to pay the principal of and interest on, and any mandatory sinking fund payments for, all outstanding Fixed Rate Notes being defeased.

•	We deliver to the Trustee an opinion of counsel to the effect that:

•	the holders of Fixed Rate Notes being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of principal and interest payments on the Fixed Rate Notes being defeased.

In the case of a defeasance (other than a covenant defeasance), this opinion must be based on a change in U.S. federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Rights of Holders of the Notes Under the Indenture

All holders of the Notes will have equal rights with respect to all other holders of securities issued under the Indenture and the holders of any other securities that may be issued under the Indenture from time to time. The rights of the Trustee under the various documents described herein are rights of the Trustee on behalf of the holders of the Notes. See “—Events of Default” for a discussion of additional rights of holders of the Notes in the case of default by us.

Modification and Waiver

Modification Without Consent of Holders. We and the Trustee may enter into supplemental indentures without the consent of the holders of Notes of a series to:

•	secure any notes;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of notes;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of notes; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding Notes of any series, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Notes of such series. However, we and the Trustee may not make any of the following changes to any outstanding Note without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium (if any) or interest thereon is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on any Note when due; or

•	reduce the percentage of Notes the consent of whose holders is required for modification of the Indenture.

Tax Redemption

The Floating Rate Notes and the Fixed Rate Notes may each be redeemed as a whole, but not in part, at our option at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if we determine that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced, on or after the Issue Date, we are or will become obligated to pay Additional Amounts with respect to the Notes, as described below under “—Payment of Additional Amounts”; provided that the obligation cannot be avoided by our taking reasonable measures available to us.

The redemption price in this case will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which will be given in accordance with “—Notices” below not earlier than 90 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of a tax redemption, we will deliver to the Trustee:

•

a certificate signed by a duly authorized officer stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to a holder of any Note, as additional interest, such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment by us or a paying agent of the principal of and interest on the Note and any other amounts payable on the Note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the United States or any political subdivision or taxing authority thereof or therein will not be less than the amount provided for in the Note to be then due and payable under the Notes.

However, the obligation to pay Additional Amounts shall not apply:

•	to any present or future tax, assessment or other governmental charge that would not have been imposed but for:

•

the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the United States and its possessions, including, without limitation, the holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States, or

•

the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

•

to any tax, assessment or other governmental charge imposed by reason of the holder’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

•	to any tax, assessment or other governmental charge that is imposed other than by withholding or deduction from payments on or in respect of any Note;

•

to any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of that Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•

to any tax, assessment or other governmental charge imposed by reason of the holder’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as our direct or indirect subsidiary;

•

to any tax, assessment or other governmental charge that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

•

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, or interest on any Note, if such tax, assessment or other governmental charge results from the presentation of any Note for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other paying agent; or

•	in the case of any combination of the items listed above.

Nor will Additional Amounts be paid with respect to any payment on a Note to a holder who is a fiduciary, a partnership, a limited liability company, or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to that fiduciary, a member of that partnership, an interest holder of that limited liability company, or a beneficial owner who, in each case, would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder.

Book-entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Exchange notes initially will be represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for exchange notes in definitive registered form, a Global Note may not be transferred except as a whole by the depositary for such Global Note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a Global Note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon the issuance of a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the exchange notes beneficially owned by the participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under Indenture. Except as described below, owners of beneficial interests in a Global Note will not be entitled to have the exchange notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the exchange notes in definitive form and will not be considered the owners or holders of the exchange notes under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depositary for that Global Note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. The laws of some states may require that some purchasers of exchange notes take physical delivery of these notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

To facilitate subsequent transfers, all exchange notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the exchange notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the exchange notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that Global Note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that Global Note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a Global Note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. Neither we nor the Trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive Note for any reason, including to sell Notes to persons in jurisdictions that require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the relevant Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

We expect that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC will exchange each Global Note for definitive exchange notes, which it will distribute to its participants. These definitive notes will be subject to certain restrictions on registration of transfers and will bear certain legends.

Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each Global Note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the obligors nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we do not take any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certificated Notes

If (i) DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation or (ii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, exchange notes in certificated form will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related exchange notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

Principal, premium (if any) and interest on certificated exchange notes will be payable at our office maintained for such purpose or, at our option, payment of principal, premium (if any) and interest may be made by check mailed to a holder’s registered address. Certificated notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any certificated note selected for redemption or for a period of 15 days before a selection of exchange notes to be redeemed.

Notices

The Trustee will cause all notices to the holders of the Notes to be mailed by first class mail, postage prepaid to the address of each holder as it appears in the register of Notes. Any notice so mailed will be conclusively presumed to have been received by the holders of the Notes. Prospective purchasers should note that under normal circumstances DTC will be the only “holder” of the Notes as that term is used herein and in the Indenture. See “—Book-entry, Delivery and Form” above.

Replacement of Notes

At the expense of the holder, we may, in its discretion, replace any Notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated Notes must be delivered to the Trustee. At the expense of the holder, an indemnity that is satisfactory to the Trustee may be required before a replacement Note will be issued.

Concerning Our Relationship with the Trustee

U.S. Bank National Association is a lender under our unsecured credit facility, and is the trustee of the Discover Card Master Trust.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

We have defined some of the terms that we use frequently in this prospectus below:

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Clearstream” means Clearstream Banking, société anonyme.

“DTC” means The Depository Trust Company, New York, New York.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

An “interest payment date” for any Note means a date on which, under the terms of that Note, regularly scheduled interest is payable.

References in this prospectus to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes to beneficial owners of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that hold the notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners of such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

Exchange of Notes Pursuant to Exchange Offer

The exchange of old notes for exchange notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes will not be a taxable event to Holders for U.S. federal income tax purposes. As a result, (1) a Holder will not recognize taxable gain or loss as a result of exchanging such Holder’s old notes for exchange notes; (2) the holding period of the exchange notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted issue price and adjusted tax basis of the exchange notes will be the same as the adjusted issue price and adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

If a U.S. Holder acquires a note in a secondary market transaction for an amount in excess of, in general, its principal amount, such U.S. Holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder’s yield. If the U.S. Holder elects to amortize bond premium, such U.S. Holder must reduce its tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service.

Market Discount

If a U.S. Holder acquires a note in a secondary market transaction for an amount that is less than, in general, its principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes to such U.S. Holder, unless such difference is considered to be de minimis, as described in section 1278(a)(2)(C) of the Internal Revenue Code. Under the market discount rules of the Internal Revenue Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange or redemption or other taxable disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis, although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired on or after the first day of the taxable year to which such election applies and is irrevocable without the consent of the Internal Revenue Service. The tax basis in a note will be increased by the amount of market discount included in income as a result of such election. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership, and disposition of notes with market discount.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under “—Market Discount.” The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes (subject to the adjustments described above under “—Amortizable Bond Premium” and “—Market Discount,” if applicable).

Except as described above under “—Market Discount,” the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than one year as of the date of such sale, exchange, redemption or other taxable disposition. For individuals, long-term capital gains are generally taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” (such as a domestic corporation) will be subject to U.S. federal backup withholding at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and either

•

(i) the Non-U.S. Holder certifies under penalties of perjury on Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Internal Revenue Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us with a properly executed Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the withholding tax previously discussed if the Non-U.S. Holder provides us with a properly completed and executed Form W-8ECI (Certificate of Foreign Person’s Claim That Income is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Internal Revenue Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to a Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Internal Revenue Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Internal Revenue Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Internal Revenue Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. You should consult your own tax advisor with respect to the tax consequences to you of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market making activities or other trading activities. Under the registration rights agreement, to the extent required by the applicable rules of the SEC, we will make the prospectus contained in this registration statement and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any exchange notes for a period of not less than 90 calendar days after the last exchange date.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer, other than any underwriting discounts, transfer taxes or commissions with respect to sales pursuant to a shelf registration statement, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The combined financial statements as of November 30, 2006 and 2005, and for each of the three years in the period ended November 30, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to allocations from Morgan Stanley) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 to register the exchange notes to be issued in exchange for the old notes. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

We will make available free of charge most of our future SEC filings through our Internet website (www.discover.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You will be able to access these future SEC filings on our website. The information available at our website does not constitute a part of this prospectus. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Attention: Investor Relations

Telephone (224) 405-0900

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

GLOSSARY OF SELECTED TERMINOLOGY

Account seasoning—Refers to the length of time an account relationship has been in existence, without regard to any related loan balance. In contrast, aging refers to the length of time a receivable balance has been in existence.

Accrued interest receivable—Accrued interest receivable represents interest earned but not yet billed to cardmembers’ accounts. Accrued interest receivable applicable to owned loans is presented on the face of our combined statements of financial condition. Accrued interest receivable related to securitized loans is included in amounts due from asset securitization and is a component of securitized loans. See also “Securitized loans.”

Acquirer interchange—A fee paid by a merchant acquirer to our network to compensate us for network operating and other costs. We earn income, recognized as acquirer interchange revenue, on all Discover Network transactions made by cardholders at merchants that have entered into contractual arrangements to accept Discover Network cards with third-party merchant acquirers.

Active account—A credit card account with a debit or credit balance, monetary transaction or authorization in the current billing period.

Affinity card—A credit card issued by a financial institution in conjunction with an organization or special interest group.

Asset securitization—A funding mechanism in which a pool of financial assets, such as credit card loan receivables, is transferred to a trust. Interests in the trust, commonly referred to as asset-backed securities, are issued and sold to investors. The trust uses the proceeds from the issuance of asset-backed securities to pay the purchase price for the transferred loan receivables. The cash flows from the credit card loan receivables are used to pay interest and principal on the securities and to reimburse other costs on the securities issued by the trust. Asset securitizations that qualify for sale accounting treatment, as our securitizations do, have the effect of removing the credit card loan receivables from the combined statements of financial condition. Also, portions of interest income, provision for loan losses and certain components of other income related to the transferred loans are no longer reported in our statements of income; however, they remain significant factors in determining securitization income we receive on our retained beneficial interests in those transactions, which is reported in other income.

Balance transfer—The use of a cardholder’s available credit on their credit card account to pay a balance, in whole or in part, on a credit card account with another financial institution for which a balance transfer fee may be assessed on the cardholder’s account.

Brokered deposits—Bank deposits, such as certificates of deposit, sourced by third parties or brokers who receive a commission.

Card issuing entity—A financial institution that issues credit, debit or prepaid cards to cardholders.

Cardholder—A generic term that refers to the individual owner or authorized user of a debit, credit or prepaid account, regardless of the issuer. Includes holders of Discover Network cards issued by third parties.

Cardmember—The owner of a credit, debit or prepaid account issued by us.

Credit card loan receivables—Represents the outstanding amount due from cardmembers for charges made on their credit cards as well as any unpaid billed finance charges and card-related fees.

Discount revenue—A fee paid by a merchant either to a merchant acquirer or network operator in exchange for the benefits of card acceptance (commonly referred to as merchant discount). We earn discount revenue for transactions made by cardholders using Discover Network cards at merchants with whom we have an acquirer relationship. The discount revenue is generally deducted from our payment to the merchant to settle cardholder purchase activity.

Excess spread—The interest and other revenue earned on securitized loans less certain costs, including loan losses on those receivables, servicing fees, credit enhancement fees and the interest paid to investors in the asset backed securities; also referred to as excess servicing fees.

FICO score—A credit score developed by Fair Isaac & Co. that is widely used as a means of evaluating the likelihood that credit users will pay their debt obligations. A FICO score of 660 or below is one of a number of credit risk characteristics considered by U.S. banking regulators as illustrative of a subprime borrower.

Fraud losses—Charge-offs of fraudulently originated account transactions, net of amounts recovered.

Interest-only strip receivable—A retained interest recognized by us upon the securitization of credit card receivables. The interest-only strip receivable represents the estimated fair value of our rights to certain excess cash flows allocated to securitized loans that remain after the reimbursement of securitization transaction costs, specifically the contractual rate of return paid to investors for their interests in the transactions, the payment of servicing fees to us and the reimbursement to the trust for credit losses (i.e., the excess spread).

Issuer interchange—A fee paid to a card issuing entity as compensation for risk and operating costs. We earn income, recognized as interchange revenue, on all transactions made by cardmembers using cards issued by us on the Visa and MasterCard networks in the United Kingdom. We recognize an obligation to pay interchange to card issuing entities that have entered into contractual arrangements with us to issue Discover Network cards.

Late fee—A fee which may be assessed on a cardmember’s account when the minimum payment due is not received by the payment due date.

Loan losses—Also referred to as credit losses. Net amounts written-off as a result of failure by cardmembers to repay amounts owed on their accounts. The allowance for loan losses reported on the combined statements of financial condition is management’s estimate of the amount of probable loan losses inherent in the loan portfolio. The provision for loan losses reported on the combined statements of income reflects the cumulative adjustments made in the period to establish and maintain the allowance for loan losses at the appropriate level.

Managed loans—Loans reported on our combined statements of financial condition in accordance with GAAP (“owned loans”), as well as loan receivables that have been securitized (“securitized loans”). See also “Owned loans” and “Securitized loans.”

Merchant acquirer—An entity that solicits and signs up merchants to accept payment cards. The merchant acquirer arranges for payment processing services for the merchant. See also “Discount revenue.”

Nonaccruing loans—Cardmember loans that are not currently accruing interest. We stop accruing interest on loans after receiving notice of cardmember bankruptcy or death, as well as on fraudulent transactions. We may also stop accruing interest on loans to assist cardmembers who have experienced financial difficulties in repaying loan balances.

Overlimit fee—A fee which may be assessed on a cardmember’s account when the pre-established credit limit is exceeded.

Owned loans—Represents loan receivables that have not been securitized and which are therefore still recorded on our combined statements of financial condition. Owned loans reflect our on-balance sheet loan portfolio and loans held for sale, and include the undivided seller’s interest we retain in securitized loans. See also “Securitized loans.”

Payment cards—Includes all credit cards, debit cards and prepaid cards.

PIN-based payment—A debit transaction at any automated teller machine or merchant point-of-sale (“POS”) terminal where a cardholder must enter a personal identification number (“PIN”) to complete the transaction.

Prepaid cards—Prepaid financial instruments, including gift cards and reloadable cards, which holders can use for purchasing goods and services.

Re-age—A re-aging adjusts the status of a cardmember’s account from past due to current where conforming partial payment of past due amounts has been received. Re-ages assist cardmembers who have experienced financial difficulties and who have demonstrated an ability and willingness to repay in order to cure their delinquency and return their accounts to current status. The granting of re-ages must comply with bank regulatory guidelines.

Revolving—When a cardholder does not pay a balance in full when due and the remaining balance is carried forward and subject to finance charges.

Sales volume—The dollar value of cardmembers’ purchase activity at merchants, net of returns.

Securitization income—Securitization income includes the gain on sale recognized at the time a new securitization transaction is executed, the impact of period-to-period changes in the valuation of the interest-only strip receivable and other retained interests, excess spread relating to the securitized loans and fees for the continued servicing of the securitized loans net of certain issuance costs. See also “Asset securitization.”

Securitized loans—The total of securitized loans is equal to asset-backed securities outstanding and the associated accrued interest receivable, which is a component of amounts due from asset securitization on our combined statements of financial condition. See also “Accrued interest receivable.”

Signature-based payment—Payment transactions in which the cardholder signs a sales receipt, as opposed to entering a PIN, to complete a transaction.

Switch fee—A fee paid by a financial institution for routing an ATM, POS or debit transaction over the PULSE switch. The switch refers to a cluster of servers and software that routes electronic transactions among terminals and processors that hold the cardholder’s account records.

Third-party issuer—An entity unrelated to us who issues credit, debit or prepaid cards that are accepted on the Discover Network.

Undivided seller’s interest—Represents the amount of receivables transferred by us to the trust in excess of the amount backing outstanding securities issued by the trust to investors. Because cardmember balances fluctuate daily, the retention of a seller’s interest is necessary to ensure the total balance of loans held by the trust remains sufficient to support the investor securities throughout the revolving period of a securitization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Morgan Stanley and Stockholder of

Discover Financial Services

We have audited the accompanying combined statements of financial condition of Discover Financial Services (the “Company”), consisting of certain entities and accounts under the common ownership of Morgan Stanley, as of November 30, 2006 and 2005, and the related combined statements of income, changes in stockholder’s equity, and cash flows for each of the three years in the period ended November 30, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company at November 30, 2006 and 2005, and the combined results of its operations and its cash flows for each of the three years in the period ended November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the Discover segment of Morgan Stanley. The combined financial statements also include allocations from Morgan Stanley. The allocations may not be indicative of the conditions that would have existed or the results of operations had the Company operated as an independent entity apart from Morgan Stanley.

Chicago, Illinois

March 22, 2007 (May 16, 2007 as to the reclassification discussed in Note 26)

Discover Financial Services

Combined Statements of Financial Condition

	November 30, 2006	November 30, 2005
	(dollars in thousands)
Assets
Cash and due from banks	$334,035	$292,453
Federal Funds sold	525,000	250,000
Commercial paper	15,322	13,029

Cash and cash equivalents	874,357	555,482
Interest earning deposits in other banks	—	1,688
Investment securities:
Available-for-sale (amortized cost of $2,000 at November 30, 2006 and 2005)	2,314	2,362
Held-to-maturity (fair value $82,241 and $14,261 at November 30, 2006 and 2005, respectively)	82,097	14,357
Loan receivables:
Loans held for sale	1,056,380	3,128,540
Loan portfolio:
Credit card	22,535,181	19,370,520
Commercial loans	59,089	—
Other consumer loans	92,100	304,106

Total loan portfolio	22,686,370	19,674,626

Total loan receivables	23,742,750	22,803,166
Allowance for loan losses	(832,483)	(838,848)

Net loan receivables	22,910,267	21,964,318
Accrued interest receivable	123,855	127,240
Amounts due from asset securitization	3,169,895	2,784,852
Premises and equipment, net	660,900	624,525
Goodwill	533,728	255,421
Intangible assets, net	201,177	66,623
Other assets	508,652	547,055

Total assets	$29,067,242	$26,943,923

Liabilities and Stockholder’s Equity
Deposits:
Interest bearing deposit accounts	$13,238,827	$15,966,826
Non-interest bearing deposit accounts	105,032	98,806

Total deposits	13,343,859	16,065,632
Short-term borrowings:
Short-term borrowings from Morgan Stanley	6,639,678	3,773,060
Term Federal Funds purchased	100,000	—

Total short-term borrowings	6,739,678	3,773,060
Long-term borrowings:
Long-term borrowings from Morgan Stanley	1,251,662	606,796
Other long-term debt and bank notes .	255,916	256,949

Total long-term borrowings	1,507,578	863,745
Accrued interest payable	135,464	181,917
Accrued expenses and other liabilities	1,565,891	1,459,120

Total liabilities	23,292,470	22,343,474
Commitments, contingencies and guarantees (Note 20)
Stockholder’s Equity
Common stock ($100 par value; 50,000 shares authorized; 1,000 shares issued and outstanding in 2006 and 2005)	100	100
Paid-in capital	2,636,265	2,123,324
Retained earnings	3,008,421	2,431,805
Accumulated other comprehensive income	129,986	45,220

Total stockholder’s equity	5,774,772	4,600,449

Total liabilities and stockholder’s equity	$29,067,242	$26,943,923

See Notes to Combined Financial Statements.

Discover Financial Services

Combined Statements of Income

	For the Years Ended November 30,
	2006	2005	2004
	(dollars in thousands)
Interest income:
Consumer loans	$2,262,395	$2,045,437	$1,804,610
Commercial loans	88	—	—
Federal Funds sold	16,055	17,771	3,902
Commercial paper	693	428	188
Investment securities	3,028	680	743
Deposits in other banks	42	30	2
Other interest income	176,225	110,465	50,059

Total interest income	2,458,526	2,174,811	1,859,504

Interest expense:
Deposits	670,326	611,283	514,943
Short-term borrowings:
Short-term borrowings from Morgan Stanley	182,739	93,958	59,248
Other short-term borrowings	10,981	13,527	17,383

Total short-term borrowings	193,720	107,485	76,631
Long-term borrowings:
Long-term borrowings from Morgan Stanley	62,341	48,876	52,303
Other long-term debt and bank notes	13,653	8,835	3,745

Total long-term borrowings	75,994	57,711	56,048

Total interest expense	940,040	776,479	647,622

Net interest income	1,518,486	1,398,332	1,211,882
Provision for loan losses	755,637	878,486	925,549

Net interest income after provision for loan losses	762,849	519,846	286,333
Other income:
Securitization income	2,338,405	1,608,928	1,921,151
Loan fee income	369,449	338,169	318,153
Discount and interchange revenue	365,986	618,158	764,926
Insurance	188,160	168,791	145,728
Merchant fees	109,230	72,871	45,884
Transaction processing revenue	94,472	86,903	—
Other income	73,237	43,217	52,544

Total other income	3,538,939	2,937,037	3,248,386

Other expense:
Employee compensation and benefits	933,196	869,635	758,912
Marketing and business development	603,556	586,801	575,032
Information processing and communications	387,595	353,054	342,154
Professional fees	367,769	292,966	261,818
Premises and equipment	92,278	91,032	83,513
Other	335,089	339,139	294,383

Total other expense	2,719,483	2,532,627	2,315,812

Income before income tax expense	1,582,305	924,256	1,218,907
Income tax expense	505,689	346,341	442,654

Net income	$1,076,616	$577,915	$776,253

See Notes to Combined Financial Statements.

Discover Financial Services

Combined Statements of Changes in Stockholder’s Equity

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Equity
	(dollars in thousands)
Balance at November 30, 2003	$100	$2,042,357	$1,719,294	$47,534	$3,809,285
Comprehensive income:
Net income	—	—	776,253	—	776,253
Foreign currency translation (accumulated amount of $88,972 at November 30, 2004)	—	—	—	41,580	41,580
Net unrealized gains on investment securities	—	—	—	240	240
Other comprehensive income	—	—	—	—	41,820
Comprehensive income	—	—	—	—	818,073
Capital contribution from Morgan Stanley	—	35,648	—	—	35,648
Cash dividends paid to Morgan Stanley	—	—	(637,000)	—	(637,000)
Other	—	—	(4,657)	—	(4,657)

Balance at November 30, 2004	100	2,078,005	1,853,890	89, 354	4,021,349
Comprehensive income:
Net income	—	—	577,915	—	577,915
Foreign currency translation (accumulated amount of $45,229 at November 30, 2005)	—	—	—	(43,743)	(43,743)
Net unrealized losses on investment securities	—	—	—	(154)	(154)
Other	—	—	—	(237)	(237)
Other comprehensive loss	—	—	—	—	(44,134)
Comprehensive income	—	—	—	—	533,781
Capital contribution from Morgan Stanley	—	42,133			42,133
Other	—	3,186	—	—	3,186

Balance at November 30, 2005	100	2,123,324	2,431,805	45,220	4,600,449
Comprehensive income:
Net income	—	—	1,076,616	—	1,076,616
Foreign currency translation (accumulated amount of $129,984 at November 30, 2006)	—	—	—	84,755	84,755
Net unrealized losses on investment securities	—	—	—	(25)	(25)
Other	—	—	—	36	36
Other comprehensive income	—	—	—	—	84,766
Comprehensive income	—	—	—	—	1,161,382
Capital contribution from Morgan Stanley	—	512,941	—	—	512,941
Cash dividends paid to Morgan Stanley	—	—	(500,000)	—	(500,000)

Balance at November 30, 2006	$100	$2,636,265	$3,008,421	$129,986	$5,774,772

See Notes to Combined Financial Statements.

Discover Financial Services

Combined Statements of Cash Flows

	For the Years Ended November 30,
	2006	2005	2004
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,076,616	$577,915	$776,253
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sale of mortgages and installment loans	(7,399)	(6,195)	(9,673)
Net principal disbursed on loans originated for sale	(207,659)	(115,901)	(202,832)
Proceeds from sale of loans originated for sale	213,545	124,739	245,592
Deferred income taxes	76,285	(43,608)	(25,367)
Depreciation and amortization on premises and equipment	113,169	112, 856	116,751
Other depreciation and amortization	109,629	101,455	76,379
Provision for loan losses	755,637	878,486	925,549
Amortization of deferred revenues	(26,150)	(28,998)	(31,951)
Changes in assets and liabilities:
(Decrease) increase in amounts due from asset securitizations	(377,273)	91,106	127,269
(Increase) decrease in other assets	(52,542)	(33,882)	106,548
Increase (decrease) in accrued expenses and other liabilities	46,929	(21,899)	(516,559)

Net cash provided by operating activities	1,720,787	1,636,074	1,587,959
Cash flows from investing activities
Net proceeds from (payments for):
Business and other acquisitions (net of cash received of $0 and $692, respectively)	(1,924,491)	(323,426)	—
Maturities of investment securities held-to-maturity	6,952	5,422	5,640
Purchases of investment securities held-to-maturity	(73,055)	(10,529)	(6,283)
Proceeds from securitization and sale of loans held for investment	8,949,961	7,324,055	3,714,735
Net principal disbursed on loans held for investment	(8,839,046)	(11,207,376)	(5,378,614)
Purchases of premises and equipment	(144,151)	(97,963)	(98,712)

Net cash used in investing activities	(2,023,830)	(4,309,817)	(1,763,234)
Cash flows from financing activities
Net increase (decrease) in short-term borrowings	3,258,908	(380,173)	(522,906)
Proceeds from issuance of long-term debt	638,691	—	340,879
Maturity of long-term debt and bank notes	(45,621)	(321,242)	(104,451)
Net (decrease) increase in deposits	(2,730,723)	3,127,611	645,012
Cash dividends paid to Morgan Stanley	(500,000)	—	(637,000)

Net cash provided by (used for) financing activities	621,255	2,426,196	(278,466)
Effect of exchange rate changes on cash and cash equivalents	663	(1,583)	3,496

Net increase (decrease) in cash and cash equivalents	318,875	(249,130)	(450,245)
Cash and cash equivalents, at beginning of year	555,482	804,612	1,254,857

Cash and cash equivalents, at end of year	$874,357	$555,482	$804,612

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for
Interest expense paid	$992,575	$710,748	$655,268

Income taxes, net of income tax refunds	$519,717	$437,158	$481,675

Non-cash transactions:
Capital contributions from Morgan Stanley	$512,941	$42,133	$35,648

Capitalized leases	$(1,153)	$4,203	$(4,337)

See Notes to Combined Financial Statements.

Discover Financial Services

Notes to Combined Financial Statements

1. Formation of the Company and Basis of Presentation

Distribution. On December 19, 2006, Morgan Stanley, a global financial services firm, announced that its Board of Directors had authorized the separation and distribution of its Discover segment (the “Company”) to the holders of Morgan Stanley common stock (the “Distribution”). Prior to the Distribution, the Discover segment comprises Discover Financial Services (formerly known as NOVUS Credit Services Inc.) (“DES”), a wholly-owned subsidiary of Morgan Stanley, as well as certain other subsidiaries and assets related to credit card operations in the United Kingdom (“U.K.”) to be contributed or sold to the Discover segment by Morgan Stanley pursuant to a separation and distribution agreement to be entered into between the companies. DFS is a Delaware Corporation whose principal subsidiaries include Discover Financial Services LLC, a Delaware limited liability company headquartered in Riverwoods, Illinois, and two Delaware state-chartered banks, Discover Bank and Bank of New Castle, both of which are regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Delaware State Bank Commissioner. Following the Distribution, Morgan Stanley and the Company will be independent, publicly-owned companies with separate boards of directors and management. The Distribution is subject to final approval by Morgan Stanley’s Board of Directors. The Distribution is expected to occur during the Company’s third fiscal quarter in 2007. Prior to the Distribution, a total of 50,000 shares of common stock of DFS was authorized with par value of $100 per share, and 1,000 shares were issued and outstanding. The Company expects to increase the number of shares and decrease the par value of its common stock to facilitate the Distribution.

Basis of Presentation. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the Company to make estimates and assumptions that affect reported amounts in the combined financial statements and related disclosures. These estimates are based on information available as of the date of the combined financial statements. The Company believes that the estimates used in the preparation of the combined financial statements are reasonable. Actual results could differ from those estimates.

The accompanying combined financial statements were prepared in connection with the Distribution. These combined financial statements reflect the historical combined results of operations, financial condition and cash flows of the Morgan Stanley subsidiaries that comprised its Discover segment (as described in the preceding section) for the periods presented. The combined statements of income reflect intercompany expense allocations made to the Discover segment by Morgan Stanley for certain corporate functions such as treasury, financial control, human resources, internal audit, legal, investor relations and various other functions historically provided by Morgan Stanley. Where possible, these allocations were made on a specific identification basis. Otherwise, such expenses were allocated by Morgan Stanley based on relative percentages of headcount or some other basis depending on the nature of the cost that was allocated. These historical cost allocations may not be indicative of costs the Company will incur to obtain these same services as an independent entity. See Note 26: Related Party Transactions for further information on expenses allocated by Morgan Stanley. Prior to the Distribution from Morgan Stanley, the Company will enter into certain transitional services agreements with Morgan Stanley and its subsidiaries to obtain certain corporate services for a period of up to eighteen months at prices negotiated between the two companies. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is reported for the historical periods presented in these combined financial statements.

These financial statements present the combined financial condition, results of operations and cash flows of the Company, which prior to the Distribution was under the common control and management of Morgan Stanley. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity during those periods. The combined financial statements presented do not reflect any changes that may occur in the financing and operations of the Company as a result of the Distribution. The Company is expected to have a capital structure different from the capital structure in the combined financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate, independent company. However, management believes that the combined financial statements include all adjustments necessary for a fair presentation of the business. All intercompany balances and transactions of the Company have been eliminated.

Principles of Consolidation. The combined financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. However, the Company did not have a controlling financial interest in any entity other than its wholly-owned subsidiaries in the periods presented in the accompanying combined financial statements. It is also the Company’s policy to consolidate any variable interest entity for which the Company is the primary beneficiary, as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (“FIN 46R”). However, the Company has determined that it was not the primary beneficiary of any variable interest entity in the periods presented in the accompanying combined financial statements. For investments in any entities in which the Company owns 50% or less of the outstanding voting stock but in which the Company has significant influence over operating and financial decisions, the Company applies the equity method of accounting. In cases where the Company’s investment is less than 20% and significant influence does not exist, such investments are carried at cost.

Whenever the Company securitizes credit card receivables, it does so using trusts that are considered to be qualifying special purpose entities (“QSPEs”) under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended (“Statement No. 140”). As QSPEs, these trusts are specifically exempted from the consolidation provisions of FIN 46R. Pursuant to the provisions of Statement No. 140 and FIN 46R, these QSPEs are not consolidated by or combined with the Company and are therefore excluded from the accompanying combined financial statements.

2. Description of Business

The Company is a leading credit card issuer and electronic payment services company. The Company’s business segments include U.S. Card, International Card and Third-Party Payments. The U.S. Card segment includes Discover Card-branded credit cards issued over the Discover Network and other consumer lending and deposit products offered through the Company’s Discover Bank subsidiary. The International Card segment includes credit cards and consumer lending products and services in the United Kingdom. The Third-Party Payments segment includes PULSE, an automated teller machine, debit and electronic funds transfer network and the Company’s third-party payments business. See Note 23: Segment Disclosures for additional information about the Company’s operating segments.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents. Cash and cash equivalents includes cash and due from banks, Federal Funds sold and commercial paper. Cash and due from banks is defined by the Company as cash on hand and on deposit with banks, including time deposits and other highly liquid investments with maturities of 90 days or less when purchased.

Investment Securities. Investment securities consist of U.S. Treasury obligations, mortgage-backed securities issued by government and government-sponsored agencies and state agency bonds, all of which have maturities of six months or more when purchased. Investment securities are classified based on management’s intent on the date of purchase. Investment securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. All other investment securities are classified as available-for-sale, as the Company does not hold investment securities for trading purposes. Investment securities available-for-sale are reported at fair value with unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income included in stockholder’s equity.

The amortized cost, for both held-to-maturity and available-for-sale securities, is adjusted for amortization of premiums and accretion of discounts. Such amortization or accretion is included in interest income. The Company evaluates its unrealized loss positions for impairment in accordance with FASB Staff Position No. 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. Realized gains and losses and other-than-temporary impairments related to investment securities are determined using the specific identification method and are reported in other income.

Retained Interests in Securitized Assets. The Company periodically transfers credit card loan receivables to asset securitization trusts. Securitized credit card loan receivables include outstanding principal, interest and fees. The Company’s securitization transactions are recognized as sales under Statement No. 140; accordingly, the Company removes securitized credit card receivables from its combined statements of financial condition. The Company may retain interests in the transferred financial assets in various forms including an undivided seller’s interest, accrued interest and fees on securitized credit card receivables (“accrued interest receivable”), cash collateral accounts, servicing rights and rights to certain excess cash flows remaining after payments to investors in the securitization trust of their contractual rate of return, the payment of servicing fees to the Company and reimbursement of credit card losses (“interest-only strip receivables”),

The Company includes its undivided seller’s interest within loan receivables in the combined statements of financial condition. A portion of the undivided seller’s interest will be reclassified as loans held for sale to the extent that new securitizations are expected to take place. Due to contractual requirements to hold minimum seller’s interest percentages under the securitization agreements, only a portion of the Company’s undivided seller’s interest can be classified as held for sale (also see Loans Held for Sale). The remaining retained interests are recorded on the combined statements of financial condition in amounts due from asset securitization at their estimated fair values. These other retained interests are accounted for as trading securities; accordingly, changes in the estimated fair values of these retained interests are recorded in securitization income. The Company does not recognize servicing assets or servicing liabilities for servicing rights since the servicing fee approximates just adequate compensation to the Company for performing the servicing.

Cash flows associated with the securitization of credit card receivables that were originated for investment are included in cash flows from investing activities. Cash flows related to credit card receivables transferred to the trust during the term of a securitization in order to maintain a constant level of investor interest in receivables are classified as operating cash flows, as those receivables are treated as being originated specifically for sale.

Loans Held for Sale. Loans held for sale includes the amount of credit card receivables necessary to support net new securitization transactions expected to take place in the next three months as well as mortgages that were originated with the intent to sell. Management believes its ability to reasonably forecast the amount of existing credit card receivables that should be reclassified as held for sale is limited to three months from the balance sheet date, as securitizations that occur beyond that point will involve a significant proportion of receivables that have not yet been originated, due to cardholder repayment behavior and the revolving nature of credit cards. In estimating the amount of credit card receivables that should be classified as held for sale, the Company considers its ability to access the securitization market given current market conditions, scheduled maturities of outstanding asset-backed securities, management’s targeted mix of funding sources used, and the relative availability of the Company’s other funding sources.

The amount of credit card receivables classified as held for sale is determined on a homogeneous portfolio basis, because the seller’s interest represents an undivided interest in each loan transferred to the securitization trust. In contrast, mortgages held for sale are classified on an individual loan basis since virtually all mortgages are sold shortly after origination. The Company includes its loans held for sale in loan receivables and carries these assets at the lower of aggregate cost or fair value. The par value of loans classified as held for sale in the combined statements of financial condition approximates their fair values as a result of the short-term nature of these assets. An allowance for loan losses does not apply to loans held for sale.

When credit card receivables that are classified as held for sale are securitized and beneficial interests are issued to third parties, loans held for sale is reduced, cash is received and amounts due from asset securitization is adjusted to reflect changes in the Company’s retained interests as applicable.

Loan Receivables. Loan receivables consist of credit card receivables and other loans and include loans classified as held for sale and loans classified as held for investment. Loans held for investment include credit card, commercial loans and other consumer loans. Credit card receivables include consumer credit card receivables and business credit card receivables. Business credit card receivables are presented in the combined financial statements and accompanying notes as commercial loans. Other consumer loans consist of mortgages and other consumer installment loans. Consumer and business credit card loan receivables are reported at their principal amounts outstanding and include uncollected billed interest and fees. Other consumer loans are reported at their principal amounts outstanding.

All new originations of credit card receivables (except for the amount of new receivables transferred to the trust during the term of a securitization to maintain a constant level of investor interest in receivables) are deemed to be held for investment at origination because management has the intent and ability to hold them for the foreseeable future. In determining the amount of loans held for investment, management makes judgments about the Company’s ability to fund these loans through means other than securitization, such as deposits and other borrowings, and considers the targeted mix of funding sources to be used. In determining what constitutes the foreseeable future, management considers the short average life and homogeneous nature of credit card receivables. In assessing whether loans can continue to be held for investment, management also considers capital levels and scheduled maturities of funding instruments used. Management believes that the assertion regarding its intent and ability to hold credit card loans for the foreseeable future can be made with a high degree of certainty given the maturity distribution of deposits and other on-balance sheet funding instruments, the historic ability to replace maturing deposits and other borrowings with new deposits or borrowings, and historic credit card payment activity. Due to the homogeneous nature of credit card receivables, loans are classified as held for investment on a portfolio basis. When a decision to securitize additional credit card receivables is made, to the extent necessary, loans held for investment will be reclassified as held for sale on a portfolio basis.

Cash flows associated with loans that are originated with the intent to sell are included in cash flows from operating activities. Cash flows associated with loans originated for investment are classified as investing cash flows, regardless of a subsequent change in intent.

Allowance for Loan Losses. The Company maintains an allowance for loan losses at a level that is adequate to absorb probable losses inherent in the loan portfolio. The allowance is evaluated quarterly for adequacy and is established through a charge to the provision for loan losses. Additions to the allowance are made through charges to the provision for loan losses and when reserves are acquired as part of business or portfolio acquisitions. Charge-offs are deducted from the allowance and subsequent recoveries increase the allowance.

The allowance for loan losses is applicable to the loan portfolio. In estimating net charge-offs inherent in the credit card loan portfolio, the Company uses an approach which utilizes a migration analysis of delinquent and current credit card receivables. A migration analysis is a technique used to estimate the likelihood that a loan receivable will progress through the various stages of delinquency to charge off. The migration analysis considers uncollectible principal, interest and fees reflected in loan receivables. In determining the proper level of the allowance for loan losses, management also considers factors that may impact loan loss experience, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties.

The allowance for loan losses is applicable only to the Company’s owned loan portfolio and does not consider losses inherent in securitized loans. Net charge-offs related to securitized loans are absorbed by the securitization trusts pursuant to the terms of documents governing the securitization transactions, and as such, are not included in the Company’s allowance for loan losses but are reflected in the valuation of the interest-only strip receivable.

Delinquent Loans. The entire balance of an account is contractually past due if the minimum payment is not received by the specified date on the cardmember’s billing statement. Delinquency is reported on loans that are 30 or more days past due.

Credit card loans are charged-off at the end of the month during which an account becomes 180 days past due, except in the case of cardmember bankruptcies, probate accounts and fraudulent transactions. Cardmember bankruptcies and probate accounts are charged-off at the end of the month 60 days following the receipt of notification of the bankruptcy or death, but not later than the 180-day time frame described above. The Company’s charge-off policies comply with guidelines established by the Federal Financial Institutions Examination Council (“FFIEC”).

Fraudulent transactions are included in loan receivables. The receivables are adjusted to their net realizable value upon receipt of notification of the alleged or potential fraud through a charge to other expense and are subsequently written off at the end of the month 90 days following notification, but not later than the contractual 180-day time frame.

The practice of re-aging an account also may affect credit card loan delinquencies and charge-offs. A re-age is intended to assist delinquent cardmembers who have experienced financial difficulties but who demonstrate both an ability and willingness to repay. Accounts meeting specific criteria are re-aged when the Company and the cardmember agree on a temporary repayment schedule that may include concessionary terms. With re-aging, the outstanding balance of a delinquent account is returned to a current status. Cardmembers may also qualify for a workout re-age when either a longer term or permanent hardship exists. The Company’s re-age practices comply with FFIEC guidelines.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation and amortization, which is computed using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over a period of 39 years. The costs of leasehold improvements are capitalized and depreciated over the lesser of the remaining term of the lease or the asset’s estimated useful life, typically ten years. Furniture and fixtures are depreciated over a period of five to ten years. Equipment is depreciated over three to ten years. Capitalized leases, consisting of computers and processing equipment, are depreciated over three and six years, respectively. Maintenance and repairs are immediately expensed, while the costs of improvements are capitalized.

Purchased software and capitalized costs related to internally developed software are amortized over their useful lives of three to five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). Pursuant to SOP 98-1, costs are expensed as incurred during the preliminary project stage and post implementation stage. Once the capitalization criteria of SOP 98-1 have been met, external direct costs incurred for materials and services used in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with the internal-use computer software project (to the extent those employees devoted time directly to the project); and interest costs incurred when developing computer software for internal use are capitalized. Amortization of capitalized costs begins when the software is ready for its intended use. Capitalized software is included in premises and equipment in the Company’s combined statements of financial condition. See Note 9: Premises and Equipment for further information about the Company’s premises and equipment.

Goodwill. Goodwill is recorded as part of the Company’s acquisitions of businesses when the purchase price exceeds the fair value of the net tangible and separately identifiable intangible assets acquired. The Company’s goodwill is not amortized, but rather is subject to an impairment test each year, or more often if conditions indicate impairment may have occurred, pursuant to Statement of Financial Accounting Standards No. 142,

Goodwill and Other Intangible Assets (“Statement No. 142”). There was no impairment write-down of the Company’s goodwill in the years ended November 30, 2006 and 2005. The Company did not have any goodwill at November 30, 2004

Intangible Assets. The Company’s amortizable intangible assets consist of acquired customer relationships and trade name intangibles. Acquired customer relationships include purchased credit cardholder relationships (“PCCRs”) and other customer relationships. All of the Company’s amortizable intangible assets are carried at net book value and are amortized over their estimated useful lives. The amortization periods approximate the periods over which the Company expects to generate future net cash inflows from the use of these assets. Accordingly, PCCRs and other customer relationships are amortized over a useful life of 15 years, and trade names are amortized over a useful life of 25 years. The Company’s policy is to amortize all intangibles in a manner that reflects the pattern in which the projected net cash inflows to the Company are expected to occur, as opposed to the straight-line basis. This method of amortization typically results in a greater portion of the intangible asset’s carrying value being amortized in the earlier years of the asset’s useful life.

All of the Company’s amortizable intangible assets, as well as other amortizable or depreciable long-lived assets such as premises and equipment, are subject to impairment testing in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement No. 144”) when events or conditions indicate that the assets may not be fully recoverable. A test for recoverability is done by comparing the asset’s carrying value to the sum of the undiscounted future net cash inflows expected to be generated from the use of the asset over its remaining useful life. In accordance with Statement No. 144, impairment exists if the sum of the undiscounted expected future net cash inflows is less than the carrying amount of the asset. Impairment would result in a write-down of the asset to its estimated fair value. The estimated fair values of these assets are based on the discounted present value of the stream of future net cash inflows expected to be derived over their remaining useful lives. If an impairment write-down is recorded, the remaining useful life of the asset will be evaluated to determine whether revision of the remaining amortization or depreciation period is appropriate. There was no impairment write-down of any of the Company’s intangible assets nor of any of the Company’s other amortizable or depreciable long-lived assets for the years ended November 30, 2006, 2005 and 2004. The Company did not have any intangible assets at November 30, 2004.

Securitization Income. In accordance with Statement No. 140, when a new loan securitization transaction occurs, the Company recognizes a gain on the transfer of the loan receivables, the amount of which depends in part on the previous carrying amount of the assets involved in the transfer, allocated between the assets transferred and the retained interests based upon their relative fair values at the date of the transfer. An interest-only strip receivable is recorded in the combined statements of financial condition and represents the contractual right to receive interest and certain other revenue less certain costs, including charge-offs on securitized loans and the interest paid to investors in the securitization transactions (“the excess spread”) from the trust over the estimated life of the securitized loan receivables. The interest-only strip receivable is recorded at its estimated fair value with subsequent changes in fair value recorded in securitization income. The Company estimates the fair value of the interest-only strip receivable based on the present value of expected future cash flows using management’s best estimate of the key assumptions, including forecasted interest yield, loan losses and payment rates, the interest rate paid to investors and a discount rate commensurate with the risks involved. The recognition of securitization income from the actual net excess cash flows accrued is offset in part by the revaluation of the interest-only strip receivable such that the interest-only strip receivable reflects only future excess cash flows. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-20, Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets (“EITF Issue No. 99-20”), the interest component of cash flows attributable to the Company’s retained interests is recorded in other interest income. Also included in securitization income is the annual servicing fee the Company receives based on a percentage of the investor interest outstanding. The Company does not recognize servicing assets or servicing liabilities for servicing rights since the servicing fee approximates just adequate compensation to the Company for performing the servicing. In addition, for securitization transactions completed on or after November 3, 2004, the Company, in accordance with governing securitization documents, allocates portions of discount and interchange revenue to new securitization transactions, which is also recognized as securitization income. Securitization transaction costs are deferred and amortized to securitization income over the life of the related transactions.

Loan Interest and Fee Income. Interest on loans is comprised largely of interest on credit card loans and is recognized based upon the amount of loans outstanding and their contractual interest rate. Interest on loans is included in loan receivables when billed to the cardmember. The Company accrues unbilled interest revenue on a monthly basis from a cardmember’s billing cycle date to the end of the month. The Company applies an estimate of the percentage of loans that will revolve in the next cycle in the estimation of the accrued unbilled portion of interest revenue that is included in accrued interest receivable on the combined statements of financial condition. The Company also applies the same estimate in the valuation of the accrued interest on securitized loans that is included in amounts due from asset securitization.

The Company recognizes fees (except annual fees and certain product fees) on loan receivables in earnings as fees are assessed. Annual fees and certain product fees are recognized in revenue ratably over the periods to which they relate. Loan fee income consists of fees on credit card loans and includes annual, late, overlimit, balance transfer, returned check, cash advance and other miscellaneous fees and is reflected net of waivers. These fees are included in loan receivables when billed to credit card loans and accrued interest receivable when billed to other consumer loans. Pursuant to EITF Issue No. 92-5, Amortization Period for Net Deferred Credit Card Origination Costs, direct loan origination costs on credit card loans are deferred and amortized to consumer or commercial loan interest income on a straight-line basis over a one-year period. As of November 30, 2006 and 2005, the remaining unamortized deferred costs related to these items were $29.4 million and $22.1 million, respectively, and are recorded in loan receivables.

The Company accrues interest and fees on loan receivables until the loans are paid or charged-off, except in instances of cardmember bankruptcy, death or fraud, where no further interest and fee accruals occur following notification. The Company may, in connection with collection activities, place a loan on non-accrual status. When loan receivables are charged-off, unpaid accrued interest and fees are reversed against the income line items in which they were originally recorded in the combined statements of income. The Company considers uncollectible interest and fee revenues in assessing the adequacy of the allowance for loan losses.

Discount and Interchange Revenue. The Company earns discount revenue from fees charged to merchants with whom the Company has entered into a direct card acceptance agreement for processing cardmember purchase transactions. The Company earns acquirer interchange revenue from merchant acquirers on all Discover Network card transactions made by cardholders at merchants with whom merchant acquirers have entered into card acceptance agreements for processing cardholder purchase transactions. Discount revenue is deducted from the payment to the merchant and recorded in discount and interchange revenue at the time the cardmember charge transaction is captured.

Issuer interchange is a fee paid to the card-issuing entity as compensation for risk and other operating costs. In the United Kingdom, where the Company issues MasterCard and Visa branded cards, the Company earns interchange revenue from that network. Such fees are set by MasterCard and Visa and are based on cardmember sales volumes. Issuer interchange revenue is recognized as earned and recorded in discount and interchange revenue.

The Company also pays issuer interchange to third-party card issuers that have entered into contractual arrangements to use the Company’s proprietary merchant network. This cost is contractually established and is based on the card issuing entity’s transaction volume. It is recorded at the time the cardholder charge transaction is captured. The Company earns discount revenue or acquirer interchange from these transactions, net of the issuer interchange cost paid to the card issuing entity.

Cardmember Rewards. The Company offers its cardmembers various reward programs, including the Cashback Bonus reward program, pursuant to which the Company pays certain cardmembers a reward equal to a percentage of their purchase amounts based on the type and volume of the cardmember’s purchases. The liability for cardmember rewards, which is included in accrued expenses and other liabilities on the combined statements of financial condition, is estimated on an individual cardmember basis and is accumulated as qualified cardmembers make progress toward earning the reward through their ongoing purchase activity. In determining the appropriate liability for cardmember rewards, the Company estimates forfeitures of rewards accumulated but not redeemed based on historical account closure and charge-off experience and actual cardmember purchase activity. In accordance with EITF Issue No. 00-22, Accounting for ‘Points’ and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future, the Company recognizes cardmember rewards cost as a reduction of discount and interchange revenue. For the years ended November 30, 2006, 2005 and 2004, rewards costs amounted to $767.2 million, $659.3 million and $549.9 million, respectively. At November 30, 2006 and 2005, the liability for cardmember rewards, adjusted for estimated forfeitures, was $811.9 million and $694.9 million, respectively.

Transaction Processing Revenue. Transaction processing revenue represents fees charged to financial institutions and merchants for processing automated teller machine, debit and point-of-sale transactions over the PULSE Network. Transaction processing revenue is recognized in the combined statements of income at the time the transaction is processed.

Insurance (Credit Fee Products). The Company earns revenue related to fees received for marketing credit related ancillary products including insurance, debt deferment/debt cancellation contracts and credit protection services to cardmembers. The amount of revenue recorded is based on the terms of insurance policies and contracts with third-party providers. The Company does not retain any significant underwriting loss exposure. The Company recognizes this income over the policy or contract period as earned.

Advertising Costs. The Company expenses advertising costs as incurred. Television advertising costs are expensed in the period in which the advertising is first aired. Advertising costs are recorded in marketing and business development.

Share-based Compensation. Certain employees of the Company have received share-based compensation under Morgan Stanley’s executive compensation programs. The cost associated with participation in these programs is allocated to the Company and reported in employee compensation and benefits expense. The Company’s compensation expense reflects the adoption by Morgan Stanley of the fair value method of accounting for share-based payments under Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“Statement No. 123R”) using the modified prospective approach as of December 1, 2004. Prior to the adoption of Statement No. 123R, Morgan Stanley had adopted the fair value method prospectively for awards granted on or after December 1, 2002, as permitted under the transition guidance of FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. For awards granted prior to December 1, 2002 (some of which remained unvested or unexercised in the periods presented in these financial statements), Morgan Stanley applied the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Additionally, based on interpretive guidance related to Statement No. 1238, in the first quarter of 2006, Morgan Stanley changed its accounting policy for expensing the cost of anticipated 2006 year-end share-based awards that were granted to retirement-eligible employees in the first quarter of 2007. Effective December 1, 2005, Morgan Stanley began accruing the estimated cost of these awards over the course of the current year rather than expensing the awards on the date of grant.

For Morgan Stanley share-based compensation awards issued prior to the adoption of Statement No. 123R, Morgan Stanley’s accounting policy for awards granted to retirement-eligible employees was to recognize compensation cost over the service period specified in the award terms. Morgan Stanley accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the

Company. For Morgan Stanley share-based compensation awards made to retirement-eligible employees of the Company during the year ended November 30, 2005, compensation expense reflected the recognition of compensation expense for such awards on the date of grant.

Income Taxes. The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Morgan Stanley and in returns filed by Morgan Stanley with certain state taxing jurisdictions. The Company’s income tax liability has been computed and presented in these statements as if it were a separate tax-paying entity in the periods presented. Federal and state taxes are remitted to Morgan Stanley pursuant to a tax sharing agreement between the companies.

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. See Note 18: Income Taxes for more information about the Company’s income taxes.

Financial Instruments Used for Asset and Liability Management. The Company enters into derivative financial instruments, specifically interest rate swaps, for non-trading purposes. The Company uses interest rate swaps to manage interest rate risk arising from interest hearing deposits. Through October 2006, derivative financial instruments were designated and qualified as fair value hedges in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“Statement No. 133”). Derivative contracts having positive net fair values at November 30, 2006 and 2005, inclusive of net accrued interest receipts or payments, are recorded in other assets. Derivative contracts with negative net fair values, inclusive of net accrued interest payments or receipts, are recorded in accrued expenses and other liabilities. With regard to such derivatives hedging interest bearing deposits, through October 2006, changes in both the fair value of the derivatives and the gains or losses on the hedged interest bearing deposits relating to the risk being hedged were recorded in interest expense and provided offset to one another. Ineffectiveness related to these fair value hedges, if any, was recorded in interest expense. To the extent that differences in notional amounts of the derivatives and hedged liabilities arose subsequent to the closing of the transactions, the hedge relationship was de-designated, with the change in the fair value of the derivatives recorded currently in other income. On November 1, 2006, the Company de-designated all of the derivatives which previously hedged interest bearing deposits and no longer accounts for them as fair value hedges. Beginning in November 2006, the basis adjustments to the fair value of the interest bearing deposits that arose from the previous hedge accounting are amortized to interest expense over the lives of the previously hedged interest bearing deposits using the effective yield method. Subsequent changes in the fair value of the interest rate swaps are recorded in other income.

For each interest rate swap agreement the Company entered into with the securitization trust to hedge a securitization transaction, the Company also entered into a mirror interest rate swap agreement with equal and offsetting terms. Net fair values of these agreements are recorded in other assets and accrued expenses and other liabilities, as applicable for positive and negative net fair values, respectively. Changes in the fair value of these interest rate agreements are recorded in earnings netting to an effect of zero as a result of the offsetting positions. See Note 22: Fair Value of Financial Instruments for further discussion concerning derivative financial instruments.

Accumulated Other Comprehensive Income. In accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (“Statement No. 130”), the Company records unrealized gains and losses on available-for-sale securities, certain pension adjustments and foreign currency translation adjustments in accumulated other comprehensive income on an after-tax basis. The Company presents accumulated other comprehensive income, net of tax, in its combined statements of changes in stockholder’s equity.

Translation of Foreign Currencies. The financial statements of the Company’s combined foreign subsidiaries have been translated into U.S. dollars in accordance with GAAP. Assets and liabilities have been translated using the exchange rate in effect at each year-end; income and expense amounts have been translated using the average exchange rate for the period in which the transactions occurred. The translation gains and losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income included in stockholder’s equity.

4. Recently Issued Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement No. 155”), which amends FASB Statement Nos. 133 and 140. Statement No. 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement No. 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Statement No. 155 is effective for the Company for all financial instruments acquired or issued on or after December 1, 2006. The adoption of Statement No. 155 did not have a material impact on the Company’s combined financial condition or results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140 (“Statement No. 156”). Statement No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. Statement No. 156 is effective for the Company as of December 1, 2006. The adoption of Statement No. 156 did not have a material impact on the Company’s combined financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company has not determined the potential impact of adopting FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Statement No. 157 is effective beginning an entity’s first fiscal year that begins after November 15, 2007, or upon early adoption of FASB Statement No. 159. Morgan Stanley early adopted FASB Statement No. 159 as of December 1, 2006, and, in effect adopted Statement No. 157 at the same time. Accordingly, the Company adopted Statement No. 157 on December 1, 2006. The adoption of Statement No. 157 did not have a material impact on the Company’s combined financial condition, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting. for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“Statement No. 158”). Statement No. 158 requires an employer to recognize the funded status of defined benefit pension and other postretirement benefit plans as an asset or liability. Statement No. 158 is effective for the Company as of November 30, 2007. Employees of the Company currently participate in Morgan Stanley’s pension and other postretirement plans. If Statement No. 158 were to be applied by Morgan Stanley as of November 30, 2006, based on a September 30, 2006 measurement date, the effect on Morgan Stanley’s consolidated statement of financial condition would be a pre-tax charge to its stockholder’s equity of $585 million. The allocable portion of that adjustment related to the Company would be a pre-tax charge to stockholder’s equity of approximately $56 million.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 permits the Company to adjust for the cumulative effect of errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not result in any adjustment to the Company’s combined financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“Statement No. 159”). Statement No. 159 permits entities to elect to measure certain assets and liabilities at fair value with changes in the fair values of those items (unrealized gains and losses) recognized in the statement of income for each reporting period. Under this Statement, fair value elections can be made on an instrument-by-instrument basis, are irrevocable, and can only be made upon specified election date events. In addition, new disclosure requirements apply with respect to instruments for which fair value measurement is elected. Morgan Stanley elected to early adopt Statement No. 159 as of December 1, 2006. The Company chose not to make any fair value elections with respect to any of its eligible assets or liabilities as permitted under the provisions of Statement No. 159.

5. Business and Other Acquisitions

Liverpool Victoria. On May 13, 2006 and August 1, 2006, the Company acquired certain credit card assets in the United Kingdom from financial services company Liverpool Victoria. The aggregate acquisition price was approximately $178.5 million, which was paid in cash during the year ended November 30, 2006. The Company recorded purchased credit cardholder relationships (“PCCRs”) of $7.1 million in connection with the acquisition. The acquisition of the Liverpool Victoria portfolios, included within the International Card segment, was not significant to the Company’s combined results of operations or cash flows for the year ended November 30, 2006.

Goldfish. On February 17, 2006, the Company acquired the Goldfish credit card business in the United Kingdom from Lloyds TSB Group Plc. Since the acquisition date, the results of operations and cash flows of Goldfish have been included in the Company’s combined results of operations and cash flows within the International Card segment. The acquisition price was approximately $1.7 billion, which was funded from excess capital and was paid in cash during February 2006. The Company recorded goodwill of $246.3 million, PCCRs of $53.2 million and trade name intangibles of $69.1 million in connection with the acquisition. The pro forma impact of the acquisition of Goldfish was not significant to the Company’s combined results of operations or cash flows for the year ended November 30, 2006.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the Goldfish acquisition (dollars in thousands):

At February 17, 2006(1)
Consumer loans	$1,304,074
Goodwill(2)	246,264
Amortizable intangible assets	122,294
Other assets	19,842

Total assets acquired	1,692,474
Total liabilities assumed	29,502

Net assets acquired	$1,662,972

(1)

The U.S. dollar amounts presented in the table above differ from amounts previously reported by Morgan Stanley. The amounts reported here reflect the foreign currency exchange rate as of the acquisition date rather than the quarter-end rate.

(2)	All of the goodwill acquired is expected to be deductible by the Company for income tax purposes.

PULSE. On January 12, 2005, the Company acquired PULSE EFT Association, a U.S.-based automated teller machine, debit and electronic funds transfer network currently serving banks, credit unions, and savings and other financial institutions. Since the acquisition date, the results of operations and cash flows of PULSE have been included in the Company’s combined results of operations and cash flows. PULSE is included within the Third-Party Payments segment. The acquisition price was $324.1 million, which was funded from excess capital and was paid in cash during the year ended November 30, 2005. The Company recorded goodwill of $255.4 million, other customer relationships of $69.4 million and trade name intangibles of $2.7 million in connection with the acquisition. The pro forma impact of the acquisition of PULSE was not significant to the Company’s combined results of operations or cash flows for the year ended November 30, 2005.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of the PULSE acquisition (dollars in thousands):

At January 12, 2005
Goodwill(1)	$255,421
Amortizable intangible assets	72,100
Other assets	54,797

Total assets acquired	382,318
Total liabilities assumed	58,200

Net assets acquired	$324,118

(1)	None of the goodwill acquired in the acquisition of PULSE is deductible by the Company for income tax purposes.

There were no acquisitions completed by the Company during the year ended November 30, 2004.

6. Investment Securities

The Company’s investment securities consist of the following (dollars in thousands):

	November 30,
	2006	2005
U.S. Treasury and other U.S. government agency obligations	$22,838	$11,065
States of the U.S. and political subdivisions	41,836	2,236
Other securities	19,737	3,418

Investment securities	$84,411	$16,719

The following table summarizes investment securities—held-to-maturity by type (dollars in thousands):

	Net Book Value	Unrealized Gains	Unrealized Losses	Fair Value
At November 30, 2006
Investment Securities—Held-to-Maturity
U.S. Treasury and other U.S. government agency obligations	$1,466	$—	$—	$1,466
State and political subdivisions of states	41,836	512	(462)	41,886
Mortgage-backed securities	21,372	144	(50)	21,466
Other debt securities	17,423	—	—	17,423

Total investment securities—held-to-maturity	$82,097	$656	$(512)	$82,241

At November 30, 2005
Investment Securities—Held-to-Maturity
U.S. Treasury and other U.S. government agency obligations	$1,225	$—	$—	$1,225
State and political subdivisions of states	2,236	—	—	2,236
Mortgage-backed securities	9,840	21	(117)	9,744
Other debt securities	1,056	—	—	1,056

Total investment securities—held-to-maturity	$14,357	$21	$(117)	$14,261

During the years ended November 30, 2006, 2005 and 2004, investment securities—held-to-maturity with state and political subdivisions of states incurred losses of $33 thousand, $3 thousand and $9 thousand (excluding any tax effects), respectively. These losses reflect the write-down of the bonds to net realizable value and are recorded in other income. There were no other impairment charges on held-to-maturity securities recorded in the years ended November 30, 2006, 2005 and 2004. At November 30, 2006, held-to-maturity securities with a net book value of $3.9 million were in a loss position for a period in excess of twelve months. At November 30, 2005, there were no held-to-maturity securities in a loss position in excess of twelve months. Management has determined that it has the intent and ability to hold these investments until maturity.

During the years ended November 30, 2006, 2005 and 2004, tax exempt income earned on investment securities of state and political subdivisions was $1.0 million, $33 thousand and $43 thousand, respectively. U.S. Treasury obligations held at the Federal Reserve Bank of Philadelphia at November 30, 2006, 2005 and 2004, of $1.5 million, $1.2 million and $ 1.4 million, respectively, were pledged securities to provide collateral for public deposits in excess of FDIC insurance limits.

Investment securities classified as available-for-sale consist of marketable equity securities, specifically stock, and are reported in the combined statements of financial condition at their fair values. Changes in the fair values are recognized in accumulated other comprehensive income. The following table summarizes investment securities available-for-sale (dollars in thousands):

	November 30,
	2006	2005	2004
Amortized cost	$2,000	$2,000	$2,000
Fair value	$2,314	$2,362	$2,603
Accumulated other comprehensive income, net of tax	$203	$228	$382
Dividend income (for the years ended November 30)	$180	$176	$163

Maturities and yields of investment securities at November 30, 2006 are provided in the tables below (dollars in thousands).

	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
Held-to-maturity—Book Values
U.S. Treasury and other U.S. government agency obligations	$1,466	$—	$—	$—	$1,466
State and political subdivisions of states	—	—	—	41,836	41,836
Mortgage-backed securities	—	—	—	21,372	21,372
Other debt securities	3,171	9,380	3,431	1,441	17,423

Total investment securities—held-to-maturity	4,637	9,380	3,431	64,649	82,097
Available-for-sale
Equity securities	2,314	—	—	—	2,314

Total investment securities	$6,951	$9,380	$3,431	$64,649	$84,411

Held-to-maturity—Fair Values
U.S. Treasury and other U.S. government agency obligations	$1,466	$—	$—	$—	$1,466
State and political subdivisions of states	—	—	—	41,886	41,886
Mortgage-backed securities	—	—	—	21,466	21,466
Other debt securities	3,171	9,380	3,431	1,441	17,423

Total investment securities—held-to-maturity	4,637	9,380	3,431	64,793	82,241
Available-for-sale
Equity securities	2,314	—	—	—	2,314

Total investment securities	$6,951	$9,380	$3,431	$64,793	$84,555

	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
Investment securities—held-to-maturity
U.S. Treasury and other U.S. government agency obligations	4.94%	—	—	—	4.94%
State and political subdivisions of states	—	—	—	4.73%	4.73%
Mortgage-backed securities	—	—	—	5.55%	5.55%
Other debt securities	6.79%	7.00%	6.68%	5.14%	6.74%
Total investment securities—held-to-maturity	6.21%	7.00%	6.68%	5.01%	5.38%
Investment securities—available-for-sale
Equity securities	7.78%	—	—	—	7.78%
Total investment securities	6.73%	7.00%	6.68%	5.01%	5.44%

The Company had no investment securities classified as trading during the years ended November 30, 2006 and 2005.

In 2005, the Company acquired investment securities held-to-maturity and available-for-sale of $6.8 million and $5.5 million, respectively, with the acquisition of the PULSE business. In that same year, the Company sold the investment securities at a net loss of $37 thousand. There were no other investment securities sold during the years ended November 30, 2006, 2005 and 2004.

7. Loan Receivables

Loan receivables consist of the following (dollars in thousands):

	November 30,
	2006	2005
Loans held for sale:
Domestic	$1,056,380	$2,437,060
International	—	691,480

Total loans held for sale	1,056,380	3,128,540
Loan portfolio:
Credit card
Domestic	19,582,675	18,000,766
International	2,952,506	1,369,754

Total credit card	22,535,181	19,370,520
Commercial loans
Domestic	59,089	—

Total commercial loans	59,089	—

Total credit card, including consumer and commercial	22,594,270	19,370,520
Other consumer loans
Domestic	92,100	173,480
International	—	130,626

Total other consumer loans	92,100	304,106

Total loan portfolio	22,686,370	19,674,626

Total loan receivables	23,742,750	22,803,166
Allowance for loan losses
Domestic	(703,917)	(795,722)
International	(128,566)	(43,126)

Total allowance for loan losses	(832,483)	(838,848)

Net loan receivables	$22,910,267	$21,964,318

The Company received net proceeds from loan sales, inclusive of net proceeds on credit card asset securitization transactions, of $9.1 billion, $7.4 billion and $4.0 billion in the years ended November 30, 2006, 2005 and 2004, respectively. For the years ended November 30, 2006, 2005 and 2004, proceeds from credit card asset securitizations were $8.7 billion, $7.2 billion and $3.7 billion, respectively; proceeds from other consumer loan sales were $0.4 billion, $0.2 billion and $0.3 billion, respectively. Other consumer loan sales were comprised of mortgage home loan sales, with the exception of $0.1 billion in installment loan sales during the year ended November 30, 2006.

Activity in the allowance for loan losses is as follows (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Balance at beginning of year	$838,848	$942,721	$1,001,656
Additions:
Provision for loan losses	755,637	878,486	925,549
Reserves acquired	55,499	—	—
Deductions:
Charge-offs	(1,001,430)	(1,144,356)	(1,119,739)
Recoveries	174,484	166,447	131,556

Net charge-offs	(826,946)	(977,909)	(988,183)
Translation adjustments and other	9,445	(4,450)	3,699

Balance at end of year	$832,483	$838,848	$942,721

Information regarding net charge-offs of interest and fee revenues on credit card loans is as follows (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Interest accrued subsequently charged off, net of recoveries (recorded as a reduction of interest income)	$195,695	$227,054	$233,243
Consumer fees accrued subsequently charged off, net of recoveries (recorded as a reduction to loan fee income)	$97,368	$121,791	$144,589

There was no charged-off interest or fees on commercial loans in any of the years presented.

Information regarding loan receivables that are over 90 days delinquent and accruing interest is as follows (dollars in thousands):

	November 30,
	2006	2005
Domestic	$244,669	$263,439
International	38,997	26,640

Total loans over 90 days delinquent and accruing interest	$283,666	$290,079

Information regarding loan receivables that are not accruing interest is as follows (dollars in thousands):

	November 30,
	2006	2005
Domestic	$110,486	$215,671
International(1)	143,435	57,428

Total loans not accruing interest	$253,921	$273,099

(1)	The increase in international loans not accruing interest in 2006 is due to the acquisition of Goldfish.

8. Credit Card Securitization Activities

The Company’s retained interests in credit card asset securitizations include undivided seller’s interests, accrued interest receivable on securitized credit card receivables, cash collateral accounts, servicing rights, the interest-only strip receivable and other retained interests. The undivided seller’s interests are reported in loan receivables. The Company’s undivided seller’s interests rank pari passu with investors’ interests in the securitization trusts. The remaining retained interests are subordinate to investors’ interests, and as such, may not be realized by the Company if needed to absorb deficiencies in cash flows that are allocated to the investors of the trusts. Accrued interest receivable and certain other subordinated retained interests are recorded in amounts due from asset securitization at amounts that approximate fair value. The Company receives annual servicing fees based on a percentage of the investor principal balance outstanding which are included in securitization income on the combined statements of income. The Company does not recognize servicing assets or servicing liabilities for servicing rights since the servicing fee approximates just adequate compensation to the Company for performing the servicing. The interest-only strip receivable and cash collateral accounts are recorded in amounts due from asset securitization and reflected at their estimated fair values. Changes in the fair value estimates are recorded in securitization income. At November 30, 2006, the Company had $12.7 billion of retained interests, including $9.4 billion of undivided seller’s interests in credit card asset securitizations. At November 30, 2005, the Company had $13.7 billion of retained interests, including $10.9 billion of undivided seller’s interest in credit card securitizations. The retained interests are subject to credit, payment and interest rate risks on the transferred credit card receivables. The investors and the securitization trusts have no recourse to the Company’s other assets for failure of cardmembers to pay when due.

The following table summarizes amounts due from asset securitizations (dollars in thousands):

	November 30,
	2006	2005
Cash collateral accounts	$1,816,003	$1,672,112
Accrued interest receivable	520,232	459,586
Interest-only strip receivable	337,752	182,926
Other subordinated retained interests	439,384	420,636
Other	56,524	49,592

Amounts due from asset securitization	$3,169,895	$2,784,852

During the years ended November 30, 2006, 2005 and 2004, the Company completed consumer credit card asset securitizations of $8.7 billion, $7.2 billion and $3.7 billion, respectively, and recognized a net revaluation of their subordinated retained interests, principally the interest-only strip receivable, of $159.4 million, ($78.5) million and ($8.0) million, respectively, in securitization income in the combined statements of income. Securitized consumer credit card loans outstanding at November 30, 2006 and 2005, were $26.7 billion and $24.4 billion, respectively.

Key economic assumptions used in measuring the interest-only strip receivable at the date of securitization that resulted from credit card securitizations completed were as follows:

	For the Years Ended November 30,
	2006	2005
Weighted average life (in months)	3.7 – 4.7	4.1 – 5.9
Payment rate (rate per month)	19.69% – 21.58%	18.52% – 21.14%
Principal charge-offs (rate per annum)	4.57% – 5.23%	5.60% – 6.00%
Discount rate (rate per annum)	11.00%	11.00% – 12.00%

Key economic assumptions and the sensitivity of the reported fair value of the interest-only strip receivable to immediate 10% and 20% adverse changes in those assumptions were as follows (dollars in millions):

	November 30,
	2006	2005
Interest-only receivable strip (carrying amount/fair value)	$338	$183
Weighted average life (in months)	4.4	4.3
Weighted average payment rate (rate per month)	21.44%	21.12%
Impact on fair value of 10% adverse change	$(27)	$(19)
Impact on fair value of 20% adverse change	$(50)	$(35)
Weighted average principal charge-offs (rate per annum)	4.48%	5.99%
Impact on fair value of 10% adverse change	$(39)	$(39)
Impact on fair value of 20% adverse change	$(78)	$(77)
Weighted average discount rate (rate per annum)	11.00%	11.00%
Impact on fair value of 10% adverse change	$(1)	$(1)
Impact on fair value of 20% adverse change	$(3)	$(2)

The sensitivity analysis in the table above is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the interest-only strip receivable is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower payments and increased charge-offs), which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

The table below summarizes certain cash flows received from the securitization master trusts (dollars in millions):

	For the Years Ended November 30,
	2006	2005	2004
Proceeds from new credit card securitizations	$8,727	$7,231	$3,710
Proceeds from collections reinvested in previous credit card securitizations	$60,947	$54,947	$61,583
Contractual servicing fees received	$536	$558	$596
Cash flows received from retained interests	$2,336	$2,291	$1,845

The table below presents quantitative information about delinquencies, net principal charge-offs and components of managed credit card loans, including securitized loans (dollars in millions):

	November 30, 2006		For the Year Ended November 30, 2006
	Loans Outstanding	Loans Delinquent	Average Loans	Net Principal Charge-offs
Managed credit card loans	$50,350	$1,763	$48,216	$1,967
Less: Securitized credit card loans	26,703	1,003	26,560	1,146

Owned credit card loans	$23,647	$760	$21,656	$821

	November 30, 2005		For the Year Ended November 30, 2005
	Loans Outstanding	Loans Delinquent	Average Loans	Net Principal Charge-offs
Managed credit card loans	$46,936	$1,867	$47,330	$2,476
Less: Securitized credit card loans	24,440	1,036	27,399	1,512

Owned credit card loans	$22,496	$831	$19,931	$964

9. Premises and Equipment

A summary of premises and equipment is as follows (dollars in thousands):

	November 30,
	2006	2005
Land	$44,531	$44,370
Buildings and improvements	525,900	514,592
Capitalized equipment leases	7,924	9,774
Furniture, fixtures and equipment	411,178	422,445
Software	275,441	178,148

Premises and equipment	1,264,974	1,169,329
Less: Accumulated depreciation	(454,425)	(420,035)
Less: Accumulated amortization of software	(149,649)	(124,769)

Premises and equipment, net	$660,900	$624,525

Depreciation expense, including amortization of assets recorded under capital leases, was $87.0 million, $90.3 million and $92.7 million for the years ended November 30, 2006, 2005 and 2004, respectively. Amortization expense on capitalized software was $26.2 million, $22.6 million and $24.1 million for the years ended November 30, 2006, 2005 and 2004, respectively.

The Company has premises and equipment located in the United Kingdom with net book values of $67.8 million and $30.2 million at November 30, 2006 and 2005, respectively. The Company’s remaining premises and equipment are located in the United States.

10. Goodwill

Goodwill was recognized by the Company upon its acquisitions of both PULSE and Goldfish. See Note 5: Business and Other Acquisitions for further detail on the recognition of goodwill as part of those acquisitions.

The following table presents changes to goodwill by segment (dollars in thousands):

	U.S. Card	International Card	Third-Party Payments	Total
December 1, 2004	$—	$—	$—	$—
Acquisitions	—	—	255,421	255,421

November 30, 2005	$—	$—	$255,421	$255,421
Acquisitions	—	246,264	—	246,264
Translation adjustments	—	32,043	—	32,043

November 30, 2006	$—	$278,307	$255,421	$533,728

11. Other Intangible Assets

The Company’s amortizable intangible assets consist primarily of acquired customer relationships and trade name intangibles recognized in the acquisitions of PULSE in January 2005 and the Goldfish credit card business in February 2006. Acquired customer relationships consist of PCCRs and other acquired customer relationships. PCCRs consist of the cardholder relationships acquired as part of the acquisitions of the Goldfish business and the Liverpool Victoria portfolios. Other acquired customer relationships consist of those relationships in existence between PULSE and the numerous financial institutions that participate in its network, as valued at the date of the Company’s acquisition of PULSE. See Note 5: Business and Other Acquisitions for further details on the recognition of other intangible assets as part of those acquisitions.

The following table summarizes the Company’s other intangible assets (dollars in thousands):

	November 30, 2006			November 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$136,937	$13,851	$123,086	$69,400	$5,382	$64,018
Trade names	80,748	2,657	78,091	2,700	95	2,605

Intangible assets	$217,685	$16,508	$201,177	$72,100	$5,477	$66,623

Amortization expense related to the Company’s intangible assets was $11.0 million and $5.5 million for the years ended November 30, 2006 and 2005, respectively. The Company did not have any amortizable intangibles at November 30, 2004. Changes in foreign currency exchange rates increased the value of other intangible assets related to the Company’s U.K. business by approximately $16.2 million during the year ended November 30, 2006. The Company did not have any non-U.S. intangible assets at November 30, 2005.

The following table presents expected intangible asset amortization expense for the next five years based on intangible assets at November 30, 2006 (dollars in thousands):

Year	Amount
2007	$14,045
2008	$14,793
2009	$15,000
2010	$13,895
2011	$13,793

12. Deposits

The Company’s deposits consist of brokered and direct certificates of deposits, money market deposit accounts, and, to a lesser degree, deposits payable upon demand. All interest bearing deposit accounts are derived from the domestic operations. A summary of interest bearing deposit accounts is as follows (dollars in thousands):

	November 30,
	2006	2005
Certificates of deposit in amounts less than $100,000	$911,592	$1,138,199
Certificates of deposit in amounts of $100,000 or greater	9,393,755	14,033,299
Savings deposits, including money market deposit accounts	2,933,480	795,328

Total interest bearing deposits	$13,238,827	$15,966,826

Average annual interest rate	4.68%	4.34%

Money market deposit accounts include amounts obtained through the Bank Deposit Program operated by Morgan Stanley. At November 30, 2006, deposits generated through the Bank Deposit Program were $1.9 billion. See Note 26: Related Party Transactions for further information on this arrangement.

At November 30, 2006 and 2005, non-interest bearing deposit accounts included $28.7 million and $16.2 million, respectively, derived from the Company’s U.K. operations.

At November 30, 2006, certificates of deposit maturing over the next five years and thereafter were as follows (dollars in thousands):

Year	Amount
2007	$6,462,375
2008	$1,416,781
2009	$649,646
2010	$702,816
2011	$135,762
Thereafter	$937,967

13. Short-Term Borrowings

Borrowings from Morgan Stanley. Short-term borrowings from Morgan Stanley consist of notes payable to Morgan Stanley and Federal Funds purchased from Morgan Stanley Bank, an FDIC-regulated banking subsidiary of Morgan Stanley, with original maturities less than one year. The following table identifies the balances and weighted average interest rates on short-term borrowings outstanding from Morgan Stanley at year-end (dollars in thousands):

	November 30, 2006		November 30, 2005
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Overnight Federal Funds purchased	$3,000,000	5.31%	$—	—%
Notes payable to Morgan Stanley
Domestic	1,811,124	5.46%	1,845,910	4.20%
International	1,828,554	5.25%	1,927,150	4.81%

Short-term borrowings from Morgan Stanley	$6,639,678	5.34%	$3,773,060	4.51%

Short-term notes payable to Morgan Stanley have interest rates with spreads tied to a daily index, such as the effective Federal Funds rate or the London Interbank Offered Rate (“LIBOR”). At November 30, 2006, the Federal Funds rate was 5.31% and LIBOR was 5.13%. The amounts represent various short-term funding arrangements the Company has with Morgan Stanley that are payable upon demand. In 2006, 2005 and 2004, interest expense on domestic short-term notes payable to Morgan Stanley was $83.6 million, $49.2 million and $17.7 million, respectively. In 2006, 2005 and 2004, interest expense on international short-term notes payable to Morgan Stanley was $76.3 million, $44.8 million and $41.5 million, respectively.

At November 30, 2006, overnight Federal Funds purchased from Morgan Stanley Bank have maturities of one day from the transaction date. Interest expense recorded during 2006 on overnight and term Federal Funds purchased from Morgan Stanley was $14.2 million and $8.6 million, respectively. There were no Federal Funds purchased from Morgan Stanley Bank in 2005 or 2004.

The Company intends to settle these short-term debt obligations prior to the Distribution from Morgan Stanley. See Note 26: Related Party Transactions for further disclosure concerning transactions with Morgan Stanley.

Borrowings with external parties. Short-term borrowings with external parties consist of term Federal Funds purchased with original maturities less than one year. The following table identifies the balances and weighted average interest rates on short-term borrowings outstanding with external parties at year-end (dollars in thousands):

	November 30, 2006		November 30, 2005
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Term Federal Funds purchased	$100,000	5.35%	$—	—%

Term Federal Funds with external parties at November 30, 2006 had a remaining maturity of 169 days. There were no term Federal Funds outstanding at November 30, 2005. For the years ended November 30, 2006, 2005 and 2004, interest expense on overnight Federal Funds with external parties was $1.0 million, $0.2 million and $0.4 million, respectively. Interest expense on term Federal Funds with external parties was $10.0 million. $13.3 million and $17.0 million, respectively.

14. Long-Term Borrowings

Borrowings from Morgan Stanley. Long-term borrowings from Morgan Stanley consist of notes payable to Morgan Stanley with original maturities ranging from two to twenty years. The following table provides a summary of the Company’s long-term borrowings from Morgan Stanley (dollars in thousands):

	November 30,
	2006	2005
Domestic unsecured debt, with a weighted average annual interest rate of 6.18% and 6.28%, respectively	$563,579	$563,579
International unsecured debt, with a weighted average annual interest rate of 4.77% and 4.82%, respectively	688,083	43,217

Total long-term debt from Morgan Stanley	$1,251,662	$606,796

At November 30, 2006 and 2005, long-term notes payable to Morgan Stanley had remaining maturities of one to sixteen years. Interest on the notes is assessed monthly and paid in the following month. For the years ended November 30, 2006, 2005 and 2004, interest expense incurred on these notes payable to Morgan Stanley was $62.3 million, $48.9 million and $52.3 million, respectively. The Company intends to settle these debt obligations prior to the Distribution from Morgan Stanley. See Note 26: Related Party Transactions for further information.

Other long-term debt and bank notes. Other long-term debt and bank notes consist of borrowings and capital leases having original maturities of one year or more. The following table provides a summary of the Company’s other long-term debt and bank notes (dollars in thousands):

	November 30,
	2006	2005
Bank notes, with a weighted average interest rate of 5.30% and 3.42%, respectively	$249,737	$249,616
Capital lease obligations, with a weighted average interest rate of 6.28% and 7.00%, respectively	6,179	7,333

Total other long-term debt and bank notes	$255,916	$256,949

Bank notes are issued from the Global Bank Note Program established by Discover Bank with an issuing capacity of $5 billion. As such, they represent direct, unconditional, unsecured obligations of Discover Bank and are not subordinated to any other obligations of Discover Bank or the Company. At November 30, 2006 and 2005, there were $250 million (par value) of floating-rate bank notes outstanding. Interest on the notes is paid quarterly and is assessed at 15 basis points over the three-month LIBOR, which was 5.37% at November 30. 2006. The Company paid $613 thousand in brokerage commissions to Morgan Stanley & Co. Incorporated, a subsidiary of Morgan Stanley, for the sale of these bank notes in 2004. These commissions are amortized to interest expense over the life of the notes. Unamortized commissions totaled $269 thousand and $391 thousand at November 30, 2006 and 2005, respectively.

The Company’s capital leases cover computers and processing equipment and are classified as direct finance leasing. See Note 9: Premises and Equipment and Note 20: Commitments, Contingencies and Guarantees to the combined statements of financial condition for further capital lease disclosures.

Maturities. Long-term borrowings had the following maturities at November 30, 2006 (dollars in thousands):

Amount
Due in 2007	$1,227
Due in 2008	689,389
Due in 2009	251,128
Due in 2010	1,480
Due in 2011	775
Thereafter	563,579

Total	$1,507,578

15. Employee Compensation Plans

Certain employees of the Company have received share-based compensation under Morgan Stanley’s executive compensation programs. Expense allocations to the Company from Morgan Stanley reflect the adoption by Morgan Stanley of the fair value method of accounting for share-based payments under Statement No. 123R using the modified prospective approach as of December 1, 2004.

Statement No. 123R requires measurement of compensation cost for share-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. There was no material impact from adopting Statement No. 123R on the Company’s income before income tax expense and net income. The fair value of Morgan Stanley-related restricted stock units is determined based on the number of units granted and the grant date fair value of Morgan Stanley common stock. The fair value of Morgan Stanley-related stock options is determined using the Black-Scholes valuation model.

The components of share-based compensation expense (net of cancellations) related to Company employees allocated to the Company and included in employee compensation and benefits expense are presented below (dollars in thousands):

	For the Years Ended November 30,
	2006(1)	2005	2004
Deferred stock	$27,729	$12,112	$3,866
Stock options	2,873	3,076	3,856
Employee Stock Purchase Plan	716	714	680
Employee Stock Ownership Plan	—	—	25

Total	$31,318	$15,902	$8,427

(1)	Includes $7.1 million of accrued share-based compensation expense for Morgan Stanley equity awards granted to the Company’s retirement-eligible employees in December 2006.

The tax benefits for share-based compensation expense related to deferred stock and stock options granted to Company employees were $10.5 million, $5.3 million and $2.6 million for the years ended November 30, 2006, 2005 and 2004, respectively.

At November 30, 2006, approximately $15.0 million of compensation cost related to Morgan Stanley-related unvested share-based awards granted to the Company’s employees had not yet been recognized (excluding awards granted in December 2006 to non-retirement eligible employees, which will begin to be amortized in 2007). The unrecognized compensation cost as of November 30, 2006 will be recognized primarily in 2007 and 2008.

Deferred Stock Awards. Certain Company employees have been granted deferred stock awards pursuant to several Morgan Stanley share-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of restricted common stock or the right to receive unrestricted shares of common stock in the future (“restricted stock units”). Awards under these plans are generally subject to vesting over time and to restrictions on sale, transfer or assignment until the end of a specified period, generally five years from date of grant. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. All or a portion of a vested award also may be canceled in certain limited situations, including termination for cause during the restriction period.

The following table sets forth activity concerning Morgan Stanley vested and unvested restricted stock units applicable to the Company’s employees (share data in thousands):

For the Year Ended November 30, 2006	Number of Shares	Weighted Average Price
Restricted stock units at beginning of year	1,012	$48.09
Granted	414	$56.92
Conversions to common stock	(135)	$56.03
Canceled	(7)	$53.30

Restricted stock units at end of year	1,284	$50.04

The weighted average prices for Morgan Stanley restricted stock units granted to the Company’s employees during 2005 and 2004 were $54.99 and $50.73, respectively.

The total fair values of restricted stock units held by the Company’s employees converted to Morgan Stanley common stock during the years ended November 30, 2006, 2005 and 2004 were $8.5 million, $4.3 million and $5.6 million, respectively.

The following table sets forth activity concerning Morgan Stanley unvested restricted stock units related to the Company’s employees (share data in thousands):

For the Year Ended November 30, 2006	Number of Shares	Weighted Average Grant Date Fair Value
Unvested restricted stock units at beginning of period	605	$53.18
Granted	414	$56.92
Vested	(265)	$55.92
Canceled	(7)	$53.30

Unvested restricted stock units at end of period(1)	747	$54.28

(1)	Unvested restricted stock units represent awards where recipients have yet to satisfy either the explicit vesting terms or retirement-eligibility requirements.

Stock Option Awards. Certain Company employees have been granted stock option awards pursuant to several Morgan Stanley share-based compensation plans. The costs associated with the participation in the plans are allocated to the Company and are included in employee compensation and benefits expense. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of stock options generally having an exercise price not less than the fair value of Morgan Stanley common stock on the date of grant. Such stock option awards generally become exercisable over a one- to five-year period and expire 10 years from the date of grant, subject to accelerated expiration upon termination of employment. Stock option awards have vesting, restriction and cancellation provisions that are similar to those in the deferred stock awards.

The weighted average fair values of Morgan Stanley stock options related to the Company’s employees granted during the years ended November 30, 2006, 2005 and 2004 were $18.43, $14.07 and $15.15, respectively, utilizing the following weighted average assumptions:

	For the Years Ended November 30,
	2006	2005	2004
Risk-free interest rate	4.6%	3.6%	3.2%
Expected option life in years	4.4	4.3	4.8
Expected stock price volatility	34.7%	33.9%	35.2%
Expected dividend yield	1.7%	2.0%	1.9%

The expected option life of stock options and the expected dividend yield of stock have been determined based upon Morgan Stanley’s historical experience. The expected stock price volatility has been determined based upon Morgan Stanley’s historical stock price data over a time period similar to the expected option life. These assumptions are not necessarily indicative of future assumptions or experience.

The following table sets forth activity concerning Morgan Stanley stock options granted to the Company’s employees for the year ended November 30, 2006 (option and dollar values in thousands, except exercise price):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregated Intrinsic Value
Options outstanding at beginning of year	2,656	$45.66
Granted	30	$64.25
Exercised	(521)	$32.76
Canceled	(12)	$62.45

Options outstanding at end of year	2,153	$48.96	4.5	$59,207

Options exercisable at end of year	1,761	$47.87	3.9	$50,467

The total intrinsic values of Morgan Stanley stock options exercised by the Company’s employees during the years ended November 30, 2006, 2005 and 2004 were $18.5 million, $24.7 million and $14.3 million, respectively.

Employee Stock Purchase Plan. Morgan Stanley’s Employee Stock Purchase Plan (the “ESPP”) allows employees of the Company to purchase shares of Morgan Stanley common stock at a 15% discount from market value. The Company expenses the 15% discount associated with the ESPP.

Morgan Stanley/Discover 401(k) and Profit Sharing Awards. Eligible U.S. employees of the Company receive 401(k) matching contributions which are invested in Morgan Stanley common stock. Morgan Stanley also provides discretionary profit sharing to certain employees of the Company. The pre-tax expense associated with the 401(k) match and profit sharing related to the Company’s employees for the years ended November 30, 2006, 2005 and 2004 was $14.8 million, $14.6 million and $12.0 million, respectively.

16. Employee Benefit Plans

The Company participates in defined benefit pension and other postretirement plans sponsored by Morgan Stanley for eligible U.S. employees. A supplementary pension plan covering certain executives is directly sponsored by the Company. The Company also participates in a separate defined contribution pension plan maintained by Morgan Stanley that covers substantially all of its non-U.S. employees. The following discussion summarizes these plans.

Defined Benefit Pension and Other Postretirement Plans. Substantially all of the U.S. employees of the Company are covered by a non-contributory pension plan that is qualified under Section 40I (a) of the Internal Revenue Code (the “Qualified Plan”). An unfunded supplementary plan (the “Supplemental Plan”) covers certain executives. These pension plans generally provide pension benefits that are based on each employee’s years of credited service and on compensation levels specified in the plans. For the Qualified Plan, the Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”). Liabilities for benefits payable under the Supplemental Plan are accrued by the Company and are funded when paid to the beneficiaries.

The Company also participates in an unfunded postretirement benefit plan that provides medical and life insurance for eligible U.S. retirees and their dependents.

The Company uses a measurement date of September 30 to calculate obligations under its pension and postretirement plans.

Historically, the Company’s portion of pension and postretirement obligations and expense has been calculated using separate actuarial valuations based on the Company’s specific demographic data and separately tracked plan assets. Unrecognized gains/losses and unrecognized prior service costs (plan amendments) have been calculated and tracked separately as well based on the Company’s experience.

The following tables present information for the Company’s pension and postretirement plans on an aggregate basis:

Net Periodic Benefit Expense. Net periodic benefit expense allocated to the Company included the following components (dollars in thousands):

	Pension			Postretirement
	For the Years Ended November 30,			For the Years Ended November 30,
	2006	2005	2004	2006	2005	2004
Service cost, benefits earned during the period	$20,093	$18,642	$18,409	$1,441	$1,134	$1,324
Interest cost on projected benefit obligation	18,340	16,734	16,510	1,437	1,433	1,338
Expected return on plan assets	(20,648)	(19,363)	(20,574)	—	—	—
Net amortization	4,082	2,797	618	(374)	(378)	(424)
Net settlements and curtailments	—	—	327	—	—	—

Net periodic benefit expense	$21,867	$18,180	$15,290	$2,504	$2,189	$2,238

Benefit Obligations and Funded Status. The following table provides a reconciliation of the changes in the benefit obligation and fair value of plan assets as well as a summary of the Company’s funded status (dollars in thousands):

	Pension		Postretirement
	For the Years Ended November 30,
	2006	2005	2006	2005
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$325,058	$283,349	$25,731	$24,411
Service cost	20,093	18,642	1,441	1,134
Interest cost	18,340	16,734	1,437	1,433
Actuarial (gain) loss	(13,400)	17,507	(4,711)	223
Benefits paid	(12,606)	(11,174)	(1,294)	(1,470)

Benefit obligation at end of year	$337,485	$325,058	$22,604	$25,731

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$323,961	$276,851	$—	$—
Actual return on plan assets	19,923	30,189	—	—
Employer contributions	9,239	28,095	1,294	1,470
Benefits paid	(12,606)	(11,174)	(1,294)	(1,470)

Fair value of plan assets at end of year	$340,517	$323,961	$—	$—

Funded and unfunded status:
Funded status	$3,032	$(1,097)	$(22,604)	$(25,731)
Amount contributed to plan after measurement date	21	—	—	—
Unrecognized transition obligation	—	12	—	—
Unrecognized prior-service credit	(49,348)	(54,577)	(971)	(1,445)
Unrecognized loss	106,249	128,223	57	4,868

Net amount recognized	$59,954	$72,561	$(23,518)	$(22,308)

Amounts recognized in the combined statements of financial condition consist of:
Prepaid benefit cost	$60,665	$73,202	$—	$—
Accrued benefit liability	(977)	(966)	(23,518)	(22,308)
Intangible asset	—	12	—	—
Accumulated other comprehensive income	266	313	—	—

Net amount recognized	$59,954	$72,561	$(23,518)	$(22,308)

The accumulated benefit obligation for all defined benefit pension plans was $315.1 million and $305.9 million at November 30, 2006 and 2005, respectively.

The following table contains information for pension plans with projected benefit obligations in excess of the fair value of plan assets (dollars in thousands):

	November 30,
	2006	2005
Projected benefit obligation	$1,001	$325,058
Fair value of plan assets	$—	$323,961

The following table contains information for pension plans with accumulated benefit obligations in excess of the fair value of plan assets (dollars in thousands):

	November 30,
	2006	2005
Accumulated benefit obligation	$998	$966
Fair value of plan assets	$—	$—

In accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, the Company has recognized additional minimum pension liability of $0.3 million at November 30, 2006 and $0.3 million at November 30, 2005 for defined benefit pension plans whose accumulated benefit obligations exceeded plan assets. The Company recorded $0 million and $0.3 million ($0.2 million, net of income taxes) as a reduction of accumulated other comprehensive income for the years ended November 30, 2006 and 2005, respectively.

Assumptions. The following table presents the assumptions used to determine benefit obligations:

	Pension		Postretirement
	For the Years Ended November 30,
	2006	2005	2006	2005
Discount rate	5.97%	5.75%	5.97%	5.75%
Rate of future compensation increases	4.10%	4.16%	—	—

The following table presents the assumptions used to determine net periodic benefit costs:

	Pension			Postretirement
	For the Years Ended November 30,
	2006	2005	2004	2006	2005	2004
Discount rate	5.75%	6.05%	6.20%	5.75%	6.05%	6.20%
Expected long-term rate of return on plan assets	6.75%	7.00%	7.25%	—	—	—
Rate of future compensation increases	4.16%	4.30%	4.50%	—	—	—

The expected long-term rate of return on assets represents Morgan Stanley’s best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. For plans where there is no established target asset allocation, actual asset allocations were used. The expected long-term return on assets is a long-term assumption that generally is expected to remain the same from one year to the next but is adjusted when there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions.

The following table presents assumed health care cost trend rates used to determine the postretirement benefit obligations:

	For the Years Ended November 30,
	2006	2005
Health care cost trend rate assumed for next year:
Medical	9.00% – 9.33%	9.67% – 10.06%
Prescription	12.33%	13.56%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012

Assumed health care cost trend rates can have a significant effect on the amounts reported for the Company’s postretirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects (dollars in thousands):

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$21	$(28)
Effect on postretirement benefit obligation	$200	$(291)

Qualified Plan Assets. The asset allocation for the Qualified Plan at November 30, 2006 and November 30, 2005 and the targeted asset allocation for 2007 by asset class is as follows:

	For the Years Ended November 30,
	2007 Target	2006	2005
Equity securities	45.0%	44.4%	47.0%
Fixed income securities	55.0%	51.4%	43.2%
Other—primarily cash	—	4.2%	9.8%

Total	100.0%	100.0%	100.0%

The Qualified Plan assets include Morgan Stanley funds that are managed by Morgan Stanley.

Qualified Pension Plan Asset Allocation. Morgan Stanley, in consultation with its independent investment consultants and actuaries, determined the asset allocation targets for the Qualified Plan based on its assessment of business and financial conditions, demographic and actuarial data, funding characteristics and related risk factors. Other relevant factors, including industry practices and long-term historical and prospective capital market returns were considered as well.

The Qualified Plan return objectives provide long-term measures for monitoring the investment performance against growth in the pension obligations. The overall allocation is expected to help protect the plan’s funded status while generating sufficiently stable real returns (net of inflation) to help cover current and future benefit payments. Total Qualified Plan portfolio performance is assessed by comparing actual returns with relevant benchmarks, such as the S&P 500 Index, the Russell 2000 Index, the MSCI EAFE Index and, in the case of the fixed income portfolio, the Qualified Plan’s liability profile.

Both the equity and fixed income portions of the asset allocation use a combination of active and passive investment strategies and different investment styles. The fixed income asset allocation consists of longer duration fixed income securities in order to help reduce plan exposure to interest rate variation and to better correlate assets with obligations. The longer duration fixed income allocation is expected to help stabilize plan contributions over the long run.

The asset mix of the Qualified Plan is reviewed by the Morgan Stanley Retirement Plan Investment Committee on a regular basis. When asset class exposure reaches a minimum or maximum level, an asset allocation review process is initiated and the portfolio is automatically rebalanced back to target allocation levels, unless the Investment Committee determines otherwise.

The Investment Committee has determined to allocate no more than 10% of the Qualified Plan assets to “alternative” asset classes that provide attractive diversification benefits, absolute return enhancement and/or other potential benefit to the plan. Allocations to alternative asset classes will be made based upon an evaluation of particular attributes and relevant considerations of each asset class.

Derivative instruments are permitted in the Qualified Plan’s portfolio only to the extent that they comply with all of the plan’s policy guidelines and are consistent with the plan’s risk and return objectives. In addition, any investment in derivatives must meet the following conditions:

•

Derivatives may be used only if the vehicle is deemed by the investment manager to be more attractive than a similar direct investment in the underlying cash market; or if the vehicle is being used to manage risk of the portfolio.

•	Under no circumstances may derivatives be used in a speculative manner or to leverage the portfolio.

•

Derivatives may not be used as short-term trading vehicles. The investment philosophy of the Qualified Plan is that investment activity is undertaken for long-term investment, rather than short-term trading.

•

Derivatives may only be used in the management of the Qualified Plan’s portfolio when their possible effects can be quantified, shown to enhance the risk-return profile of the portfolio and reported in a meaningful and understandable manner.

As a fundamental operating principle, any restrictions on the underlying assets apply to a respective derivative product. This includes percentage allocations and credit quality. The purpose of the use of derivatives is to enhance investment in the underlying assets, not to circumvent portfolio restrictions.

Cash Flows. The Company expects to contribute approximately $20 million to its pension and postretirement benefit plans in 2007 based upon their current funded status and expected asset return assumptions for 2007, as applicable.

Expected benefit payments at November 30, 2006 associated with the Company’s pension and postretirement benefit plans for the next five years and in aggregate for the years thereafter are as follows (dollars in thousands):

	Pension	Postretirement
2007	$10,213	$1,380
2008	$11,361	$1,481
2009	$12,458	$1,541
2010	$13,461	$1,668
2011	$15,204	$1,785
Thereafter	$103,008	$9,759

Defined Contribution Pension Plans. The Company participates in separate defined contribution pension plans maintained by Morgan Stanley that cover substantially all of its non-U.S. employees. Under such plans, benefits equal the accumulated value of contributions paid. In 2006, 2005 and 2004, the Company’s expense related to these plans was $3.0 million, $1.5 million and $1.0 million, respectively.

17. Other Expenses

Total other expense includes the following components (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Postage	$109,059	$104,597	$102,969
Fraud losses	69,727	103,825	84,292
Supplies	33,466	34,785	34,313
Service bureau inquiry fees	29,872	23,726	20,361
Other	92,965	72,206	52,448

Other expense	$335,089	$339,139	$294,383

18. Income Taxes

Income tax expense consisted of the following (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Current:
U.S. federal	$414,246	$384,767	$437,149
U.S. state and local(1)	(18,663)	35,292	35,443
International	33,775	(9)	(4,742)

Total	429,358	420,050	467,850
Deferred:
U.S. federal	80,819	(72,119)	(21,258)
U.S. state and local	(2,509)	(1,033)	(3,929)
International	(1,979)	(557)	(9)

Total	76,331	(73,709)	(25,196)

Income tax expense	$505,689	$346,341	$442,654

(1)	In 2006, the Company had several outstanding tax matters resolved or settled in its favor that had a $60 million impact on income tax expense.

The earnings of foreign subsidiaries encompassed in the U.K. operations have been earmarked for repatriation at November 30, 2006 and 2005 and were not considered to be permanently reinvested. Management anticipates reevaluating this position in subsequent years. For the years presented, any applicable foreign taxes related to the U.K. operations have been paid by a non-U.S. affiliate of Morgan Stanley.

The following table reconciles the Company’s effective tax rate to the U.S. federal statutory income tax rate:

	For the Years Ended November 30,
	2006	2005	2004
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S state and local income taxes, net of U.S. federal income tax benefits	1.8	3.7	1.7
Federal examinations and settlements	(2.4)	0.1	—
State examinations and settlements	(1.4)	(1.3)	—
Other	(1.0)	—	(0.4)

Effective income tax rate	32.0%	37.5%	36.3%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s net deferred income taxes were as follows (dollars in thousands):

	November 30,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$307,407	$294,512
Cardmember fees	—	39,189
State income taxes	27,984	52,098
Other	126,732	99,906

Total deferred tax assets before valuation allowance	462,123	485,705
Valuation allowance	(11,054)	(13,291)

Total deferred tax assets (net of valuation allowance)	451,069	472,414
Deferred tax liabilities:
Cardmember fees	(2,973)	—
Depreciation	(27,846)	(31,680)
Securitizations	(119,439)	(64,979)
Customer relationships	(22,182)	(26,490)
Other	(116,937)	(111,375)

Total deferred tax liabilities	(289,377)	(234,524)

Net deferred tax assets	$161,692	$237,890

Net deferred tax assets are included in other assets in the Company’s combined statements of financial condition.

Deferred income tax assets were reduced by a valuation allowance of $11.1 million and $13.3 million at November 30, 2006 and 2005, respectively. The valuation allowance is attributable to state deferred income tax assets arising from the existence of state tax net operating loss carryforwards, the realization of which is uncertain at the present time. The state tax net operating loss carryforwards primarily relate to Ohio and the majority of them will expire in 2009 when the Ohio corporation franchise (income) tax is fully phased out.

The Company is under continuous examination by the IRS and the tax authorities for various states. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1999 through 2005. Based on current progress, the Company expects this IRS examination to be substantially completed in 2008. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. Pursuant to Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (“Statement No. 5”), tax reserves are established for tax assessments that are deemed to be probable and which can be reasonably estimated. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. The resolution of tax matters will not have a material effect on the combined financial condition of the Company, although a resolution could have a material impact on the Company’s combined statements of income for a particular future period and on the Company’s effective income tax rate.

19. Capital Adequacy

The Company’s banking entities, Discover Bank and Bank of New Castle, are subject to various regulatory capital requirements as administered by the FDIC. Failure to meet minimum capital requirements can result in the initiation of certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the position and results of Discover Bank and Bank of New Castle, and ultimately those of the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items, as calculated under regulatory accounting practices. Discover Bank and Bank of New Castle capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Discover Bank and Bank of New Castle to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of November 30, 2006, both Discover Bank and Bank of New Castle met all capital adequacy requirements to which they are subject. Both banks met all capital adequacy requirements to which they were subject at November 30, 2005.

As of November 30, 2006 and 2005, the most recent notification from the FDIC categorized both Discover Bank and Bank of New Castle as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized,” Discover Bank and Bank of New Castle must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed either bank’s categories.

In addition to capital adequacy requirements for Discover Bank and Bank of New Castle, actual capital amounts and ratios are presented in the following table (dollars in thousands):

	Actual		For Capital Adequacy Purposes(1)		To Be Classified as Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
November 30, 2006:
Total capital (to risk-weighted assets)
Discover Bank	$4,092,987	15.8%	$2,066,732 >	8.0%	$2,583,416 >	10.0%
Bank of New Castle	$14,881	96.0%	$1,240 >	8.0%	$1,550 >	10.0%
Tier I capital (to risk-weighted assets)
Discover Bank	$3,711,597	14.4%	$1,033,366 >	4.0%	$1,550,049 >	6.0%
Bank of New Castle	$14,881	96.0%	$620 >	4.0%	$930 >	6.0%
Tier I capital (to average assets)
Discover Bank	$3,711,597	17.2%	$646,807 >	3.0%	$1,078,012 >	5.0%
Bank of New Castle	$14,881	96.5%	$463 >	3.0%	$771 >	5.0%

November 30, 2005:
Total capital (to risk-weighted assets)
Discover Bank	$3,565,854	14.3%	$1,999,618 >	8.0%	$2,499,523 >	10.0%
Bank of New Castle	$14,463	106.3%	$1,089 >	8.0%	$1,361 >	10.0%
Tier I capital (to risk-weighted assets)
Discover Bank	$3,209,211	12.8%	$999,809 >	4.0%	$1,499,714 >	6.0%
Bank of New Castle	$14,463	106.3%	$544 >	4.0%	$816 >	6.0%
Tier I capital (to average assets)
Discover Bank	$3,209,211	14.3%	$671,810 >	3.0%	$1,119,684 >	5.0%
Bank of New Castle	$14,463	96.5%	$450 >	3.0%	$749 >	5.0%

(1)

The minimum Tier 1 capital (to average assets) regulatory requirements can he higher, based on the Bank’s composite CAMELS rating and growth. The components of the CAMELS rating are Capital, Asset Quality, Management, Earnings, Liquidity and Sensitivity to Market Risk.

The amount of dividends that a bank may pay in any year is subject to certain regulatory restrictions. Under the current banking regulations, a bank may not pay dividends if such a payment would leave the bank inadequately capitalized. in the years ended November 30, 2006, 2005 and 2004, Discover Bank paid dividends from retained earnings to its parent, Discover Financial Services (formerly NOVUS Credit Services Inc.), of $500 million, $175 million and $637 million, respectively, which were eliminated in consolidation. Bank of New Castle paid no dividends in those years. In those same years, the Company paid dividends to Morgan Stanley of $500 million, $0 and $637 million, respectively.

The U.K. banking entity is regulated by the Financial Services Authority (“FSA”) with respect to capital adequacy. At November 30, 2006, this entity was compliant with all applicable capital standards.

20. Commitments, Contingencies and Guarantees

Lease commitments. The Company leases various office space and equipment under capital and non-cancelable operating leases which expire at various dates through 2013. At November 30, 2006, future minimum payments, net of sublease rentals of $5.4 million, with initial or remaining terms in excess of one year, consist of the following (dollars in thousands):

Year	Capitalized Leases	Operating Leases
2007	$1,579	$2,646
2008	1,579	5,217
2009	1,579	6,878
2010	1,579	5,113
2011	790	2,825
Thereafter	—	4,955

Total minimum lease payments	7,106	$27,634

Less amount representing interest	927

Present value of net minimum lease payments	$6,179

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense under operating lease agreements, which considers contractual escalations and is net of sublease rental income, was $12.6 million, $14.7 million and $18.4 million for the years ended November 30, 2006, 2005 and 2004, respectively. Sublease rental income was $4.9 million, $4.8 million and $4.1 million, respectively. See Note 26: Related Party Transactions for further information regarding rental expense and sublease rental income.

Unused commitments to extend credit. At November 30, 2006, the Company had unused commitments to extend credit for consumer and commercial loans of approximately $271 billion and $307 million, respectively. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

Guarantees. The Company has certain obligations under certain guarantee arrangements, including contracts and indemnification agreements that contingently require the Company to make payments to the guaranteed party based on changes in an underlying (such as a security) related to an asset, liability or equity security of a guaranteed party. Also included as guarantees are contracts that contingently require the Company to make payments to the guaranteed party based on another entity’s failure to perform under an agreement. The Company’s use of guarantees is disclosed below by type of guarantee.

Securitized Asset Representations and Warranties. As part of the Company’s securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. The Company has not recorded any contingent liability in the combined financial statements for these representations and warranties and believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees. The Company issues credit cards in the United States and United Kingdom and owns and operates the Discover Network in the United States. The Company is contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the cardmember and a merchant. The contingent liability arises if the disputed transaction involves a merchant or merchant acquirer with whom Discover Network has a direct relationship. if a dispute is resolved in the cardmember’s favor, the Discover Network will credit or refund the disputed amount to the Discover Network card issuer, who in turn credits its cardholder’s account. Discover Network will then charge back the transaction to the merchant or merchant acquirer. if the Discover Network is unable to collect the amount from the merchant or merchant acquirer, it will bear the loss for the amount credited or refunded to the cardholder. In most instances, a payment requirement by the Discover Network is unlikely to arise because most products or services are delivered when purchased. and credits are issued by merchants on returned items in a timely fashion. However, where the product or service is not provided until some later date following the purchase, the likelihood of payment by the Discover Network increases. Similarly, the Company is also contingently liable for the resolution of cardmember disputes associated with its general purpose credit cards issued by its U.K. subsidiary on the MasterCard and Visa networks. The maximum potential amount of future payments related to these contingent liabilities is estimated to be the portion of the total Discover Network sales transaction volume processed to date as well as the total U.K. cardmember sales transaction volume billed to date for which timely and valid disputes may be raised under applicable law, and relevant issuer and cardmember agreements. However, the Company believes that amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether the current or cumulative transaction volumes may include or result in disputed transactions.

The table below summarizes certain information regarding merchant chargeback guarantees:

	For the Years Ended November 30,
	2006	2005	2004
Losses related to merchant chargebacks (in thousands)	$5,183	$5,893	$6,371
Aggregate credit card sales volume (in millions)	$100,343	$87,165	$79,547

The amount of the liability related to the Company’s cardmember merchant guarantee was not material at November 30, 2006 and 2005. The Company mitigates this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchant acquirers or merchants that are considered higher risk due to various factors such as time delays in the delivery of products or services. The table below provides information regarding the settlement withholdings and escrow deposits (dollars in thousands):

	November 30,
	2006	2005
Settlement withholdings and escrow deposits	$54,741	$45,804

Settlement withholdings and escrow deposits are recorded in interest bearing deposit accounts and accrued expenses and other liabilities on the Company’s combined statement of financial condition.

21. Litigation

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The Company has historically relied on the arbitration clause in its cardmember agreements which has limited the costs and exposure to litigation. The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Litigation and regulatory actions could also adversely affect the reputation of the Company.

The Company contests liability and/or the amount of damages as appropriate in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company often cannot reasonably estimate the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief, if any, might be. Subject to the foregoing, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of the pending matters, including any judgment or settlement, in excess of established legal reserves, will not have a material adverse effect on the combined financial condition of the Company, although the outcome of such matters could be material to the Company’s operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s income for such period. For currently pending matters about which management believes it is only reasonably possible that a loss has been incurred, management has concluded that it cannot reasonably estimate the amount of the loss or range of loss. For matters where management has concluded that a loss is both probable and can be reasonably estimated, legal reserves have been established in accordance with Statement No. 5. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

22. Fair Value of Financial Instruments

In accordance with FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. To obtain fair values, observable market prices are used if available. In some instances, observable market prices are not readily available for certain financial instrument and fair value is determined using present value or other techniques appropriate for a particular financial instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

The following table provides the estimated fair values of financial instruments (dollars in thousands):

	November 30, 2006		November 30, 2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$874,357	$874,357	$555,482	$555,482
Interest earning deposits in other banks	$—	$—	$1,688	$1,688
Investment securities:
Available-for-sale	$2,314	$2,314	$2,362	$2,362
Held-to-maturity	$82,097	$82,241	$14,357	$14,261
Net loan receivables	$22,910,267	$22,962,899	$21,964,318	$22,029,832
Amounts due from asset securitization	$3,169,895	$3,169,895	$2,784,852	$2,784,852
Derivative financial instruments	$33,339	$33,339	$7,288	$7,288

Financial Liabilities
Deposits	$13,343,859	$13,299,993	$16,065,632	$16,035,101
Short-term borrowings	$6,739,678	$6,739,678	$3,773,060	$3,773,060
Long-term borrowings	$1,507,578	$1,548,885	$863,745	$914,010
Derivative financial instruments	$27,895	$27,895	$42,824	$42,824

Cash and cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to maturities of less than three months.

Interest earning deposits in other banks. The carrying values of interest earning deposits in other banks approximate their fair values due to maturities of less than one year.

Investment securities available-for-sale. The carrying values of investment securities classified as available-for-sale are recorded at their fair values.

Investment securities held-to-maturity. The estimated fair values of investment securities classified as held-to-maturity are based on quoted market prices.

Net loan receivables. The Company’s loan receivables consist of loans held for sale and the loan portfolio, which includes loans to consumers and commercial loans. The carrying value of loans held for sale, which consists entirely of consumer loans, approximates fair value as a result of the short-term nature of these assets. To estimate the fair value of the remaining loan receivables, loans are aggregated into pools of similar loan types, characteristics and expected repayment terms. Carrying values of loans that are tied to a market index are assumed to approximate fair values due to their automatic ability to reprice with changes in the market. The fair values of all other loans are estimated by discounting future cash flows using a rate at which similar loans could be made under current market conditions.

Amounts due from asset securitization. The carrying values of amounts due from asset securitization are recorded at their approximate fair values.

Deposits. The carrying values of money market deposit, non-interest bearing deposits, interest bearing demand deposits and savings accounts approximates fair value due to liquid nature of deposits. For time deposits for which readily available market rates do not exist, fair values are estimated by discounting future cash flows using market rates currently offered for deposits with similar remaining maturities.

Short-term borrowings. The carrying values of short-term borrowings approximate their fair values due to the short-term nature of these liabilities. Short-term borrowings from Morgan Stanley are payable upon demand and carry variable rates of interest. Term Federal Funds purchased have maturities of less than one year.

Long-term borrowings. The fair values of long-term borrowings from Morgan Stanley are determined by discounting cash flows of future interest accruals at market rates currently offered for borrowings with similar remaining maturities or repricing terms. The carrying values of bank notes approximate their fair values due to the quarterly repricing of interest rates to current market rates.

Derivative financial instruments. The Company’s interest rate risk management program is designed to reduce the volatility of earnings resulting from changes in interest rates by having a financing portfolio that reflects the existing repricing schedules of the managed loan receivables while also considering the Company’s right, with notice to cardmembers, to reprice certain loans to a new interest rate in the future. To the extent that asset and related financing repricing characteristics of a particular component of the portfolio are not matched effectively, the Company utilizes interest rate swap agreements to achieve its objective. Interest rate swap agreements are derivative financial instruments that are entered into with institutions that are established dealers and that maintain certain minimum credit criteria established by the Company.

The Company enters interest rate swap agreements with unrelated third parties as well as with Morgan Stanley. The table that follows summarizes the interest rate swap agreements outstanding (dollars in thousands):

	Notional Amount	Weighted Average Years to Maturity	Estimated Fair Value
November 30, 2006
Interest rate swap agreements with Morgan Stanley	$3,875,470	2.4
Gross positive fair value			$33,339
Gross negative fair value			(18,759)
Interest rate swap agreements with unrelated parties	1,192,639	3.1
Gross positive fair value			—
Gross negative fair value			(9,136)

Total interest rate swap agreements	$5,068,109	2.5	$5,444

November 30, 2005
Interest rate swap agreements with Morgan Stanley	$2,422,869	4.3
Gross positive fair value			$5,601
Gross negative fair value			(26,757)
Interest rate swap agreements with unrelated parties	1,692,369	2.9
Gross positive fair value			1,687
Gross negative fair value			(16,067)

Total interest rate swap agreements	$4,115,238	3.7	$(35,536)

Of the interest rate swap agreements with notional amounts outstanding of $5.1 billion at November 30, 2006, $2.0 billion was entered into by the Company during 2006. Gross positive fair values of interest rate swap agreements are recorded in other assets and gross negative fair values are reported in accrued expenses and other liabilities. For the years ended November 30, 2006, 2005 and 2004, other income included a gain of $7.1 million and losses of $1.2 million and $0.6 million, respectively, related to the change in fair value of these contracts. Beginning November 2006, the fair value adjustment to interest bearing deposits existing prior to de-designation was and will continue to be amortized to interest expense using the effective yield method over the remaining lives of the previously hedged interest bearing deposits. For the month of November 2006, this amortization was $0.4 million.

23. Segment Disclosures

The Company’s business activities are managed in three segments, U.S. Card, Third-Party Payments, and International Card.

•

U.S. Card. The U.S. Card segment offers Discover Card-branded credit cards issued to individuals and small businesses over the Discover Network, which is the Company’s proprietary credit card network in the United States. Also included within the U.S. Card segment are the Company’s other consumer products and services businesses, including prepaid and other consumer lending and deposit products offered through the Company’s subsidiary, Discover Bank.

•	Third-Party Payments. Third-Party Payments includes PULSE and the third-party payments business.

•

International Card. The International Card segment offers consumer finance products and services in the United Kingdom, including Morgan Stanley-branded, Goldfish-branded and various affinity-branded credit cards issued on the MasterCard and Visa networks.

The business segment reporting provided to and used by the Company’s chief operating decision maker is prepared using the following principles and allocation conventions:

•	Segment information is presented on a managed basis because management considers the performance of the entire managed loan portfolio in managing the business.

•	Other accounting policies applied to the operating segments are consistent with the accounting policies described in Note 3: Summary of Significant Accounting Policies.

•	Corporate overhead is not allocated between segments; all corporate overhead is included in the U.S. Card segment.

•	Discover Network fixed marketing, servicing and infrastructure costs are retained in the U.S. Card segment.

•

Other than the domestic and international managed receivables portfolios, which relate to the U.S. Card and International Card segments, respectively, the assets of the Company are not allocated among the operating segments in the information reviewed by the Company’s chief operating decision maker.

•	Income taxes are not specifically allocated among the operating segments in the information reviewed by the Company’s chief operating decision maker.

Because the Company’s chief operating decision maker evaluates performance in the lending businesses using data on a managed portfolio basis for each segment, segment information is provided here on a managed basis.

The following table presents segment data on a managed basis (dollars in thousands):

	Managed basis					GAAP basis
	U.S. Card	Third-Party Payments	International Card	Total	Securitization Adjustment(1)	Total
Year Ended November 30, 2006
Interest income	$5,748,698	$1,801	$416,986	$6,167,485	$(3,708,959)	$2,458,526
Interest expense	2,160,569	23	176,997	2,337,589	(1,397,549)	940,040

Net interest income	3,588,129	1,778	239,989	3,829,896	(2,311,410)	1,518,486
Provision for loan losses	1,663,472	—	238,172	1,901,644	(1,146,007)	755,637
Other income	2,097,676	110,700	165,160	2,373,536	1,165,403	3,538,939
Other expense	2,381,880	83,529	254,074	2,719,483	—	2,719,483

Income (loss) before income tax expense	$1,640,453	$28,949	$(87,097)	$1,582,305	$—	$1,582,305

Year Ended November 30, 2005
Interest income	$5,409,381	$673	$294,343	$5,704,397	$(3,529,586)	$2,174,811
Interest expense	1,671,331	95	129,671	1,801,097	(1,024,618)	776,479

Net interest income	3,738,050	578	164,672	3,903,300	(2,504,968)	1,398,332
Provision for loan losses	2,263,617	—	126,462	2,390,079	(1,511,593)	878,486
Other income	1,753,828	92,143	97,691	1,943,662	993,375	2,937,037
Other expense	2,272,126	92,866	167,635	2,532,627	—	2,532,627

Income (loss) before income tax expense	$956,135	$(145)	$(31,734)	$924,256	$—	$924,256

Year Ended November 30, 2004(2)
Interest income	$5,441,349	$—	$259,746	$5,701,095	$(3,841,591)	$1,859,504
Interest expense	1,234,400	—	104,766	1,339,166	(691,544)	647,622

Net interest income	4,206,949	—	154,980	4,361,929	(3,150,047)	1,211,882
Provision for loan losses	2,713,115	—	83,107	2,796,222	(1,870,673)	925,549
Other income	1,878,558	—	90,454	1,969,012	1,279,374	3,248,386
Other expense	2,163,246	—	152,566	2,315,812	—	2,315,812

Income before income tax expense	$1,209,146	$—	$9,761	$1,218,907	$—	$1,218,907

(1)

The Securitization Adjustment column presents the effect of loan securitization by recharacterizing as securitization income the portions of the following items that relate to the securitized loans: interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues. Securitization income is reported in other income.

(2)	For the year ended November 30, 2004, Third-Party Payments financial information was insignificant for the third-party payments business and did not include PULSE, which was acquired in 2005.

24. International Activities

The Company’s international activities consist entirely of consumer lending, originating from the United Kingdom. Selected financial data regarding the U.K. operations is provided in the table below (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Total assets	$3,467,691	$2,260,998	$1,362,048
Total income(1)	$419,610	$256,457	$251,907
(Loss) income before income tax	$(87,097)	$(31,734)	$9,761
Net (loss) income	$(56,613)	$(21,641)	$4,426

(1)	Total income is the sum of interest income and other income.

Certain estimates and assumptions with regard to funding costs and capital have been assigned to the U.K. operations. Economic capital is computed based on an internal allocation methodology and is the primary factor in the determination of funding requirements. During the years ended November 30, 2006, 2005 and 2004, costs associated with U.K. funding levels were allocated at amounts approximating the costs incurred by Morgan Stanley during those periods to obtain the funding. The provision for loan losses is allocated based on specific loss experience and risk characteristics of international loan receivables. See Note 7: Loan Receivables for further information on international loan receivables.

25. Geographical Distribution of Loans

The Company originates credit card and other consumer loans primarily throughout the United States and to a lesser degree in the United Kingdom. The loan receivables are predominantly credit card loans. The geographic distribution of the Company’s loan receivables was as follows (dollars in thousands):

	November 30, 2006		November 30, 2005
	Loan Receivables	Percentage of Total	Loan Receivables	Percentage of Total
Domestic:
California	$2,027,783	8.6%	$1,969,981	8.7%
Texas	1,685,358	7.1	1,746,375	7.7
New York	1,405,879	5.9	1,412,667	6.2
Florida	1,216,199	5.1	1,204,987	5.3
Illinois	1,125,900	4.8	1,112,715	4.9
Pennsylvania	981,693	4.1	967,440	4.2
Ohio	918,009	3.9	900,361	3.9
Michigan	787,767	3.3	775,056	3.4
New Jersey	745,763	3.1	730,319	3.2
Other States	9,895,893	41.7	9,791,405	42.9

Domestic	20,790,244	87.6%	20,611,306	90.4%
International:
United Kingdom	2,952,506	12.4	2,191,860	9.6

Loan receivables	$23,742,750	100.0%	$22,803,166	100.0%

26. Related Party Transactions

Morgan Stanley provides a variety of products and services to the Company or on the Company’s behalf and the Company provides certain products and services to Morgan Stanley.

In 2006 and 2005, the Company provided corporate card services to Morgan Stanley. The outstanding related balances of which are included in credit card loan receivables were $14.4 million and $10.6 million at November 30, 2006 and 2005, respectively.

In the ordinary course of business, the Company offers consumer loan products to its directors, executive officers and certain members of their immediate families. These products are offered on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and these receivables are included in the loan receivables in the Company’s combined statements of financial condition. They were not material to the Company’s financial position or results of operations.

In 2006, the Company began purchasing both overnight and term Federal Funds from Morgan Stanley Bank. Interest expense on overnight and term Federal Funds purchased from Morgan Stanley Bank was $14.2 million and $8.6 million, respectively, for 2006. At November 30, 2006. the balance payable to Morgan Stanley Bank was $3.0 billion. There were no Federal Funds purchased from Morgan Stanley Bank in 2005.

In 2006, the Company began participating in the Morgan Stanley Global Wealth Management Bank Deposit Program launched by Morgan Stanley DW Inc. (“MSDW”). Under the program, MSDW sweeps excess client cash into interest bearing deposit accounts at FDIC-insured banks participating in the program. The Company paid servicing and administrative fees to MSDW in 2006 of $11.0 million. At November 30, 2006, the outstanding interest bearing deposit balance related to the Morgan Stanley Global Wealth Management Bank Deposit Program was $1.9 billion.

The Company paid brokerage commissions to Morgan Stanley for the sale of certificates of deposit. These commissions totaled $5.6 million, $47.0 million and $6.1 million for the years ended November 30, 2006, 2005 and 2004, respectively, and are amortized to interest expense over the lives of the related certificates of deposit. For the years ended November 30, 2006 and 2005, unamortized prepaid commissions on these certificates of deposit were $29.2 million and $51.3 million, respectively, and are included in other assets in the combined statement of condition. Amortization of the prepaid commissions was $27.6 million, $32.2 million and $26.0 million for the years ended November 30, 2006, 2005 and 2004, respectively.

In 2006 and 2005, the Company had short-terms and long-term debt obligations to Morgan Stanley as outlined in Note 13: Short-term Borrowings and Note 14: Long-term Borrowings.

The Company paid $0.6 million in brokerage commissions to Morgan Stanley for the sale of bank notes in 2004. These commissions are amortized to interest expense over the life of the note. Prepaid commissions totaled $269 thousand and $391 thousand at November 30, 2006 and 2005, respectively, and are included in other assets in the combined statements of financial condition.

In 2006, 2005 and 2004, the Company paid underwriting fees on credit card securitizations to Morgan Stanley of $11.3 million, $8.4 million and $5.0 million, respectively. Amortization of such underwriting fees was $9.0 million, $8.9 million and $9.5 million, respectively. Deferred underwriting fees associated with these expenses were $19.6 million and $17.3 million, at November 30, 2006 and 2005, respectively, and are included in other assets in the combined statements of financial condition.

At November 30, 2006 and 2005, the Company recorded $171.6 million and $58.8 million, respectively, in accrued expenses and other liabilities for non-interest bearing amounts payable to Morgan Stanley for expenses paid by Morgan Stanley on behalf of the Company including, but not limited to 401(k) matching, amortization of compensation cost related to restricted stock grants, tax benefits for exercised stock options and fees for management of the Morgan Stanley Global Wealth Management Bank Deposit Program.

The Company has outstanding certain interest rate swap contracts with Morgan Stanley Capital Services Inc., a wholly-owned direct subsidiary of Morgan Stanley, which serves as Morgan Stanley’s principal U.S. swaps dealer. The Company entered into each contract in the ordinary course of business, to hedge interest rate risks as part of its interest rate risk management program and under terms consistent with those that would have been offered to an unrelated third-party. See Note 22: Fair Value of Financial Instruments for more information concerning the Company’s interest rate swap contracts with Morgan Stanley.

In 2006 and 2005, the Company sold $255.5 million and $118.6 million, respectively, of mortgage loans to MSCC. The gains recognized on these sales in 2006, 2005 and 2004 were $7.4 million, $6.2 million and $9.7 million, respectively. In most instances, these loans, when originated, are recorded in loans held for sale until sold. At November 30, 2006 and 2005, mortgage loans held for sale that were subsequently sold to MSCC were $3.7 million and $2.8 million, respectively.

MSCC provides transaction processing and other support services related to consumer loan products offered by the Company. The costs of providing these services are included in information processing and other communications and amounted to $7.8 million, $4.6 million and $5.9 million for years ended November 30, 2006, 2005 and 2004, respectively.

In 2006 and 2005, the Company recorded $2.6 million and $3.0 million, respectively, in professional fees for services provided by Morgan Stanley for investment banking fees for acquisition-related costs of the Goldfish and PULSE acquisitions.

In 2006, 2005 and 2004, the Company received $4.9 million, $4.8 million and $4.1 million, respectively, in sublease rental income from Morgan Stanley. Morgan Stanley maintains offices at three locations, the values of which are recorded in premises and equipment, net: Riverwoods, Illinois; New Albany, Ohio; and West Valley City, Utah. At November 30, 2006, the Company had future sublease rental commitments from Morgan Stanley of $5.4 million that expire at various dates through 2009.

In 2006, 2005 and 2004 the Company recorded $4.7 million, $4.8 million and $4.7 million, respectively, in rent expense for subleasing office space from Morgan Stanley in London, England and Glasgow, Scotland. Management expects the Company to be continuing leasing these properties from Morgan Stanley for a period of time following the Distribution, the terms of which are still being negotiated between the two companies.

In 2006, 2005 and 2004, the Company recorded $90.7 million, $96.9 million and $62.4 million, respectively, in expense related to Morgan Stanley expense allocations. As a subsidiary of Morgan Stanley, the Company was charged for certain corporate functions such as Company IT, Company Management, Finance, Legal and Compliance and Strategy, Administration and other, including allocations from the Company to Morgan Stanley and its affiliates. The primary allocation methodologies utilized by Morgan Stanley included level of support, headcount and a formula that considered revenues, expenses and capital. Each corporate function separately determined the methodology to employ for their allocable expenses. Pursuant to the Distribution from Morgan Stanley, the Company will enter into certain transitional services agreements with Morgan Stanley to continue to obtain certain of these corporate services for a period of up to eighteen months at prices negotiated between the two companies.

The table below summarizes intercompany expense allocations by functional area(1) (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Company IT	$5,954	$6,713	$7,903
Company Management(2)	24,293	29,142	11,964
Finance	21,615	27,108	19,852
Legal and Compliance	8,637	13,957	9,654
Strategy, Administration and other	30,242	20,026	13,058

Total Morgan Stanley allocations	$90,741	$96,946	$62,431

(1)	Allocations based on percentage of total expenses of each functional area versus line item specific allocations. Majority of allocations relates to compensation expense.

(2)	Represents allocations of Morgan Stanley senior management costs.

During the second quarter of 2007, the Company reclassified the intercompany expense allocations. previously all of which were a component of “other” within other expense, to the following line items (dollars in thousands):

	For the Years Ended November 30,
	2006	2005	2004
Employee compensation and benefits	$54,445	$58,168	$38,707
Marketing and business development	2,722	2,908	1,873
Information processing and communications	4,537	4,847	4,370
Professional fees	13,611	14,542	7,492
Premises and equipment	9,982	10,664	7,492
Other	5,444	5,817	2,497

Total Morgan Stanley allocations	$90,741	$96,946	$62,431

As a result, the accompanying combined statements of income for the years ended November 30, 2006, 2005, and 2004 have been reclassified from amounts previously reported to reflect the above reclassification.

At November 30, 2006, accrued expenses and other liabilities included federal and state income taxes due from Morgan Stanley of $19.8 million. As of November 30, 2005, accrued expenses and other liabilities included federal and state income taxes due to Morgan Stanley of $164.4 million. At November 30, 2006 and 2005, other assets included $2.4 million and $12.5 million of interest due from Morgan Stanley related to the settlement of various tax matters.

The Company paid dividends to Morgan Stanley during the years ended November 30. 2006, 2005 and 2004. See Note 19: Capital Adequacy for further information on dividends paid. In addition, the Company also paid a $500 million dividend to Morgan Stanley on February 27, 2007.

The Company receives an allocation of capital from Morgan Stanley to maintain a level of capital that management believes is appropriate to support its U.K. business. For the year ended November 30, 2006 and 2005, capital allocated to the Company from Morgan Stanley was $512.9 million and $42.1 million, respectively. These amounts are reflected as contributions from Morgan Stanley in the combined statements of cash flows.

At November 30, 2006, there were several contracts outstanding with third parties in which Morgan Stanley guaranteed the performance of certain subsidiaries of the Company to specific counterparties. Each of these contracts involved payment by Morgan Stanley to the counterparty in the event of default by the Company’s subsidiaries. All of these arrangements with counterparties are expected to be terminated or replaced prior to the Distribution.

27. Parent Company Condensed Financial Information

The following Parent Company financial statements are provided in accordance with Regulation S-X of the Securities and Exchange Commission which requires all issuers or guarantors of registered securities to include separate annual financial statements.

Discover Financial Services

(Parent Company Only)

Condensed Statements of Financial Condition

	November 30, 2006	November 30, 2005
	(dollars in thousands)
Assets
Cash and due from banks	$49	$476
Interest-earning time deposits due from subsidiary	4,053	4,025
Notes receivable from subsidiaries	2,528,298	2,891,043
Investments in subsidiaries	5,674,263	4,499,951
Premises and equipment, net	269	21
Other assets	113,055	130,348

Total assets	$8,319,987	$7,525,864

Liabilities and Stockholder’s Equity
Non-interest bearing deposit accounts	$953	$1,415
Short-term borrowings	1,928,562	2,352,590
Long-term debt and bank notes	438,579	438,579
Accrued expenses and other liabilities	177,121	132,831

Total liabilities	2,545,215	2,925,415
Stockholder’s equity	5,774,772	4,600,449

Total liabilities and stockholder’s equity	$8,319,987	$7,525,864

Discover Financial Services

(Parent Company Only)

Condensed Statements of Income

	For the Years Ended November 30,
	2006	2005	2004
	(dollars in thousands)
Interest income	$143,538	$108,298	$64,037
Interest expense	133,418	104,469	62,876

Net interest income	10,120	3,829	1,161
Dividends from subsidiaries	500,000	175,000	637,000
Management fees from subsidiaries	25,441	27,993	28,654
Other income	—	8	—

Total income	535,561	206,830	666,815
Other expense
Employee compensation and benefits	26,627	23,734	21,654
Marketing and business development	400	451	1,066
Information processing and communications	171	175	271
Professional fees	2,997	2,416	2,345
Premises and equipment	3,699	3,855	3,264
Other	1,667	1,199	1,215

Total other expense	35,561	31,830	29,815

Income before income tax expense and equity in undistributed net income of subsidiaries	500,000	175,000	637,000
Income tax expense	—	—	—
Equity in undistributed net income of subsidiaries	576,616	402,915	139,253

Net income	$1,076,616	$577,915	$776,253

Discover Financial Services

(Parent Company Only)

Condensed Statements of Cash Flows

	For the Years Ended November 30,
	2006	2005	2004
	(dollars in thousands)
Cash flows from operating activities
Net income	$1,076,616	$577,915	$776,253
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash charges included in net income:
Equity in undistributed earnings of subsidiaries	(576,616)	(402,915)	(139,253)
Deferred income taxes	4,465	(3,461)	1,049
Depreciation and amortization	8	17	41
Changes in assets and liabilities:
Decrease in other assets	17,901	(8,322)	(5,220)
Increase in other liabilities and accrued expenses	44,301	1,769	27,325

Net cash provided by operating activities	566,675	165,003	660,195
Cash flows from investing activities
Net proceeds from (payments for):
(Increase) decrease in loans to subsidiaries	(44,403)	63,509	114,659
Decrease in loans to Morgan Stanley	398,335	503,021	7,410
Decrease in other loans	3,712	106	98
Purchases of premises and equipment	(256)	(4)	(37)

Net cash provided by investing activities	357,388	566,632	122,130
Cash flows from financing activities
Net decrease in short-term borrowings	(424,028)	(730,772)	(78,776)
Maturity of long-term borrowings	—	—	(63,410)
Net increase in deposits	(462)	(398)	(3,205)
Cash dividends	(500,000)	—	(637,000)

Net cash used for financing activities	(924,490)	(731,170)	(782,391)

(Decrease) increase in cash and cash equivalents	(427)	465	(66)
Cash and cash equivalents, at beginning of year	476	11	77

Cash and cash equivalents, at end of year	$49	$476	$11

Cash paid during the year for:
Supplemental Disclosures: Cash paid during the year for:
Interest	$140,746	$97,349	$61,740

Income taxes, net of income tax refunds	$17	$(2,538)	$(531)

28. Subsequent Events

On February 27, 2007, the Company paid a $500 million dividend to Morgan Stanley from retained earnings.

29. Quarterly Results (unaudited) (dollars in thousands):

	For the Year Ended November 30, 2006				For the Year Ended November 30, 2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Interest income	$586,431	$607,181	$642,748	$622,166	$458,010	$535,854	$593,477	$587,470
Interest expense	228,746	217,336	250,440	243,518	168,003	180,578	210,838	217,060

Net interest income	357,685	389,845	392,308	378,648	290,007	355,276	382,639	370,410
Provision for loan losses	154,828	129,502	231,614	239,693	135,413	208,226	224,334	310,513
Other income	889,275	932,027	889,374	828,263	804,325	741,922	755,481	635,309
Other expense	607,235	648,034	682,537	781,677	610,164	619,521	674,828	628,114

Income before income tax expense	484,897	544,336	367,531	185,541	348,755	269,451	238,958	67,092

Net income	$305,423	$343,278	$241,393	$186,522	$214,560	$171,062	$149,866	$42,427

Discover Financial Services

Condensed Consolidated and Combined Statements of Financial Condition

	August 31, 2007(unaudited)	November 30, 2006
	(dollars in thousands)
Assets
Cash and due from banks	$391,060	$334,035
Federal Funds sold	7,447,500	525,000
Interest-earning deposits in other banks	748,484	—
Commercial paper	13,717	15,322

Cash and cash equivalents	8,600,761	874,357
Investment securities:
Available-for-sale (amortized cost of $317,000 at August 31, 2007 and $2,000 November 30, 2006, respectively)	316,693	2,314
Held-to-maturity (market value $97,138 at August 31, 2007 and $82,241 November 30, 2006, respectively)	102,255	82,097
Loan receivables:
Loans held for sale	5,798	1,056,380
Loan portfolio:
Credit card	22,119,821	22,535,181
Commercial loans	181,768	59,089
Other consumer loans	86,211	92,100

Total loan portfolio	22,387,800	22,686,370

Total loan receivables	22,393,598	23,742,750
Allowance for loan losses	(792,883)	(832,483)

Net loan receivables	21,600,715	22,910,267
Accrued interest receivable	126,486	123,855
Amounts due from asset securitization	3,376,989	3,169,895
Premises and equipment, net	656,980	660,900
Goodwill	540,891	533,728
Intangible assets, net	198,960	201,177
Other assets	620,281	508,652

Total assets	$36,141,011	$29,067,242

Liabilities and Stockholders’ Equity
Deposits:
Interest-bearing deposit accounts	$22,905,631	$13,238,827
Non-interest bearing deposit accounts	71,660	105,032

Total deposits	22,977,291	13,343,859
Short-term borrowings	3,212,739	6,739,678
Long-term borrowings	2,358,044	1,507,578
Accrued interest payable	256,323	135,464
Accrued expenses and other liabilities	1,669,332	1,565,891

Total liabilities	30,473,729	23,292,470
Commitments, contingencies and guarantees (Note 12)
Stockholders’ Equity:
Preferred stock, $0.01 par value per share; authorized 200,000,000 shares, none issued or outstanding	—	—
Common stock, $0.01 par value at August 31, 2007 and $100 at November 30, 2006; Shares authorized: 2,000,000,000 at August 31, 2007 and 50,000 at November 30, 2006; Shares issued and outstanding 477,328,281 at August 31, 2007 and 1,000 at November 30, 2006	4,773	100
Paid-in capital	2,825,662	2,636,265
Retained earnings	2,803,535	3,008,421
Accumulated other comprehensive income	33,312	129,986

Total stockholders’ equity	5,667,282	5,774,772

Total liabilities and stockholders’ equity	$36,141,011	$29,067,242

See Notes to Condensed Consolidated and Combined Financial Statements.

Discover Financial Services

Condensed Consolidated and Combined Statements of Income

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
	(unaudited)
	(dollars in thousands)
Interest income:
Consumer loans	$627,573	$592,482	$1,832,324	$1,682,674
Commercial loans	1,050	9	1,651	9
Federal Funds sold	74,424	1,449	155,134	15,719
Commercial paper	212	187	627	490
Investment securities	1,366	906	3,843	1,967
Deposits in other banks	8,281	10	8,281	42
Other interest income	42,704	47,705	137,420	135,459

Total interest income	755,610	642,748	2,139,280	1,836,360
Interest expense:
Deposits	275,768	171,153	730,955	497,766
Short-term borrowings	53,943	58,702	180,565	142,960
Long-term borrowings	31,758	20,585	70,161	55,796

Total interest expense	361,469	250,440	981,681	696,522

Net interest income	394,141	392,308	1,157,599	1,139,838
Provision for loan losses	211,576	231,614	610,249	515,944

Net interest income after provision for loan losses	182,565	160,694	547,350	623,894
Other income:
Securitization income	581,743	564,924	1,704,186	1,812,016
Loan fee income	100,214	98,287	283,030	277,785
Discount and interchange revenue	40,970	99,056	193,266	274,956
Insurance	48,573	50,009	148,962	144,795
Merchant fees	22,798	29,885	71,977	80,418
Transaction processing revenue	25,271	24,115	74,968	71,037
Other income	25,929	23,098	66,479	49,669

Total other income	845,498	889,374	2,542,868	2,710,676

Other expense:
Employee compensation and benefits	227,904	237,436	695,595	698,571
Marketing and business development	163,015	145,184	446,289	405,955
Information processing and communications	99,065	98,620	289,139	284,659
Professional fees	94,060	93,027	288,282	248,720
Premises and equipment	22,611	23,546	69,770	68,392
Other expense	92,194	84,724	267,942	231,509

Total other expense	698,849	682,537	2,057,017	1,937,806

Income before income tax expense	329,214	367,531	1,033,201	1,396,764
Income tax expense	126,974	126,138	388,087	506,670

Net income	$202,240	$241,393	$645,114	$890,094

Basic earnings per common share	$0.42	$0.51	$1.35	$1.87
Diluted earnings per common share	$0.42	$0.51	$1.35	$1.87

See Notes to Condensed Consolidated and Combined Financial Statements.

Discover Financial Services

Condensed Consolidated and Combined Statements of Changes in Stockholders’ Equity

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	(unaudited)
	(dollars in thousands)
Balance at November 30, 2005	$100	$2,123,324	$2,431,805	$45,220	$4,600,449
Comprehensive income:
Net income			890,094		890,094
Foreign currency translation (accumulated amount of $98,434 at August 31, 2006)				53,204	53,204
Net unrealized losses on investment securities				(127)	(127)
Other				(74)	(74)

Other comprehensive income					53,003

Comprehensive income					943,097
Capital contribution from Morgan Stanley		487,395			487,395

Balance at August 31, 2006	$100	$2,610,719	$3,321,899	$98,223	$6,030,941

Balance at November 30, 2006	$100	$2,636,265	$3,008,421	$129,986	$5,774,772
Comprehensive income:
Net income			645,114		645,114
Foreign currency translation (accumulated amount of $33,426 at August 31, 2007)				(96,558)	(96,558)
Net unrealized losses on investment securities				(147)	(147)
Other				31	31

Other comprehensive loss					(96,674)

Comprehensive income					548,440
Consummation of spin off transaction on June 30, 2007, and distribution of Discover Financial Services common stock by Morgan Stanley	5,162	(5,162)			—
Common stock issued and compensation expense for restricted stock awards and stock options	1	15,240			15,241
Capital contribution from Morgan Stanley		178,829			178,829
Dividends paid to Morgan Stanley			(850,000)		(850,000)
Other	(490)	490			—

Balance at August 31, 2007	$4,773	$2,825,662	$2,803,535	$33,312	$5,667,282

See Notes to Condensed Consolidated and Combined Financial Statements.

Discover Financial Services

Condensed Consolidated and Combined Statements of Cash Flows

	For Nine Months Ended August 31,
	2007	2006
	(unaudited)
	(dollars in thousands)
Cash flows from operating activities:
Net income	$645,114	$890,094
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sale of mortgages and installment loans	(2,741)	(5,779)
Net principal disbursed on loans originated for sale	(79,392)	(150,974)
Proceeds from sale of loans originated for sale	80,083	151,105
Compensation payable in common stock and options	15,241	—
Deferred income taxes	(41,119)	26,658
Depreciation and amortization on premises and equipment	92,120	82,285
Other depreciation and amortization	99,063	78,074
Provision for loan losses	610,249	515,944
Amortization of deferred revenues	(13,921)	(20,403)
Changes in assets and liabilities:
(Increase) decrease in amounts due from asset securitizations	(205,453)	(422,875)
(Increase) decrease in other assets	(110,359)	(22,072)
Increase (decrease) in other liabilities	251,836	177,320

Net cash provided by (used for) operating activities	1,340,721	1,299,377
Cash flows from investing activities:
Net proceeds from (payments for):
Business and other acquisitions	(5,000)	(1,954,538)
Maturities of investment securities held-to-maturity	6,303	4,996
Purchases of investment securities held-to-maturity	(26,432)	(56,371)
Proceeds from securitization and sale of loans held for investment	6,193,090	8,415,690
Net principal disbursed on loans held for investment	(5,779,790)	(7,426,816)
Net purchases of premises and equipment	(87,269)	(103,255)

Net cash provided by (used for) investing activities	300,902	(1,120,294)
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(3,812,494)	1,150,795
Proceeds from issuance of long-term debt and bank notes	2,102,951	585,846
Repayment of long-term debt and bank notes	(1,256,983)	—
Net (decrease) increase in deposits	9,614,804	(1,685,086)
Capital contributions from Morgan Stanley	273,138	—
Dividends paid to Morgan Stanley	(850,000)	—

Net cash provided by (used for) financing activities	6,071,416	51,555
Effect of exchange rate changes on cash and cash equivalents	13,365	379

Net increase (decrease) in cash and cash equivalents	7,726,404	231,017
Cash and cash equivalents, at beginning of period	874,357	555,482

Cash and cash equivalents, at end of period	$8,600,761	$786,499

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for
Interest expense	$843,640	$789,452

Income taxes, net of income tax refunds	$185,690	$438,593

Non-cash transactions:
Exchange of retained seller’s interest for notes in the DCENT trust	$315,000	$—

Capital and amounts due (to) from Morgan Stanley	$(94,309)	$487,395

See Notes to Condensed Consolidated and Combined Financial Statements.

Notes to Condensed Consolidated and Combined Financial Statements

(unaudited)

1. Formation of the Company and Basis of Presentation

Distribution. On December 19, 2006, Morgan Stanley, a global financial services firm, announced that its Board of Directors had authorized the distribution of its Discover segment to the holders of Morgan Stanley common stock (the “Distribution”). The Distribution occurred on June 30, 2007 at which time Discover Financial Services (“DFS” or the “Company”) became an independent, publicly-owned company. Prior to the Distribution, the Discover segment comprised Discover Financial Services, a wholly-owned subsidiary of Morgan Stanley, as well as certain other subsidiaries and assets related to credit card operations in the United Kingdom (“U.K.”) contributed to the Discover segment by Morgan Stanley. DFS is a Delaware corporation whose subsidiaries include DFS Services LLC (formerly Discover Financial Services LLC), a Delaware limited liability company headquartered in Riverwoods, Illinois, two Delaware state-chartered banks, Discover Bank and Bank of New Castle, both of which are regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Delaware State Bank Commissioner, and Goldfish Bank Limited, a U.K. entity and direct subsidiary of Discover Bank that is authorized and regulated in the United Kingdom by the Financial Services Authority (“FSA”). Prior to the date of the Distribution, a total of 50,000 shares of common stock of DFS were authorized with par value of $100 per share, and 1,000 shares were issued and outstanding. On the date of the Distribution, the Company increased the number of authorized shares to 2,200,000,000, consisting of 2,000,000,000 shares of common stock and 200,000,000 shares of preferred stock.

Basis of Presentation. The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The November 30, 2006 condensed combined statement of financial condition has been derived from audited financial statements. These interim condensed consolidated financial statements should be read in conjunction with the Company’s 2006 combined financial statements filed with the Company’s registration statement on Form 10, as amended.

The financial statements presented for periods on or after the Distribution are presented on a consolidated basis and include the results of operations, financial condition and cash flows of the Company and its wholly-owned subsidiaries. The financial statements for the periods prior to the Distribution are presented on a combined basis and reflect the historical condensed combined results of operations, financial condition and cash flows of the Morgan Stanley subsidiaries that comprised its Discover segment (as described in the preceding section) for the periods presented. The condensed combined statements of income for periods prior to the Distribution reflect intercompany expense allocations made to the Discover segment by Morgan Stanley for certain corporate functions such as treasury, financial control, human resources, internal audit, legal, investor relations and various other functions historically provided by Morgan Stanley. Where possible, these allocations were made on a specific identification basis. Otherwise, such expenses were allocated by Morgan Stanley based on relative percentages of headcount or some other basis depending on the nature of the cost that was allocated. These historical cost allocations may not be indicative of costs the Company will incur to obtain these same services as an independent entity. See Note 16: Related Party Transactions for further information on expenses allocated by Morgan Stanley. Prior to the Distribution, the Company entered into certain transitional services agreements with Morgan Stanley and its subsidiaries to obtain certain corporate services for a period generally not expected to exceed eighteen months at prices negotiated between the two companies. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is reported for the historical periods presented in this quarterly report.

The historical financial results in the condensed combined financial statements presented for periods prior to the Distribution may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity during those periods. The condensed combined financial statements presented for those periods do not reflect any changes that may occur in the financing and operations of the Company as a result of the Distribution. The Company has a capital structure different from the capital structure in the condensed combined financial statements and accordingly, interest expense is not necessarily indicative of the interest expense the Company would have incurred as a separate, independent company. However, management believes that the condensed combined financial statements presented for periods prior to the Distribution include all adjustments necessary for a fair presentation of the business. All intercompany balances and transactions of the Company have been eliminated.

Principles of Consolidation. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. However, the Company did not have a controlling financial interest in any entity other than its wholly-owned subsidiaries in the periods presented in the accompanying condensed consolidated financial statements. It is also the Company’s policy to consolidate any variable interest entity for which the Company is the primary beneficiary, as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (revised December 2003)-an interpretation of ARB No. 51 (“FIN 46R”). However, the Company has determined that it was not the primary beneficiary of any variable interest entity in the periods presented in the accompanying condensed consolidated financial statements. For investments in any entities in which the Company owns 50% or less of the outstanding voting stock but in which the Company has significant influence over operating and financial decisions, the Company applies the equity method of accounting. In cases where the Company’s investment is less than 20% and significant influence does not exist, such investments are carried at cost.

For its off-balance-sheet securitizations of credit card receivables, the Company uses trusts that are qualifying special purpose entities (“QSPEs”) under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended (“Statement No. 140”). As QSPEs, these trusts are specifically exempted from the consolidation provisions of FIN 46R. Pursuant to the provisions of Statement No. 140 and FIN 46R, these QSPEs are not consolidated by the Company and are therefore excluded from the accompanying condensed consolidated financial statements.

2. Description of Business

The Company is a leading credit card issuer and electronic payment services company. The Company’s business segments include U.S. Card, Third-Party Payments and International Card. The U.S. Card segment includes Discover Card-branded credit cards issued over the Discover Network and other consumer lending and deposit products offered primarily through the Company’s Discover Bank subsidiary. The Third-Party Payments segment includes PULSE, an automated teller machine, debit and electronic funds transfer network and the Company’s third-party payments business. The International Card segment includes credit cards and consumer lending products and services offered in the United Kingdom through the Company’s Goldfish Bank subsidiary. See Note 15: Segment Disclosures for additional information about the Company’s operating segments.

3. Accounting Change

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement No.142”), the Company completed its annual goodwill impairment testing as of December 1, 2006 and 2005. During the quarter ended August 31, 2007, the Company changed the date of its annual goodwill impairment testing to June 1 in order to move the impairment testing outside of the normal year-end reporting process to a date when resources are less constrained. In accordance with Statement No. 142, the Company will also perform interim impairment testing should circumstances requiring it arise. The Company believes that the resulting change in accounting principle related to the annual testing date will not delay, accelerate, or avoid an impairment charge. Goodwill impairment tests performed as of June 1, 2007 and December 1, 2006, and 2005 concluded that no impairment charges were required as of those dates. The Company determined that the change in accounting principle related to the annual testing date is preferable under the circumstances and does not result in adjustments to the Company’s financial statements when applied retrospectively.

4. Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company has not determined the potential impact of adopting FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement No. 158”). Statement No. 158 requires an employer to recognize the funded status of defined benefit pension and other postretirement benefit plans as an asset or a liability. Statement No. 158 is effective for the Company as of November 30, 2007. If Statement No. 158 had been applied as of November 30, 2006, based on a September 30, 2006 measurement date, the effect on the Company’s condensed combined statement of financial condition would have been a pre-tax charge to its stockholders’ equity of approximately $56 million.

5. Loan Receivables

Loan receivables consist of the following (dollars in thousands):

	August 31, 2007	November 30, 2006
Loans held for sale:
Domestic	$5,798	$1,056,380

Total loans held for sale	5,798	1,056,380
Loan portfolio:
Credit card
Domestic	18,896,673	19,582,675
International	3,223,148	2,952,506

Total credit card	22,119,821	22,535,181
Commercial loans
Domestic	181,768	59,089

Total commercial loans	181,768	59,089

Total credit card, including consumer and commercial	22,301,589	22,594,270
Other consumer loans
Domestic	86,211	92,100

Total other consumer loans	86,211	92,100

Total loan portfolio	22,387,800	22,686,370

Total loan receivables	22,393,598	23,742,750
Allowance for loan losses:
Domestic	(629,458)	(703,917)
International	(163,425)	(128,566)

Total allowance for loan losses	(792,883)	(832,483)

Net loan receivables	$21,600,715	$22,910,267

Proceeds from loan sales are as follows (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Net proceeds from credit card securitizations	$898,850	$1,596,444	$6,193,090	$8,202,052
Net proceeds from mortgage and installment loan sales	23,013	59,283	77,342	330,842

Net proceeds from loan sales	$921,863	$1,655,727	$6,270,432	$8,532,894

On August 31, 2007, the Company exchanged $315 million of its seller’s interest in the Discover Card Master Trust I for the issuance of certificated Class B and Class C notes, which the Company now holds as other retained beneficial interests. The seller’s interest was included in loans receivable, which was reduced as a result of this transaction. These notes are classified as investment securities available-for-sale on the Company’s statement of financial condition.

Activity in the allowance for loan losses is as follows (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Balance at beginning of period	$788,748	$776,389	$832,483	$838,848
Additions:
Provision for loan losses	211,576	231,614	610,249	515,944
Reserves acquired	—	2,683	—	55,499
Deductions:
Charge-offs	(258,309)	(239,819)	(796,707)	(731,789)
Recoveries	48,179	39,054	143,335	127,913

Net charge-offs	(210,130)	(200,765)	(653,372)	(603,876)
Translation adjustments and other	2,689	1,944	3,523	5,450

Balance at end of period	$792,883	$811,865	$792,883	$811,865

Information regarding net charge-off of interest and fee revenue on credit card loans is as follows (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Interest accrued subsequently charged off, net of recoveries (recorded as a reduction of interest income)	$46,691	$51,016	$150,454	$133,515
Loan fees accrued subsequently charged off, net of recoveries (recorded as a reduction to loan fee income)	$17,769	$23,976	$61,402	$68,663

Information regarding loan receivables that are over 90 days delinquent and accruing interest is as follows (dollars in thousands):

	August 31, 2007	November 30, 2006
Domestic	$206,988	$244,669
International	44,982	38,997

Total loans over 90 days delinquent and accruing interest	$251,970	$283,666

Information regarding loan receivables that are not accruing interest is as follows (dollars in thousands):

	August 31, 2007	November 30, 2006
Domestic	$94,402	$110,486
International	143,192	143,435

Total loans not accruing interest	$237,594	$253,921

6. Deposits

The Company’s deposits consist of brokered and direct certificates of deposits, money market deposit accounts, and, to a lesser degree, deposits payable upon demand. All interest-bearing deposit accounts are derived from the domestic operations.

A summary of interest-bearing deposit accounts is as follows (dollars in thousands):

	August 31, 2007	November 30, 2006(1)
Certificates of deposit in amounts less than $100,000	$18,354,290	$9,633,351
Certificates of deposit in amounts of $100,000 or greater	726,283	671,996
Savings deposits, including money market deposit accounts	3,825,058	2,933,480

Total interest-bearing deposits	$22,905,631	$13,238,827

Average annual interest rate	5.16%	4.68%

(1)	Certain balances in 2006 are reclassified to reflect clarifying bank regulatory guidance.

At November 30, 2006, money market deposit accounts include $1.9 billion of amounts obtained through the Morgan Stanley Global Wealth Management Bank Deposit Program. As of August 31, 2007, these deposits were reduced to $0. See Note 16: Related Party Transactions herein for further information on this arrangement. Beginning in the second quarter of 2007, Discover Bank entered into similar arrangements with various other brokers. At August 31, 2007, money market deposit accounts include $2.4 billion of amounts obtained through these relationships.

At August 31, 2007 and November 30, 2006, non-interest-bearing deposit accounts included $14.9 million and $28.7 million, respectively, derived from the Company’s International Card segment.

At August 31, 2007, certificates of deposit maturing over the next five years and thereafter were as follows (dollars in thousands):

Year	Amount
2007	$1,394,745
2008	$7,564,007
2009	$4,216,767
2010	$2,446,279
2011	$827,660
Thereafter	$2,631,115

See “—Liquidity and Capital Resources” for further disclosure on deposits.

7. Short-Term Borrowings

Short-term borrowings consist of term, overnight Federal Funds purchased and other short-term borrowings with original maturities less than one year. The following table identifies the balances and weighted average interest rates on short-term borrowings outstanding at period end (dollars in thousands):

	August 31, 2007		November 30, 2006
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Domestic:
Overnight Federal Funds purchased	$—	—	$3,000,000	5.31%
Term Federal Funds purchased	160,000	5.36%	100,000	5.35%
Other short-term borrowings	—	—	1,811,124	5.46%
International:
Other short-term borrowings	3,052,739	6.38%	1,828,554	5.25%

Total short-term borrowings	$3,212,739	6.33%	$6,739,678	5.34%

The following table identifies the interest expense paid on short-term borrowings (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Domestic:
Overnight Federal Funds purchased	$—	$1,541	$29,766	$1,889
Term Federal Funds purchased	6,105	11,200	21,724	11,937
Other short-term borrowings	3,494	24,640	36,015	72,320
International:
Other short-term borrowings	44,344	21,321	93,060	56,814

Total interest expense on short-term borrowings	$53,943	$58,702	$180,565	$142,960

Short-term borrowings as of November 30, 2006 include certain short-term borrowings from Morgan Stanley. Prior to the Distribution, the Company repaid all outstanding balances with Morgan Stanley. See Note 16: Related Party Transactions herein for further disclosure concerning transactions with Morgan Stanley.

On June 20, 2007, the Company received proceeds of $2.7 billion related to the issuance of debt by unrelated conduit providers. The transaction was structured as a borrowing secured by the performance of the owned credit card receivables of the International Card segment. The financing arrangement which has a flexible term of up to 364 days, facilitated the pay down of short-term and long-term borrowings with Morgan Stanley. As of August 31, 2007, the balance of this structured secured borrowing was $3.1 billion.

8. Long-Term Borrowings

Long-term borrowings consist of borrowings and capital leases having original maturities of one year or more. The following table provides a summary of the Company’s long-term borrowings and weighted average interest rates on balances outstanding at period end (dollars in thousands):

	August 31, 2007		November 30, 2006
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Domestic:
Bank notes	$249,827	5.53%	$249,737	5.30%
Secured borrowings	1,303,747	6.21%	—	—
Unsecured borrowings	799,204	6.17%	563,579	6.18%
Capital lease obligations	5,266	6.26%	6,179	6.28%
International:
Unsecured borrowings	—	—	688,083	4.77%

Total long-term borrowings	$2,358,044	6.12%	$1,507,578	5.39%

Bank notes are issued from the Global Bank Note Program established by Discover Bank with an issuing capacity of $5 billion. As such, they represent direct, unconditional, unsecured obligations of Discover Bank or the Company. At August 31, 2007 and November 30, 2006, there were $250 million par value of floating-rate bank notes outstanding. Interest on the notes is paid quarterly and is assessed at 15 basis points over the three-month London Interbank Offered Rate (“LIBOR”).

On June 15, 2007, the Company borrowed $1.3 billion from an unrelated conduit provider, the full repayment of which is dependent upon the available balances of the cash collateral accounts at the maturities of underlying securitization transactions. The financing has a term of approximately 3.5 years.

On June 12, 2007, the Company received proceeds on the issuance of $800 million par value of unsecured debt to external third parties. The financing is comprised of $400 million having a three-year maturity with a floating coupon and $400 million with a ten-year maturity with a fixed coupon.

At November 30, 2006, unsecured debt consisted of borrowings with Morgan Stanley and had remaining maturities of one to sixteen years with interest on the notes assessed monthly and paid in the following month. Prior to the Distribution, the Company settled these debt obligations. See Note 16: Related Party Transactions herein for further disclosure concerning transactions with Morgan Stanley.

Maturities. Long-term borrowings had the following maturities at August 31, 2007 (dollars in thousands):

Amount
Due in 2007	$223,998
Due in 2008	398,912
Due in 2009	405,428
Due in 2010	623,410
Due in 2011	307,091
Thereafter	399,205

Total	$2,358,044

9. Employee Compensation Plans

Certain employees of the Company have received share-based compensation under various executive compensation programs. Compensation expense reflects the adoption of the fair value method of accounting for share-based payments under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“Statement No. 123R”) using the modified prospective approach as of December 1, 2004.

Statement No. 123R requires measurement of compensation cost for share-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. The fair value of restricted stock units is determined based on the number of units granted and the grant date fair value of common stock. The fair value of stock options is determined using the Black-Scholes valuation model.

In connection with the Distribution, outstanding Morgan Stanley equity awards to officers and employees of the Company were converted into equity awards of the Company on July 2, 2007. Pursuant to Statement No. 123R, this conversion qualified as a modification of an existing award and resulted in the recognition of a one-time incremental expense of $1.3 million which was recorded during the quarter ended August 31, 2007.

On July 2, 2007, the Company issued “founder’s grants” of restricted stock units to certain directors, executive officers, and employees of the Company in the aggregate amount of $134.1 million subject to various vesting terms over the next four years. The Company recognized expense of $9.3 million, net of estimated forfeitures, related to these awards for the three months ended August 31, 2007.

The components of share-based compensation expense (net of forfeitures) related to Company employees included in employee compensation and benefits expense are presented below (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006(1)
Deferred stock	$9,847	$6,614	$22,914	$24,300
Stock options	1,681	708	3,226	2,219
Employee Stock Purchase Plan	68	166	540	560

Total	$11,596	$7,488	$26,680	$27,079

(1)	Includes $7.1 million of accrued share-based compensation expense for Morgan Stanley equity awards granted to the Company’s retirement eligible employees in December 2005.

Prior to the Distribution, share-based compensation expense was allocated to the Company.

See “—Treatment of Employee Stock Options and Restricted Stock Units” in “The Distribution” section included in the Company’s Form 10, as amended, for further discussion.

The Company provides 401(k) matching contributions to eligible U.S. employees. The pre-tax expense associated with the 401(k) match related to the Company’s employees was $4.3 million and $3.5 million for the three months ended August 31, 2007 and 2006, respectively, and was $12.6 million and $11.1 million for the nine months ended August 31, 2007 and 2006, respectively.

10. Employee Benefit Plans

In conjunction with the Distribution, the Company’s portion of the Morgan Stanley Employees Retirement Plan was spun-off to a separate plan, the Discover Financial Services Pension Plan, effective December 31, 2006. As a result, the net periodic pension cost was remeasured for the year ended November 30, 2006. The Company recognized a $1.2 million retroactive reduction in pension expense for the three months ended August 31, 2007 related to the remeasurement.

The following tables present the components of the Company’s net periodic benefit expense for its pension and postretirement plans (dollars in thousands):

	Pension				Postretirement
	For the Three Months Ended August 31,		For the Nine Months Ended August 31,		For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Service cost, benefits earned during the period	$4,243	$5,023	$13,892	$15,069	$274	$360	$822	$1,080
Interest cost on projected benefit obligation	4,675	4,585	14,577	13,755	328	359	984	1,078
Expected return on plan assets	(5,987)	(5,162)	(16,934)	(15,486)	—	—	—	—
Net amortization	(431)	1,021	599	3,063	(138)	(94)	(414)	(282)

Net periodic benefit expense	$2,500	$5,467	$12,134	$16,401	$464	$625	$1,392	$1,876

11. Income Taxes

Income tax expense (benefit) consisted of the following (dollars in thousands):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Current:
U.S. federal	$151,711	$162,534	$382,489	$451,097
U.S. state and local	12,428	(2,513)	34,724	27,521
International	(3,932)	4,580	10,235	252

Total	160,207	164,601	427,448	478,870
Deferred:
U.S. federal	(30,363)	(36,569)	(34,446)	29,389
U.S. state and local	(6,858)	(805)	(7,113)	(1,628)
International	3,988	(1,089)	2,198	39

Total	(33,233)	(38,463)	(39,361)	27,800

Income tax expense	$126,974	$126,138	$388,087	$506,670

Subsequent to the Distribution, the Company has determined that all earnings of its foreign subsidiaries will be permanently reinvested to meet their future business goals. As such, the Company has not provided U.S. deferred income taxes or foreign withholding taxes on the undistributed earnings of its foreign subsidiaries as of August 31, 2007.

The following table reconciles the Company’s effective tax rate to the U.S. federal statutory income tax rate:

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of U.S. federal income tax benefits	2.4%	2.1%	2.1%	2.0%
Non-deductible spin-off costs	2.0%	—	0.6%	—
Reassessment of state income tax reserves, net of U.S. federal income tax benefits	—	(2.7)%	—	(0.7)%
Other	(0.8)%	(0.1)%	(0.1)%	—

Effective income tax rate	38.6%	34.3%	37.6%	36.3%

12. Commitments, Contingencies, and Guarantees

Lease commitments. The Company leases various office space and equipment under capital and non-cancelable operating leases which expire at various dates through 2013. At August 31, 2007, future minimum payments on leases with remaining terms in excess of one year, consist of the following(dollars in thousands):

	August 31, 2007
	Capitalized Leases	Operating Leases
2007	$395	$1,772
2008	1,579	7,291
2009	1,579	7,641
2010	1,579	5,684
2011	790	3,397
Thereafter	—	5,750

Total minimum lease payments	5,922	$31,535

Less amount representing interest	656

Present value of net minimum lease payments	$5,266

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense under operating lease agreements, which considers contractual escalations and is net of sublease rental income, was $10.3 million and $9.9 million for the nine months ended August 31, 2007 and 2006, respectively. Sublease rental income was $3.1 million and $3.6 million for the nine months ended August 31, 2007 and 2006, respectively. See Note 16: Related Party Transactions for further information regarding rental expense and sublease rental income.

Unused commitments to extend credit. At August 31, 2007, the Company had unused commitments to extend credit for consumer and commercial loans of approximately $266 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

Guarantees. The Company has certain obligations under certain guarantee arrangements, including contracts and indemnification agreements that contingently require the Company to make payments to the guaranteed party based on changes in an underlying (such as a security) related to an asset or a liability of a guaranteed party. Contracts that contingently require the Company to make payments to the guaranteed party based on another entity’s failure to perform under an agreement are also included as guarantees. The Company’s use of guarantees is disclosed below by type of guarantee.

Securitized Asset Representations and Warranties. As part of the Company’s securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. The Company has not recorded any contingent liability in the condensed consolidated and combined financial statements for these representations and warranties, and management believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees. The Company issues credit cards in the United States and United Kingdom and owns and operates the Discover Network in the United States. The Company is contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the cardmember and a merchant. The contingent liability arises if the disputed transaction involves a merchant or merchant acquirer with whom Discover Network has a direct relationship. If a dispute is resolved in the cardmember’s favor, the Discover Network will credit or refund the disputed amount to the Discover Network card issuer, who in turn credits its cardholder’s account. Discover Network will then charge back the transaction to the merchant or merchant acquirer. If the Discover Network is unable to collect the amount from the merchant or merchant acquirer, it will bear the loss for the amount credited or refunded to the cardholder. In most instances, a payment requirement by the Discover Network is unlikely to arise because most products or services are delivered when purchased, and credits are issued by merchants on returned items in a timely fashion. However, where the product or service is not provided until some later date following the purchase, the likelihood of payment by the Discover Network increases. Similarly, the Company is also contingently liable for the resolution of cardmember disputes associated with its credit cards issued in the U.K. on the MasterCard and Visa networks. The maximum potential amount of future payments related to these contingent liabilities is estimated to be the portion of the total Discover Network sales transaction volume processed to date as well as the total U.K. cardmember sales transaction volume occurring within the past six years for which timely and valid disputes maybe raised under applicable law, and relevant issuer and cardmember agreements. However, management believes that amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether the current or cumulative transaction volumes may include or result in disputed transactions.

The table below summarizes certain information regarding merchant chargeback guarantees:

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Losses related to merchant chargebacks (in thousands)	$1,648	$1,577	$5,610	$3,552
Aggregate credit card sales volume (in millions)	$27,679	$26,662	$79,829	$74,723

The amount of the liability related to the Company’s cardmember and merchant guarantee was not material at August 31, 2007 and November 30, 2006. The Company mitigates this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchants that are considered higher risk due to various factors such as time delays in the delivery of products or services. The table below provides information regarding the settlement withholdings and escrow deposits (dollars in thousands):

	August 31, 2007	November 30, 2006
Settlement withholdings and escrow deposits	$51,790	$54,741

Settlement withholdings and escrow deposits are recorded in interest-bearing deposit accounts and accrued expenses and other liabilities on the Company’s condensed consolidated and combined statement of financial condition.

Contingencies. The Company holds certain retained beneficial interests in Discover Card Master Trust I (the “Trust”), including an undivided fractional interest in the assets of the Trust and the right to certain Trust collections. Collections that are deposited in the Trust’s collections account are typically invested in short-term interest-bearing instruments until they are scheduled to be distributed to the Trust’s beneficial interest holders. As of August 31, 2007, the Trust’s collections account held approximately $572 million of commercial paper including $120 million of U.S. asset-backed commercial paper notes of one issuer (hereinafter the “notes”). At the time of their purchase, the notes carried the highest available credit ratings for commercial paper. Subsequent to their purchase, the notes were downgraded to below investment grade due to rating agencies’ concerns about the issuer’s exposure to U.S. sub-prime mortgage-backed securities. Following the downgrades, noteholders received notice from the issuer that the mandatory acceleration trigger for the commercial paper program had been breached, which would cause the issuer’s liabilities to be accelerated and lead to a wind-down of the commercial paper program. The wind-down may ultimately result in the liquidation of the issuer’s assets or a restructuring of its liabilities. No proceeds were received by the Trust on the September 14, 2007 maturity date of the notes. Only a portion of the Trust’s collections were invested in the commercial paper notes, and as of the Trust’s September 17, 2007 distribution date, all of the Trust’s third-party beneficial interest holders received their scheduled distributions of collections in cash. The Company received part of its distribution of collections in cash and the remainder in the form of these notes. The commercial paper constitutes a senior secured obligation of the issuer. Although management believes it may not be able to recover the full amount of principal on the notes, the Company cannot estimate what amount of the $120 million investment it may be unable to recover from the ultimate distribution on the notes. The notes were priced to yield 5.40%; however, the Company had not recorded any interest income or discount accretion on these notes. As of August 31, 2007, the Company’s retained interest in the collections account is reported within amounts due from asset securitization on the Company’s condensed consolidated and combined statement of financial condition.

13. Fair Value Disclosures

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. To obtain fair values, observable market prices are used if available. In some instances, observable market prices are not readily available for certain financial instruments and fair value is determined using present value or other techniques appropriate for a particular financial instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

The following table provides the estimated fair values of financial instruments (dollars in thousands):

	August 31, 2007		November 30, 2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$8,600,761	$8,600,761	$874,357	$874,357
Investment securities:
Available-for-sale	$316,693	$316,693	$2,314	$2,314
Held-to-maturity	$102,255	$97,138	$82,097	$82,241
Net loan receivables	$21,600,715	$21,730,479	$22,910,267	$22,962,899
Amounts due from asset securitization	$3,376,989	$3,376,989	$3,169,895	$3,169,895
Derivative financial instruments	$456	$456	$33,339	$33,339
Financial Liabilities
Deposits	$22,977,291	$22,955,185	$13,343,859	$13,299,993
Short-term borrowings	$3,212,739	$3,212,739	$6,739,678	$6,739,678
Long-term borrowings	$2,358,044	$2,328,641	$1,507,578	$1,548,885
Derivative financial instruments	$32,262	$32,262	$27,895	$27,895

Cash and cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to maturities of less than three months.

Investment securities available-for-sale. The carrying values of investment securities classified as available-for-sale are recorded at their fair values.

Investment securities held-to-maturity. The estimated fair values of investment securities classified as held-to-maturity are based on quoted market prices.

Net loan receivables. The Company’s net loan receivables consist of loans held for sale and the loan portfolio, which includes loans to consumers and commercial loans, stated net of the allowance for loan losses. The carrying value of loans held for sale, which consists entirely of consumer loans, approximates fair value as a result of the short-term nature of these assets. To estimate the fair value of the remaining loan receivables, loans are aggregated into pools of similar loan types, characteristics and expected repayment terms. The fair values of all loans are estimated by discounting future cash flows using rates currently offered by the Company for similar loans or rates at which similar loans could be made under current market conditions.

Amounts due from asset securitization. The carrying values of amounts due from asset securitization either approximate their fair values as a result of the short-term nature of these assets or are recorded at their approximate fair values.

Deposits. The carrying values of money market deposits, non-interest bearing deposits, interest-bearing demand deposits and savings accounts approximate fair value due to the liquid nature of these deposits. For time deposits for which readily available market rates do not exist, fair values are estimated by discounting future cash flows using market rates currently offered for deposits with similar remaining maturities.

Short-term borrowings. The carrying values of short-term borrowings approximate their fair values due to the short-term nature of these liabilities.

Long-term borrowings. The fair values of fixed rate long-term borrowings are determined by discounting cash flows of future interest accruals at market rates currently offered for borrowings with similar remaining maturities or repricing terms. The carrying values of variable rate notes approximate their fair values due to the repricing of interest rates to current market rates.

Derivative financial instruments. The Company’s interest rate risk management program is designed to reduce the volatility of earnings resulting from changes in interest rates by having a financial portfolio that reflects the existing repricing schedules of the managed loan receivables while also considering the Company’s right, with notice to cardmembers, to reprice certain loans to a new interest rate in the future. To the extent that asset and related financing repricing characteristics of a particular component of the portfolio are not matched effectively, the Company utilizes interest rate swap agreements to achieve its objective. Interest rate swap agreements are derivative financial instruments that are entered into with institutions that are established dealers and that maintain certain minimum credit criteria established by the Company.

The Company has entered into interest rate swap agreements with unrelated parties as well as with Morgan Stanley. At August 31, 2007, agreements with Morgan Stanley were no longer isolated from other transactions with unrelated parties. The table that follows summarizes the interest rate swap agreements outstanding (dollars in thousands):

	Notional Amount	Weighted Average Years to Maturity	Estimated Fair Value
August 31, 2007
Interest rate swap agreements	$1,000,500	10.37
Gross positive fair value			$456
Gross negative fair value			(28,158)

Total interest rate swap agreements	$1,000,500	10.37	$(27,702)

November 30, 2006
Interest rate swap agreements with Morgan Stanley	$3,875,470	2.4
Gross positive fair value			$33,339
Gross negative fair value			(18,759)
Interest rate swap agreements with unrelated parties	1,192,639	3.1
Gross positive fair value			—
Gross negative fair value			(9,136)

Total interest rate swap agreements	$5,068,109	2.5	$5,444

Beginning July 1, 2007, the Company re-designated derivatives with a notional value of $748.2 million to hedge specific longer term interest-bearing deposits, qualifying them as fair value hedges under the long haul method in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities, as amended. These derivatives, in addition to others, were previously de-designated on November 1, 2006 when the Company was a subsidiary of Morgan Stanley. The basis adjustments to the fair value of interest-bearing deposits that arose from this previous hedge accounting, as well as the basis adjustments existing on the hedged interest-bearing deposits at the time of re-designation, are amortized to interest expense over the lives of the related interest-bearing deposits using the effective yield method. With fair value hedges, to the extent effective, changes in the fair value of the derivatives and the gains or losses on the hedged interest-bearing deposits relating to the risk being hedged are recorded in interest expense, providing offset to one another. In contrast, changes in the fair value of interest rate swaps that do not qualify as fair value hedges are recorded in other income. Accordingly, the Company’s other income was subject to a higher level of volatility as a result of shifts in the fair value of interest rate swaps during the period in which these derivatives were de-designated. Refer to the Company’s Form 10, as amended, for further discussion of its accounting policy concerning derivatives.

There were no new interest rate swap agreements entered into during the nine months ended August 31, 2007. Gross positive fair values of interest rate swap agreements are recorded in other assets and gross negative fair values are reported in accrued expenses and other liabilities. For the three months ended August 31, 2007 and 2006, other income included a loss of $10.1 million and a gain of $0.8 million, respectively, related to the change in fair value of these contracts. For the nine months ended August 31, 2007 and 2006, other income included losses of $26.0 million and $1.3 million, respectively, related to the change in fair value of these contracts. Beginning November 2006, the fair value adjustment to interest-bearing deposits existing prior to de-designation was and will continue to be amortized to interest expense using the effective yield method over the remaining lives of the previously hedged interest-bearing-deposits. For the three months and nine months ended August 31, 2007, this amortization was $0.3 million and $2.4 million, respectively.

During June 2007, the Company entered into a foreign currency exchange contract with Morgan Stanley, maturing in September 2007. This contract was entered into to manage the risk associated with short-term funding related to the Company’s International Card segment with a non-dollar currency denomination, the borrowing of which is eliminated in consolidation. The nominal amount and fair value of this contract was $449.7 million and a loss of $4.1 million, respectively, as of August 31, 2007.

The Company early adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“Statement No. 159”), as of December 1, 2006, but has not made any fair value elections with respect to any of its eligible assets or liabilities as permitted under the provisions of Statement No. 159 as of August 31, 2007. In conjunction with the adoption of Statement No. 159, the Company also early adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of August 31, 2007, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. Disclosures concerning assets and liabilities measured at fair value are as follows (dollars in thousands):

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of August 31, 2007
Assets
Investment securities—available-for-sale	$1,693	$315,000	$—	$316,693
Amounts due from asset securitization(1)	$—	$—	$2,230,900	$2,230,900
Derivative financial instruments	$—	$456	$—	$456
Liabilities
Derivative financial instruments	$—	$32,262	$—	$32,262

(1)	Balances represent only the portion of amounts due from asset securitization measured at fair value.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Balance at May 31, 2007	Total Realized and Unrealized Gains Included in Income	Total Realized and Unrealized Gains	Purchases, Sales, Other Settlements and Issuances, net	Net Transfers In and/ or Out of Level 3	Balance at August 31, 2007
		Net Revaluation of Retained Interests
Assets
Amounts due from asset securitization(1)	$2,445,546	$ (24,043)	$(23,725)	$(190,921)	$ —	$2,230,900

(1)	Balances represent only the portion of amounts due from asset securitization measured at fair value.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Balance at November 30, 2006	Total Realized and Unrealized Gains Included in Income	Total Realized and Unrealized Gains	Purchases, Sales, Other Settlements and Issuances, net	Net Transfers In and/ or Out of Level 3	Balance at August 31, 2007
		Net Revaluation of Retained Interests
Assets
Amounts due from asset securitization(1)	$2,153,755	$7,580	$8,000	$69,145	$—	$2,230,900

(1)	Balances represent only the portion of amounts due from asset securitization measured at fair value.

Of the assets for which the Company utilized significant Level 3 inputs to determine fair value and that were still held by the Company at August 31, 2007, the unrealized loss for the three months ended August 31, 2007 was $23.7 million and the unrealized gain for the nine months ended August 31, 2007 was $8.0 million.

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

At August 31, 2007, the Company also had assets and liabilities that under certain conditions would be subject to measurement at fair value on anon-recurring basis. At August 31, 2007, assets subject to measurement at fair value on a non-recurring basis consisted of those associated with acquired businesses and acquired credit card portfolios, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition would be applicable if one or more of these assets was determined to be impaired; however, no impairment losses have occurred relative to any of these assets since they were initially recorded at acquisition. When and if recognition of these assets at their fair value is necessary, such measurements would be determined utilizing Level 3 inputs.

14. Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. On June 30, 2007, the Distribution by Morgan Stanley was completed to the Morgan Stanley stockholders of one share of Discover Financial Services common stock for every two shares of Morgan Stanley common stock held on June 18, 2007. As a result, on July 2, 2007, the Company had 477,235,927 shares of common stock outstanding and this share amount is being utilized for the calculation of basic EPS for all periods presented prior to the date of the Distribution.

The following table presents the calculation of basic EPS (dollars in thousands, except per share amounts):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Basic EPS:
Net income	$202,240	$241,393	$645,114	$890,094
Weighted average common shares outstanding	477,271,687	477,235,927	477,247,934	477,235,927
Earnings per basic common share	$0.42	$0.51	$1.35	$1.87

For all periods prior to the date of Distribution, the same number of shares is being used for diluted EPS as for basic EPS as no common stock of Discover Financial Services was traded prior to July 2, 2007 and no Discover equity awards were outstanding for the prior periods.

The following table presents the computation of diluted EPS (dollars in thousands, except per share amounts):

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,
	2007	2006	2007	2006
Diluted EPS:
Net income	$202,240	$241,393	$645,114	$890,094
Weighted average common shares outstanding	477,271,687	477,235,927	477,247,934	477,235,927
Effect of dilutive securities
Stock options and restricted stock units	2,799,470	—	1,030,472	—
Weighted average common shares outstanding and common stock equivalents	480,071,157	477,235,927	478,278,406	477,235,927
Earnings per diluted common share	$0.42	$0.51	$1.35	$1.87

The following securities were considered anti-dilutive and therefore were excluded from the computation of diluted EPS:

	For the Three Months Ended August 31, 2007	For the Nine Months Ended August 31, 2007
Number of anti-dilutive securities (stock options) outstanding at the end of the period	926,672	657,930

15. Segment Disclosures

The Company’s business activities are managed in three segments: U.S. Card, Third-Party Payments, and International Card.

•

U.S. Card. The U.S. Card segment offers Discover Card-branded credit cards issued to individuals and small businesses over the Discover Network, which is the Company’s proprietary credit card network in the United States. Also included within the U.S.Card segment are the Company’s other consumer products and services businesses, including prepaid and other consumer lending and deposit products offered in the U.S. primarily through the Company’s subsidiary, Discover Bank.

•	Third-Party Payments. The Third-Party Payments segment includes the PULSE and third-party payments businesses.

•

International Card. The International Card segment offers consumer finance products and services in the United Kingdom, including Morgan Stanley-branded, Goldfish-branded and various affinity-branded credit cards issued on the MasterCard and Visa networks.

The business segment reporting provided to and used by the Company’s chief operating decision maker is prepared using the following principles and allocation conventions:

•	Segment information is presented on a managed basis because management considers the performance of the entire managed loan portfolio in managing the business.

•

Other accounting policies applied to the operating segments are consistent with the accounting policies described in Note 3: Summary of Significant Accounting Policies to the audited combined financial statements included in the Company’s Form 10, as amended.

•	Corporate overhead is not allocated between segments; all corporate overhead is included in the U.S. Card segment.

•

The U.S. Card segment bears all costs associated with Discover Network marketing, servicing and infrastructure, with the exception of an allocation of direct and incremental costs driven by the Third-Party Payments segment.

•

Other than the domestic and international managed receivables portfolios, which relate to the U.S. Card and International Card segments, respectively, the assets of the Company are not allocated among the operating segments in the information reviewed by the Company’s chief operating decision maker.

•	Income taxes are not specifically allocated among the operating segments in the information reviewed by the Company’s chief operating decision maker.

Because the Company’s chief operating decision maker evaluates performance in the lending businesses using data on a managed portfolio basis for each segment, segment information is provided here on a managed basis.

The following table presents segment data on a managed basis (dollars in thousands):

	Managed Basis				Securitization Adjustment(1)	GAAP Basis
	U.S. Card	Third-Party Payments	International Card	Total		Total
For the Three Months Ended August 31, 2007
Interest income	$1,626,214	$594	$125,111	$1,751,919	$(996,309)	$755,610
Interest expense	697,643	—	69,808	767,451	(405,982)	361,469

Net interest income	928,571	594	55,303	984,468	(590,327)	394,141
Provision for loan losses	418,349	—	90,677	509,026	(297,450)	211,576
Other income	481,060	29,465	42,096	552,621	292,877	845,498
Other expense	604,197	20,620	74,032	698,849	—	698,849

Income (loss) before income tax expense	$387,085	$9,439	$(67,310)	$329,214	$—	$329,214

For the Three Months Ended August 31, 2006
Interest income	$1,460,607	$528	$112,431	$1,573,566	$(930,818)	$642,748
Interest expense	567,033	—	48,997	616,030	(365,590)	250,440

Net interest income	893,574	528	63,434	957,536	(565,228)	392,308
Provision for loan losses	419,706	—	75,658	495,364	(263,750)	231,614
Other income	510,958	29,235	47,703	587,896	301,478	889,374
Other expense	597,512	19,843	65,182	682,537	—	682,537

Income (loss) before income tax expense	$387,314	$9,920	$(29,703)	$367,531	$—	$367,531

For the Nine Months Ended August 31, 2007
Interest income	$4,709,530	$1,726	$356,191	$5,067,447	$(2,928,167)	$2,139,280
Interest expense	1,985,090	19	175,471	2,160,580	(1,178,899)	981,681

Net interest income	2,724,440	1,707	180,720	2,906,867	(1,749,268)	1,157,599
Provision for loan losses	1,268,674	—	253,450	1,522,124	(911,875)	610,249
Other income	1,497,367	89,395	118,713	1,705,475	837,393	2,542,868
Other expense	1,776,209	61,733	219,075	2,057,017	—	2,057,017

Income (loss) before income tax expense	$1,176,924	$29,369	$(173,092)	$1,033,201	$—	$1,033,201

For the Nine Months Ended August 31, 2006
Interest income	$4,319,190	$1,285	$303,204	$4,623,679	$(2,787,319)	$1,836,360
Interest expense	1,598,384	17	130,086	1,728,487	(1,031,965)	696,522

Net interest income	2,720,806	1,268	173,118	2,895,192	(1,755,354)	1,139,838
Provision for loan losses	1,210,507	—	163,598	1,374,105	(858,161)	515,944
Other income	1,603,963	82,623	126,897	1,813,483	897,193	2,710,676
Other expense	1,702,795	61,888	173,123	1,937,806	—	1,937,806

Income (loss) before income tax expense	$1,411,467	$22,003	$(36,706)	$1,396,764	$—	$1,396,764

(1)

The Securitization Adjustment column presents the effect of loan securitization by recharacterizing as securitization income the portions of the following items that relate to the securitized loans: interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues. Securitization income is reported in other income.

16. Related Party Transactions

Prior to the Distribution, Morgan Stanley provided a variety of products and services to the Company or on the Company’s behalf and the Company provided certain products and services to Morgan Stanley. Subsequent to the Distribution, which was effective June 30, 2007, certain arrangements with Morgan Stanley have continued in accordance with the Transition Services Agreement and other agreements by and between Morgan Stanley and the Company (See Form 10, as amended). Information provided below includes related party transactions with Morgan Stanley occurring prior to the Distribution. Transactions with Morgan Stanley subsequent to the Distribution are not isolated from those conducted with other third parties.

The Company provided corporate card services to Morgan Stanley, the outstanding balances of which were included in credit card loan receivables and totaled $14.4 million at November 30, 2006.

In the ordinary course of business, the Company offers consumer loan and deposits products to its directors, executive officers and certain members of their immediate families. These products are offered on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and are included in the loan receivables and deposits in the Company’s condensed consolidated statements of financial condition. They were not material to the Company’s financial position or results of operations.

For the period beginning June 2006 through February 2007, the Company purchased Federal Funds from Morgan Stanley Bank. Accordingly, there was no interest expense recognized on this activity after the first quarter 2007. Interest expense on Federal Funds purchased from Morgan Stanley Bank for the three month period ending February 28, 2007 was $29.5 million. Interest expense on Federal Funds purchased from Morgan Stanley Bank was $9.7 million for both the three and nine months ended August 31, 2006. At November 30, 2006, there were $3.0 billion in Federal Funds from Morgan Stanley reported in short-term borrowings in the condensed combined statement of financial condition.

For the period beginning March 2006 through June 2007, the Company participated in the Morgan Stanley Global Wealth Management Bank Deposit Program launched by Morgan Stanley DW Inc. (“MSDW”). Under the program, MSDW sweeps excess client cash into interest-bearing deposit accounts at FDIC-insured banks participating in the program. For the month of June 2007 and the seven month period ended June 30, 2007, the Company incurred servicing and administrative fees to MSDW of $1.5 million and $19.4 million, respectively. For the three month and nine month period ended August 31, 2006, the Company incurred servicing and administrative fees to MSDW of $4.0 million and $6.0 million, respectively. At November 30, 2006, the outstanding interest-bearing deposit balance related to the Morgan Stanley Global Wealth Management Bank Deposit Program was $1.9 billion.

The Company paid brokerage commissions to Morgan Stanley for the sale of certificates of deposit. Commissions paid to Morgan Stanley for the month of June 2007 and seven months ended June 30, 2007 totaled $4.2 million and $38.1 million, respectively. For the three months and nine months ended August 31, 2006, the Company paid commissions to Morgan Stanley of $3.9 million and $5.6 million, respectively. These commissions are amortized to interest expense over the lives of the related certificates of deposit. At November 30, 2006, unamortized prepaid commissions on these certificates of deposit were $29.2 million, and are included in other assets in the condensed combined statements of financial condition. Amortization of the prepaid commissions for the month of June 2007 and the seven months ended June 30, 2007 was $2.3 million and $16.2 million, respectively. For the three months and nine months ended August 31, 2006, amortization of the prepaid commissions was $6.9 million and $21.6 million, respectively.

The Company had short-term and long-term debt obligations to Morgan Stanley prior to the Distribution. At August 31, 2007, all short-term and long-term obligations to Morgan Stanley had been repaid. At November 30, 2006, the Company had short-term obligations of $6.6 billion. Interest expense on short-term obligations to Morgan Stanley was $32.0 million for the month ended June 30, 2007 and $142.7 million for the seven months ended June 30, 2007. For the three months and nine months ended August 31, 2006, interest expense on short-term obligations to Morgan Stanley was $55.7 million and $138.8 million, respectively. At November 30, 2006, the Company had long-term obligations to Morgan Stanley of $1.3 billion. Interest expense on long-term obligations to Morgan Stanley was $0 million for the month ended June 30, 2007 and $31.1 million for the seven months ended June 30, 2007. For the three months and nine months ended August 31, 2006, interest expense on long-term obligations to Morgan Stanley was $17.0 million and $45.8 million, respectively.

The Company paid $0.6 million in brokerage commissions to Morgan Stanley for the sale of bank notes in 2004. These commissions are amortized to interest expense over the life of the note. At November 30, 2006, prepaid commissions totaled $0.3 million. Prepaid commissions are included in other assets in the condensed consolidated and combined statements of financial condition.

Morgan Stanley historically has performed underwriting services in the Company’s securitization transactions, the fees for which were paid from the proceeds received by the Company on the transactions. There were no securitization transactions in the month of June 2007; accordingly, there were no related underwriting fees paid to Morgan Stanley in June 2007. For the seven months ended June 30, 2007, the Company paid underwriting fees on credit card securitizations to Morgan Stanley of $6.3 million. For the three months and the nine months ended August 31, 2006, the Company paid underwriting fees on credit card securitizations to Morgan Stanley of $2.7 million and $10.3 million, respectively. Amortization of such underwriting fees was $0.8 million and $5.6 million for the month of June 2007 and the seven months ended June 30, 2007, respectively. For the three months and the nine months ended August 31, 2006, amortization of underwriting fees was $2.2 million and $6.7 million, respectively. Deferred underwriting fees associated with these expenses were $20.2 million and $19.6 million at June 30, 2007 and November 30, 2006, respectively, and included in other assets in the condensed combined statements of financial condition.

The Company recorded non-interest bearing amounts payable to Morgan Stanley in accrued expenses and other liabilities for expenses paid by Morgan Stanley on behalf of the Company including, but not limited to

401(k) matching, amortization of compensation cost related to restricted stock grants, tax benefits for exercised stock options and fees for management of the Morgan Stanley Global Wealth Management Bank Deposit Program. The balance payable to Morgan Stanley was $171.6 million at November 30, 2006. As of August 31, 2007 all balances to Morgan Stanley have been paid.

The Company had outstanding interest rate swap and foreign currency exchange contracts entered into with Morgan Stanley Capital Services Inc., a wholly-owned direct subsidiary of Morgan Stanley, which serves as Morgan Stanley’s principal U.S. swaps dealer. These contracts were entered into in the ordinary course of business, to economically hedge interest rate and currency exchange risks as part of its risk management program and under terms consistent with those that would have been offered to an unrelated third-party. See Note 13: Fair Value Disclosures herein for more information concerning the Company’s interest rate swap and foreign currency exchange contracts with Morgan Stanley.

For the month of June 2007 and the seven months ended June 30, 2007, the Company sold $7.3 million and $41.4 million, respectively, of mortgage loans to Morgan Stanley Credit Corporation (“MSCC”). For the three months and the nine months ended August 31, 2006, the Company sold $59.3 million and $225.8 million, respectively, of mortgage loans to MSCC. The gains recognized on these sales for the month of June 2007 and the seven months ended June 30, 2007 were $0.6 million and $2.4 million, respectively, and for the three months and the nine months ended August 31, 2006 were $1.8 million and $5.8 million, respectively. In most instances, these loans, when originated, are recorded in loans held for sale until sold. At November 30, 2006, mortgage loans held for sale that were subsequently sold to MSCC were $3.7 million.

MSCC provides transaction processing and other support services related to consumer loan products offered by the Company. The costs of providing these services are included in information processing and other communications and amounted to $0.3 million and $2.8 million for the month of June 2007 and the seven months ended June 30, 2007, respectively. For the three months and the nine months ended August 31, 2006, the cost of providing transaction processing and other support services to MSCC was $1.9 million and $6.8 million, respectively.

For the nine months ended August 31, 2006, the Company recorded $2.6 million in professional fees for investment banking services provided by Morgan Stanley regarding the Goldfish acquisition. For the three months ended August 31, 2006 and the month and seven months ended June 30, 2007, there were no professional fees for services provided by Morgan Stanley.

For the month of June 2007 and the seven months ended June 30, 2007, the Company received $0.4 million and $3.1 million, respectively, in sublease rental income from Morgan Stanley. For the three months and the nine months ended August 31, 2006, the Company received $1.2 million and $3.6 million, respectively, in sublease rental income from Morgan Stanley.

For the month of June 2007 and the seven months ended June 30, 2007, the Company recorded $0.5 million and $3.0 million, respectively, in rent expense to Morgan Stanley related to facilities in London, England and Glasgow, Scotland. For the three months and the nine months ended August 31, 2006, the Company recorded $1.1 million and $3.4 million, respectively, in premises and equipment to Morgan Stanley related to facilities in London, England and Glasgow, Scotland.

As a subsidiary of Morgan Stanley, the Company was charged for certain corporate functions such as Company IT, Company Management, Finance, Legal and Compliance and Strategy and Administration and other. The primary allocation methodologies utilized by Morgan Stanley included level of support, headcount and a formula that considered revenues, expenses and capital. Each corporate function separately determined the methodology to employ for their allocable expenses.

The table below summarizes intercompany expense allocations by functional area (dollars in thousands):

	For the One Month Ended June 30,	For the Seven Months Ended June 30,	For the Three Months Ended August 31,	For the Nine Months Ended August 31,
	2007		2006
Company IT	$—	$2,608	$1,355	$4,166
Company Management	1,799	13,071	5,008	14,183
Finance	2,158	13,973	4,548	14,591
Legal and Compliance	1,025	7,021	1,885	6,290
Strategy, Administration and other	3,170	14,944	7,963	20,900

Total Morgan Stanley allocations	$8,152	$51,617	$20,759	$60,130

(1)	Allocations based on percentage of total expenses of each functional area versus line item specific allocations. Majority of allocations relates to compensation expense.

At August 31, 2007, accrued expenses and other liabilities included federal and state income taxes due to Morgan Stanley of $97.0 million. At November 30, 2006, accrued expenses and other liabilities included federal and state income taxes due from Morgan Stanley of $19.8 million. At August 31, 2007 and November 30, 2006, other assets included $0.6 million and $2.4 million, respectively, of interest due from Morgan Stanley related to the settlement of various tax matters.

The Company paid dividends to Morgan Stanley during the seven months ended June 30, 2007 and for the year ended November 30, 2006 of $850.0 million and $500.0 million, respectively.

In June 2007, Morgan Stanley contributed the legal entities comprising the International Card segment to the Company. Also in June, Morgan Stanley contributed capital to the Company of $135.0 million, resulting in the capital level viewed appropriate to support the Company as a stand-alone entity in anticipation of the Distribution.

While a subsidiary of Morgan Stanley, the Company received an allocation of capital from Morgan Stanley to maintain a level of capital that management believed was appropriate to support the International Card segment. For the seven months ended June 30, 2007 and year ended November 30, 2006, capital allocated to the Company from Morgan Stanley was $43.8 and $512.9 million, respectively. This amount is reflected as contributions from Morgan Stanley in the condensed consolidated statements of cash flows.

17. Subsequent Events

On September 21, 2007, the Company’s Board of Directors declared a dividend of $0.06 per share. The cash dividend is payable on October 23, 2007 to stockholders of record at the close of business on October 5, 2007.

On October 4 and October 9, 2007, the Discover Card Execution Note Trust issued $1.0 billion and $1.25 billion in notes, respectively, generating proceeds to the Company of $2.24 billion. These securitization transactions resulted in a decrease in loan receivables of $2.25 billion.

Exchange Offer for

$400,000,000 6.450% Senior Notes due 2017

and

$400,000,000 Floating Rate Senior Notes due 2010

$400,000,000 6.450% Senior Notes due 2017

and

$400,000,000 Floating Rate Senior Notes due 2010

Which Have Been Registered Under the Securities Act of 1933

PROSPECTUS

                    , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s amended and restated certificate of incorporation provides that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Delaware law. The registrant’s amended and restated bylaws also provide that each person who was or is a director or officer of the registrant or a director or officer of a subsidiary of the registrant shall be indemnified to the fullest extent permitted by Delaware law. The certificate of incorporation and the bylaws further provide that the registrant may, to the extent deemed appropriate by the registrant’s board of directors, indemnify any employees and agents of the registrant and each person who is, or was, serving at the registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The registrant’s amended and restated bylaws also permit the registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the registrant and each person who is, or was, serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Separation and Distribution Agreement, dated as of June 29, 2007, between Morgan Stanley and Discover Financial Services (filed as Exhibit 2.1 to Discover Financial Services’ Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference thereto).*

3.1	Amended and Restated Certificate of Incorporation of Discover Financial Services (filed as Exhibit 4(a) to Discover Financial Services’ Registration Statement on Form S-8 (registration no. 333-144184) and incorporated herein by reference thereto).

3.2	Amended and Restated By-Laws of Discover Financial Services (filed as Exhibit 3.1 to Discover Financial Services’ Current Report on Form 8-K filed on June 19, 2007 and incorporated herein by reference thereto).

4.1	Senior Indenture, dated as of June 12, 2007, by and between Discover Financial Services and U.S. Bank, National Association, as trustee (filed as Exhibit 4.1 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto).

4.2	Form of 6.450% Senior Note due 2017 (filed as Exhibit 4.3 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto).

4.3	Form of Floating Rate Note due 2010 (filed as Exhibit 4.2 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto).

4.4	Registration Rights Agreement, dated as of June 12, 2007, by and between Discover Financial Services and Morgan Stanley & Co. Incorporated, as representative of the several initial purchasers listed therein (filed as Exhibit 4.4 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto).

4.5	Form of 6.450% Senior Note due 2017.

4.6	Form of Floating Rate Note due 2010.

5	Opinion of Sidley Austin LLP.

10.1	Tax Sharing Agreement, dated as of June 30, 2007, between Morgan Stanley and Discover Financial Services (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference thereto).

10.2	U.S. Employee Matters Agreement, dated as of June 30, 2007, between Morgan Stanley and Discover Financial Services (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference thereto).

10.3	Transition Services Agreement, dated as of June 30, 2007, between Morgan Stanley and Discover Financial Services (filed as Exhibit 10.3 to Discover Financial Services’ Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference thereto).

10.4	Transitional Trade Mark License Agreement, dated as of June 30, 2007, between Morgan Stanley & Co. PLC and Goldfish Bank Limited (filed as Exhibit 10.4 to Discover Financial Services’ Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference thereto).

10.5	Trust Agreement, dated as of July 2, 2007, between Discover Bank, as Beneficiary, and Wilmington Trust Company, as Owner Trustee (filed as Exhibit 4.1 to Discover Bank’s Current Report on Form 8-K filed on July 2, 2007 and incorporated herein by reference thereto).

Exhibit Number	Description
10.6	Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank, National Association, as Trustee (filed as Exhibit 4.2 to Discover Card Master Trust I’s Current Report on Form 8-K dated as of October 29, 2004 (Exchange Act file number 0-23108) and incorporated herein by reference thereto), as amended by Amendment dated as of January 4, 2006, between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to Discover Card Master Trust’s Current Report on Form 8-K dated as of January 4, 2006 and incorporated herein by reference thereto), and Second Amendment dated as of March 30, 2006, between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to Discover Bank’s Registration Statement on Form S-3/A (No. 333-131898-01) and incorporated herein by reference thereto), and Third Amendment dated as of July 26, 2007, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association, as Trustee (filed as Exhibit 4.2 to Discover Bank’s Current Report on Form 8-K filed on July 27, 2007 and incorporated herein by reference thereto).

10.7	Series Supplement for Series 2007-CC, dated as of July 26, 2007, between Discover Bank, as Master Servicer, Servicer and Seller and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to Discover Bank’s Current Report on Form 8-K filed on July 27, 2007 and incorporated herein by reference thereto).

10.8	Omnibus Incentive Plan of Discover Financial Services (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed on June 19, 2007 and incorporated herein by reference thereto).

10.9	Form of Restricted Stock Unit Award Under Discover Financial Services Omnibus Incentive Plan (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed on July 9, 2007 and incorporated herein by reference thereto).

10.10	Directors’ Compensation Plan of Discover Financial Services (filed as Exhibit 10.3 to Discover Financial Services’ Current Report on Form 8-K filed on June 19, 2007 and incorporated herein by reference thereto).

10.11	Form of Restricted Stock Unit Award Under Discover Financial Services Directors’ Compensation Plan (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed on July 9, 2007 and incorporated herein by reference thereto).

10.12	Employee Stock Purchase Plan of Discover Financial Services (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed on June 19, 2007 and incorporated herein by reference thereto).

10.13	Credit Agreement, dated as of June 6, 2007, among Discover Financial Services, Discover Bank, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. (filed as Exhibit 10.1 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto).

10.14	Offer of Employment, dated as of January 8, 1999 (filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007 and incorporated herein by reference thereto)

10.15	Waiver of Change of Control Benefits, dated September 24, 2007.

10.16	Collateral Certificate Transfer Agreement, dated as of July 26, 2007 between Discover Bank, as Depositor and Discover Card Execution Note Trust (filed as Exhibit 4.4 to Discover Bank’s Current Report on Form 8-K filed on July 27, 2007 and incorporated herein by reference thereto).

Exhibit Number	Description
10.17	Indenture, dated as of July 26, 2007, between Discover Card Execution Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee (filed as Exhibit 4.5 to Discover Bank’s Current Report on Form 8-K filed on July 27, 2007 and incorporated herein by reference thereto).

10.18	Indenture Supplement for the DiscoverSeries Notes, dated as of July 26, 2007, between Discover Card Execution Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee (filed as Exhibit 4.6 to Discover Bank’s Current Report on Form 8-K filed on July 27, 2007 and incorporated herein by reference thereto).

10.19	Discover Financial Services Change-in-Control Severance Policy (filed as Exhibit 10.6 to Discover Financial Services’ Quarterly Report on form 10-Q filed on October 12, 2007 and incorporated herein by reference thereto).

12	Computation of Ratio of Earnings to Fixed Charges.

14	Code of Ethics and Business Conduct (filed as Exhibit 14.1 to Amendment No. 2 to Discover Financial Services’ Registration Statement on Form 10 filed on May 8, 2007 and incorporated herein by reference thereto).

21	Subsidiaries of the Registrant (filed as Exhibit 21.1 to Amendment No. 3 to Discover Financial Services’ Registration Statement on Form 10 filed on May 18, 2007 and incorporated herein by reference thereto).

23.1	Consent of Sidley Austin LLP (included in Exhibit 5 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (set forth in the signature pages of this Registration Statement).

25	Statement regarding eligibility of Trustee on Form T-1 of U.S. Bank, National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of our Client’s Letter.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	We agree to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverwoods, State of Illinois, on November 27, 2007.

DISCOVER FINANCIAL SERVICES (Registrant)

By:	/S/ DAVID W. NELMS
David W. Nelms
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Kathryn McNamara Corley, Roy A. Guthrie and D. Christopher Greene, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-4 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DENNIS D. DAMMERMAN Dennis D. Dammerman	Chairman	November 27, 2007

/S/ DAVID W. NELMS David W. Nelms	Chief Executive Officer and Director	November 27, 2007

/S/ ROY A. GUTHRIE Roy A. Guthrie	Executive Vice President, Chief Financial Officer and Principal Accounting Officer	November 27, 2007

/S/ JEFFERY S. ARONIN Jeffrey S. Aronin	Director	November 27, 2007

/S/ MARY K. BUSH Mary K. Bush	Director	November 27, 2007

/S/ GREGORY C. CASE Gregory C. Case	Director	November 27, 2007

/S/ ROBERT M. DEVLIN Robert M. Devlin	Director	November 27, 2007

/S/ PHILIP A. LASKAWY Philip A. Laskawy	Director	November 27, 2007

Signature	Title	Date

/S/ MICHAEL H. MOSKOW Michael H. Moskow	Director	November 27, 2007

/S/ MICHAEL L. RANKOWITZ Michael L. Rankowitz	Director	November 27, 2007

/S/ E. FOLLIN SMITH E. Follin Smith	Director	November 27, 2007

/S/ LAWRENCE A WEINBACH Lawrence A. Weinbach	Director	November 27, 2007